As filed with the Securities and Exchange Commission on September 16, 2019

Registration No. 333-232238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIVOTAL ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Delaware	6770	61-1898603
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan J. Ledecky

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 Telephone: (202) 637-2200 Fax: (202) 637-2201

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Reorganization described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (2)	37,000,000	$10.25	$379,250,000	$45,965.10
Total			$379,250,000	$45,965.10(3)

(1)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Pivotal’s Class A common stock on June 18, 2019. This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(2)

Represents shares of common stock to be issued by Pivotal to the holders of common stock of LD Topco, Inc., a Delaware corporation, upon consummation of the Business Combination described herein, including upon achievement of certain earnout conditions.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2019

PIVOTAL ACQUISITION CORP.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

NOTICE OF

ANNUAL MEETING

TO BE HELD ON                 , 2019

TO THE STOCKHOLDERS OF PIVOTAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an annual meeting of Pivotal Acquisition Corp. (“Pivotal”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on                 , 2019, at the offices of Graubard Miller, general counsel to Pivotal, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of May 20, 2019 (the “Merger Agreement”), by and among Pivotal, Pivotal Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), LD Topco, Inc., a Delaware corporation (the “Company”), and, solely in its capacity as representative of the stockholders of the Company, Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership (“Carlyle”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal (the “Merger”)—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—The Charter Proposals—to consider and vote upon separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”; (ii) increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time)—we refer to these proposals collectively as the “charter proposals”;

(3)

Proposal No. 3—The Director Election Proposal—to elect eight directors who, upon consummation of the Merger, will be the directors of Pivotal—we refer to this proposal as the “director election proposal”;

(4)

Proposal No. 4—The Incentive Plan Proposal—to consider and vote upon a proposal to approve the 2019 Incentive Award Plan, which is an incentive compensation plan for service providers of Pivotal and its subsidiaries, including the Company and its subsidiaries—we refer to this proposal as the “incentive plan proposal”;

(5)

Proposal No. 5—The ESPP Proposal—to consider and vote upon a proposal to approve the KLDiscovery Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), which will enable Pivotal employees to buy shares of Pivotal common stock at a discount through payroll deductions—we refer to this proposal as the “ESPP proposal”; and

(6)

Proposal No. 6—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Business Combination—we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Only holders of record of Pivotal common stock at the close of business on                 , 2019 are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, Pivotal’s board of directors has determined that each of the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal is fair to and in the best interests of Pivotal and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the charter proposals, “FOR” the election of all of the persons nominated by Pivotal’s management for election as directors, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendation of Pivotal’s board of directors, you should keep in mind that Pivotal’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal—Interests of the Founder and Pivotal’s Directors and Officers in the Business Combination.”

Consummation of the Merger is conditioned on approval of the business combination proposal, the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

All Pivotal stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Pivotal common stock, you may also cast your vote in person at the annual meeting. If your common stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Pivotal stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of Pivotal for inspection by stockholders during business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Jonathan J. Ledecky

Jonathan J. Ledecky

Chairman of the Board of Directors and Chief

Executive Officer

                , 2019

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL PIVOTAL PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF PIVOTAL COMMON STOCK MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PIVOTAL’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL MEETING OF PIVOTAL STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2019

PROXY STATEMENT FOR ANNUAL MEETING OF

PIVOTAL ACQUISITION CORP.

PROSPECTUS FOR UP TO 37,000,000 SHARES OF COMMON STOCK

The board of directors of Pivotal Acquisition Corp., a Delaware corporation (“Pivotal”), has unanimously approved the Agreement and Plan of Reorganization, dated as of May 20, 2019 (the “Merger Agreement”), by and among Pivotal, Pivotal Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), LD Topco, Inc., a Delaware corporation (the “Company”), and, solely in its capacity as representative of the stockholders of the Company, Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership (“Carlyle”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal (the “Merger”).

Pursuant to the Merger Agreement, each outstanding share of common stock of the Company will be converted into the right to receive a pro rata portion of 34,800,000 shares of common stock of Pivotal (the “Closing Consideration”). Stockholders of the Company will also have the right to receive 2,200,000 additional shares of common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger (the “Contingent Consideration” and, together with the Closing Consideration, the “Merger Consideration”). Accordingly, this prospectus covers up to an aggregate of 37,000,000 shares of Pivotal common stock.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual meeting of stockholders of Pivotal scheduled to be held on                 , 2019.

Pivotal’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols PVT.U, PVT and PVT WS, respectively. Upon the closing of the Merger, it is contemplated that Pivotal will have a single class of common stock. Pivotal intends to apply for listing, to be effective at the consummation of the Business Combination, of the common stock to be issued in connection with the Merger together with the common stock previously issued in its initial public offering, the warrants issued in its initial public offering and simultaneous private placement, and the common stock underlying the warrants issued in its initial public offering and simultaneous private placement, on the NYSE under the proposed symbols KLD, in the case of the common stock, and KLD WS, in the case of the warrants. Pivotal will not have units traded on the NYSE following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that Pivotal common stock is approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to that agreement.

Pivotal is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the annual meeting of Pivotal’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates by reference important business and financial information about Pivotal from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Pivotal with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from Pivotal at the following address:

Mr. Jonathan J. Ledecky

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by                 , 2019 in order to receive them before the annual meeting.

This proxy statement/prospectus is dated                 , 2019, and is first being mailed to Pivotal security holders on or about                 , 2019.

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                 , 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Pivotal securityholders nor the issuance by Pivotal of common stock in connection with the Business Combination will create any implication to the contrary.

i

Frequently Used Terms

As used in this proxy statement/prospectus:

“annual meeting” means the annual meeting of the stockholders of Pivotal that is the subject of this proxy statement/prospectus;

“Business Combination” means the transactions contemplated by the Merger Agreement and related agreements;

“Carlyle” means Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership;

“Charter” means the second amended and restated certificate of incorporation of Pivotal following the Merger;

“Closing Consideration” means the conversion of each outstanding share of common stock of the Company into the right to receive a pro rata portion of 34,800,000 shares of common stock of Pivotal pursuant to the Merger Agreement;

“Code” means the Internal Revenue Code of 1986, as amended;

“Company” means LD Topco, Inc., a Delaware corporation and the ultimate parent company of KLDiscovery;

“Contingent Consideration” means the right Company stockholders will have to receive 2,200,000 additional shares of common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger;

“DGCL” means the Delaware General Corporation Law, as amended;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Forward Purchase Contract” means that certain Forward Purchase Contract, dated as of January 31, 2019, between Pivotal and Pivotal Spac Funding LLC, a managing member of the Founder and affiliate of one of Pivotal’s directors;

“Founder” means Pivotal Acquisition Holdings LLC, a Delaware limited liability company and an affiliate of certain of Pivotal’s officers and directors;

“Founder Lock-Up Agreement” means the lock-up agreement to be entered into at or prior to the closing of the Merger by Pivotal and the Founder;

“founder shares” means the 5,750,000 shares of Class B common stock of Pivotal that were issued prior to Pivotal’s initial public offering and, unless otherwise indicated, assumes conversion of those shares upon consummation of the Merger into Pivotal’s single class of common stock on a one-for-one basis;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

“Marcum” means Marcum LLP, an independent registered public accounting firm serving as Pivotal’s auditors;

“Merger” means the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal;

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of May 20, 2019, by and among Pivotal, Merger Sub, the Company and, solely in its capacity as a representative of the stockholders of the Company, Carlyle;

ii

“Merger Consideration” means the Closing Consideration together with the Contingent Consideration;

“Merger Sub” means Pivotal Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Pivotal;

“NYSE” means the New York Stock Exchange;

“Pivotal” means Pivotal Acquisition Corp., a Delaware corporation, which is expected to be renamed “KLDiscovery Inc.” upon the closing of the Merger;

“Pivotal common stock” means (i) prior to the Merger, Pivotal’s Class A common stock and Class B common stock collectively, and (ii) after the Merger, Pivotal’s single class of common stock;

“private warrants” means the private placement of 6,350,000 warrants of Pivotal sold to the Founder simultaneously with Pivotal’s initial public offering;

“public shares” means the common stock included in the units issued in Pivotal’s initial public offering;

“public stockholders” means holders of public shares, including the Founder and Pivotal’s officers and directors to the extent they hold public shares; provided, that the holders of founder shares will be considered a “public stockholder” only with respect to any public shares held by them;

“public warrants” means the warrants exercisable for common stock included in the units issued in Pivotal’s initial public offering;

“Registration Rights Agreement” means the registration rights agreement to be entered into in connection with the consummation of the Business Combination among Pivotal, the stockholders of the Company, the holders of the founder shares and certain other securityholders of Pivotal;

“Revolution” means Revolution Growth III, LP, a Delaware limited partnership;

“RG” means Revolution;

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Stockholders’ Agreement” means the Agreement to be entered into in connection with the consummation of the Business Combination among Pivotal, affiliates of Carlyle and Revolution;

“TCG” means The Carlyle Group L.P.;

“U.S. GAAP” means generally accepted accounting principles in the United States; and

“2019 Plan” means the KLDiscovery Inc. 2019 Incentive Award Plan.

iii

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•

The parties to the Merger are Pivotal, Merger Sub, the Company and, solely in its capacity as a representative of the stockholders of the Company, Carlyle. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal (the “Merger”). See the section entitled “The Merger Agreement.”

•

KLDiscovery, a subsidiary of the Company, is one of the leading electronic discovery (“eDiscovery”) providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2018, KLDiscovery served over 4,300 legal technology clients, including 95% of the American Lawyer 100 (the “AM Law 100”) and 65% of Fortune 500 companies. KLDiscovery has broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Its technology and service offerings protect its clients from growing information governance challenges, litigation, compliance breaches and data loss.

•

Under the Merger Agreement, the stockholders of the Company will receive an aggregate of 34,800,000 shares of Pivotal common stock at the closing of the Merger. The stockholders of the Company will also have the right to receive 2,200,000 additional shares of Pivotal common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger. See the section entitled “The Business Combination Proposal—Structure of the Transactions.”

•

At the closing of the Merger, the Company’s stockholders will hold approximately 55% of the issued and outstanding Pivotal common stock and current stockholders of Pivotal will hold approximately 45% of the issued and outstanding Pivotal common stock (assuming no holder of Pivotal’s public shares exercises conversion rights as described in this proxy statement/prospectus). See the section entitled “The Business Combination Proposal—Structure of the Transactions.”

•

The Merger Agreement provides that either Pivotal or the Company may terminate the Merger Agreement if the Merger is not consummated on or before October 30, 2019, provided that the failure of the Merger to be consummated by such date was not principally caused by the terminating party’s breach of the Merger Agreement. Additionally, the Merger Agreement may be terminated, among other reasons, by either Pivotal or the Company upon material breach of the other party if not cured within the time period specified within the Merger Agreement and subject to certain other conditions. See the section entitled “The Merger Agreement—Termination.”

•

In addition to voting on the business combination proposal, the stockholders of Pivotal will vote on separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”; (ii) increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The stockholders of Pivotal will also vote on proposals to elect eight directors who, upon consummation of the Merger, will be the directors of Pivotal, to approve the 2019 Plan, to approve the ESPP and to approve, if necessary, an adjournment of the annual meeting. See the sections entitled “The Charter Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal,” “The ESPP Proposal” and “The Adjournment Proposal.”

•

Pursuant to the terms of the Merger Agreement, the parties thereto have agreed to nominate the following persons to serve as the initial directors of Pivotal upon consummation of the Merger: Christopher J. Weiler (the Company’s chief executive officer), Daniel F. Akerson (the Company’s current chairman of the board of directors, who will serve as chairman of the board of directors of Pivotal following the Merger), Jonathan J. Ledecky (Pivotal’s current chairman of the board of directors and chief executive officer, who will serve as vice-chairman of the board of directors of Pivotal following the Merger), Kevin Griffin (a director of Pivotal and a control person of the Founder), William Darman (a managing director of The Carlyle Group L.P. (“TCG”)), Richard J. Williams, Donna Morea and Evan Morgan (collectively, the “director nominees”). See the section entitled “The Director Election Proposal.”

•

Upon completion of the Merger, the executive officers of Pivotal will include Christopher J. Weiler as chief executive officer, Dawn Wilson as chief financial officer, and the other persons described under “The Director Election Proposal—Information about Executive Officers, Directors and Nominees.”

•

Pursuant to the Registration Rights Agreement, the Company’s stockholders, the holders of the founder shares and certain other securityholders of Pivotal will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of their securities of Pivotal, subject to certain conditions set forth therein.

•

Affiliates of Carlyle and Revolution will enter into the Stockholders’ Agreement with Pivotal, pursuant to which the holders of a majority of the shares of Pivotal common stock held by such Carlyle affiliates and Revolution will have the right to designate up to six directors for election to Pivotal’s board of directors for so long as such Carlyle affiliates and Revolution maintain collective ownership of a certain percentage interest in Pivotal.

•

In connection with the execution of the Merger Agreement, stockholders of the Company who hold a majority of the outstanding stock of the Company entered into agreements pursuant to which they have agreed to vote in favor of the Business Combination at a meeting called to approve the Business Combination by the Company stockholders (or to act by written consent approving the Business Combination).

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the annual meeting and the proposals to be presented at the annual meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Pivotal stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the annual meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Pivotal and the Company have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Pivotal encourages its stockholders to read it in its entirety. Pivotal’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for the Merger whereby Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal. See the section entitled “The Business Combination Proposal.”

Q.	Are there any other matters being presented to stockholders at the meeting?

A.	In addition to voting on the Business Combination, the stockholders of Pivotal will vote on the following:

1.

Separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”; (ii) increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). See the section entitled “The Charter Proposals.” A copy of Pivotal’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.

2.	To elect eight directors who, upon consummation of the Merger, will be the directors of Pivotal. See the section entitled “The Director Election Proposal.”

3.	To approve the 2019 Plan. See the section entitled “The Incentive Plan Proposal.” A copy of the 2019 Plan is attached to this proxy statement/prospectus as Annex C.

4.	To approve the adoption of the ESPP. See the section entitled “The ESPP Proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

5.

To adjourn the meeting to a later date or dates if it is determined by the officer presiding over the annual meeting that more time is necessary for Pivotal to consummate the Merger. See the section entitled “The Adjournment Proposal.”

Pivotal will hold the annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.

Consummation of the Merger is conditioned on approval of the business combination proposal, the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am a Pivotal warrant holder. Why am I receiving this proxy statement/prospectus?

A.

The holders of Pivotal warrants are entitled to purchase Pivotal common stock at a purchase price of $11.50 per share beginning 30 days after the consummation of the Merger. This proxy statement/prospectus includes important information about Pivotal and the business of Pivotal and its subsidiaries following the consummation of the Merger. Because holders of Pivotal warrants will be entitled to purchase Pivotal common stock 30 days after the consummation of the Merger, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to Pivotal’s securities upon consummation of the Business Combination?

A.

Pivotal’s units, Class A common stock and warrants are currently listed on the NYSE under the symbols PVT.U, PVT and PVT WS, respectively. Upon consummation of the Business Combination, Pivotal will have one class of common stock which will be listed on the NYSE under the symbol KLD and its warrants will be listed on the NYSE under the symbol KLD WS. Pivotal will not have units traded on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Pivotal warrant holders and those stockholders who do not elect to have their Pivotal shares converted into a pro rata share of the trust account need not submit their Class A common stock or warrant certificates and they will remain outstanding.

Q.	Why is Pivotal proposing the Business Combination?

A.	Pivotal was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On February 4, 2019, Pivotal completed its initial public offering of units, with each unit consisting of one share of Class A common stock and one warrant to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of approximately $230 million. Since its initial public offering, Pivotal’s activity has been limited to the evaluation of business combination candidates.

The Company is the owner of the KLDiscovery business, one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2018, KLDiscovery served over 4,300 legal technology clients, including 95% of the AM Law 100 and 65% of Fortune 500 companies. KLDiscovery has broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Its technology and service offerings protect its clients from growing information governance challenges, litigation, compliance breaches and data loss.

Based on its due diligence investigations of the Company and the industry in which it operates, including the financial and other information provided by the Company in the course of the negotiations in connection with the Merger Agreement, Pivotal believes that the Company has a very appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, Pivotal believes that a business combination with the Company will provide Pivotal stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposal—Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Did the Pivotal board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Yes. Evan Morgan, a former director of Pivotal who is also a nominee to be a director of Pivotal upon consummation of the Business Combination, is affiliated with the Company. As a result, pursuant to agreements entered into by Pivotal at the time of its initial public offering, Pivotal was required to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that commonly renders fairness opinions that the Business Combination was fair to Pivotal from a financial point of view. Accordingly, Pivotal’s board of directors obtained an opinion from Northland Securities, Inc. as to (i) the fairness, from a financial point of view, to Pivotal of the consideration to be paid by it pursuant to the Merger Agreement and (ii) whether the business acquired has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement. See the section entitled “The Business Combination Proposal—Pivotal’s Board of Directors’ Reasons for Approval of the Merger—Opinion of Financial Advisor.”

Q.	Do I have conversion rights?

A.

If you are a holder of public shares, you have the right to demand that Pivotal convert such shares into a pro rata portion of the cash held in Pivotal’s trust account. We sometimes refer to these rights to demand conversion of the public shares as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under Pivotal’s current amended and restated certificate of incorporation, the Business Combination may be consummated only if Pivotal has at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination, after giving effect to the conversion into cash of all public shares properly demanded to be so converted by holders of public shares. This means that a substantial number of public shares may be converted and Pivotal can still consummate the Business Combination. However, the Company is not required to consummate the Merger if there is not at least $175 million available to Pivotal (consisting of the cash available in Pivotal’s trust account together with net cash proceeds received from any investment in Pivotal approved pursuant to the terms of the Merger Agreement, including up to $50 million pursuant to the Forward Purchase Contract (if any)), after giving effect to payment of amounts that Pivotal will be required to pay to converting stockholders upon consummation of the Business Combination and certain other expenses.

Q.	How do I exercise my conversion rights?

A.

A holder of public shares may exercise conversion rights regardless of whether it votes on the business combination proposal or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Pivotal redeem your public shares for cash, and deliver your public shares to Pivotal’s transfer agent physically or electronically using The Depository Trust Company’s DWAC System no later than two (2) business days prior to the annual meeting. Any holder of public shares seeking conversion will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $                , or $                 per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the annual meeting. If you deliver your shares for conversion to Pivotal’s transfer agent and later decide prior to the annual meeting not to elect conversion, you may request that Pivotal’s transfer agent return the shares (physically or electronically). You may make such request by contacting Pivotal’s transfer agent at the address listed at the end of this section.

Any written demand of conversion rights must be received by Pivotal’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the annual meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Pivotal units) and you exercise your conversion rights, it will not result in the loss of any Pivotal warrants that you may hold (including those contained in any units you hold). Your warrants will become exercisable to purchase one share of Pivotal common stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. Neither Pivotal stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.

Of the net proceeds of Pivotal’s initial public offering and simultaneous private placement of warrants, $230 million was placed in the trust account immediately following the initial public offering. After consummation of the Business Combination, the funds in the trust account will be used to pay holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $8.0 million to the underwriters of Pivotal’s initial public offering as deferred underwriting commissions) and for Pivotal’s working capital and general corporate purposes, including to pay down certain of the Company’s indebtedness.

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their conversion rights?

A.

Pivotal’s public stockholders may vote in favor of the Business Combination and still exercise their conversion rights, although they are not required to vote in any way to exercise conversion rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversion by public stockholders. Notwithstanding the foregoing, the Company is not required to consummate the Merger if there is not at least $175 million available to Pivotal in the trust account (together with net cash proceeds received from any investment in Pivotal approved pursuant to the terms of the Merger Agreement, including up to $50 million pursuant to the Forward Purchase Contract (if any)), after giving effect to payment of amounts that Pivotal will be required to pay to converting stockholders upon consummation of the Merger and certain other expenses. Pivotal would need holders of 17,372,718, or 75.6%, public shares to not seek conversion rights in order to satisfy this requirement, unless the Company were to waive this requirement, which it is entitled to do in its sole discretion. However, the condition requiring that Pivotal have at least $5,000,001 of net tangible assets may not be waived. With fewer public shares and public stockholders, the trading markets for Pivotal common stock and warrants following the closing of the Merger may be less liquid than the market for Pivotal common stock and warrants were prior to the Merger and Pivotal may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into the Company’s business will be reduced and the Company may not be able to achieve its business plans.

Q.	What happens if the Business Combination is not consummated?

A.

If Pivotal does not complete the Business Combination with the Company for whatever reason, Pivotal would search for another target business with which to complete a business combination. If Pivotal does not complete the Business Combination with the Company or another business combination by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), Pivotal must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses). The Founder and Pivotal’s officers and directors have waived their redemption rights with respect to their founder shares in the event a business combination is not effected in the required time period, and, accordingly, the founder shares held by them will be worthless.

Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Founder and the officers and directors of Pivotal intend to vote on the proposals?

A.

The Founder, as well as Pivotal’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of the outstanding Pivotal common stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of Pivotal common stock held by the Founder and Pivotal’s officers and directors, Pivotal would need 8,625,001, or 37.5%, of the 23,000,000 public shares sold in Pivotal’s initial public offering to be voted in favor of the business combination proposal and each of the charter proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the Pivotal annual meeting, which is set for                 , 2019; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination.”

Q.	What do I need to do now?

A.

Pivotal urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of Pivotal. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

If you are a holder of record of Pivotal common stock on the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders may send a later-dated, signed proxy card to Pivotal’s transfer agent at the address set forth below so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Pivotal’s transfer agent, which must be received prior to the vote at the annual meeting.

Q.	What happens if I fail to take any action with respect to the annual meeting?

A.

If you fail to take any action with respect to the meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Pivotal common stock or warrants, as applicable. As a corollary, failure to deliver your stock certificate(s) to Pivotal’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting means you will not have any right in connection with the Merger to exchange your shares for a pro rata share of the funds held in Pivotal’s trust account. If you fail to take any action with respect to the annual meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of Pivotal.

Q.	What should I do with my share and/or warrant certificates?

A.

Warrant holders and those stockholders who do not elect to have their Pivotal shares converted into a pro rata share of the trust account need not submit their certificates. Pivotal stockholders who exercise their conversion rights must deliver their share certificates to Pivotal’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Pivotal common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Mr. Jonathan J. Ledecky

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

Tel: (212) 818-8800

or

the proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

You may also obtain additional information about Pivotal from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to Pivotal’s transfer agent at the address below at least two (2) business days prior to the vote at the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached to this proxy statement/prospectus as Annex A. The Merger Agreement is the legal document that governs the Merger that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Pivotal

Pivotal Acquisition Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Pivotal was incorporated under the laws of the State of Delaware on August 2, 2018.

On February 4, 2019, Pivotal closed its initial public offering of 23,000,000 units, including 3,000,000 units subject to the exercise in full of the underwriters’ overallotment option, with each unit consisting of one share of Class A common stock and one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from Pivotal’s initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230 million. Simultaneously with the consummation of its initial public offering and the exercise of the underwriters’ over-allotment option, Pivotal consummated the private sale of 6,350,000 private warrants at $1.00 per warrant generating gross proceeds of $6.35 million. A total of $230 million was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Pivotal’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-229027) that became effective on January 30, 2019. As of                 , 2019, the record date, there was approximately $                 held in the trust account.

Pivotal’s units, Class A common stock and warrants are listed on the NYSE under the symbols PVT.U, PVT and PVT WS, respectively.

The mailing address of Pivotal’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. After the consummation of the Business Combination, Pivotal’s principal executive office will be that of the Company.

Merger Sub

Pivotal Merger Sub Corp. is a wholly owned subsidiary of Pivotal formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on May 17, 2019. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, and its telephone number is (212) 818-8800. After the consummation of the Business Combination, Merger Sub will cease to exist.

The Company

The Company is the parent company of KLDiscovery, one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2018, KLDiscovery served over 4,300 legal technology clients, including 95% of the AM Law 100 and 65% of Fortune 500 companies. KLDiscovery has broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Its technology and service offerings protect its clients from growing information governance challenges, litigation, compliance breaches and data loss. The Company is a Delaware corporation that was incorporated on November 20, 2015.

The mailing address of the Company’s principal executive office is c/o KLDiscovery, 8201 Greensboro Dr., Suite 300, McLean, VA 22102 and its telephone number is (703) 288-3380.

Emerging Growth Company

Pivotal is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, Pivotal is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Pivotal has elected to take advantage of such extended transition period.

Pivotal will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of Pivotal’s initial public offering), (2) the last day of the fiscal year in which Pivotal has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which Pivotal is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which Pivotal has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The Business Combination Proposal

Pursuant to the Merger Agreement, a business combination between Pivotal and the Company will be effected whereby Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal—Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination,” Pivotal’s board of directors concluded that the Merger met all of the requirements disclosed in the prospectus for its initial public offering, including that the Company has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement. See the section entitled “The Business Combination Proposal—Structure of the Transactions” for more information.

Consideration to Company Stockholders

Pursuant to the Merger Agreement, the Company’s stockholders will receive an aggregate of 34,800,000 shares of Pivotal common stock and will have the right to receive an additional 2,200,000 shares of Pivotal common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger.

Pro Forma Ownership of Pivotal Upon Closing

At the closing of the Merger, the Company’s stockholders will hold approximately 55% of the issued and outstanding Pivotal common stock and current stockholders of Pivotal will hold approximately 45% of the issued and outstanding Pivotal common stock (assuming no holder of public shares exercises conversion rights).

Opinion of Financial Advisor to Pivotal’s Board of Directors

Pivotal engaged Northland Securities, Inc. (“Northland”) to render an opinion, as of May 17, 2019, as to (i) the fairness, from a financial point of view, to Pivotal of the consideration to be paid by it pursuant to the Merger Agreement and (ii) whether the business acquired has a fair market value equal to at least 80% of the balance of the funds in Pivotal’s trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement. Northland is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructurings, private placements and for other purposes. Pivotal’s board of directors decided to engage Northland because it is a recognized investment banking firm that has substantial experience in similar matters.

The amount of the consideration to be paid pursuant to the Merger Agreement was determined pursuant to negotiations between the parties thereto, and not pursuant to recommendations of Northland.

Northland rendered its opinion to Pivotal’s board of directors on May 17, 2019 that, as of such date, (i) the consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to Pivotal and (ii) the business acquired has a fair market value equal to at least 80% of the balance of the funds in Pivotal’s trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement. The opinion was provided for the use and benefit of Pivotal’s board of directors in connection with its consideration of the Business Combination and only addressed the two above matters, in each case as of the date of the opinion, and did not address any other aspect or implication of the Business Combination. The summary of Northland’s opinion included elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Northland in preparing its opinion. However, neither Northland’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination.

Additional Matters Being Voted On

The Charter Proposals

In addition to voting on the business combination proposal, the stockholders of Pivotal will vote on separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”; (ii)

increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time. See the section entitled “The Charter Proposals.” A copy of Pivotal’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.

The Director Election Proposal

The stockholders of Pivotal will also vote to elect eight directors who, upon consummation of the Merger, will be the directors of Pivotal. If the director nominees are elected, Richard J. Williams and Kevin Griffin will be Class A directors serving until the annual meeting of stockholders to be held in 2020, Donna Morea, Jonathan J. Ledecky and Evan Morgan will be Class B directors serving until the annual meeting to be held in 2021 and Christopher J. Weiler, Daniel F. Akerson and William Darman will be Class C directors serving until the annual meeting to be held in 2022, in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal

The proposed 2019 Plan will initially reserve up to 7,500,000 shares of Pivotal common stock for issuance in accordance with the 2019 Plan’s terms, subject to certain adjustments. The purpose of the 2019 Plan is to provide Pivotal’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to Pivotal’s growth and profitability, with an incentive to assist Pivotal in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in Pivotal. The proposed 2019 Plan is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the proposed 2019 Plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The ESPP Proposal

The proposed ESPP will enable Pivotal employees to buy shares of Pivotal common stock at a discount through payroll deductions. See the section entitled “The ESPP Proposal.”

The Adjournment Proposal

If Pivotal is unable to consummate the Business Combination for any reason, Pivotal’s board of directors may submit a proposal to adjourn the annual meeting to a later date or dates, if necessary. See the section entitled “The Adjournment Proposal.”

Pivotal Founder and Officers and Directors

As of                 , 2019, the record date for the Pivotal annual meeting, the Founder and Pivotal’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,750,000 shares of Class B common stock. The founder shares currently constitute 20% of Pivotal’s outstanding common stock. The Founder also purchased an aggregate of 6,350,000 private warrants simultaneously with the consummation of Pivotal’s initial public offering.

In connection with Pivotal’s initial public offering, the Founder and each of Pivotal’s officers and directors agreed to vote the founder shares, as well as any Pivotal common stock acquired in the aftermarket, in favor of the business combination proposal. The Founder and each of Pivotal’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting.

In connection with Pivotal’s initial public offering, the holders of Pivotal’s founder shares entered into a lock-up agreement pursuant to which they agreed not to transfer the founder shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Pivotal common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Pivotal (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Pivotal’s (or such successor entity’s) stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until 30 days after the consummation of an initial business combination.

In connection with the Merger, the Founder agreed to enter into the Founder Lock-Up Agreement, pursuant to which an aggregate of 1,100,000 founder shares will be subject to additional transfer restrictions until the last sales price of Pivotal common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period. If the last reported sale price of Pivotal common stock does not equal or exceed $15.00 within five years from the consummation of the Business Combination, such founder shares will be forfeited to Pivotal for no consideration.

Date, Time and Place of Annual Meeting of Pivotal’s Stockholders

The annual meeting of stockholders of Pivotal will be held at 10:00 a.m., Eastern time, on                 , 2019, at the offices of Graubard Miller, general counsel to Pivotal, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal, the ESPP proposal and/or if necessary, the adjournment proposal if Pivotal is not able to consummate the Merger for any reason.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned Pivotal common stock at the close of business on                 , 2019, which is the record date for the annual meeting. Stockholders will have one vote for each share of Pivotal common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Pivotal warrants do not have voting rights. On the record date, there were 28,750,000 shares of Pivotal common stock entitled to vote at the annual meeting, of which 23,000,000 were public shares and 5,750,000 were founder shares.

Quorum and Vote of Pivotal Stockholders

A quorum of Pivotal stockholders is necessary to hold a valid meeting. A quorum will be present at the Pivotal annual meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The holders of founder shares hold approximately 20% of the outstanding Pivotal common stock. Such shares will be voted in favor of the proposals presented at the annual meeting. The proposals presented at the annual meeting will require the following votes:

•

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding Pivotal common stock present and entitled to vote at the meeting. There are currently 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding; assuming all outstanding shares are present and entitled to vote at the meeting, at least 14,375,001 shares of Pivotal common stock must be voted in favor of the proposal. The holders of founder shares own an aggregate of 5,750,000 shares of Class B common stock of Pivotal, representing approximately 20% of the outstanding Pivotal common stock, and have agreed to vote in favor of the proposal; as a result, only 8,625,000 public shares, or approximately 37.5% of the public shares, are required to be voted in favor of the proposal in order for it to be approved.

•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock on the record date.

•

The election of directors requires a plurality vote of the Pivotal common stock present and entitled to vote at the annual meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the meeting.

•	The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the meeting.

•	The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Pivotal common stock present and entitled to vote at the meeting.

Abstentions will have the same effect as a vote “against” the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal, incentive plan proposal, ESPP proposal and adjournment proposal, if presented, and will have the same effect as a vote “against” the charter proposals.

Consummation of the Merger is conditioned on approval of the business combination proposal, the charter proposals, the director election proposal and the incentive plan proposal. If any such proposal is not approved, the other proposals will not be presented to the stockholders for a vote.

Conversion Rights

Pursuant to Pivotal’s second amended and restated certificate of incorporation, a holder of public shares may demand that Pivotal convert such shares into cash if the Business Combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they deliver their stock to Pivotal’s transfer agent no later than two (2) business days prior to the annual meeting. Holders of public shares do not need to affirmatively vote on the business combination proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not completed, no shares will be converted to cash. If a holder of public shares properly demands conversion, Pivotal will convert each public share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations. As of                 , 2019, the record date, this would amount to approximately $                 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Pivotal common stock for cash and will no longer own the shares. See the section entitled “Annual Meeting of Pivotal Stockholders—Conversion Rights” for a detailed description of the procedures to be followed if you wish to exercise conversion rights.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

The Business Combination will not be consummated if Pivotal has net tangible assets of less than $5,000,001 after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares. This means that a substantial number of public shares may be converted and Pivotal can still consummate the Business Combination. However, the Merger Agreement provides that the Company is not required to consummate the Merger if immediately prior to the consummation of the Merger, Pivotal does not have at least $175 million available to it in the trust account (together with net cash proceeds received from any investment in Pivotal approved pursuant to the terms of the Merger Agreement, including up to $50 million pursuant to the Forward Purchase Contract (if any)), after giving effect to payment of amounts that Pivotal will be required to pay to converting stockholders upon consummation of the Merger and certain other fees and expenses. If the Company does not waive its termination right and Pivotal has less than the required amount in trust, the Merger will not be consummated.

Holders of Pivotal warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Neither stockholders of Pivotal nor holders of units or warrants of Pivotal have appraisal rights in connection with the Merger under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Pivotal has engaged                  to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the annual meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Annual Meeting of Pivotal Stockholders—Revoking Your Proxy.”

Interests of the Founder and Pivotal’s Directors and Officers in the Business Combination

When you consider the recommendation of Pivotal’s board of directors in favor of approval of the business combination proposal, you should keep in mind that the Founder (which is affiliated with certain of Pivotal’s officers and directors) and Pivotal’s directors and officers have interests in such proposal that may be different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

If the Business Combination with the Company or another business combination is not consummated by August 4, 2020 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,750,000 founder shares held by the Founder and Pivotal’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Pivotal’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on NYSE on                 , 2019, the record date.

•

The Founder, which is affiliated with certain of Pivotal’s directors and officers, purchased an aggregate of 6,350,000 private warrants from Pivotal for an aggregate purchase price of approximately $6.35 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. All of the proceeds Pivotal

received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per unit on NYSE on                 , 2019, the record date. The private warrants will become worthless if Pivotal does not consummate a business combination by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation).

•

The Stockholders’ Agreement contemplated by the Merger Agreement provides that Jonathan J. Ledecky and Kevin Griffin will be directors of Pivotal after the closing of the Merger (assuming they are elected at the annual meeting as described in this proxy statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that the Pivotal board of directors determines to pay to its non-executive directors.

•

If Pivotal is unable to complete a business combination within the required time period, the Founder will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims.

•

The Founder and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Pivotal fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these expenses if the Business Combination with the Company or another business combination is not completed by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation). As of                 , 2019, the record date, the Founder and Pivotal’s officers and directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

The Merger Agreement provides for the continued indemnification of Pivotal’s current directors and officers and the continuation of directors and officers liability insurance covering Pivotal’s current directors and officers.

•

Pivotal’s officers and directors (or their affiliates) may make loans from time to time to Pivotal to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Pivotal outside of the trust account.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Founder, Pivotal’s officers and directors, the Company or the Company’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Pivotal common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that Pivotal has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Pivotal initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Pivotal will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Pivotal’s board of directors believes that the business combination proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Pivotal’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” each of the charter proposals, “FOR” the director election proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Merger is conditioned on the approval of the proposals by the required vote of the Pivotal stockholders, the approval of the Business Combination by the Company’s stockholders and Pivotal having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination.

In addition, the consummation of the Merger is conditioned upon, among other things, (i) no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, (ii) the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective in accordance with the provisions of the Securities Act, (iii) no stop order having been issued by the SEC which remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending and (iv) all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 2012, as amended (the “HSR Act”), having expired.

Company Conditions to Closing

The obligations of the Company to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Pivotal and Merger Sub (subject to certain bring-down standards);

•	performance of the covenants of Pivotal and Merger Sub required by the Merger Agreement to be performed on or prior to the closing;

•	Pivotal executing the Registration Rights Agreement and terminating the existing registration rights agreement among Pivotal, the Founder and Pivotal’s officers and directors;

•	Pivotal executing the Stockholders’ Agreement;

•	Pivotal and the Founder executing the Founder Lock-Up Agreement;

•	Pivotal’s compliance with the Securities Act and the Exchange Act;

•

Pivotal having at least $175,000,000 available to it in the trust account (together with net cash proceeds received from any investment in Pivotal approved pursuant to the terms of the Merger Agreement, including up to $50 million pursuant to the Forward Purchase Contract (if any)), after payment to holders of public shares that seek conversion in connection with the Business Combination and net of certain other expenses; and

•	Pivotal common stock to be issued pursuant to the Merger Agreement having been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

Pivotal’s and Merger Sub’s Conditions to Closing

The obligations of Pivotal and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of the Company (subject to certain bring-down standards);

•	performance of the covenants of the Company required by the Merger Agreement to be performed on or prior to the closing; and

•	the termination of the Company’s existing stockholders’ agreement.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Pivotal and the Company;

•

by either Pivotal or the Company if the Business Combination is not consummated on or before October 30, 2019; provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Pivotal or the Company if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Pivotal or the Company if, immediately following consummation of the Merger, Pivotal will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Pivotal common stock issued in Pivotal’s initial public offering of their conversion rights;

•

by either Pivotal or the Company if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate; provided that the terminating party is itself not in material breach; or

•	by either Pivotal or the Company if, at the annual meeting, the business combination proposal shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting).

If permitted under applicable law, Pivotal or the Company may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. However, the condition requiring that Pivotal have at least $5,000,001 of net tangible assets may not be waived.

Company Support Agreement

In connection with the execution of the Merger Agreement, stockholders of the Company who hold a majority of the outstanding stock of the Company entered into agreements pursuant to which they have agreed to vote in favor of the Business Combination at a meeting called to approve the Business Combination by the Company stockholders (or to act by written consent approving the Business Combination).

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Merger and the exercise of conversion rights, please see the information set forth in “The Business Combination Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on (i) the Company being expected to have the majority interest of the combined company, (ii) the Company being represented on the board of directors of the combined company by up to three members, in addition to the chief executive officer of the Company, (iii) the Company’s senior management comprising the senior management of the combined company and (iv) the Company’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of the Company.

Regulatory Matters

The Merger is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On June 14, 2019, the parties received notice from the Federal Trade Commission (the “FTC”) that early termination of the waiting period under the HSR Act was granted in connection with the Merger.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Pivotal is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Pivotal’s balance sheet data as of December 31, 2018 and statement of operations data for the period from August 2, 2018 (inception) through December 31, 2018 are derived from Pivotal’s audited financial statements, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Pivotal as of June 30, 2019 and for the six months ended June 30, 2019 was derived from the unaudited interim financial statements of Pivotal included elsewhere in this proxy statement/prospectus.

The Company’s consolidated balance sheet data as of December 31, 2018 and December 31, 2017 and consolidated statements of operations data for each of the three fiscal years in the period ended December 31, 2018 are derived from the Company’s audited financial statements, audited by Ernst & Young LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. The Company’s condensed consolidated balance sheet data as of June 30, 2019 and condensed consolidated statement of operations data for the six months ended June 30, 2019 are derived from the Company’s audited financial statements, audited by Ernst & Young LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of the Company for the six months ended June 30, 2018 was derived from the unaudited interim financial statements of the Company included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with each of the Company’s and Pivotal’s consolidated financial statements and related notes and “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of the Company or Pivotal. All amounts are in U.S. dollars.

Pivotal’s Selected Financial Information

(dollars in thousands except per share amounts)

	Six Months Ended June 30, 2019	Period from August 2, 2018 (inception) to December 31, 2018
	(Unaudited)
Revenue	$—	$—
Loss from Operations	(742)	(1)
Interest	2,138	—
Unrealized gain on marketable securities in Trust Account	16	—
Net income (loss) attributable to common SH	1,053	—
Basic and diluted net income (loss) per share	(0.08)	(0.00)
Weighted average shares outstanding excluding shares subject to possible redemption	6,559,587	5,000,000

Balance Sheet Data	As of June 30, 2019	As of December 31, 2018
	(Unaudited)
Working Capital	$210	$24
Trust Account, restricted	232,154	—
Total Assets	232,911	152
Total Liabilities	8,601	128
Value of common stock redeemable for cash	219,310	—
Stockholders’ Equity	5,000	24

The Company’s Selected Financial Information

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
		(Unaudited)
Statement of Operations Data (in thousands):
Revenues	$153,358	$145,397	$296,282	$281,184	$104,879
Cost of revenues	76,919	79,602	159,617	154,082	50,949

Gross profit	76,439	65,795	136,665	127,102	53,930
Operating expenses	76,465	79,327	161,525	152,138	45,182

Income (loss) from operations	(26)	(13,532)	(24,860)	(25,036)	8,748

Interest expense	24,453	22,631	46,591	43,109	9,592
Other expense	131	35	29	625	210
Loss on extinguishment of debt	—	—	—	—	3,209

Loss before income taxes	(24,610)	(36,198)	(71,480)	(68,770)	(4,263)

Income tax (benefit) provision	329	(3,026)	(3,741)	3,448	(1,881)

Net loss	(24,939)	(33,172)	(67,739)	(72,218)	(2,382)

Total other comprehensive income (loss), net of tax	(45)	(3,860)	(870)	7,875	(9)

Comprehensive loss	$(24,984)	$(37,032)	$(68,609)	$(64,343)	$(2,391)

Statement of Cash Flow Data (in thousands):
Net cash provided by (used in):
Operating activities	$(11,882)	$(22,686)	$(11,942)	$(2,685)	$15,807
Investing activities	$(5,140)	$(6,523)	$(12,387)	$(20,600)	$(423,730)
Financing activities	$(1,807)	$20,168	$29,030	$8,892	$431,269

	As of June 30,		As of December 31,
	2019		2018	2017
Balance Sheet Data (in thousands):
Cash and equivalents	$4,624		$23,439	$18,896
Total assets	$685,076		$710,380	$749,677
Total liabilities	$479,201		$481,424	$494,691
Total stockholders’ equity	$205,875		$228,956	$254,986

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Unaudited)		(Unaudited)
Other Financial Data (in millions):
EBITDA	$24.9	$15.3	$29.9	$29.1	$21.4
Adjusted EBITDA	$34.7	$28.0	$54.6	$48.3	$30.0
Cash interest expense	$18.7	$19.7	$41.6	$35.2	$5.6

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following selected unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the audited historical condensed consolidated balance sheet of the Company as of June 30, 2019 with the unaudited historical balance sheet of Pivotal as of June 30, 2019 after giving effect to the Business Combination as if it had been consummated as of that date.

The following selected unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 combines the audited historical condensed consolidated statement of operations of the Company for the six months ended June 30, 2019 with the unaudited historical statement of operations of Pivotal for the six months ended June 30, 2019 after giving effect to the Business Combination as if it had occurred as of January 1, 2019.

The following selected unaudited pro forma combined statement of operations for the year ended December 31, 2018 combines the audited historical consolidated statement of operations of the Company for the year ended December 31, 2018 with the audited historical statement of operations of Pivotal for the year ended December 31, 2018 after giving effect to the Business Combination as if it had occurred as of January 1, 2018.

This information should be read together with the Company’s and Pivotal’s respective audited financial statements and related notes, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company following consummation of the Merger. The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The selected unaudited pro forma combined financial information is for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The selected unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company following consummation of the Merger. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Company and Pivotal have not had any historical relationship prior to the Merger except that Evan Morgan was both a director of Pivotal and a special partner at Revolution (“RG”), one of the Company’s shareholders, for a period of time. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the selected pro forma combined financial statements.

The selected unaudited pro forma combined financial information has been prepared assuming two alternative levels of conversions of public shares:

•	Scenario 1—Assuming no conversions: This presentation assumes that no Pivotal shareholders exercise conversion rights with respect to their public shares upon consummation of the Merger; and

•

Scenario 2—Assuming conversions of 5,613,434 public shares of Pivotal for cash: This presentation assumes that Pivotal shareholders exercise their conversion rights with respect to a maximum of 5,613,434 public shares upon consummation of the Merger at a redemption price of approximately $10.10 per share. The maximum conversion amount is derived from a minimum of $175 million of cash required from Pivotal pursuant to the Merger Agreement, after giving effect to the payments to converting stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum conversions.

Selected Unaudited Pro Forma Financial Information

(dollars in thousands except per share amounts)

	The Company	Pivotal	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data—Six Months Ended June 30, 2019
Revenues	$153,358	$—	$153,358	$153,358
Cost of revenues	$76,919	$—	$76,919	$76,919
Operating expenses	$76,465	$742	$76,707	$76,707
Loss from operations	$(26)	$(742)	$(268)	$(268)
Net (loss) income	$(24,939)	$1,053	$(17,249)	$(17,249)
Net loss per common share—basic and diluted	$(6.76)	$(0.08)	$(0.27)	$(0.30)

Balance Sheet Data—As of June 30, 2019
Total current assets	$108,422	$757	$188,733	$132,034
Total assets	$685,076	$232,911	$765,387	$708,688
Total current liabilities	$61,881	$548	$49,929	$49,929
Total liabilities	$479,201	$8,601	$342,252	$342,252
Total stockholders’ equity	$205,875	$5,000	$423,135	$366,436

	The Company	Pivotal	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data—Year Ended December 31, 2018
Revenues	$296,282	$—	$296,282	$296,282
Cost of revenues	$159,617	$—	$159,617	$159,617
Operating expenses	$161,525	$1	$160,526	$160,526
Loss from operations	$(24,860)	$(1)	$(23,861)	$(23,861)
Net loss	$(67,739)	$(1)	$(51,467)	$(51,467)
Net income (loss) per common share—basic and diluted	$(19.48)	$0.00	$(0.81)	$(0.89)

COMPARATIVE PER SHARE DATA

(in thousands, except share and per share data)

	The Company	Pivotal	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Six Months Ended June 30, 2019
Net income (loss)	$(24,939)	$1,053	$(17,249)	$(17,249)
Total stockholders’ equity	$205,875	$5,000	$423,135	$366,436
Weighted average shares outstanding—basic and diluted	3,687,011	6,559,587	63,550,000	57,921,710
Basic and diluted net loss per share	$(6.76)	$(0.08)	$(0.27)	$(0.30)
Stockholders’ equity per share—basic and diluted	$55.84	$0.76	$6.66	$6.33

	The Company	Pivotal	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2018
Net loss	$(67,739)	$(1)	$(51,467)	$(51,467)
Total stockholders’ equity	$228,956	$24	$445,290	$388,591
Weighted average shares outstanding—basic and diluted	3,477,752	5,000	63,550,000	57,921,710
Basic and diluted net loss per share	$(19.48)	$(0.00)	$(0.81)	$(0.89)
Stockholders’ equity per share—basic and diluted	$65.83	$0.00	$7.01	$6.71

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included elsewhere in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment in Pivotal following consummation of the Business Combination will be subject to the significant risks affecting the Company and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included elsewhere in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to the Company unless the context clearly indicates otherwise.

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving client demands and needs. We compete on the basis of various factors, including product functionality, product integration, platform coverage, quality of service interoperability with third-party technologies, ability to scale and price products and services, worldwide sales infrastructure, global technical support, name recognition and reputation.

Our competitors vary in size, scope and breadth of the products and services they offer. Our competitors include software vendors that offer software products that directly compete with our product offerings. In our Data & Storage Technology (“DST”) business, we face growing competition from network equipment, computer hardware manufacturers, large operating system providers and other technology companies. These firms are increasingly developing and incorporating into their products storage, server management software and backup that compete at some levels with our product offerings. Our competitive position could be materially adversely affected to the extent that our clients perceive the functionality incorporated into these products as replacing the need for our products. Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from other eDiscovery and data management services providers. These companies are investing significantly in research and development as well as sales and marketing. In addition, we are facing competition from the backup services solutions offered by cloud IT providers.

Our competitors may be able to adopt new or emerging technologies or address client requirements more quickly than we can. New and emerging technologies can also have the impact of allowing startup companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their clients or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. Increased competition could harm our business by causing, among other things, price reductions of our products, reduced profitability and loss of market share. In order to better serve the needs of our existing clients and to attract new clients, we must continue to:

•	enhance and improve our existing products and services (such as by adding new content and functionalities);

•	develop new products and services;

•	invest in technology; and

•	strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

If we fail to compete effectively, our financial condition and results of operations would be adversely affected.

We may need to change our pricing models in order to compete successfully.

General economic and business conditions together with the intense competition we face in the sales of our products and services place pressure on us to reduce prices for our software and services, and we frequently encounter aggressive price competition. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable than ours, we may need to lower our prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Additionally, the increasing prevalence of cloud and Software-as-a-Service (“SaaS”) delivery models offered by us and our competitors may unfavorably impact pricing of both our on-site software business and our cloud business, as well as overall demand for our on-site software product and service offerings, which could reduce our revenues and profitability. Our competitors sometimes offer lower pricing on their support offerings, which places pressure on us to further discount our product or support pricing.

Industry pricing models are also evolving, and we anticipate that clients may increasingly request alternative pricing models. These pricing models may exacerbate existing pricing pressures, require investments in different product solutions or place us at a competitive disadvantage relative to our competitors. Moreover, the use of evolving technology by our clients to develop more complex pricing models may lead to additional pricing pressures. If we are unable to adapt our operations to these evolving pricing models, our results of operations may be adversely affected or we may not be able to offer pricing that is attractive relative to our competitors.

Any broad-based change to our prices and pricing policies could cause our revenues to decline or be delayed as our sales force implements, and our clients adjust to, such new pricing policies. Some of our competitors may bundle products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our products. If we do not adapt our pricing models to reflect changes in client use of our products or changes in client demand, our revenues could decrease. An increase in open source software distribution may also cause us to change our pricing models.

If we do not continue to attract, motivate and retain members of our senior management team and highly qualified employees, we may not be able to develop new and enhanced products and services or effectively manage or expand our business.

Our future success depends upon the continued service and performance of our senior management team and certain of our key technical and sales personnel. In particular, we are highly dependent on the services of Christopher J. Weiler, who currently serves as our chief executive officer. If the Merger is consummated, Mr. Weiler will serve as the chief executive officer of Pivotal. If we lose any of our senior management term or key technical and sales personnel, we may not be able to effectively manage our current and future operations, and our business, financial condition and results of operations would be adversely affected.

In addition, our business depends on our ability to continue to attract, motivate and retain highly qualified technical, managerial, and sales and marketing employees in order to implement our corporate development strategy and operations. There is a limited pool of employees who have the requisite skills, training and education. We face intense competition for qualified individuals from numerous technology, software, startup and emerging growth companies, which are active in many of the technical areas and geographic regions in which we conduct product development. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees. Due to our status as a public company, these compensation packages may be higher than they would have been if we continued to be a private company. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our ability to implement our business plan and develop and maintain our software could be adversely affected. As a result, our business, financial condition and results of operations would be adversely affected.

Our ability to expand our operations and maintain or increase our revenue is dependent on the quality of our client service and support services, and our failure to perform at a high level and provide high quality service could have a material adverse effect on our results of operations.

Our clients depend upon our client service and support staff to meet their eDiscovery needs. High-quality support services are critical for the success and sale of our services and solutions. If we fail to provide high-quality support on an ongoing basis, our clients may react negatively and our reputation in the marketplace could be materially and adversely affected, which would negatively impact our ability to secure contracts from existing and potential clients. Our failure to maintain high-quality support services could have a material and adverse effect on our business, results of operations and financial condition. Further, we may be unable to respond quickly enough to accommodate short-term increases in client demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our clients. Further client demand for these services could increase our costs and adversely affect our operating results.

We process, store and use personal and other special datasets on behalf of some of our clients, which subjects us to governmental regulation and other legal obligations related to privacy and information security, and our actual or perceived failure to comply with such obligations could harm our business and reputation.

We collect, store, transmit, use, disclose and process data that was collected from or about natural persons or their devices (“personally identifiable information” or “PII”) and other sensitive client data. In addition to terms in our contractual arrangements with our clients, there are numerous federal, state, local and foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of such PII and other personal or client data, the scope of which is continually evolving and subject to differing interpretations. We and our clients must comply with such laws, regulations and directives and we and our clients may be subject to significant consequences, including penalties and fines, for our failure to comply.

For example, on May 25, 2018, the General Data Protection Regulation 679/2016 (“GDPR”) replaced the Data Protection Directive 95/46/EC with respect to the processing of PII in the European Union. The GDPR imposes several stringent requirements for controllers and processors of PII (including non-E.U. processors who process personal data on behalf of E.U. controllers), including, for example, more robust internal accountability controls, a strengthened individual data rights regime, shortened timelines for mandatory data breach notifications, limitations on retention and secondary use of information and additional obligations when we contract with third parties in connection with the processing of the PII. Failure to comply with the requirements of GDPR and the applicable national data protection laws of the E.U. member states may result in fines of up to €20 million or up to 4% of the total worldwide annual revenue for the preceding financial year, whichever is higher, and other administrative penalties. Complying with the GDPR has required us to implement additional internal processes to ensure that we collect and process PII in a compliant way and re-draft of all our standard contracts to meet specific articles within the GDPR. As we continue to operate under the GDPR, compliance may become onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from Europe to the United States. For example, the E.U.-U.S. Privacy Shield Framework, of which we are accredited, is under review and there is currently litigation challenging other E.U. mechanisms for adequate data transfers (i.e., the standard contractual clauses). It is uncertain whether the Privacy

Shield Framework and/or the standard contractual clauses will be invalidated by European courts or legislatures (as was the case for the earlier Safe Harbor Framework). We rely on a mixture of mechanisms to transfer our internal PII from the European Union to the United States, and we could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in European courts. If one or more of the legal bases for transferring PII from Europe to the United States is invalidated, or if we are unable to transfer PII between and among countries and regions in which we operate, it could affect the manner in which we provide our services or could adversely affect our financial results.

Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others (including clients), a loss of client confidence, damage to our brand and reputation or a loss of clients, any of which could have an adverse effect on our business. In addition, various federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data-retention and data-protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with clients. For example, some countries have adopted laws mandating that PII regarding clients in their country be maintained solely in their country. Having to maintain local data centers and redesign product, service and business operations to limit PII processing to within individual countries could increase our operating costs significantly.

Additionally, in connection with some of our product initiatives, we expect that our clients may increasingly use our cloud services to store and process PII and other regulated data. We post, on our websites, and, where appropriate, within our products, our privacy policies and practices concerning the treatment of PII that we hold as a “controller.” While we include minimum privacy or information security commitments in our contracts, E.U. requirements may make it so that we will be unable to do business without such commitments. Any failure by us to timely amend client contracts to conform to changing data protection laws, or to comply with our posted privacy policies, other federal, state or international privacy-related or data protection laws and regulations, or the privacy or information security commitments contained in our contracts could result in proceedings against us by governmental entities or others, including individual rights of action, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the increased attention focused upon any liability we may have as a result of lawsuits or regulatory actions could also harm our reputation or otherwise impact the growth of our business. Furthermore, although we market and sell products to our clients to help them comply with federal, state, local and foreign laws, regulations and directives, including the GDPR, our clients are responsible for ensuring they are in compliance with such laws, regulations and directives. Any failure by our clients to comply could result in significant consequences to them, including penalties and fines, and despite the existence of contractual exclusions and marketing disclaimers which make their responsibility for their own compliance clear, our clients may file claims or seek indemnification from us, which may result in reputational harm and require us to expend time, effort and costs to defend such claims or respond to indemnification requests.

In addition to government regulation, privacy advocacy and industry groups or other third parties may propose new and different self-regulatory standards that either legally or contractually apply to our clients or us. Any significant change to applicable laws, regulations, directives or industry practices regarding the collection, storage, transmission, processing, use or disclosure of our clients’ data, or regarding the manner in which the express or implied consent of clients for the collection, storage, transmission, processing, use and disclosure of such data is obtained, could require us to modify our solutions and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our clients voluntarily share with us. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to clients or other third parties, our privacy-related legal obligations or any compromise of security that results in the unauthorized access to, use, release or transfer of PII or other client data, may result in governmental enforcement actions, litigation, negative media attention or public statements against us by consumer advocacy groups or others and could cause our clients to lose trust in us, which would have an adverse effect on our reputation and business. Our clients may also accidentally disclose their passwords or store them on a mobile device that may be lost or stolen, resulting in unauthorized access to their data and creating the perception that our systems are not secure against third-party access. Additionally, if employees or third parties that we work with, such as contractors, vendors or developers, violate applicable laws or our policies, such violations may also put our clients’ information at risk and could in turn have an adverse effect on our business.

We have expanded our involvement in the delivery and provision of cloud computing through business alliances with various providers of cloud computing services and software and expect to continue to do so in the future. The application of U.S. and international data privacy laws to cloud computing vendors is uncertain, and our existing contractual provisions may prove to be inadequate to protect us from claims for data loss or regulatory noncompliance made against us resulting from the failures of cloud computing providers which we may partner with. While we do limit this in our contractual agreements with clients, the failure to comply with data protection laws and regulations by our clients and business partners who provide cloud computing services could have a material adverse effect on our business. Some cloud computing providers have been reluctant to provide us with information which we need in order to comply with E.U. privacy laws, and some providers refuse to offer legally compliant terms or offer terms that are commercially reasonable. We will need to modify our procurement processes in response to changing client and regulatory demands. If we fail to do so correctly, or in a timely manner, we may experience disruptions in client relationships, or receive regulatory inquiries or be the subject of government enforcement actions, which may in turn cause a material loss in revenues or damage our brand and reputation.

We have acquired businesses in the past, and we may consider opportunities in the future to acquire other companies, assets or product lines that complement or expand our business. If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations. A difficult or unsuccessful integration of an acquired business could have an adverse effect on our results of operations.

Achieving the anticipated benefits of any acquisitions depends in part upon whether we can integrate new businesses in an efficient and effective manner. The integration of any acquired businesses involves a number of risks, including, but not limited to:

•	the complexity, time and costs associated with the integration of acquired business operations, workforce, products and technologies;

•	the diversion of management time and attention;

•	unexpected losses of key employees or clients of the acquired business, including costs associated with the termination or replacement of those employees;

•	failure to fully achieve expected synergies and cost savings;

•	difficulties in conforming standards, processes, systems, procedures and controls of the acquired business with our operations;

•	demands on management related to any increases in the scope, geographic diversity and complexity of our operations;

•	difficulties in transferring processes and know-how;

•	the assumption of liabilities of the acquired businesses, including litigation related to the acquired business;

•	the reduction of cash available for operations and other uses and resulting in potentially dilutive issuances of equity securities or the incurrence of debt; and

•	the impairment of relationships with clients or business partners of the acquired business or our own clients as a result of any integration of operations;

•	the addition of acquisition-related debt as well as increased expenses and working capital requirements;

•

substantial accounting charges for restructuring and related expenses, write-off of in process research and development, impairment of goodwill, amortization of intangible assets and stock-based compensation expense;

•	managing tax costs and inefficiencies associated with the integration of acquired businesses; and

•	risks relating to the challenges and costs of closing a transaction.

Successful integration of any acquired businesses or operations will depend on our ability to manage these operations, realize opportunities for revenue growth presented by strengthened product and service offerings and expanded geographic market coverage, and eliminate redundant and excess costs to fully realize the expected synergies. Because of difficulties in combining geographically distant operations and systems which may not be fully compatible, we may not be able to achieve the financial strength and growth we anticipate from the acquisitions.

We may not realize our anticipated benefits from our acquisitions, if any, or may be unable to efficiently and effectively integrate acquired operations as planned. If we fail to integrate acquired businesses and operations efficiently and effectively or fail to realize the benefits we anticipate, we may experience material adverse effects on our business, financial condition, results of operations and future prospects.

Defects, disruptions, performance problems or risks related to the provision of our product offerings could impair our ability to deliver our services and could expose us to liability, damage our brand and reputation or otherwise negatively impact our business

Certain of our products and services utilize software solutions developed by us or third parties for our clients’ needs, and new releases of software products are issued to our clients periodically. Complex software products, such as those we offer, may contain undetected errors or defects, especially when they are first introduced or new versions are released. Despite testing, these undetected errors may be discovered only after a product has been installed and used either in our internal processing system or by our clients, and could result in unanticipated service interruptions or other performance problems and cause damage to our clients’ businesses. If that occurs, clients could elect not to renew with us, to delay or withhold payment to us, or to make warranty or other claims against us, and we could be obligated to provide service credits based on our failure to meet service level commitments, which could result in additional expense and risk of litigation.

We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective products and services. The occurrence of errors in our products or services, the discovery of security vulnerabilities or the detection of bugs by our clients may damage our reputation in the market and our relationships with our existing clients, and as a result, we may be unable to attract or retain clients.

In addition, because our products and services are used to manage data that is often critical to our clients, they may have a greater sensitivity to defects in our products than to defects in other, less critical, applications. As a result, the licensing and support of our products and services involve the risk of product liability claims. Our license agreements with our clients typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in our license agreements vary and may not be effective as a result of existing or future national, federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any material product liability claims to date, the sale and support of our products entail the risk of such claims, which could be substantial in light of the use of our products in enterprise-wide environments. In addition, our insurance against product liability may not be adequate to cover all potential claims.

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features and reliability of our existing products and services or adapt our business model to keep pace with industry trends, our business and operating results could be materially adversely affected.

The markets in which we compete are characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing client needs. We believe that key competitive factors in the markets we serve include the breadth and quality of professional services, system and software solution offerings, product integration, platform coverage, the stability of our information systems, the features and capabilities of our product and service offerings, the pricing of our products and services, and the potential for future product and service enhancements. Our future success depends on our ability to keep pace with technological changes and to respond to the rapidly changing needs of our clients by developing or introducing new products, product upgrades and services on a timely and cost-effective basis. We have in the past incurred, and will continue to incur, significant research and development expenses as we strive to remain competitive. Clients may require features and capabilities that our current products and services do not have, such as remote collections from mobile phones. We need to successfully respond to significant market challenges to our existing product portfolio as well as invest in new growth areas based on our core technical capabilities. Our failure to develop products and services that satisfy client preferences in a timely and cost-effective manner may harm our ability to maintain relationships with existing clients, as well as our ability to create or increase demand for our products and services, and may materially adversely affect our operating results. As competition in the information technology (“IT”) industry increases, it may become increasingly difficult for us to maintain a technological advantage and to leverage that advantage toward increased revenues and profits. New product development and introduction involve a significant commitment of time and resources and are subject to a number of risks and challenges including:

•	managing the length of the development cycle for new products and product enhancements, which can fluctuate as new features are developed;

•	designing and marketing products and professional services solutions that will be adopted by our client base as well as attract new clients for our technology;

•	managing clients’ transitions to new products and services;

•	adapting to emerging and evolving industry standards and to technological developments by our competitors and clients;

•

extending the operation of our products and services to new and evolving platforms, operating systems, operating environments and models, including support of new workloads and data management technologies, and hardware products;

•	clients’ ability to upgrade to the most current versions of software to take advantage of new functionalities;

•	reacting to trends and predicting which technologies will be successful and develop into industry standards;

•	tailoring our business and pricing models appropriately as we enter new markets and respond to competitive pressures and technological changes;

•	extending or creating technology alliances with other key technology players in our industry;

•	managing new product and service strategies for the markets in which we operate;

•	addressing trade compliance issues affecting our ability to ship our products;

•	developing or expanding efficient sales channels; and

•	obtaining sufficient licenses to technology and technical access from proprietary software providers, open source software providers and operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.

If we are not successful in managing these risks and challenges, if our new products, product upgrades and services are not technologically competitive or do not achieve market acceptance, or if our efforts are more costly or resource-intensive than anticipated or fail to achieve the expected outcomes, our business, financial condition and results of operations could be adversely affected.

If we are unable to maintain, promote or expand our brand through effective marketing practices, our brand and business could be adversely affected.

We believe that maintaining and promoting our brand in a cost-effective manner is critical to retaining and expanding our client base. We have invested considerable money and resources in the establishment and maintenance of our brand, and we will continue to invest resources in brand marketing and other efforts to continue to preserve and enhance consumer awareness. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

We utilize internet search engines such as Google, principally through the purchase of keywords, to generate additional traffic to our websites. The number of users we attract from search engines to our websites is due in large part on how and where information is from, and links to our websites are displayed on search engine results pages. Search engines frequently update and change the algorithm that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our websites can be negatively affected. In addition, a significant amount of traffic is directed to our websites through our participation in pay-per-click and display advertising campaigns on search engines. If a major search engine changes its algorithms or results in a manner that negatively affects the search engine ranking, paid or unpaid, of our websites, our business and financial performance would be adversely affected.

We develop products and services that interoperate with certain software, operating systems and hardware developed by others, and if the developers of such software, operating systems and hardware do not cooperate with us, if we are unable to obtain access to their new products or if we are unable to devote the necessary resources so that our applications interoperate with those third-party systems, our development efforts may be delayed or foreclosed and our business, financial condition and results of operations may be adversely affected.

Our products and services operate primarily on the Windows, UNIX and Linux operating systems, are used in conjunction with the Microsoft SQL and Microsoft Azure platforms, and operate on hardware devices of numerous manufacturers. When new or updated versions of these operating systems, software applications and hardware devices are introduced, it is often necessary for us to develop updated versions of our software applications so that they interoperate properly with these systems and devices. We may not accomplish these development efforts quickly or cost-effectively, or at all, and it is not clear what the relative growth rates of these operating systems and hardware will be. These development efforts require the cooperation of the developers of the operating systems, software applications, and hardware, as well as substantial capital investment and the devotion of substantial employee and/or financial resources. For some operating systems, we must obtain some proprietary application program interfaces from the owner in order to develop software applications that interoperate with the operating system. Operating system and software owners have no obligation to assist in these development efforts, provide us with early access to their technology and products or share with or sell to us any application program interfaces, formats or protocols we may need. If they do not provide us with the necessary access, assistance or proprietary technology on a timely basis, or at all, we may experience product development delays or be unable to expand our software applications into other areas.

A large number of our proprietary software and applications are built on commonly used “open source” licenses. We maintain a record of all “open source” licenses used for such software and applications. Despite this, a failure to materially comply with the terms of such “open source” licenses could negatively affect our business and subject us to possible litigation.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

We are a multinational company with worldwide operations, including significant business operations in Europe. On March 29, 2017, the Prime Minister of the United Kingdom, Theresa May, formally began the process of withdrawing the United Kingdom from the European Union, following the June 2016 referendum in which a majority of voters in the United Kingdom supported the withdrawal (the “Brexit Referendum”). Negotiations between the United Kingdom and the European Union remain ongoing and are complex, and there can be no assurance regarding the terms (if any) or timing of any resulting agreement or departure, or regarding the absence of any potential market or other disruptions as any deadline for a potential agreement or departure approaches. The withdrawal process has created significant uncertainty about the future relationship between the United Kingdom and the EU, and that this may have political consequences not only in the United Kingdom but in other member states. The terms of any future trading relationship between the United Kingdom and the European Union are also subject to negotiation and are currently uncertain. The Brexit Referendum and the ensuing process of the United Kingdom’s withdrawal from the European Union has created political and economic uncertainty about the future relationship between the United Kingdom and the European Union and as to whether any other European countries may similarly seek to exit the European Union.

Although we generated only approximately 9% of our revenues in the United Kingdom for the year ended December 31, 2018, these developments and the potential consequences of them, have had and may continue to have a material adverse effect upon global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future UK laws and regulations, including data protection and the United Kingdom’s interaction with member states applying the GDPR, financial laws and regulations, tax and free trade agreements, immigration and employment laws, could increase costs, depress economic activity, impair our ability to attract and retain qualified personnel, and have other adverse consequences. Any of these factors may have a material adverse effect on our business, results of operations, financial condition and prospects.

The unavailability of third-party technology could adversely impact our revenue and results of operations.

We license certain eDiscovery-related software from third parties and incorporate or integrate such components into and with our services and products. For instance, we integrate third-party solutions licensed from certain providers such as Relativity, a key supplier of one of our eDiscovery platforms, with the delivery of our eDiscovery services and products. While we have developed our own proprietary platforms, certain third-party software, such as that licensed from Relativity, has become central to the operation and delivery of our eDiscovery services and products.

Certain of our third-party software license contracts expire within the next one to three years and may be renewed only by mutual consent For instance, our license contract with Relativity expires in December 31, 2020. There is no assurance that we will be able to renew these contracts as they expire or that such renewals will be on the same or substantially similar terms or on conditions that are commercially reasonable to us. If we fail to renew these contracts as they expire, we may be unable to offer certain eDiscovery-related services and products to our clients. In addition, our third-party software licenses are non-exclusive. For example, all of our primary competitors in the eDiscovery business use Relativity in connection with their eDiscovery platforms (in addition to any proprietary platforms that they may own themselves).

If certain of our third-party licensors were to change their product offerings, cease actively supporting their existing technologies, fail to update and enhance their technologies to keep pace with changing industry standards, encounter technical difficulties in the continued development of their technologies, significantly increase prices, terminate our licenses, suffer significant capacity or supply chain constraints or suffer other disruptions, we would need to identify alternative suppliers and incur additional internal and/or external development costs to ensure continued performance of our eDiscovery-related services and products. Such alternatives may not be available on attractive terms, or at all, or may not be as widely accepted or as effective as the software provided by our existing suppliers. If the cost of licensing or maintaining this third-party technology significantly increases, our revenues could significantly decrease. In addition, interruptions in the functionality of our services and products resulting from changes in or with our third party licensors could adversely affect our commitments to clients, future sales of our services and products solutions, and negatively affect our business, financial condition and results of operations.

We utilize various web service providers, such as Microsoft Azure, for the delivery of our cloud-based products. These services are operated by third parties that we do not control and that could require significant time to replace. We expect this dependence on third parties to continue. These systems are vulnerable to damage or interruption and have experienced interruptions in the past. A prolonged web service disruption affecting our cloud-based offerings for any of the foregoing reasons would negatively impact our ability to serve our clients and could damage our reputation with current and potential clients, expose us to liability, cause us to lose clients or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the web services we use. Interruptions in these third party-services on which we rely could affect the security or availability of our products and cloud infrastructure and could have a material adverse effect on our business. In addition, these web services providers may generally terminate our agreements for convenience upon providing some nominal period of notice and may terminate our agreements for cause if a breach by us has not been cured within a short time period. In the event that our service agreements are terminated, or there is a lapse of service, elimination of web services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platforms as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our solutions for deployment on a different cloud infrastructure service provider, which may adversely affect our business, operating results and financial condition.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. As an emerging growth company, we expect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K for the year ended December 31, 2019. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our common stock.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of Pivotal shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

Our products, SaaS offerings, website and networks may be subject to intentional or accidental disruption that could materially adversely affect our reputation, business and future sales.

Despite our precautions and significant ongoing investments to protect against security risks such as data breaches, cyber-attacks and other intentional or accidental disruptions of our products, offerings and networks, we expect to be an ongoing target of attacks specifically designed to breach or interrupt our networks and systems, which could harm our reputation and result in litigation, fines and penalties. Experienced computer programmers may attempt to penetrate our network security or the security of our website and misappropriate proprietary information or cause interruptions to our services. Our products may come under focused threats and attacks and we or our clients may suffer data loss as a consequence of such attacks on our products. Such cyber-attacks threaten to misappropriate our proprietary information and cause interruptions of our information technology services. Because the techniques used by unauthorized persons to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or detect these techniques. Further, if unauthorized access or sabotage remains undetected for an extended period of time, the effects of such breach could be exacerbated. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems and networks. We have experienced and defended against threats to our systems and security including malware, phishing attacks and Distributed Denial of Service attacks, with none having had a material adverse effect on our business to date. However, we may experience more serious incidents in the future. Our exposure to cybersecurity threats and negative consequences of cybersecurity breaches will likely increase as we store increasing amounts of our clients’ data in cloud-based environments.

We outsource a number of our internal business functions to third-party contractors, and some of our client facing business operations depend, in part, on the success of our contractors’ own cybersecurity measures. We also partner with cloud service providers for some client service offerings. Similarly, particularly for the DST business, we rely upon distributors, resellers, system vendors and systems integrators to sell our products and our sales operations depend, in part, on the reliability of their cybersecurity measures. Additionally, we depend upon our employees to appropriately handle confidential information and deploy our information technology resources in a safe and secure fashion and in accordance with our policies so as not to expose our network systems to security breaches and the loss of data. Accordingly, if our cybersecurity systems, policies and procedures, and those of our contractors, partners and vendors fail to protect against unauthorized access, cyber-attacks or the mishandling of information by our employees, contractors, partners or vendors, our ability to conduct our business effectively could be damaged in a number of ways, including:

•	sensitive data regarding our business, including intellectual property and other proprietary data, could be stolen or mishandled;

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our electronic communications systems, including email and other methods, could be disrupted, and our ability to conduct our business operations could be seriously damaged until such systems can be restored and secured;

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our ability to process client orders and electronically deliver products and services could be lost or degraded, and our distribution channels could be disrupted, resulting in delays in revenue recognition;

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defects and security vulnerabilities could be exploited or introduced into our products or our cloud offerings, thereby damaging the reputation and perceived reliability and security of our products and services and potentially making the data systems of our clients vulnerable to further data loss and cyber incidents; and

•	PII, protected health information (“PHI”) or other confidential data of our clients, employees and business partners could be stolen or lost.

Should any of the above events occur, we could be subject to significant claims for liability from our clients and regulatory actions from governmental agencies, our ability to protect our intellectual property rights could be compromised and our reputation and competitive position could be significantly harmed. The regulatory and contractual actions, litigations, investigations, fines, penalties and liabilities relating to data breaches that result in losses of PII, PHI or credit card information of users of our services can be significant in terms of fines and reputational impact, and necessitate changes to our business operations that may be disruptive to us. Additionally, we could incur significant costs in order to upgrade our cybersecurity systems and remediate damages. Consequently, our financial performance and results of operations would be materially adversely affected.

If we encounter difficulties as we implement our new consolidated business systems, our business may be adversely affected.

We are in the process of implementing new consolidated business systems across our global operations. We rely on our information technology to help us effectively manage our client relationships, sales information, order processing and support and marketing services, and we anticipate that the implementation of new consolidated business systems will improve our processes. However, there is a risk that implementation of these new systems will not achieve these expected benefits as quickly as anticipated or at all. In addition, there can be no assurance that there will not be errors, delays or other related issues resulting from the transition to our new business systems and adjustments to associated business processes, or that we will be able to fix any error or issue. Such errors, delays or issues may result in unanticipated costs or expenditures and divert the attention of key senior management away from other aspects of our business, which may adversely affect our business, operating results and financial condition.

Our inability to successfully recover from a disaster or other business continuity event could impair our ability to deliver our products and services and harm our business.

We are heavily reliant on our technology and infrastructure to provide our products and services to our clients. For example, we provide services through computer hardware that is located in our 10 global data centers around the world as well as in cloud-based data centers offered through the Microsoft Azure Cloud. Our physical data centers are vulnerable to damage, interruption or performance problems from earthquakes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of any of these events, a decision to close a data center, or other unanticipated problems could result in interruptions in the delivery of certain of our products and services.

Any errors, defects, disruptions or other performance problems with our systems, products and services could reduce our revenue, cause us to issue credits or pay penalties, cause clients to terminate their agreements with us, commence or threaten litigation against us, harm our reputation and damage our clients’ businesses. For example, we may experience disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. Interruptions in our products and services could impact our revenues or cause clients to cease doing business with us. In addition, our business would be harmed if any events of this nature caused our clients and potential clients to believe our services are unreliable. Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations.

We have international business operations, which subjects us to additional risks associated with these international operations.

We have significant international operations with more than 40 locations in 20 countries, including data centers in Canada, England, France, Germany, Ireland and Japan. We may expand our international operations if we identify growth opportunities. Our international operations are subject to the following risks, among others:

•	foreign certification, licensing and regulatory requirements, which may be substantially more complex or burdensome than our domestic requirements;

•	risk associated with selecting or terminating partners for foreign expansion, including marketing agents, distributors or other strategic partners for particular markets;

•	risk associated with local ownership and/or investment requirements, as well as difficulties in obtaining financing in foreign countries for local operations;

•	reduced protection of confidential consumer information in some countries

•	political unrest, international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•	differing economic cycles and adverse economic conditions;

•	unexpected changes in and compliance with foreign regulatory requirements;

•	regulations or restrictions on the use, import or export of technologies that could delay or prevent the acceptance and use of our products;

•	differing business practices, which may require us to enter into agreements that include non-standard terms;

•	varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•	differing labor regulations;

•	foreign exchange controls and restrictions on repatriation of funds from our international subsidiaries;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions;

•	inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

•	varying attitudes towards censorship and the treatment of information service providers by foreign governments, in particular in emerging markets;

•	difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•	difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•	costs and delays associated with developing software and providing support in multiple languages; and

•	difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.

If we do not protect our proprietary rights and information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our products and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures, and through copyright, patent, trademark and trade secret laws of the United States and international jurisdictions. In addition, we use licenses, non-disclosure agreements and other agreements to restrict the use of our products by our clients and other third parties. However, all of these measures afford only limited protection and may be challenged, invalidated, disregarded, declared unenforceable or circumvented by third parties, and we may not have effective remedies to protect our proprietary rights. Third parties may copy or reverse engineer all or portions of our products and underlying technology or otherwise misappropriate, use, distribute or sell our proprietary technology without authorization. Moreover, we may not be able to obtain effective protection for the technology underlying our new products and services as they are developed. For example, any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the protection we seek, if at all. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not have effective remedies available to ameliorate unauthorized disclosure of our intellectual property.

Third parties may also develop similar or superior technology by designing around our patents and the other intellectual property protections or independently developing technology that does not infringe, misappropriate or violate our intellectual property rights in the United States or elsewhere. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may not be able to prevent unauthorized use of our products in those countries. For example, for some of our products, we rely on “shrink-wrap” or “click-wrap” licenses, which may be unenforceable in whole or in part in some jurisdictions in which we operate. The unauthorized sale, distribution or use of our products or proprietary technology could result in reduced sales of our products, or diminish our brand and reputation. Any legal action to protect proprietary technology that we may bring or be engaged in with a client, strategic partner or vendor could adversely affect our ability to access software, operating systems and/or hardware platforms of such client, partner or vendor, or cause such partner or vendor to choose not to offer our products to their clients. In addition, any legal action we engage in to protect our proprietary technology could be costly, may distract management from day-to-day operations and may lead to additional claims against us, and we may not succeed; any of which could materially adversely affect.

General economic conditions and the cyclical nature of certain markets we serve may adversely affect our results of operations and financial condition.

Our financial performance depends on the economic conditions in the markets we serve and on the general condition of the global economy. Any sustained weakness in demand for our products and services as a result of a downturn of, or uncertainty in, the global economy or in any specific market we serve may adversely affect our results of operations and financial condition. For instance, any decrease in litigation filings, class action proceedings and settlement administrations at our clients may reduce the demand for our products and services. For instance, we experienced a short-term decreased demand for our eDiscovery solutions during the U.S. federal government shutdown in January 2019 as a result of decreased litigation activity.

Exchange rate fluctuations and volatility in global currency markets may have a significant impact on our results of operations.

As a company with global operations, we face exposure to adverse movements in foreign currency exchange rates. Exchange rate movements in our currency exposures may cause fluctuations in our financial statements. Due to our global presence, a portion of our revenues, operating expense and assets and liabilities are non-U.S. dollar denominated and therefore subject to foreign currency fluctuation. We face exposure to currency exchange rates as a result of the growth in our non-U.S. dollar denominated operating expense across Europe and Asia. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. In addition, an increase in the value of the U.S. dollar could increase the real cost to our clients of our products in those markets outside the United States where we price our products and services in U.S. dollars. As a result of the foregoing, our results of operations may be materially adversely affected. These risks related to exchange rate fluctuations and currency volatility may increase in future periods as our operations outside of the United States continue to expand.

We may in the future hedge against currency exposure associated with anticipated foreign currency cash flows or assets and liabilities denominated in foreign currency. Such attempts to offset the impact of currency fluctuations are costly, and there can be no assurance that currency hedging activities would be successful. Losses associated with these hedging instruments may negatively affect our results of operations, and any such currency hedging activities themselves would be subject to risk, including risks related to counterparty performance.

Our substantial levels of indebtedness could adversely affect our financial condition.

On a pro forma basis after giving effect to the Business Combination and assuming no conversions of public shares, we would have had approximately $323.0 million of indebtedness as of December 31, 2018, consisting of borrowings under our First Lien Facility (as defined herein).

Our indebtedness could have important consequences to us and our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

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requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting flexibility in planning for, or reacting to, changes in our business and the competitive environment; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

In addition, as our indebtedness matures, including our Revolving Credit Facility, First Lien Facility and Second Lien Facility, which mature on December 9, 2021, December 9, 2022 and December 9, 2023, respectively, or if we are unable to service our high level of indebtedness, we may need to restructure or refinance all or a portion of our indebtedness, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms, or at all, and these actions may not be sufficient to meet our capital requirements. Furthermore, we may not be able to invest in our business and as a result, we may not be able to achieve our forecasted results of operation.

If we are unable to make required interest and principal payments on our indebtedness, it would result in an event of default under the agreements governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness and foreclosure on the assets that secure such indebtedness.

Although our Revolving Credit Facility and the Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial, thereby exacerbating the risks associated with our high level of indebtedness.

Our failure to comply with the export controls and trade and economic sanctions laws and regulations of the United States and various international jurisdictions could result in legal liability and materially adversely affect our reputation and results of operations.

Our business activities are subject to various export controls and trade and economic sanctions laws and regulations, including, without limitation, the U.S. Commerce Department’s Export Administration Regulations, the U.S. Treasury Department’s Office of Foreign Assets Control’s (“OFAC”) trade and economic sanctions programs, the United Nations Security Council, and other laws and regulations of a similar nature administered and enforced by relevant government authorities (collectively, “Trade Controls”). Such Trade Controls may prohibit or restrict our ability to, directly or indirectly, conduct activities or dealings in or with certain countries, as well as with individuals or entities that are the subject of Trade Controls-related prohibitions and restrictions. For example, our ability to procure items necessary for our business activities could be adversely impacted by the imposition of export or sanctions-related prohibitions or restrictions on our contractual counterparties. Similarly, our sales of certain commodities, software and technology, and our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements. Similarly, our ability to procure such items necessary for our business activities could be adversely impacted by the imposition of export or sanctions-related prohibitions or restrictions on our contractual counterparties. Our failure to successfully comply with applicable Trade Controls may expose us to negative legal and business consequences, including civil or criminal penalties, government investigations, disgorgement of profits, injunctions and suspension or debarment from government contracts, other remedial measures, and reputational harm. Investigations of alleged violations can be expensive and disruptive. Although we have implemented internal measures reasonably designed to promote compliance with applicable Trade Controls, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

The software and internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights.

We have received in the past, and may receive in the future, communications from third parties alleging infringement of their intellectual property rights, including claims regarding patents, copyrights, trade secrets and trademarks.

Because of the constant technological change in the markets in which we compete and the extensive coverage of intellectual property protection for existing technologies, including software patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers.

Any such intellectual property claim, with or without merit, could result in costly litigation and distract management from day-to-day operations, and the outcomes of such claims are uncertain. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of or redesign our products, stop offering (or temporarily stop offering) our services to others, pay monetary amounts as damages, enter into royalty or licensing arrangements or satisfy indemnification obligations that we have with some of our clients, which could materially adversely affect our business, results of operations, financial condition or cash flows. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. In addition, certain client agreements require us to indemnify our clients for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim. We have made and expect to continue making significant expenditures to preempt, investigate, defend and settle claims related to the use of technology and intellectual property rights, including trademarks, as part of our strategy to manage this risk.

Our failure to comply with the anti-corruption laws and regulations of the United States and various international jurisdictions could materially adversely affect our reputation and results of operations.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the Foreign Corrupt Practices Act (the “FCPA”) and the U.K. Bribery Act 2010 (the “U.K. Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the U.K. Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the U.K. Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.

Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and suspension or debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

Based on the results of the annual impairment test as of October 1, 2018, the fair value of our reporting unit exceeded the individual reporting unit’s carrying value, and goodwill was not impaired. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Similar rules apply under state tax laws. If we experience one or more ownership changes as a result of this Business Combination or future transactions in our stock, then we may be limited in our ability to use our net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn. Any such limitations on the ability to use our net operating loss carryforwards and other tax assets could adversely impact our business, financial condition and operating results.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

We are subject to income taxes in the United States and various non-U.S. jurisdictions. Our effective tax rate could be adversely affected by changes in the allocation of our pre-tax earnings and losses among countries with differing statutory tax rates, in certain non-deductible expenses as a result of acquisitions, in the valuation of our deferred tax assets and liabilities, or in federal, state, local or non-U.S. tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would adversely affect our operating results.

In addition, we may be subject to income tax audits by various tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of SaaS companies. The application of tax laws in such jurisdictions may be subject to diverging and sometimes conflicting interpretations by tax authorities in these jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Taxing authorities may successfully assert that we should have collected or in the future should collect additional sales and use taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

We have not historically filed sales and use tax returns or collected sales and use taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable. Taxing authorities may seek to impose such taxes on us, including for past sales, which could result in penalties and interest. Any such tax assessments may adversely affect the results of our operations.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

We conduct integrated operations internationally through subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between our subsidiaries and between our subsidiaries and us. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally require that transfer prices be the same as those between unrelated companies dealing at arm’s length and that contemporaneous documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms’ length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Such reallocations may subject us to interest and penalties that would increase our consolidated tax liability and could adversely affect our financial condition, results of operations and cash flows.

The price of Pivotal common stock may be volatile.

The price of Pivotal common stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

•	mergers and strategic alliances in the industry in which we operate;

•	market prices and conditions in the industry in which we operate;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. Additionally, because the Company is a private company whose value is uncertain, there may be a high level of volatility in Pivotal’s share price after consummation of the Business Combination. Furthermore, if a large number of Pivotal stockholders holding public shares demand that Pivotal convert their shares into a pro rata portion of the trust account, it could significantly reduce the public “float” of Pivotal’s common stock after the Business Combination, further exacerbating this volatility.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common stock could be adversely affected.

Pivotal may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Pivotal common stock.

Upon consummation of the Merger, Pivotal will have warrants outstanding to purchase up to an aggregate of 29,350,000 shares of common stock and may issue an aggregate of 2,200,000 shares of common stock to the Company’s stockholders if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger. Pivotal will also have the ability to initially issue up to 7,500,000 shares under the 2019 Plan (assuming it is approved by stockholders at the meeting). Pivotal may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Pivotal’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	Pivotal’s existing stockholders’ proportionate ownership interest in Pivotal will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of Pivotal’s shares of common stock may decline.

Our charter will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

Our second amended and restated certificate of incorporation will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including, among other things:

•

provisions that authorize our board of directors, without action by our stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by our board of directors;

•	provisions that permit only a majority of our board of directors to call stockholder meetings and therefore do not permit stockholders to call stockholder meetings;

•

provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Pivotal’s second amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Pivotal’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in Pivotal’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Pivotal’s capital stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pivotal or any of Pivotal’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in Pivotal’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Pivotal may incur additional costs associated with resolving such action in other jurisdictions, which could harm Pivotal’s business, operating results and financial condition.

Pivotal’s second amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Pivotal will not have any right to make damage claims against the Company or the Company’s stockholders for the breach of any representation, warranty or covenant made by the Company in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Merger, except for covenants to be performed in whole or in part after the closing. As a result, Pivotal will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by the Company at the time of the Merger.

Future resales of common stock may cause the market price of Pivotal’s securities to drop significantly, even if the Company’s business is doing well.

The Founder, officers and directors of Pivotal, and the stockholders of the Company will be granted certain rights, pursuant to the Registration Rights Agreement, to require Pivotal to register, in certain circumstances, the resale under the Securities Act of common stock held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in Pivotal’s share price or putting significant downward pressure on the price of Pivotal’s stock.

If Pivotal’s stockholders fail to properly demand conversion rights, they will not be entitled to have their common stock of Pivotal converted into a pro rata portion of the trust account.

Pivotal stockholders holding public shares may demand that Pivotal convert their shares into a pro rata portion of the trust account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations. Pivotal stockholders who seek to exercise this conversion right must deliver their shares (either physically or electronically) to Pivotal’s transfer agent two (2) business days prior to the annual meeting. Any Pivotal stockholder who fails to properly deliver their shares will not be entitled to have his or her shares converted. See the section entitled “Annual Meeting of Pivotal Stockholders—Conversion Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Pivotal cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Pivotal common stock after the Business Combination will exceed the per-share conversion price.

Pivotal’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in Pivotal’s securities and subject Pivotal to additional trading restrictions.

Pivotal has applied to have its common stock and warrants listed on the NYSE after consummation of the Business Combination. Pivotal will be required to meet the initial listing requirements of the NYSE to be listed. Pivotal may not be able to meet those initial listing requirements. Even if Pivotal’s securities are so listed, Pivotal may be unable to maintain the listing of its securities in the future.

If Pivotal fails to meet the initial listing requirements and the NYSE does not list its securities and the related closing condition is waived by the parties, Pivotal could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Founder and Pivotal’s officers and directors own common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with the Company.

The Founder and Pivotal’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in founder shares and private warrants that they purchased prior to, or simultaneously with, Pivotal’s initial public offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with the Company or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $                 based upon the

closing prices of the shares and warrants on the NYSE on                 , 2019, the record date. Furthermore, the Founder and Pivotal’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the Business Combination with the Company. However, if Pivotal fails to consummate the Business Combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, Pivotal may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal—Interests of the Founder and Pivotal’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Pivotal’s directors to approve the Business Combination with the Company and to continue to pursue such Business Combination. In considering the recommendations of Pivotal’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Founder, which is ultimately controlled by Jonathan J. Ledecky and Kevin Griffin, is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of Messrs. Ledecky and Griffin to approve the Business Combination with the Company.

If the Business Combination with the Company or another business combination is not consummated by Pivotal within the required time period, the Founder will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims. See the section entitled “Other Information Related to Pivotal—Financial Condition and Liquidity” for further information.

These personal obligations of the Founder may have influenced Pivotal’s board of director’s decision to approve the Business Combination with the Company and to continue to pursue such Business Combination. In considering the recommendations of Pivotal’s board of directors to vote for the business combination proposal and the other proposals, Pivotal’s stockholders should consider these interests.

The exercise of Pivotal’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Pivotal’s stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Pivotal to agree to amend the Merger Agreement, to consent to certain actions taken by the Company or to waive rights that Pivotal is entitled to under the Merger Agreement. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle Pivotal to terminate the Merger Agreement. In any of such circumstances, it would be at Pivotal’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Pivotal and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pivotal does not believe there will be any material changes or waivers that Pivotal’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Pivotal will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Pivotal is unable to complete the Business Combination with the Company or another business combination by August 4, 2020 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Pivotal and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Pivotal’s amended and restated certificate of incorporation, Pivotal must complete the Business Combination with the Company or another business combination by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), or Pivotal must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Pivotal. Although Pivotal has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Pivotal’s public stockholders. If Pivotal is unable to complete a business combination within the required time period, the Founder has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. However, the Founder may not be able to meet such obligation as its only assets are securities of Pivotal. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Pivotal otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Pivotal may not be able to return to its public stockholders at least $10.00.

Pivotal’s stockholders may be held liable for claims by third parties against Pivotal to the extent of distributions received by them.

If Pivotal is unable to complete the Business Combination with the Company or another business combination within the required time period, Pivotal will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Pivotal cannot assure you that it will properly assess all claims that may potentially be brought against Pivotal. As such, Pivotal’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Pivotal cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Pivotal.

If Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pivotal’s stockholders. Furthermore, because Pivotal intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Pivotal’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Pivotal cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Pivotal stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on Pivotal’s shares.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Founder, Pivotal’s officers, directors and stockholders from prior to Pivotal’s initial public offering, the Company or the Company’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of Pivotal or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Pivotal’s board of directors will not have the ability to adjourn the annual meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Pivotal’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if, at the annual meeting, Pivotal is unable to consummate the Business Combination. If the adjournment proposal is not approved, Pivotal’s board will not have the ability to adjourn the annual meeting to a later date and, therefore, the Business Combination would not be completed.

FORWARD-LOOKING STATEMENTS

Pivotal believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Pivotal is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Pivotal believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Pivotal is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Pivotal or the Company in such forward-looking statements, including, among other things:

•	the ability to complete the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to maintain the listing of Pivotal’s securities on a national securities exchange following the Business Combination;

•	the potential liquidity and trading of Pivotal’s public securities;

•

the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by Pivotal stockholders;

•	the ability to operate in highly competitive markets, and potential adverse effects of this competition;

•	risk of decreased revenues if the Company does not adapt its pricing models;

•	the ability to attract, motivate and retain qualified employees, including members of its senior management team;

•	the ability to maintain a high level of client service and expand operations;

•	potential failure to comply with privacy and information security regulations governing the client datasets the Company processes and stores;

•	risk that the Company is unsuccessful in integrating acquired businesses and product lines;

•	potential issues with the Company’s product offerings that could cause legal exposure, reputational damage and an inability to deliver services;

•	the ability to develop new products, improve existing products and adapt the Company’s business model to keep pace with industry trends;

•	the ability to maintain, promote or expand the Company’s brand through effective marketing practices;

•	risk that the Company’s products and services fail to interoperate with third-party systems;

•	results of the United Kingdom’s referendum on withdrawal from the European Union;

•	potential unavailability of third-party technology that the Company uses in its products and services;

•	the ability to maintain effective controls over disclosure and financial reporting that enable the Company to comply with regulations and produce accurate financial statements;

•	potential disruption of the Company’s products, offerings, website and networks;

•	difficulties resulting from the Company’s implementation of new consolidated business systems;

•	the ability to deliver products and services following a disaster or business continuity event;

•	increased risks resulting from the Company’s international operations;

•	potential unauthorized use of the Company’s products and technology by third parties;

•	global economic conditions and the cyclical nature of certain markets the Company serves;

•	exchange rate fluctuations and volatility in global currency markets;

•	consequences of the Company’s substantial levels of indebtedness;

•	the ability to comply with various trade restrictions, such as sanctions and export controls, resulting from its international operations;

•	potential intellectual property infringement claims;

•	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

•	impacts of tax regulations and laws on the Company’s business;

•	a potential litigation involving Pivotal or the Company;

•	costs related to the Business Combination;

•	expectations regarding the time during which Pivotal will be an “emerging growth company” under the JOBS Act; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Pivotal, the Company or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Pivotal and the Company undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal, the ESPP proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Pivotal and/or the Company.

ANNUAL MEETING OF PIVOTAL STOCKHOLDERS

General

Pivotal is furnishing this proxy statement/prospectus to Pivotal’s stockholders as part of the solicitation of proxies by Pivotal’s board of directors for use at the annual meeting of Pivotal’s stockholders. This proxy statement/prospectus provides Pivotal’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders will be held on                 , 2019, at 10:00 a.m., eastern time, at the offices of Graubard Miller, general counsel to Pivotal, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Pivotal Annual Meeting

At the annual meeting, Pivotal is asking holders of Pivotal common stock to:

•	consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination contemplated thereby (the business combination proposal);

•

consider and vote upon separate proposals to approve amendments to Pivotal’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”; (ii) increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time (the charter proposals);

•	elect eight directors who, upon consummation of the Merger, will be the directors of Pivotal, in each case, until their successors are elected and qualified (the director election proposal);

•	consider and vote upon a proposal to approve the 2019 Plan (the incentive plan proposal);

•	consider and vote upon a proposal to approve the ESPP (the ESPP proposal); and

•

consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, in the event that Pivotal is unable to consummate the Business Combination for any reason (the adjournment proposal).

Recommendation of Pivotal Board of Directors

Pivotal’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of Pivotal and its stockholders; has unanimously approved the business combination proposal; unanimously recommends that stockholders vote “FOR” the business combination proposal; unanimously recommends that stockholders vote “FOR” each of the charter proposals; unanimously recommends that stockholders vote “FOR” the election of all of the persons nominated by Pivotal’s management for election as directors; unanimously recommends that stockholders vote “FOR” the incentive plan proposal; unanimously recommends that stockholders vote “FOR” the ESPP proposal; and unanimously recommends that stockholders vote “FOR” the adjournment proposal, if presented at the meeting.

Record Date; Persons Entitled to Vote

Pivotal has fixed the close of business on                 , 2019 as the “record date” for determining Pivotal stockholders entitled to notice of, and to attend and vote at, the annual meeting. As of the close of business on

                , 2019, there were 23,000,000 shares of Class A common stock outstanding and 5,750,000 shares of Class B common stock outstanding and entitled to vote. Each share of Pivotal common stock is entitled to one vote at the annual meeting.

Pursuant to agreements with Pivotal, the 5,750,000 founder shares held by the Founder and Pivotal’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the annual meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the annual meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “against” the business combination proposal, the charter proposals, the incentive plan proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal, incentive plan proposal and adjournment proposal, if presented, and will have the same effect as a vote “against” the charter proposals.

If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposal, the charter proposals and the incentive plan proposal.

Vote Required

The approval of the business combination proposal, the incentive plan proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding Pivotal common stock present and entitled to vote at the meeting.

The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding Pivotal common stock on the record date.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of Pivotal common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Pivotal common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Pivotal common stock at the annual meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Pivotal’s board of directors “FOR” the business combination proposal, each of the charter proposals, each director included in the director election proposal, the incentive plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the annual meeting will not be counted.

•

You Can Attend the Annual Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Pivotal can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Pivotal’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	you may attend the annual meeting, revoke your proxy and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Pivotal common stock, you may call Advantage Proxy, Inc., Pivotal’s proxy solicitor, at (877) 870-8565 or Jonathan J. Ledecky, Pivotal’s chief executive officer, at (212) 818-8800.

Conversion Rights

Any holder of public shares may seek to convert their shares into cash in connection with the Business Combination. Holders of public shares are not required to affirmatively vote on the business combination proposal or be holders of public shares on the record date in order to exercise conversion rights with respect to such public shares. Any stockholder holding public shares may exercise conversion rights which will result in them converting their shares into a full pro rata portion of the trust account, including interest earned on the trust account and not previously released to Pivotal to pay its tax obligations, which, for illustrative purposes, was $                 per share as of                 , 2019, the record date, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder seeks conversion of their shares as described in this section and the Business Combination is consummated, Pivotal will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted.

The Founder and Pivotal’s officers and directors will not have conversion rights with respect to any shares of Pivotal common stock owned by them, directly or indirectly.

Pivotal stockholders who seek to have their public shares converted must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Pivotal’s transfer agent no later than two (2) business days prior to the annual meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares converted, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Pivotal’s public stockholders who elected to exercise their conversion rights will not be entitled to have their shares converted. In such case, Pivotal will promptly return any shares delivered by public holders.

The closing price of the Pivotal Class A common stock on                 , 2019, the record date, was $                . The cash held in the trust account on such date less taxes payable was approximately $                 ($                 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Pivotal Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the redemption price. Pivotal cannot assure its stockholders that they will be able to sell their common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Pivotal common stock for cash and will no longer own those shares.

Appraisal Rights

None of Pivotal’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

Pivotal is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pivotal and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Pivotal will bear the cost of the solicitation.

Pivotal has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. Pivotal will pay that firm a fee of $7,500 plus disbursements. Such payment will be made from non-trust account funds.

Pivotal will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pivotal will reimburse them for their reasonable expenses.

The Founder and Pivotal’s Officers and Directors

As of                 , 2019, the record date for the Pivotal annual meeting, the Founder and Pivotal’s officers and directors beneficially owned and were entitled to vote an aggregate of 5,750,000 shares of Class B common stock. These individuals and entities also purchased an aggregate of 6,350,000 private warrants simultaneously with the consummation of Pivotal’s initial public offering. The founder shares currently constitute 20% of Pivotal’s outstanding common stock.

In connection with Pivotal’s initial public offering, each of the Founder and Pivotal’s officers and directors have agreed to vote the founder shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all the other proposals being presented at the meeting. There are no redemption rights with respect to the founder shares in the event a business combination is not effected in the required time period and Pivotal is forced to redeem all of the public shares. Accordingly, the founder shares will be worthless if no business combination is consummated by Pivotal.

In connection with Pivotal’s initial public offering, the holders of Pivotal’s founder shares entered into a lock-up agreement pursuant to which they agreed not to transfer the founder shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Pivotal common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Pivotal (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until thirty (30) days after the consummation of an initial business combination.

In connection with the Merger, the Founder agreed to enter into the Founder Lock-Up Agreement, pursuant to which an aggregate of 1,100,000 founder shares will be subject to additional transfer restrictions until the last sales price of Pivotal common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period. If the last reported sale price of Pivotal common stock does not equal or exceed $15.00 within five years from the consummation of the Business Combination, such founder shares will be forfeited to Pivotal for no consideration

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Founder, Pivotal’s officers and directors, the Company, the Company’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Pivotal common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of founder shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Pivotal will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Transactions

The Merger Agreement provides, among other things, for Merger Sub to merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal. Pursuant to the Merger Agreement, each outstanding share of common stock of the Company will be converted into the right to receive a pro rata portion of (i) 34,800,000 shares of Pivotal common stock at the closing of the Merger and (ii) 2,200,000 additional shares of Pivotal common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger.

In connection with the Merger, each outstanding share of Pivotal’s Class B common stock, by its terms, will automatically convert into one share of Pivotal’s single class of common stock upon consummation of the Business Combination. Each outstanding warrant of Pivotal entitles the holder to purchase shares of Pivotal common stock beginning 30 days after the consummation of the Business Combination.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of Pivotal will be located at 8201 Greensboro Dr., Suite 300, McLean, VA 22102; and

•	Pivotal common stock and Pivotal’s warrants are expected to be traded on the NYSE under the symbols KLD and KLD WS, respectively.

Sale Restrictions

The stockholders of the Company receiving shares of Pivotal common stock in the Merger will be subject to a 12-month lock-up period for all shares of Pivotal common stock held by such holders, which period may be earlier terminated if the reported closing sale price of Pivotal common stock equals or exceeds $12.00 for a period of 20 consecutive trading days during any 30-trading day period commencing at least 150 days after the closing of the Merger. This lock-up is identical to the lock-up previously agreed to by the Founder and other holders of Pivotal’s founder shares.

Additionally, in connection with the Merger, the Founder agreed to enter into the Founder Lock-Up Agreement, pursuant to which an aggregate of 1,100,000 founder shares will be subject to transfer restrictions for the five-year period beginning upon consummation of the Business Combination until the last sales price of Pivotal common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period. If the last reported sale price of Pivotal common stock does not equal or exceed $15.00 within the required time period, such founder shares will be forfeited to Pivotal for no consideration.

Related Agreements

Stockholders’ Agreement

Affiliates of Carlyle and Revolution have entered into the Stockholders’ Agreement with Pivotal, pursuant to which the holders of a majority of the shares of Pivotal common stock held by such Carlyle affiliates and

Revolution will have the right to designate up to six directors (or such other number as permitted pursuant to terms of the Stockholders’ Agreement) for election to Pivotal’s board of directors for so long as such Carlyle affiliates and Revolution maintain collective ownership of a certain percentage interest in Pivotal.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company’s stockholders, the Founder and the other holders of founder shares will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the securities of Pivotal held by such holders, subject to certain conditions set forth therein.

Support Agreements

In connection with the execution of the Merger Agreement, stockholders of the Company who hold a majority of the Company’s outstanding stock entered into agreements pursuant to which they agreed to vote in favor of the Business Combination at a meeting of the Company’s stockholders called to approve the Business Combination (or to act by written consent approving the Business Combination).

Background of the Merger

Pivotal is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Pivotal was incorporated under the laws of the State of Delaware on August 2, 2018.

The Business Combination with the Company is the result of an extensive search for a potential transaction utilizing the network and investing and transaction experience of Pivotal’s management team. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Pivotal and the Company. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Merger.

On February 4, 2019, Pivotal completed its initial public offering. Prior to the consummation of its initial public offering, neither Pivotal, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Pivotal.

From the date of Pivotal’s initial public offering through the signing of the Merger Agreement with the Company on May 20, 2019, representatives of Pivotal contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. During that period, Pivotal’s officers and directors identified and met with over 50 potential target businesses from a wide range of industry segments. The decision not to pursue any particular target business that Pivotal analyzed was generally the result of one or more of (i) Pivotal’s determination that such business did not represent as attractive a target as the Company due to a combination of business prospects, strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between Pivotal, on the one hand, and the target and/or its owners, on the other hand, (iii) a potential target’s unwillingness to engage with Pivotal given the timing and uncertainty of closing due to the requirement for Pivotal stockholder approval or (iv) a potential target’s unwillingness to engage with Pivotal given conflicting business objectives on the target’s side.

Jonathan Ledecky and Christopher Weiler, chief executive officer of the Company, have been business acquaintances for more than 20 years. Following Pivotal’s initial public offering, Mr. Ledecky invited Mr. Weiler to lunch on February 7, 2019 so that he could update Mr. Weiler on his recent business activities, including the consummation of Pivotal’s initial public offering. Mr. Weiler also updated Mr. Ledecky on his current activities, including the business operations of KLDiscovery. Following this meeting, the two made arrangements to meet again to further discuss their activities and to determine whether a transaction between Pivotal and the Company could be considered.

On February 18, 2019, Pivotal and the Company executed a non-disclosure agreement and on March 5, 2019, the Company began providing due diligence materials to Pivotal.

On March 25, 2019, the parties had a dinner meeting in Washington, DC to discuss the possibility of a transaction between Pivotal and the Company. Present at the meeting were Mr. Ledecky, William Darman of TCG, Evan Morgan, a former director of Pivotal and a special partner at RG, one of the Company’s stockholders, and Dan Akerson, Christopher Weiler and Dawn Wilson from KLDiscovery. At this time, Mr. Morgan was still a director of Pivotal.

On March 27, 2019, an initial draft of a letter of intent setting forth the proposed terms of a transaction between Pivotal and the Company was sent by Pivotal to the Company based on the meetings held between the parties up to such date. The initial draft of the letter of intent contemplated Pivotal issuing to the stockholders of the Company an aggregate of 33,500,000 shares of Pivotal common stock, which would constitute approximately 54% of the outstanding shares of Pivotal common stock on an after-issued basis.

On April 3, 2019, the parties had a meeting at TCG’s offices. Present at the meeting were Mr. Darman, Mr. Ledecky, Rodney Cohen of TCG, and Kevin Griffin, a director of Pivotal. At this meeting, the parties discussed the operations of Pivotal and the Company and the terms of the letter of intent, including the valuation of the Company and the resulting number of shares of Pivotal common stock to be issued to the stockholders of the Company in the proposed transaction.

On April 9, 2019, Pivotal, the Company and their respective legal counsel and auditors participated in a conference call to discuss the proposed transaction. Following this call, Pivotal circulated a revised draft of the letter of intent to representatives of the Company. The revised draft of the letter of intent contemplated Pivotal issuing to the stockholders of the Company an aggregate of 34,800,000 shares of Pivotal common stock, which would constitute approximately 56% of the outstanding shares of Pivotal common stock on an after-issued basis. The revised draft of the letter of intent also contemplated the stockholders of the Company having the right to receive 2,200,000 additional shares of Pivotal common stock if the reported closing sale price of Pivotal common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger. The parties agreed that the all-stock consideration in the proposed transaction would allow the combined company to use proceeds from Pivotal’s trust account to reduce the Company’s indebtedness post-closing. The reduction of debt would generate additional cash flow for the Company while positioning the Company to have a more attractive balance sheet for further organic growth and potential post-merger acquisition opportunities that might present themselves for the Company’s consideration.

On April 12, 2019, Mr. Morgan resigned from the board of directors of Pivotal in order to avoid any potential conflict of interest due to Mr. Morgan’s affiliation with both Pivotal and the Company.

On April 16, 2019, Graubard Miller, legal counsel to Pivotal, circulated an initial draft of the Merger Agreement to the Company and its legal representatives. The draft of the Merger Agreement reflected the terms of the revised letter of intent, which the parties determined not to execute and instead proceed straight to preparing the definitive documentation for the transaction.

On April 19, 2019, Latham & Watkins LLP, legal counsel to the Company (“Latham & Watkins”), circulated a revised draft of the Merger Agreement to Graubard Miller.

On April 22, 2019, the parties met at the offices of Cantor Fitzgerald & Co. (“Cantor”), the lead underwriter of Pivotal’s initial public offering, so that the bankers could get a better understanding of the Company’s operations and the potential economics of a transaction between Pivotal and the Company. Present at the meeting were representatives of Cantor, BTIG, LLC (“BTIG”), another underwriter in Pivotal’s initial public offering, Mr. Ledecky, Mr. Weiler, Ms. Wilson and Mr. Griffin.

On April 23, 2019, Graubard Miller circulated a revised draft of the Merger Agreement.

On April 24, 2019, Latham & Watkins circulated a revised draft of the Merger Agreement to Graubard Miller.

On April 29, 2019, Cantor, BTIG and Pivotal had a telephone conference call to discuss, among other things, the timing of the potential transaction and a proposed requirement to have a certain minimum level of cash available to Pivotal upon the consummation of the transaction.

On April 29, 2019, Graubard Miller circulated a revised draft of the Merger Agreement.

On April 30, 2019, another meeting was held between Pivotal and its bankers to discuss the proposed transaction and various marketing aspects relating to the proposed transaction.

On May 1, 2019, Pivotal had another meeting with Cantor and BTIG to discuss the potential transaction.

From May 3 to May 9, 2019, the parties had introductory conversations with a small number of existing and potential investors of Pivotal on a confidential basis to gauge their interest in connection with the potential Business Combination with the Company. During these discussions, Messrs. Ledecky and Weiler reviewed with investors certain information regarding the Company and the combined company following the Business Combination, including certain financial projections regarding the Company’s business. Each potential investor was informed in advance that the information that would be shared constituted material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of Pivotal and using the information for purposes other than such potential investor’s potential investment in connection with the Business Combination

On May 10, 2019, Latham & Watkins sent a revised draft of the Merger Agreement to Graubard Miller. Latham & Watkins also sent drafts of various ancillary documents to the Merger Agreement to Graubard Miller.

On May 13, 2019, Graubard Miller sent a revised draft of the Merger Agreement to Latham & Watkins and commented on various ancillary documents. Also on May 13, 2019, Pivotal engaged Northland to provide it with the “fairness opinion” described below.

On May 14, 2019, Latham & Watkins sent a revised draft of the Merger Agreement to Graubard Miller and commented on various ancillary documents.

On May 15, 2019, Graubard Miller sent a revised draft of the Merger Agreement to Latham & Watkins.

On May 17, 2019, Pivotal’s board of directors met via teleconference. The entire board was present at the meeting. Also participating by invitation were James Brady, the chief financial officer of Pivotal, Greg Racz, an officer of the Founder, Jeffrey M. Gallant of Graubard Miller, counsel to Pivotal, and Jeff Peterson, Omar A. El-Sanjak, Matt Hansen and Kurtis Fechtmeyer of Northland (who were present only when they were making their presentation to the Pivotal board of directors). At this meeting, Messrs. Ledecky and Griffin gave an extensive presentation about the proposed Business Combination, including potential risks relevant to the Company’s business. The representatives from Northland made a presentation to the board of directors, discussed valuation methodologies and concluded by stating that they believed that the consideration to be paid by Pivotal in the Business Combination was fair to Pivotal from a financial point of view and that the value of the Company as a whole was at least equal to 80% of the amount held in the Pivotal’s trust account (excluding deferred underwriting commissions). After considerable review and discussion of the transaction, the Merger Agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board of directors determined to recommend the approval of the merger transaction to its stockholders. The Pivotal board of directors also concluded that, based on the report and presentation of Northland, the fair market value of the Company was equal to at least 80% of the funds held in Pivotal’s trust account (excluding deferred underwriting commissions).

On May 17, 2019, the parties discussed the composition of the initial post-merger board of directors of Pivotal and agreed upon the individuals that would make up the board. It was determined that the majority of directors would come from the Company’s existing directors with Pivotal appointing Messrs. Ledecky and Griffin. Messrs. Ledecky’s and Griffin’s continued involvement was based in part on their extensive relationships with individuals and companies that might be potential customers or acquisition candidates for the Company following closing of the proposed transaction.

Legal counsel to the parties continued to exchange comments to the Merger Agreement and ancillary documents until all agreements were finalized on May 20, 2019.

The Merger Agreement was signed on May 20, 2019. After market close on May 20, 2019, Pivotal and the Company jointly issued a press release announcing the signing of the Merger Agreement. Prior to the market open on May 21, 2019, Pivotal filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

Pivotal’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Pivotal’s board of directors consulted with Pivotal’s management and legal and financial advisors, including Northland. Pivotal’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Pivotal’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of the Company, comparable publicly traded company analyses prepared by management, an analysis of pro forma capital structure and trading multiples prepared by management, and similar and other analyses provided by Northland.

Pivotal’s management conducted a due diligence review of the Company that included an industry analysis, an analysis of the existing business model of the Company and historical and projected financial results. Pivotal’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Pivotal’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Pivotal’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Pivotal—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Pivotal and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Merger contemplated therein, Pivotal’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Pivotal’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Pivotal’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pivotal’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, Pivotal’s board of directors gave considerable weight to the following factors:

•

Experienced Leadership Team with a Proven Track Record. The Company is led by Christopher Weiler, one of the longest tenured chief executive officers in the eDiscovery industry, with a proven track record of acquisition execution;

•

Commitment of Current Stockholders. The Company’s current stockholders were retaining 100% of their equity interests in the Business Combination, which the Pivotal board believed reflects their belief in and commitment to the continued growth prospects of the combined company;

•

Platform for Future Acquisitions. The Company provides an optimal platform for future strategic acquisitions and tuck-ins with its proven track record of M&A execution and the ample opportunity to consolidate the highly fragmented eDiscovery industry;

•

Top Tier Ownership from TCG and RG. TCG’s U.S. Equity Opportunity Fund is a successful middle-market private equity firm focusing on a broad range of small and middle market equity transactions. RG is a Washington D.C.-based growth stage venture capital firm which invests in and actively helps build disruptive, innovative and significant new category-defining companies;

•

Attractive Valuation. Pivotal’s board of directors believes the Company’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the legal technology sector is favorable for Pivotal.

Pivotal’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•	Competition. Competition in the Company’s industry is intense and often results in price wars, thereby potentially lowering the Company’s profits;

•	Indebtedness. The Company’s level of indebtedness was approximately $456.8 million as of the signing of the Merger Agreement and such debt potentially could put pressure on the Company’s operations;

•	Ability to Grow through Acquisitions. The Company intends to be acquisitive going forward; however, this puts pressure on management time to properly analyze and diligence potential target businesses;

•

Loss of Key Personnel. Key personnel in the Company’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to the Company’s operations; and

•	Other Risks. Various other risks associated with the Company’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Pivotal’s board of directors concluded that the potential benefits that it expected Pivotal and its stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, Pivotal’s board of directors unanimously determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Pivotal and its stockholders.

Certain Forecasted Financial Information for the Company

The Company provided Pivotal with its internally prepared forecasts described below. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the Company’s control, such as the risks and uncertainties described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. The Company’s management used a number of key assumptions in determining its financial projections. Specifically, the Company’s management forecast a compound annual growth rate (“CAGR”) for revenue of 6.2%, which is based on historical growth rates for the Company’s business, projected CAGRs for the industry and the time period necessary to ramp up the Company’s newly acquired sales people. Additionally, the Company’s management expects Adjusted EBITDA margin and Gross Profit margins, and therefore the underlying Adjusted EBITDA and Gross Profit numbers, to expand in 2019 due to revenue optimization, expense realignment and variable software cost efficiencies. Lastly, with respect to Adjusted EBITDA margins in 2020 and 2021, the Company’s management expects them to remain consistent at 26% and Gross Profit margins to remain consistent at 58%, reflecting steady-state cost of revenues and consistency in the Company’s service offering mix.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by the Company’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. While all forecasts are necessarily speculative, the Company believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that the Company or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Pivotal for use as a component in its overall evaluation of the Company, and are included elsewhere in this proxy statement/prospectus on that account. The Company has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Pivotal. Neither the Company’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. The Company will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Company does not as a matter of course make public projections as to future sales, earnings or other results. However, the Company’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Pivotal. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the forecasts provided to Pivotal are summarized below:

	Fiscal Year Ended December 31,
($ in millions)	2019E	2020E	2021E
Revenue	$310	$347	$372
Adjusted EBITDA (1)(2)	75	91	98
Gross Profit (3)	172	202	218

(1)

The Company defines Adjusted EBITDA as operating income from continued operations plus depreciation and amortization expense, stock based compensation expenses, acquisition related expenses, restructuring charges and other items not reflective of our ongoing business.

(2)

The Company is unable to predict with reasonable certainty factors such as costs and other one-time items related to this transaction, future changes in interest rates, effective income tax rate, the future impact of unusual gains and losses, restructuring, acquisition and integration-related costs and stock based compensation due to the timing of future awards, without unreasonable effort. These items are uncertain, and depend on various factors and so this reconciliation has not been provided. These items and factors could be material to the Company’s results computed in accordance with U.S. GAAP.

(3)	Gross Profit does not include amortization of acquired developed technology intangibles reflected in the U.S. GAAP financial statements.

Opinion of Financial Advisor

In making its determination with respect to the Business Combination, Pivotal’s board of directors also considered the financial analyses prepared by Northland, and the opinion of Northland as of May 17, 2019, as to (i) the fairness, from a financial point of view, to Pivotal of the Merger Consideration to be paid pursuant to the Merger Agreement and (ii) whether the business acquired had a combined fair market value equal to at least 80% of the balance of funds in Pivotal’s trust account (excluding deferred underwriting commissions).

Pivotal’s board of directors retained Northland to provide a fairness opinion in connection with its consideration of the Merger. On May 17, 2019, at a meeting of Pivotal’s board of directors held to evaluate the proposed transaction, Northland delivered an oral opinion, subsequently confirmed by delivery of a written opinion to Pivotal’s board of directors, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, (i) the Merger Consideration to be paid by Pivotal in the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to Pivotal, and (ii) the fair market value of the Company equals or exceeds 80% of the amount held by Pivotal in trust for benefit of its public stockholders (excluding any deferred underwriting commissions).

The full text of the written opinion of Northland, dated May 17, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex D. The following summary of Northland’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Northland provided its opinion for the information and assistance of Pivotal’s board of directors in connection with its consideration of the Business Combination. Northland’s opinion was not intended to and does not constitute a recommendation as to how any holder of Pivotal common stock should vote or take any action with respect to the Business Combination or any other matter.

In arriving at its opinion, Northland, among other things:

•	reviewed the financial terms of a draft of the Merger Agreement received on May 15, 2019;

•	reviewed and analyzed certain historical financial, operating and business information related to the Company;

•	reviewed and analyzed certain internal financial projections of the Company prepared for financial planning purposes and furnished by the management of the Company;

•	reviewed and analyzed certain publicly available information related to Pivotal;

•	reviewed and analyzed certain historical financial, operating, market and securities data of Pivotal publicly available or furnished by the management of Pivotal, as applicable;

•	conducted discussions with members of management of Pivotal with respect to Pivotal’s strategic reasons for pursuing the Merger and Pivotal’s valuation of the Company;

•

conducted discussions with members of management of Pivotal and the Company with respect to the business and prospects of Pivotal and the Company, respectively, on a stand-alone basis and on a combined basis;

•	reviewed and analyzed the reported prices and trading activity of shares of Pivotal common stock;

•	compared the financial performance of the Company with that of certain other publicly traded companies deemed by Northland to be comparable to the Company;

•

to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Company operates and selected companies deemed by Northland to be comparable to the Company;

•	performed discounted cash flows analyses on the Company incorporating various assumptions provided to Northland by the management of each of Pivotal and the Company; and

•

compared the fair market value of the Company implied by the various financial analyses that Northland conducted to the amount held by Pivotal in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions), as provided by management of the Company and Pivotal, as applicable.

In addition, Northland conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Northland deemed necessary and appropriate in arriving at its opinion.

Summary of Financial Analyses

In accordance with customary investment banking practice, Northland employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses performed by Northland in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, Pivotal’s board of directors at a meeting held on May 17, 2019. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Northland or of its presentation to Pivotal’s board of directors on May 17, 2019.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Northland. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Northland or Pivotal’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 14, 2019 and is not necessarily indicative of current market conditions. All analyses conducted by Pivotal were going concern analyses and Northland expressed no opinion regarding the liquidation value of any entity.

The Merger Consideration was determined through arm’s-length negotiations between Pivotal and the Company and was approved by Pivotal’s board of directors. Northland did not provide advice to Pivotal’s board of directors during these negotiations nor recommend any specific consideration to Pivotal or Pivotal’s board of directors or suggest that any specific consideration constituted the only appropriate consideration for the Merger, including but not limited to the Merger Consideration. In addition, Northland’s opinion and its presentation to Pivotal’s board of directors were one of many factors taken into consideration by Pivotal’s board of directors in deciding to approve the Merger.

For purposes of its financial analyses, Northland utilized the Company’s internal financial projections for the fiscal years ending December 31, 2019 and December 31, 2020, prepared by and furnished to Northland by the management of Pivotal and the Company.

Further, Northland was advised by the management of Pivotal, and Northland assumed with the consent of the management of Pivotal, that, as of the date of its opinion, the amount held by Pivotal in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions) was equal to $223.3 million.

Comparable Public Company Analysis

Northland reviewed, among other things, selected historical financial data and estimated financial data of the Company based on projections provided by its management, and compared them to corresponding financial data, where applicable, for U.S. listed public companies that Northland deemed comparable to the Company. Northland also derived multiples for each of the comparable companies and the Company based on such financial data and market trading prices, as applicable, and compared them. Northland selected these companies based on characteristics described below using the most recently available public information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources.

Although Northland selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of the Company, no selected company is identical to the Company. Accordingly, Northland’s comparison of selected companies to the Company and analysis of the results of such comparison was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of the Company.

The comparable group consisted of sixteen (16) U.S. publicly traded companies that have financial profiles deemed comparable to the Company, divided into two sections: (1) vertically focused software companies and (2) data protection and archiving companies. Collectively, such group is referred to in this proxy statement/prospectus as the “Comparable Group.” Based on these criteria, Northland identified and analyzed the following selected companies:

Vertically Focused Software Companies:

•	Benefitfocus, Inc.

•	Blackbaud, Inc.

•	BlackLine, Inc.

•	Bottomline Technologies (de), Inc.

•	Cornerstone OnDemand, Inc.

•	RealPage, Inc.

•	SPS Commerce, Inc.

•	SS&C Technologies Holdings, Inc.

•	Tyler Technologies, Inc.

•	Upland Software, Inc.

Data Protection and Archiving Companies:

•	Carbonite, Inc.

•	Commvault Systems, Inc.

•	j2 Global, Inc.

•	Open Text Corporation

•	Progress Software Corporation

•	Zix Corporation

In all instances, multiples were based on closing stock prices on May 14, 2019. With respect to the Comparable Group table below, the information Northland presented included the following valuation and operating data:

•	multiple of enterprise value to revenue for the last twelve months (“EV / LTM Revenue”)

•	multiple of enterprise value to gross profit for the last twelve months (“EV / LTM Gross Profit”)

•	multiple of enterprise value to EBITDA for the last twelve months (“EV / LTM EBITDA”)

•	multiple of enterprise value to estimated 2019 revenue (“EV / 2019E Revenue”)

•	multiple of enterprise value to estimated 2019 gross profit (“EV / 2019E Gross Profit”)

•	multiple of enterprise value to estimated 2019 EBITDA (“EV / 2019E EBITDA”)

•	multiple of enterprise value to estimated 2020 revenue (“EV / 2020E Revenue”)

•	multiple of enterprise value to estimated 2020 gross profit (“EV / 2020E Gross Profit”)

•	multiple of enterprise value to estimated 2020 EBITDA (“EV / 2020E EBITDA”)

Comparable Group
	25th Percentile	Mean	Median	75th Percentile
EV / LTM Revenue (1)	4.8x	6.3x	5.7x	7.6x
EV / LTM Gross Profit (1)	8.2x	10.3x	10.0x	12.9x
EV / LTM EBITDA (1)(2)	15.2x	27.4x	22.8x	29.1x
EV / 2019E Revenue (3)	4.4x	5.4x	5.1x	6.4x
EV / 2019E Gross Profit (3)	5.9x	8.2x	8.2x	9.7x
EV / 2019E EBITDA (2)(3)	11.7x	22.9x	20.3x	25.5x
EV / 2020E Revenue (3)	3.9x	4.9x	4.9x	5.8x
EV / 2020E Gross Profit (3)	5.7x	7.3x	7.3x	9.2x
EV / 2020E EBITDA (2)(3)	11.0x	20.3x	17.2x	21.9x

(1)	LTM period for the selected public company analysis is based on the latest publicly reported financial results for such company. For the Company, LTM financial results are as of December 31, 2018.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation and one-time non-recurring items.
(3)

Projected calendar year 2019 and 2020 revenue, gross profit and EBITDA, as applicable, for the Company were based on projections provided by management of Pivotal and the Company. Projected calendar year 2019 and 2020 revenue, gross profit and EBITDA, as applicable, for the selected public companies were based on equity research analyst consensus estimates.

Based on the analysis above, Northland then applied a private company discount of 30.0% to the equity values of the Comparable Group and applied the range of Comparable Group trading multiples to the applicable revenue, gross profit and EBITDA metrics of the Company. The analysis indicated the following implied enterprise value of the Company as compared to the Company’s projections:

			Implied Enterprise Value of the Company
(dollars in millions)	The Company		25th Percentile	Mean	Median	75th Percentile
LTM Revenue	$296.2		$1,015	$1,351	$1,254	$1,606
LTM Gross Profit	$149.9	(1)	$851	$1,222	$1,112	$1,383
LTM EBITDA	$54.6		$610	$903	$849	$1,092
2019E Revenue	$310.0		$1,006	$1,203	$1,206	$1,354
2019E Gross Profit	$172.3	(1)	$752	$1,015	$1,057	$1,244
2019E EBITDA	$74.7		$669	$1,020	$1,035	$1,395
2020E Revenue	$347.2		$1,038	$1,219	$1,270	$1,397
2020E Gross Profit	$202.2	(1)	$864	$1,072	$1,038	$1,339
2020E EBITDA	$91.3		$732	$1,067	$1,153	$1,366

(1)	Gross Profit does not include amortization of acquired developed technology intangibles reflected in the U.S. GAAP financial statements.

Comparable M&A Transaction Analysis

Northland performed a comparable M&A transaction analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the Merger. Northland selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Northland selected these transactions based on the following criteria:

•	transactions with a company operating within vertically focused software, document management, eDiscovery, data archiving, data recovery or risk mitigation services;

•	transactions announced since January 1, 2015; and

•	transactions with publicly available information regarding terms of the transaction.

The group was comprised of the following transactions and is referred to in this proxy statement/prospectus as the “Precedent Transaction Group”:

Company	Buyer
Ellie Mae, Inc.	Thoma Bravo, LLC
Voalte, Inc.	Hill-Rom, Inc.
MicroPact Inc.	Tyler Technologies, Inc.
AppRiver, LLC	Zix Corporation
Visual Compliance	The Descartes Systems Group Inc.
Prescribe Wellness, LLC	Tabula Rasa HealthCare, Inc.
Datawatch Corporation	Altair Engineering Inc.
Viewpoint, Inc.	Trimble Inc.
RPX Corporation	Silver Lake Partners
CM2.Com, Inc.	Zix Corporation
Aconex Limited	Vantive Australia Pty Ltd
Barracuda Networks, Inc.	Thomas Bravo, LLC
Guidance Software, Inc.	Open Text Corporation
Kofax Limited	Thomas Bravo, LLC
Epiq Systems, Inc.	DTI

Company	Buyer
Recommind, Inc.	Open Text Corporation
Recall Holdings Limited	Iron Mountain Incorporated
SolarWinds Corporation	Silver Lake Partners
LDiscovery, LLC	The Carlyle Group
Huron Consulting Group Inc.	Consilio LLC
Daegis Inc.	Open Text Corporation
Aderant Holdings, Inc.	Roper Technologies, Inc.
Intronis, Inc.	Barracuda Networks, Inc.
Kofax Limited	Lexmark International
Iris Data Services, Inc.	Epiq Systems, Inc.

With respect to the Precedent Transaction Group, Northland calculated the ratio of implied enterprise value to historical revenue and EBITDA for the LTM period and projected revenue and EBITDA for the next twelve month period (the “NTM period”). Northland then compared the results of these calculations with similar calculations for the Company.

The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of the Company were within the range of valuation multiples of the Precedent Transaction Group when comparing the ratio of the implied enterprise value to the revenue and EBITDA for the LTM period and NTM period.

Results of Northland’s analysis were presented for the Precedent Transaction Group, as shown in the following table:

Precedent Transaction Group
(dollars in millions)	25th Percentile	Mean	Median	75th Percentile
Implied EV	$163.0	$829.7	$268.5	$1,200.3
Implied EV to LTM Revenue (1)	2.4x	4.2x	3.2x	5.4x
Implied EV to LTM EBITDA (1)	11.3x	23.2x	15.5x	33.0x
Implied EV to NTM Revenue (1)	2.2x	4.1x	3.1x	6.1x
Implied EV to NTM EBITDA (1)	13.5x	17.0x	18.7x	19.8x

(1)	The LTM period and NTM period for the Precedent Transaction Group are based on latest publicly reported financial results.

Based on the analysis above, Northland then applied the range of the Precedent Transaction Group trading multiples to the applicable financial metrics of the Company. The analysis indicated the following implied enterprise value of the Company:

		Precedent Transaction Group
(dollars in millions)	The Company	25th Percentile	Mean	Median	75th Percentile
LTM Revenue (1)	$296.2	$699	$1,237	$948	$1,587
LTM EBITDA (1)	$54.6	$617	$1,267	$846	$1,801
NTM Revenue (1)	$310.0	$685	$1,277	$953	$1,876
NTM EBITDA (1)	$74.6	$1,011	$1,268	$1,394	$1,477

(1)	LTM period for the Company is as of December 31, 2018.

No target company or transaction utilized in the comparable M&A transaction analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company, the industry or the financial markets in general.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a widely used valuation methodology that relies upon numerous assumptions, including asset growth rates, earnings growth rates, discount rates and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The analysis does not purport to be indicative of the actual or expected implied enterprise value of the Company or Pivotal on a stand-alone or a pro forma combined basis. In addition, the analysis is based on internal financial projections provided and approved for use by management of the Company and Pivotal. For its analysis, Northland did not include the value of any outstanding federal net operating losses in the implied enterprise value for the Company.

Using such discounted cash flows analysis, Northland calculated an estimated range of implied enterprise values for the Company based on the net present value of hypothetical cash flows through fiscal year 2023 utilizing financial projections for fiscal years 2019 through 2023 provided by, and approved for use by, the management of Pivotal and the Company. Northland calculated the range of net present values based on EBITDA exit multiples ranging from 8.0x to 10.0x and discount rates ranging from 12.5% to 16.5%, based on a weighted average cost of capital analysis. This analysis resulted in an implied enterprise value of the Company ranging from a low of $788 million to a high of $913 million. Northland also calculated the range of net present values based on discount rates ranging from 12.5% to 16.5%, based on a weighted average cost of capital analysis. This analysis resulted in an implied enterprise value of the Company ranging from a low of $741 million to a high of $837 million. Northland observed that the Merger Consideration (whether including or excluding the Contingent Consideration) was below the ranges of implied enterprise values of the Company derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Northland, but does summarize the material analyses performed by Northland in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Northland believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Northland opinion. In arriving at its opinion, Northland considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Northland made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Northland’s view of the actual value of the Company or the combined company.

No company or transaction used in the above analyses as a comparison is directly comparable to Pivotal, the Company, the Merger or the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Pivotal, the Company and the Business Combination were compared and other factors that could affect the public trading value or transaction value of the companies involved, as applicable.

Northland performed its analyses solely for purposes of providing its opinion to Pivotal’s board of directors. In performing its analyses, Northland made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Northland are based upon forecasts of future results furnished to Northland by outside financial advisors and confirmed by members of Pivotal’s board of directors and the management of Pivotal and the Company, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Northland does not assume responsibility if future results are materially different from forecasted results.

Northland relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Northland or discussed with or reviewed by Northland. Northland further relied upon the assurances of the management of Pivotal and the Company that the financial information provided to Northland was prepared on a reasonable basis in accordance with industry practice, and that the management of each of Pivotal and the Company was not aware of any information or facts that would make any information provided to Northland incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Northland’s opinion, Northland assumed that with respect to financial forecasts, estimates of net operating loss tax benefits or other estimates and other forward-looking information reviewed by Northland, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Pivotal and the Company as to the expected future results of operations and financial condition of Pivotal, the Company and the combined company following the consummation of the Business Combination. Northland expressed no opinion as to any such financial forecasts, net operating loss or other estimates or forward-looking information or the assumptions on which they were based. Northland relied, with Pivotal’s consent, on advice of outside counsel and Pivotal’s independent registered public accounting firm, and on the assumptions of the management of Pivotal and the Company, as to all accounting, legal, regulatory, tax and financial reporting matters with respect to Pivotal, the Company and the Business Combination. Northland’s opinion does not address any accounting, legal, regulatory, tax or financial reporting matters.

In arriving at its opinion, Northland assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Northland on May 15, 2019. Northland relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party pursuant to the Merger Agreement, (iii) the Business Combination would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Business Combination would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Northland assumed that all the necessary regulatory approvals and consents required for the Business Combination would be obtained in a manner that would not adversely affect Pivotal, the Company or the contemplated benefits of the Business Combination.

In arriving at its opinion, Northland did not perform any appraisals, valuations or other independent analyses of any specific assets or liabilities (fixed, contingent or other) of Pivotal or the Company, and was not furnished or provided with any such appraisals or valuations, nor did Northland evaluate the solvency of Pivotal or the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Northland in connection with its opinion were going concern analyses. Northland expressed no opinion regarding the liquidation value of Pivotal, the Company or any other entity. Without limiting the generality of the foregoing, Northland undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Pivotal, the Company or any of its affiliates was a party or may be subject, and at the direction of Pivotal and with its consent, Northland’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Northland also assumed that neither Pivotal nor the Company is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, other than the Business Combination.

Northland’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Northland did not express any opinion as to the price at which shares of Pivotal common stock have traded or may trade following announcement of the Business Combination or at any future time. Northland did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Northland’s opinion addressed solely (i) the fairness, from a financial point of view, to Pivotal of the Merger Consideration to be paid in the Business Combination pursuant to the Merger Agreement, and (ii) whether the fair market value of the Company equals or exceeds 80% of the amount held by Pivotal in trust for benefit of its public stockholders (excluding any deferred underwriting commissions), and did not address any other terms or agreement relating to the Business Combination or related transactions. Northland was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Business Combination, the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Pivotal or any other terms contemplated by the Merger Agreement. Furthermore, Northland expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Pivotal or the Company in the Business Combination, or relative to or in comparison with the Merger Consideration.

Northland is a nationally recognized investment banking firm and regularly provides fairness opinion services in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pivotal’s board of directors selected Northland to render its fairness opinion in connection with the Business Combination contemplated by the Merger Agreement on the basis of its experience and reputation in providing fairness opinions in connection with mergers, acquisitions and other similar transactions.

Pursuant to the terms of the engagement letter dated May 13, 2019, Northland rendered to Pivotal’s board of directors a fairness opinion in connection with the Business Combination and will receive an aggregate fee of $250,000 from Pivotal of which $50,000 was due upon delivery of the fairness opinion with the remaining $200,000 due upon the consummation of the Merger (collectively, the “Opinion Fee”). The Opinion Fee was not contingent on the conclusions reached in Northland’s opinion. Additionally, Pivotal has agreed to indemnify Northland against certain liabilities and to reimburse Northland for certain expenses in connection with its services. Furthermore, Northland was not requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with Pivotal or any other alternative transaction or (iii) advise Pivotal’s board of directors or any other party with respect to alternatives to the Business Combination. In addition, Northland was not requested to and did not provide advice regarding the structure or any other aspect of the Business Combination or services other than the delivery of its opinion. Northland has not otherwise acted as financial advisor to any party to the Business Combination. In the ordinary course of its business, Northland and its affiliates may actively trade securities of Pivotal for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Northland has not received fees or other compensation from Pivotal or the Company in the past two years prior to the issuance of its opinion. Northland and its affiliates may from time to time perform various investment banking and financial advisory services for Pivotal and for other clients and customers that may have conflicting interests with Pivotal, for which Northland would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of Northland’s research department and personnel. As a result, Northland’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Business Combination and other participants in the Business Combination that differ from the opinions of Northland’s investment banking personnel.

Satisfaction of 80% Test

It is a requirement under Pivotal’s current amended and restated certificate of incorporation that any business acquired by Pivotal have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analyses used to approve the Business Combination described herein, Pivotal’s board of directors determined that this requirement was met. In reaching this determination, Pivotal’s board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills as well as quantitative factors such as the historical growth rate and potential for future growth in revenues and profits of the Company. Pivotal’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met this requirement. In addition, Pivotal’s board of directors considered the financial analyses prepared by Northland, and the opinion of Northland as of May 17, 2019, as to whether the business acquired has a fair market value equal to at least 80% of the balance of the funds in Pivotal’s trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of the Merger Agreement.

Interests of the Founder and Pivotal’s Directors and Officers in the Business Combination

In considering the recommendation of Pivotal’s board of directors to vote in favor of approval of the business combination proposal, the charter proposals and the other proposals, stockholders should keep in mind that the Founder and Pivotal’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Pivotal’s stockholders generally. In particular:

•

If the Business Combination with the Company or another business combination is not consummated by August 4, 2020 (or such later date as may be approved by Pivotal’s stockholders), Pivotal will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,750,000 founder shares held by Founder and Pivotal’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Pivotal’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on NYSE on                 , 2019, the record date.

•

The Founder, which is affiliated with certain of Pivotal’s directors and officers, purchased an aggregate of 6,350,000 private warrants from Pivotal for an aggregate purchase price of approximately $6,350,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. All of the proceeds Pivotal received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $                 based upon the closing price of $                 per unit on NYSE on                 , 2019, the record date. The private warrants will become worthless if Pivotal does not consummate a business combination by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation).

•

The Stockholders’ Agreement contemplated by the Merger Agreement provides that Jonathan J. Ledecky and Kevin Griffin will be directors of Pivotal after the closing of the Merger (assuming they are elected at the annual meeting as described in this proxy statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that Pivotal’s board of directors determines to pay to its non-executive directors.

•

If Pivotal is unable to complete a business combination within the required time period, the Founder will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to Pivotal. If Pivotal consummates a business combination, on the other hand, Pivotal will be liable for all such claims.

•

The Founder and Pivotal’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Pivotal’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Pivotal fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Pivotal may not be able to reimburse these expenses if the Business Combination with the Company or another business combination is not completed by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation). As of                 , 2019, the record date, the Founder and Pivotal’s officers, directors and their affiliates had incurred approximately $                 of unpaid reimbursable expenses.

•

The Merger Agreement provides for the continued indemnification of Pivotal’s current directors and officers and the continuation of directors and officers liability insurance covering Pivotal’s current directors and officers.

•

Pivotal’s officers and directors (or their affiliates) may make loans from time to time to Pivotal to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made; however, loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Pivotal outside of the trust account.

Recommendation of Pivotal’s Board of Directors

After careful consideration of the matters described above, particularly the Company’s position in its industry, potential for growth and profitability, the experience of the Company’s management and the Company’s competitive positioning, its customer relationships and technical skills, Pivotal’s board determined unanimously that each of the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented, is fair to and in the best interests of Pivotal and its stockholders. Pivotal’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by Pivotal’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by Pivotal’s board of directors.

Material U.S. Federal Income Tax Consequences of the Merger

The following section is a summary of the material U.S. federal income tax consequences for holders of Pivotal common stock and holders of warrants to acquire Pivotal common stock of the Business Combination. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Business Combination.

This discussion addresses only those holders that hold their common stock or warrants as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Pivotal common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	Non-U.S. holders (as defined below, and except as otherwise discussed below);

•	persons that own (or are treated as owning) 5% or more of Pivotal’s common stock;

•	persons who exercise redemption rights but continue to own, actually or constructively, Pivotal common stock following the Merger;

•	persons who hold or receive Pivotal common stock as compensation; and

•	persons who are making charitable contributions of Pivotal common stock in connection with the Merger.

The discussion is based upon the Code, applicable Treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (including the impact of the Medicare contribution tax on net investment income), are not addressed.

Neither Pivotal nor the Company intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Pivotal common stock or warrants who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of Pivotal common stock or warrants who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of the Merger

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Pivotal.

No gain or loss is expected to be recognized for U.S. federal income tax purposes by Pivotal or by the stockholders of Pivotal (whether such holders are U.S. holders or Non-U.S. holders) if their conversion rights are not exercised. No gain or loss is expected to be recognized for U.S. federal income tax purposes by holders of warrants to acquire Pivotal common stock (whether such holders are U.S. holders or Non-U.S. holders) solely as a result of the Merger.

A stockholder of Pivotal that is a U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Pivotal is anticipated to be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Pivotal for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Pivotal common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Pivotal common stock is more than one year. Gain and loss recognized on a conversion of Pivotal common stock for cash must generally be determined separately for each block of Pivotal shares (i.e., stock acquired at the same cost in a single transaction).

A stockholder of Pivotal that is a Non-U.S. holder who exercises conversion rights and effects a complete termination of the stockholder’s interest in Pivotal will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below) such Non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion unless (i) such holder is engaged in a trade or business within the United States and any gain recognized in the conversion is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Proceeds of the sale or other taxable disposition of Pivotal common stock to Non-U.S. holders who exercise conversion rights generally will not be subject to backup withholding or information reporting, provided that the relevant holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, while withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

This discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the Merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger or exercise of conversion rights. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the Merger and exercise of conversion rights.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on (i) the Company being expected to have the majority interest of the combined company, (ii) the Company being represented on the board of directors of the combined company by up to three members, in addition to the chief executive officer of the Company, (iii) the Company’s senior management comprising the senior management of the combined company and (iv) the Company’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of the Company.

Regulatory Matters

The Merger is not subject to any federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Merger, and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act. On June 14, 2019, the parties received notice from the FTC that early termination of the waiting period under the HSR Act was granted in connection with the Merger.

Required Vote

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding Pivotal common stock present and entitled to vote at the annual meeting. Additionally, the Business Combination will not be consummated if Pivotal has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination, after taking into account the conversion into cash of all public shares properly demanded to be converted by holders of public shares.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE PIVOTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the fifth business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the annual meeting of Pivotal’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company relating, among other things, to proper organization and qualification; subsidiaries; capitalization, the authorization, performance and enforceability against the Company of the Merger Agreement; absence of conflicts; consent, approval or authorization of governmental authorities; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; compliance with laws; material contracts; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; transactions with affiliates; internal controls; intellectual property matters; and permits.

The Merger Agreement contains representations and warranties of each of Pivotal and Merger Sub relating, among other things, to proper organization and qualification; subsidiaries; the authorization, performance and enforceability against Pivotal and Merger Sub of the Merger Agreement; absence of conflicts; litigation; consent, approval or authorization of governmental authorities; trust account; brokers’ fees; reports filed with the SEC, financial statements, Sarbanes-Oxley Act and absence of undisclosed liabilities; transactions with affiliates; board approval; fairness opinion with respect to the Merger; business activities; tax matters; capitalization; and NYSE listing.

Covenants

Pivotal and the Company have each agreed to take such actions as are necessary, proper or advisable to consummate the transactions set forth in the Merger Agreement. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the Merger Agreement, without the prior written consent of the other parties:

•

waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•

grant any material severance or termination pay to officers or employees not in the ordinary course of business consistent with past practice, except pursuant to existing agreements, policies or plans, or pursuant to applicable law;

•

transfer or license to any person or otherwise extend, amend or modify any material rights to intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

•

declare, set aside or pay dividends on or make any other distributions in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Pivotal;

•

issue, deliver, sell, authorize, pledge or otherwise encumber any equity securities or any securities convertible into or exchangeable for other equity securities, or enter into other agreements obligating it to issue equity securities or convertible or exchangeable securities;

•	amend its certificate of incorporation or bylaws in any material respect;

•

acquire or agree to acquire, whether by merger, stock or asset acquisition, or other transaction any business, entity or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material to the business of Pivotal or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, encumber or otherwise dispose of any material properties or assets, except in the ordinary course of business consistent with past practice;

•

except incurrences of indebtedness under the Company’s existing credit facilities and extensions of credit in the ordinary course with employees and among the Company and its subsidiaries, incur any indebtedness for borrowed money or guarantee any such indebtedness of another, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pivotal or the Company and its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

except as otherwise required by applicable law or pursuant to an existing plan, policy or agreement, or in the ordinary course of business consistent with past practice, (i) adopt or materially amend any employee benefit plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement, (ii) pay any special bonus or special remuneration to any director or employee or (iii) materially increase the salaries, wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

•

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation other than in the ordinary course of business consistent with past practices or as previously disclosed in such party’s financial statements or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which it is a party or beneficiary;

•

except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

•

except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000,000 in any 12-month period;

•	settle any material litigation where the consideration given by the party is other than monetary or to which an officer, director or employee of such person is a party in his or her capacity as such;

•

make or rescind tax elections that would be reasonably likely to adversely affect in any material respect the tax liability or attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for tax purposes or prepare or file any return in a manner materially inconsistent with past practice;

•	form or establish a subsidiary except in the ordinary course of business consistent with prior practice;

•

permit any person to exercise discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures in excess of previously budgeted amounts;

•

enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice, (ii) such distributions or advancements by a subsidiary of the Company to the Company or another such subsidiary or (iii) contracts entered into on an arms’-length basis and in the ordinary course of business between the Company or any subsidiary, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Carlyle Investment Management L.L.C. (“CIM”), on the other hand; or

•	agree in writing or otherwise commit to take any of the foregoing actions.

The Merger Agreement also contains additional covenants of the parties, including covenants providing that:

•	Pivotal will prepare and file the registration statement of which this proxy statement/prospectus forms a part;

•	the Company will give notice in accordance with Delaware Law and its charter documents seeking stockholder approval of the Merger;

•

Pivotal will increase the number of members of its board of directors to eight and the parties will take all necessary action so that Dan Akerson (chairman of the board), Jonathan J. Ledecky (vice chairman of the board of directors), Christopher J. Weiler, Kevin Griffin, William Darman, Richard J. Williams, Donna Morea and Evan Morgan are appointed to the board of directors;

•	the parties will prepare and file any required notification pursuant to the HSR Act;

•	the Company and its affiliates will waive their rights to make claims against Pivotal to collect from the trust account any monies that may be owed to them by Pivotal;

•	the parties will use reasonable best efforts to obtain the listing for trading on the NYSE of the common stock issued in connection with the Business Combination;

•	Pivotal will maintain tail directors’ and officers’ liability insurance policies for a period of six years following the Business Combination;

•	the executive officers of the Company will repay any amounts owed by them to the Company and cause any guaranty made by the Company for the benefit of them to be terminated;

•

Pivotal will cause the trust account to be distributed immediately upon consummation of the Business Combination and to pay all liabilities and obligations of Pivotal due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Pivotal’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Pivotal, (iv) payments of deferred underwriting commissions incurred in connection with Pivotal’s initial public offering and (v) payment of third-party transaction costs incurred by Pivotal;

•	at or prior to the closing of the Business Combination, Pivotal will enter into the Stockholders’ Agreement with certain of the Company’s stockholders;

•	the former stockholders of the Company and the Founder will agree to the additional lock-up restrictions described herein;

•

at or prior to the closing of the Business Combination, Pivotal will execute and deliver the Registration Rights Agreement and use reasonable best efforts to terminate the existing registration rights agreement among Pivotal, the Founder and Pivotal’s officers and directors;

•

the parties will use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including obtaining all necessary approvals from governmental agencies and other third parties;

•

the parties will not solicit or enter into discussions or transactions with, or encourage or provide any information to any third party, and to immediately cease all existing discussions or negotiations with any third party, regarding any merger, sale of ownership interests or assets; and

•	the Company will provide periodic financial information to Pivotal through the closing date of the Merger.

Conditions to Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval of the business combination proposal by Pivotal’s stockholders. In addition, the consummation of the Merger is conditioned upon, among other things:

•	all specified waiting periods under the HSR Act having expired;

•

no statute, rule, regulation, executive order, decree, injunction or other order being in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

•

no action, suit or proceeding being pending or threatened by any governmental entity which is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement or to materially and adversely affect the title of the shares of Pivotal common stock to be issued in connection with the Merger, and no order, judgment, decree, stipulation or injunction to such effect being in effect;

•

Pivotal having at least $5,000,001 of net tangible assets following the exercise by holders of Pivotal’s public shares of their right to convert their public shares into their pro rata share of the trust account;

•

the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending;

•	no material adverse effect with respect to Pivotal or the Company having occurred between the date of the Merger Agreement and the closing of the Business Combination; and

•	approval of the Business Combination by the Company’s stockholders.

Conditions to Closing of the Company

The obligations of the Company to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of Pivotal and Merger Sub (subject to certain bring-down standards);

•	performance of the covenants of Pivotal and Merger Sub required by the Merger Agreement to be performed on or prior to the closing;

•	Pivotal executing the Registration Rights Agreement and terminating the existing registration rights agreement among Pivotal, the Founder and Pivotal’s officers and directors;

•	Pivotal executing the Stockholders’ Agreement;

•	Pivotal and the Founder executing the Founder Lock-Up Agreement;

•	Pivotal’s compliance with the Securities Act and the Exchange Act;

•

Pivotal having at least $175 million available to it in its trust account (together with net cash proceeds received from any investment in Pivotal approved pursuant to the terms of the Merger Agreement, including up to $50 million pursuant to the Forward Purchase Contract (if any)), after payment to holders of public shares that seek conversion in connection with the Business Combination and net of certain other expenses; and

•	Pivotal common stock to be issued pursuant to the Merger Agreement having been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

Pivotal’s and Merger Sub’s Conditions to Closing

The obligations of Pivotal and Merger Sub to consummate the Merger are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of the Company (subject to certain bring-down standards);

•	performance of the covenants of the Company required by the Merger Agreement to be performed on or prior to the closing; and

•	the termination of the Company’s existing stockholders’ agreement.

Waiver

If permitted under applicable law, Pivotal or the Company may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. However, the condition requiring that Pivotal have at least $5,000,001 of net tangible assets may not be waived.

The existence of the financial and personal interests of Pivotal’s directors may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Pivotal and what he or she may believe is best for himself in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Pivotal and the Company;

•

by either Pivotal or the Company if the Business Combination is not consummated on or before October 30, 2019, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Pivotal or the Company if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•

by either Pivotal or the Company if, immediately following consummation of the Merger, Pivotal will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Pivotal common stock issued in Pivotal’s initial public offering of their conversion rights;

•

by either Pivotal or the Company if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach; or

•	by either Pivotal or the Company if, at the annual meeting, the business combination proposal shall fail to be approved by the required vote (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Pivotal is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the audited historical condensed consolidated balance sheet of the Company as of June 30, 2019 with the unaudited historical condensed balance sheet of Pivotal as of June 30, 2019 after giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 combines the audited historical condensed consolidated statement of operations of the Company for the six months ended June 30, 2019 with the unaudited historical condensed statement of operations of Pivotal for the six months ended June 30, 2019 after giving effect to the Business Combination as if it had occurred as of January 1, 2019.

The following unaudited pro forma combined statement of operations for the year ended December 31, 2018 combines the audited historical consolidated statement of operations of the Company for the year ended December 31, 2018 with the audited historical statement of operations of Pivotal for the year ended December 31, 2018 after giving effect to the Business Combination as if it had occurred as of January 1, 2018.

This information should be read together with the Company’s and Pivotal’s respective audited financial statements and related notes, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Pivotal—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On May 20, 2019, Pivotal entered into the Merger Agreement with Merger Sub, the Company and, solely in its capacity as representative of the stockholders of the Company, Carlyle.

The Company is the owner of the KLDiscovery business, one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers.

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger. As a result, the Company will become a wholly owned subsidiary of Pivotal, with the stockholders of the Company becoming securityholders of Pivotal.

Under the Merger Agreement, the stockholders of the Company will receive an aggregate of 34,800,000 shares of Pivotal common stock. The stockholders of the Company will also have the right to receive up to 2,200,000 shares of Pivotal common stock if the reported closing sale price of Pivotal’s common stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination.

In connection with the Business Combination, the Founder will subject a certain number of its shares of Class B common to an additional lockup that will be released only if the last reported sale price of Pivotal’s common stock equals or exceeds $15.00 for a period of 20 consecutive trading days during the five-year period following the closing of the Business Combination.

The stockholders of the Company receiving shares of Pivotal common stock in connection with the Business Combination will be subject to a 12-month lockup period for all shares of Pivotal common stock held by such persons, which period may be earlier terminated if the reported closing sale price of Pivotal common stock equals or exceeds $12.00 for a period of 20 consecutive trading days during a 30-trading day period commencing at least 150 days after the closing of the Business Combination. This lockup is identical to the lockup previously agreed to by the Founder and other holders of its Class B common stock issued prior to Pivotal’s initial public offering.

Accounting for the Merger

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Pivotal will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on (i) the Company being expected to have the majority interest of the combined company, (ii) the Company being represented on the board of directors of the combined company by up to three members, in addition to the chief executive officer of the Company, (iii) the Company’s senior management comprising the senior management of the combined company and (iv) the Company’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of the Company.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the combined company following consummation of the Merger. The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company following consummation of the Merger. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Company and Pivotal have not had any historical relationship prior to the Merger except that Evan Morgan was both a director of Pivotal and a special partner at Revolution Growth, one of the Company’s shareholders, for a period of time.

There is no historical activity with respect to Merger Sub, and accordingly, no adjustments were required with respect to this entity in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of conversions of public shares:

•	Scenario 1—Assuming no conversions: This presentation assumes that no Pivotal shareholders exercise conversion rights with respect to their public shares upon consummation of the Merger; and

•

Scenario 2—Assuming conversions of 5,628,290 public shares of Pivotal for cash: This presentation assumes that Pivotal shareholders exercise their conversion rights with respect to a maximum of 5,628,290 public shares upon consummation of the Merger at a redemption price of approximately $10.07 per share. The maximum conversion amount is derived from a minimum of $175 million of cash required from Pivotal pursuant to the Merger Agreement, after giving effect to the payments to converting stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum conversions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 34,800,000 shares of Pivotal common stock to be issued to the Company’s shareholders under both Scenario 1 and 2.

As a result of the Business Combination, assuming no Pivotal shareholders elect to convert their shares for cash, the Company’s stockholders will own approximately 55% of the Pivotal shares to be outstanding immediately after the Business Combination and Pivotal stockholders will own approximately 45% of the Pivotal shares, based on the number of Pivotal shares outstanding as of June 30, 2019 (in each case, not giving effect to any shares issuable to them upon exercise of warrants). If 5,628,290 shares of Pivotal common stock are converted for cash, which assumes the maximum conversion of Pivotal’s shares and providing for a minimum of $175 million of cash after giving effect to payments to converting shareholders, the Company’s stockholders will own approximately 60% and Pivotal stockholders will own approximately 40% of the Pivotal shares to be outstanding immediately after the Business Combination (in each case, not giving effect to any shares issuable to them upon exercise of warrants).

In connection with Pivotal’s initial public offering, Pivotal Spac Funding LLC, a managing member of the Founder, entered into the Forward Purchase Contract and agreed to purchase, in a private placement to occur concurrently with the consummation of Pivotal’s initial business combination, and under certain conditions, up to $150 million of Pivotal’s securities. In connection with the signing of the Merger Agreement, Pivotal Spac Funding LLC indicated that up to $50 million of the commitment could be utilized in connection with the Merger if necessary to satisfy the minimum cash requirement described above. However, there is currently no binding commitment or agreement to purchase any securities and the amount, type and number of securities to be purchased by Pivotal Spac Funding LLC, if any, will not be known until a later date. Accordingly, there can be no assurance that the Forward Purchase Contract will be utilized in connection with the Merger or that any purchase will occur thereunder. As a result, the unaudited pro forma combined financial information does not take into account any impact resulting from the Forward Purchase Contract as the effect of any purchases thereunder, if at all, cannot be determined at this time.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2019

(UNAUDITED)

(in thousands)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	The Company (1)	Pivotal (2)	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet	Pro Forma Adjustments	Ref	Pro Forma Balance Sheet
Assets
Current assets
Cash and cash equivalents	$4,624	$558	$232,154	(a)	$84,736	$(56,699)	(c)	$28,037
			$(136,000)	(b)
			$(8,050)	(f)
			$(2,750)	(g)
			$(5,800)	(i)
Accounts receivable, net	89,203	—			89,203			89,203
Prepaid expenses	14,365	199			14,564			14,564
Other current assets	230	—			230			230

Total current assets	108,422	757	79,554		188,733	(56,699)		132,034

Marketable securities held in Trust Account	—	232,154	(232,154)	(a)	—			—

Property and equipment, net	41,520				41,520			41,520
Intangible assets, net	138,763				138,763			138,763
Goodwill	394,266				394,266			394,266
Other assets	2,105				2,105			2,105

Total assets	$685,076	$232,911	$(152,600)		$765,387	$(56,699)		$708,688

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt, net	$19,268		$(7,500)	(b)	$11,768			$11,768
Accounts payable and accrued expenses	38,215	548	(2,750)	(g)	33,763			33,763
			(2,250)	(b)
Deferred revenue	4,398				4,398			4,398

Total current liabilities	61,881	548	(12,500)		49,929	—		49,929
Long-term debt, net	406,921		(125,000)	(b)	281,921			281,921
Deferred tax liabilities	5,945	3			5,948			5,948
Other liabilities	4,454	8,050	(8,050)	(f)	4,454			4,454

Total liabilities	479,201	8,601	(145,550)		342,252	—		342,252

Commitments and Contingencies
Class A Common stock subject to redemption	—	219,310	(219,310)	(c)	—			—
Stockholders’ equity
Common stock	37	—	(37)	(d)	—			—
Class A Common stock	—	—	3	(c)	6			6
			3	(d)
Class B Common stock	—	1	(1)	(c)	—			—
Additional paid-in capital	374,186	3,948	219,308	(c)	595,526	(56,699)	(c)	538,827
			34	(d)
			(2,406)	(e)
			456	(h)
Treasury stock	(2,406)	—	2,406	(e)	—			—
Accumulated deficit	(172,893)	1,051	(456)	(h)	(179,348)			(179,348)
			(1,250)	(b)
			(5,800)	(i)
Accumulated other comprehensive income	6,951	—			6,951			6,951

Total stockholders’ equity	205,875	5,000	212,260		423,135	(56,699)		366,436

Total liabilities and stockholders’ equity	$685,076	$232,911	$(152,600)		$765,387	$(56,699)		$708,688

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

As of June 30, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2019 are as follows:

Note	Description

(1)	Derived from the Company’s audited historical condensed consolidated balance sheet as of June 30, 2019.

(2)	Derived from Pivotal’s unaudited condensed balance sheet as of June 30, 2019.

(a)	Reflects the release of cash from marketable securities held in the trust account.

(b)

Reflects the repayment of prior existing short-term debt, long-term debt, accrued interest and payment of the related prepayment penalty in connection with the Business Combination. This repayment is not a requirement under the terms of the Business Combination.

(c)

In Scenario 1, which assumes no Pivotal shareholders exercise their conversion rights, shares of Class B common stock would be converted to Class A common stock and all shares of Class A common stock previously subject to conversion for cash amounting to $218.7 million would be transferred to permanent equity, with an adjustment recorded to par value and additional paid in capital. In Scenario 2, which assumes the same facts as described in the other footnotes, but also assumes the maximum number of shares of Class A common stock are redeemed for cash by Pivotal shareholders, $56.7 million would be paid out in cash. The $56.7 million, or 5,628,290 shares of Class A common stock, represents the maximum redemption amount to leave a minimum of $175.0 million of cash from Pivotal, including the cash to be released from Pivotal’s trust account, after giving effect to payments to converting shareholders based on a consummation of the Business Combination on June 30, 2019.

(d)	Reflects the reclassification of the Company’s outstanding common stock into additional paid in capital in connection with the Business Combination.

(e)	Reflects the reclassification of the Company’s outstanding treasury stock into additional paid in capital in connection with the Business Combination.

(f)	Reflects the payment of deferred underwriting fees in connection with Pivotal’s initial public offering.

(g)	Reflects the payment of accrued management fees to a related party of the Company in connection with the Business Combination.

(h)	Reflects the recapitalization of Pivotal and the elimination of outstanding accumulated deficit to additional paid in capital.

(i)	Reflects the payment of estimated fees and expenses related to the Business Combination, including legal, financial advisory, accounting and other professional fees.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2019

(UNAUDITED)

(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
(in thousands, except per share data)	The Company (1)	Pivotal (2)	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Revenues	$153,358	$—	$—		$153,358	$—		$153,358
Cost of revenues	76,919	—	—		76,919	—		76,919

Gross profit	76,439	—	—		76,439	—		76,439

Operating expenses
General and administrative	29,656	742	(500)	(d)	29,898	—		29,898
Research and development	2,922	—	—		2,922	—		2,922
Sales and marketing	24,169	—	—		24,169	—		24,169
Depreciation and amortization	19,718	—	—		19,718	—		19,718

Total operating expenses	76,465	742	(500)		76,707	—		76,707

Loss from operations	(26)	(742)	500		(268)	—		(268)
Other expenses
Other expense (income)	131	(15)	—		116	—		116
Interest expense (income)	24,453	(2,138)	2,138	(a)	16,536	—		16,536
			(7,917)	(b)		—

Loss before income taxes	(24,610)	1,411	6,279		(16,920)	—		(16,920)
Income tax (benefit) provision	329	358	(358)	(c)	329			329

Net loss	$(24,939)	$1,053	$6,637		$(17,249)	$—		$(17,249)

Other comprehensive income (loss), net of tax
Foreign currency translation	(45)	—	—		(45)	—		(45)

Total other comprehensive income (loss), net of tax	(45)	—	—		(45)	—		(45)

Comprehensive loss	$(24,984)	$1,053	$6,637		$(17,294)	$—		$(17,294)

Weighted average shares outstanding, basic and diluted.	3,687,011	6,559,587	56,990,413	(e)	63,550,000	(5,628,290)		57,921,710

Basic and diluted net loss per share	$(6.76)	$(0.08)	$(0.19)		$(0.27)	$(0.03)		$(0.30)

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 are as follows:

Note	Description

(1)	Derived from the Company’s audited historical condensed consolidated statements of comprehensive loss as of June 30, 2019.

(2)	Derived from Pivotal’s unaudited condensed statements of operations as of June 30, 2019.

(a)	Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(b)

Represents an adjustment to eliminate interest expense on the Company’s Second Lien Facility (as defined herein) as of the beginning of the period as the Second Lien Facility will be repaid upon consummation of the Business Combination. This repayment is not a requirement under the terms of the Business Combination.

(c)

Represents the tax effect of the pro forma adjustments for elimination of Pivotal’s interest income. Pivotal’s tax provision was solely related to federal taxes on its U.S. earnings. The Company eliminated Pivotal’s reported tax provision as a pro forma adjustment because, as a combined entity, the Company would have reported a U.S. pre-tax loss. The net operating losses generated prior to the Business Combination will have a utilization limitation on an annual basis pursuant to Sections 382 and 383 of the Internal Revenue Code.

(d)

Represents the elimination of the Company’s related party consulting expenses which will not continue after the consummation of the Business Combination. The Company has not included additional costs that may be incurred as a result of being a public company.

(e)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Pivotal’s initial public offering occurred on January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 6,350,000 shares of Class A common stock because the inclusion of these securities would be anti-dilutive. The computation also excludes 2,200,000 shares that are contingently issuable to the Company.

	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Weighted average shares calculation, basic and diluted
Pivotal Public Shares	23,000,000	17,371,710
Pivotal Class B Shares	5,750,000	5,750,000
Pivotal shares issued in Business Combination	34,800,000	34,800,000

Weighted average shares outstanding	63,550,000	57,921,710

Percent of shares owned by Pivotal shareholders	45.2%	39.9%
Percent of shares owned by Company shareholders	54.8%	60.1%

PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(UNAUDITED)

(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	The Company	Pivotal	Pro Forma Adjustments	Ref	Pro Forma Income Statement	Pro Forma Adjustments	Ref	Pro Forma Income Statement
Revenues	$296,282	$—	—		$296,282	—		$296,282
Cost of revenues	159,617	—	—		159,617	—		159,617

Gross profit	136,665	—	—		136,665	—		136,665

Operating expenses
General and administrative	54,633	1	(1,000)	(b)	53,634	—		53,634
Research and development	7,100	—	—		7,100	—		7,100
Sales and marketing	58,273	—	—		58,273	—		58,273
Depreciation and amortization	41,519	—	—		41,519	—		41,519

Total operating expenses	161,525	1	(1,000)		160,526	—		160,526

Loss from operations	(24,860)	(1)	1,000		(23,861)	—		(23,861)
Other expenses
Other expense	29	—	—		29	—		29
Interest expense	46,591	—	(15,273)	(a)	31,318	—		31,318

Loss before income taxes	(71,480)	(1)	16,273		(55,208)	—		(55,208)
Income tax provision	(3,741)	—	—		(3,741)			(3,741)

Net loss	$(67,739)	$(1)	$16,273		$(51,467)	$—		$(51,467)

Other comprehensive loss, net of tax
Foreign currency translation	(870)	—	—		(870)	—		(870)

Total other comprehensive loss, net of tax	(870)	—	—		(870)	—		(870)

Comprehensive loss	$(68,609)	$(1)	$16,273		$(52,337)	$—		$(52,337)

Weighted average shares outstanding, basic and diluted	3,477,752	5,000,000	58,550,000	(c)	63,550,000	(5,628,290)		57,921,710

Basic and diluted net loss per share	$(19.48)	$(0.00)	$(0.81)		$(0.81)	$(0.08)		$(0.89)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

For the Year Ended December 31, 2018

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2018 are as follows:

Note	Description

(a)

Represents an adjustment to eliminate interest expense related to the Company’s Second Lien Facility as of the beginning of the period as the Second Lien Facility will be repaid upon consummation of the Business Combination. This repayment is not a requirement under the terms of the Business Combination.

(b)

Represents the elimination of related party consulting expenses for the year ended December 31, 2018 which will not continue after the consummation of the Business Combination. The Company has not included additional costs that may be incurred as a result of being a public company.

(c)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Pivotal’s initial public offering occurred on January 1, 2018. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The table below presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 6,350,000 shares of Class A common stock because the inclusion of these securities would be anti-dilutive. The computation also excludes 2,200,000 shares that are contingently issuable to the Company.

	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Weighted average shares calculation, basic and diluted
Pivotal Class A Shares	23,000,000	17,371,710
Pivotal Class B Shares	5,750,000	5,750,000
Pivotal shares issued in Business Combination	34,800,000	34,800,000

Weighted average shares outstanding	63,550,000	57,921,710

Percent of shares owned by Pivotal shareholders	45.2%	39.9%
Percent of shares owned by Company shareholders	54.8%	60.1%

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following amendments to Pivotal’s current amended and restated certificate of incorporation to:

•	change the name of the new public entity to “KLDiscovery Inc.” as opposed to “Pivotal Acquisition Corp.”;

•

increase Pivotal’s capitalization so that it will have 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock, as opposed to Pivotal having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock, and 1,000,000 authorized preferred shares; and

•	delete the various provisions applicable only to special purpose acquisition corporations that Pivotal’s current amended and restated certificate of incorporation contains.

In the judgment of Pivotal’s board of directors, the charter proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with the Company and the combined business going forward;

•

the greater number of authorized number of shares of capital stock is desirable for Pivotal to have sufficient shares to issue to the holders of common stock of the Company in the Merger and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the warrants;

•

the single class of common stock is desirable because all shares of Class B common stock will be exchanged for Class A common stock upon consummation of the Merger, and because it will allow Pivotal to have a streamlined capital structure; and

•

it is desirable to delete the provisions that relate to the operation of Pivotal as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable Pivotal’s board of directors to render it more difficult or to discourage an attempt to obtain control of Pivotal and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pivotal’s securities. If, in the due exercise of its fiduciary obligations, for example, Pivotal’s board of directors were to determine that a takeover proposal were not in the best interests of Pivotal, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pivotal to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pivotal currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Merger Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the charter proposals will not be presented at the annual meeting.

The approval of each charter proposal will require the affirmative vote of the holders of a majority of the outstanding Pivotal common stock on the record date.

A copy of Pivotal’s proposed second amended and restated certificate of incorporation, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

PIVOTAL’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the annual meeting, eight directors will be elected to be the directors of Pivotal upon consummation of the Merger. Pivotal’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed to Class A and B at the annual meeting) serving a three-year term. If the director nominees are elected, Richard J. Williams and Kevin Griffin will be Class A directors serving until the annual meeting of stockholders to be held in 2020, Donna Morea, Jonathan J. Ledecky and Evan Morgan will be Class B directors serving until the annual meeting to be held in 2021 and Christopher J. Weiler, Daniel F. Akerson and William Darman will be Class C directors serving until the annual meeting to be held in 2022 and, in each case, until their successors are elected and qualified.

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person or represented by proxy and entitled to vote at the annual meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the business combination proposal is not approved or any of the charter proposals are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the meeting.

Following consummation of the Merger, the election of directors of Pivotal will be governed by its charter documents and the laws of the State of Delaware. Pursuant to the Stockholders’ Agreement, the holders of a majority of the shares of Pivotal common stock held by Carlyle, Revolution and their respective affiliates will have a right to designate up to six persons in the aggregate to be nominated for election to the board of directors for so long as Carlyle and Revolution collectively continue to beneficially own a number of Pivotal common stock equal to or greater than 65% of the aggregate total number of shares of Pivotal common stock acquired by Carlyle, Revolution and their respective affiliates in connection with the consummation of the Merger. If the collective beneficial ownership of Pivotal common stock held by Carlyle, Revolution and their respective affiliates is reduced such that they collectively own an amount equal to or greater than 35% of the total number of shares of Pivotal common stock acquired by them at Closing (but less than 65%), then they will have the right to nominate, in the aggregate, three members of the board of directors. If such ownership is further reduced to be equal to or greater than 10% of total number of shares of Pivotal common stock acquired at Closing (but less than 35%), then they will have the right to nominate, in the aggregate, one member of the board of directors (in each case, less than the number of directors previously nominated by Carlyle and Revolution who are then serving but not up for election). The size of the board of directors shall in each case be set at eight members.

PIVOTAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIVOTAL STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

Information about Executive Officers, Directors and Nominees

At the effective time of the Business Combination, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth above, the board of directors and executive officers of Pivotal will be as follows:

Name	Age(1)	Position
Executive Officers:
Christopher J. Weiler	56	Chief Executive Officer and Director
Dawn Wilson	53	Chief Financial Officer

Non-Employee Directors:
Daniel F. Akerson	70	Director (Chairman)
Jonathan J. Ledecky	61	Director (Vice Chairman)
Kevin Griffin	43	Director
William Darman	43	Director
Richard Williams	58	Director
Donna Morea	64	Director
Evan Morgan	34	Director

(1)	Ages are as of September 1, 2019

Christopher J. Weiler co-founded KLDiscovery in 2005 and has served as its Chief Executive Officer and a director since such time. Prior to co-founding KLDiscovery, Mr. Weiler co-founded On-Site Sourcing, a litigation support and electronic discovery services company, in 1993 and served as its President and Chief Executive Officer until December 2004. From 1991 to 1992, Mr. Weiler worked for Pitney Bowes Management Services as a manager, and from 1985 to 1991, he served in the U.S. Navy as a surface warfare officer and as a Navy Senate Liaison Officer in Washington, D.C. Mr. Weiler received a B.S. in Political Science and Engineering from the U.S. Naval Academy. We believe that Mr. Weiler is qualified to serve as a member of our board of directors due to his knowledge of our company and his extensive experience in the electronic discovery services industry.

Dawn Wilson has been the Chief Financial Officer of KLDiscovery since September 2017. Ms. Wilson has over 20 years of experience in finance and accounting. After starting her career at Arthur Andersen in 1992, she has primarily been with public companies in the technology and services industry. Most recently, Ms. Wilson served as Vice President of Accounting of CoStar Group, the leading provider of commercial real estate information, analytics and online marketplaces, from July 2004 to August 2016. She received a Masters in Accounting from Virginia Polytechnic Institute and State University.

Daniel F. Akerson has been the Chairman of the Board of Directors of KLDiscovery since 2015. He previously served as Vice Chairman and Special Advisor to the Board of Directors of TCG from March 2014 until December 2015, where he provided operational, investment and management guidance to TCG’s investment teams, firm management and the Board of Directors. From January 2011 to January 2014, Mr. Akerson served as the Chairman of the Board of Directors and Chief Executive Officer of General Motors Company. Prior to joining General Motors Company, Mr. Akerson served as a Managing Director of TCG including as the head of Global Buyout from July 2009 to August 2010 and the co-head of U.S. Buyout from June 2003 to June 2009. Mr. Akerson currently serves on the board of directors of Commscope Holding Company, Inc., Lockheed Martin Corporation and the U.S. Naval Academy Foundation, where he serves as chairman. He previously served on the board of directors of General Motors Company as well as a number of other private, public and nonprofit organizations. Mr. Akerson received a B.S. in Engineering from the U.S. Naval Academy and a M.Sc. in Economics from the London School of Economics. We believe that Mr. Akerson is qualified to serve as Chairman of our board of directors due to his familiarity with our business, broad knowledge of the industry, extensive directorship experience and experience in leadership positions.

Jonathan J. Ledecky has served as the Chairman and Chief Executive Officer of Pivotal since its inception in 2018. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015. Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019, and of Kitara Media, the predecessor of Propel Media, Inc., from January 2011 to April 2015. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as president, secretary and a director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as president, secretary and a director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. During 2007, he also served as president, secretary and director of Grand Slam Acquisition Corp., Performance Acquisition Corp. and Endeavour International Acquisition Corp., three similarly structured blank check companies that never completed their initial public offerings due to market conditions at the time. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its chief executive officer until November 1997 and as its chairman until its sale in 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and currently serves as a trustee of the U.S. Olympic Foundation and the U.S. Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A., cum laude, from Harvard University and a M.B.A. from the Harvard Business School. We believe that Mr. Ledecky is qualified to serve as a member of our board of directors due to his public company experience, including with other similarly structured blank check companies, business leadership, operational experience and contacts.

Kevin Griffin has served as a member of the board of directors of Pivotal since September 2018. Mr. Griffin has been designated as a director by Pivotal Spac Funding LLC, a managing member of our sponsor, pursuant to our amended and restated certificate of incorporation. During Mr. Griffin’s 20-year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG Investment Group in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG Investment Group, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey, Howard & Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with Ernst & Young, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans.” Mr. Griffin received a BSBA in Finance from Georgetown University. We believe that

Mr. Griffin is qualified to serve as a member of our board of directors due to his extensive business and operational experience and contacts.

William Darman has been a member of the board of directors of KLDiscovery since November 2015. Mr. Darman is a Managing Director with the U.S. Equity Opportunity funds of TCG, focusing on a broad range of small and middle market equity transactions. Prior to joining TCG in 2008, Mr. Darman was a Vice President with the leveraged finance group at Goldman Sachs & Co. and a Managing Director with Fairfax Partners. Mr. Darman received an M.P.P. from the John F. Kennedy School of Government at Harvard University and an A.B from Harvard College with honors. Mr. Darman currently serves on the boards of directors of Accelerate Learning, Lift and The Great Pond Foundation. He has previously served on the boards of directors of Lakeland Holdings LLC, The National Cathedral Elementary School, Talent Partners Holdings, Inc. and Vubiquity. We believe that Mr. Darman is qualified to serve as a member of our board of directors due to his knowledge of our business and industry.

Richard J. Williams has been a member of the board of directors of KLDiscovery since February 2018. In 2004, Mr. Williams co-founded WestView Capital Partners (“WestView”), a private equity firm focused on growth-oriented companies, and he currently serves as its Manager Partner. WestView currently manages approximately $1.7 billion of capital. Prior to co-founding WestView, he was a Partner in Tudor Investment Corporation’s (“Tudor”) private equity group from 2000 to 2004. Prior to joining Tudor, Mr. Williams was a Managing Director of Triumph Capital Group (“Triumph”), a Boston-based private equity firm which managed more than $800 million in capital. In these positions, Mr. Williams has been responsible for investments in the technology services, software, business services and healthcare sectors. Mr. Williams currently serves on the boards of directors of Park Place Technologies, CloudWave Healthcare Solutions, Mintz Group, Collaborative Solutions, Abacus Group, AccountabilIT and Health Monitor Network. Mr. Williams previously served on the boards of directors of numerous private and public companies, including VaultLogix, Thorne Research and LDiscovery. Mr. Williams received a B.S. in Computer Science from Yale University and a MBA from the Wharton School at the University of Pennsylvania. We believe that Mr. Williams is qualified to serve as a member of our board of directors due to his extensive experience with growth-oriented companies and other public companies.

Donna S. Morea has been a member of the board of directors of KLDiscovery since March 2017. She is an Operating Advisor of TCG with over thirty years of experience in information technology professional services management, including as President of CGI Technology and Solutions, Inc., a wholly owned subsidiary of CGI Group (“CGI”), from May 2004 until her retirement at the end of 2011. Ms. Morea currently serves on the boards of directors of SunTrust Banks, Inc., Inova Health Systems, Inc. and Science Applications International Corporation. She is also the Chair of the Board of Trustees for Wesleyan University. Previously, she served as director of CGI and chair of the Northern Virginia Technology Council. Ms. Morea received a MBA, with distinction, in Finance from the Wharton School at the University of Pennsylvania. We believe that Ms. Morea is qualified to serve as a member of our board of directors due to her broad knowledge of the information technology industry and management experience.

Evan B. Morgan has been a member of the board of directors of KLDiscovery since December 2015. Mr. Morgan has served as Manager of The Radcliff Companies (“Radcliff”), a New York-based private investment partnership, since July 2016. Radcliff invests across the capital structure seeking long-term compounding at high rates of return primarily in privately held consumer and services businesses. Mr. Morgan joined RG, where he was a Partner, in 2011. In 2016, when he joined Radcliff, Mr. Morgan transitioned to Special Partner status with RG. From 2009 to 2011, Mr. Morgan worked for TCG. Mr. Morgan currently serves on the boards of directors of Shorecal Limited and JetLinx Global. Mr. Morgan previously served as a member of board of directors of Pivotal from December 2018 until April 2019. Mr. Morgan received a B.A. from the University of Pennsylvania. We believe that Mr. Morgan is qualified to serve as a member of our board of directors due to his knowledge of our business and industry.

Family Relationships

There are no family relationships between any of Pivotal’s executive officers and directors or director nominees.

Independence of Directors

As a result of its common stock being listed on the NYSE following consummation of the Business Combination, Pivotal will adhere to the rules of such exchange in determining whether a director is independent. Pivotal’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that                 ,                 ,                 ,                  and                  will be considered independent directors. Pivotal’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Pivotal’s board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of Pivotal at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and Pivotal’s governing documents do not mandate a particular structure. This has allowed Pivotal’s board of directors the flexibility to establish the most appropriate structure for Pivotal at any given time.

Pivotal’s board of directors will oversee the risk management activities designed and implemented by its management. Pivotal’s board of directors will execute its oversight responsibility both directly and through its committees. Pivotal’s board of directors will also consider specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Pivotal’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Pivotal’s board of directors will delegate to the audit committee oversight of its risk management process, and Pivotal’s other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of a material or enterprise risk.

Meetings and Committees of the Board of Directors

Pivotal’s board of directors has held one meeting in 2019. Pivotal expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Pivotal’s current directors attended all of the meetings of the board of directors and meetings of committees of which he was a member. Although Pivotal does not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

Pivotal has a separately standing audit committee, compensation committee and nominating committee. The audit committee is currently composed of two independent directors, pursuant to the NYSE’s transition rules for newly listing public companies. Each of the compensation committee and nominating committee are composed solely of independent directors.

Audit Committee Information

Katrina Adams and Efrat Epstein currently serve as members of Pivotal’s audit committee. Each member of the audit committee is financially literate and Pivotal’s board of directors has determined that Ms. Adams qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Upon consummation of the Merger, the audit committee will consist of William Darman (chairman), Evan Morgan and Richard Williams. The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the NYSE listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pivotal will be required to certify to the exchange that the committee has, and will continue to have, at least one audit committee financial expert who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. After the Merger, William Darman will serve as the audit committee financial expert. The audit committee will have a written charter.

The audit committee is responsible for:

•	meeting with Pivotal’s independent auditor regarding, among other issues, audits and the adequacy of our accounting and control systems;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•

reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by Pivotal’s board of directors, with the interested director or directors abstaining from such review and approval.

Pivotal’s audit committee held two meetings in 2019. Each of our audit committee members attended all of the meetings of the audit committee.

Nominating and Corporate Governance Committee Information

Pivotal’s nominating committee currently consists of Katrina Adams and Efrat Epstein, each of whom is an independent director under the NYSE’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Pivotal’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Upon consummation of the Merger, the nominating and corporate governance committee will consist of Daniel Akerson (chairman) and Donna Morea. Each member of the nominating and corporate governance committee will be independent under the NYSE listing standards. The nominating and corporate governance committee will have a written charter.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee Charter, generally provide that persons to be nominated should:

•	have demonstrated notable or significant achievements in business, education or public service;

•

possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Pivotal’s nominating committee acted by unanimous written consent one time in 2019.

Compensation Committee Information

Pivotal’s compensation committee currently consists of Katrina Adams and Efrat Epstein, each of whom is an independent director under the NYSE’s listing standards.

Upon consummation of the Merger, the compensation committee will consist of Donna Morea (chairman) and William Darman. Each member of the compensation committee will be independent under the NYSE listing standards. The compensation committee will have a written charter.

The compensation committee’s duties include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating Pivotal’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Pivotal’s Chief Executive Officer based on such evaluation

•	reviewing and approving the compensation of all of Pivotal’s other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering Pivotal’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Pivotal’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	if required, producing a report on executive compensation to be included in Pivotal’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Pivotal’s compensation committee did not meet in 2019.

Code of Ethics

Effective January 31, 2019, Pivotal adopted a code of ethics that applies to all executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Pivotal’s business. Pivotal will provide, without charge, upon request, copies of our code of ethics. Requests for copies of the code of ethics should be sent in writing to Pivotal Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Pivotal’s officers or employees. None of Pivotal’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Pivotal’s board of directors or compensation committee.

Stockholder and Interested Party Communications

Prior to the Merger, Pivotal’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Pivotal common stock at that time. However, Pivotal’s management following the Business Combination expects to establish a process for stockholder and interested party communications.

EXECUTIVE COMPENSATION

Pivotal Executive Officer and Director Compensation

Pivotal is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer of Pivotal has received any cash compensation for services rendered to Pivotal although Pivotal may pay consulting, finder or success fees to its officers, directors, shareholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and shareholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Pivotal’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Pivotal.

After the Business Combination, members of Pivotal’s management team who remain with the combined company may be paid consulting, management, or other fees from the combined company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since its formation, Pivotal has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Company Named Executive Officer and Director Compensation

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company” and similar terms refer to LD Topco, Inc. and its consolidated subsidiaries. The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Executive Compensation

Overview

Our “Named Executive Officers” for the year ended December 31, 2018, include Christopher J. Weiler, our Chief Executive Officer, Dawn M. Wilson, our Chief Financial Officer, and Krystina L. Jones, our Executive Vice President, Global Legal Technologies Sales & Marketing (collectively, the “Named Executive Officers” or “NEOs”).

As we transition from a private company to a publicly-traded company, the combined company will evaluate its compensation program as circumstances require. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how our Named Executive Officers will be compensated in the future.

2018 Summary Compensation Table

The following table presents summary information regarding the total compensation for the year ended December 31, 2018 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Christopher J. Weiler Chief Executive Officer	2018	453,846		75,000	1,031,049	—		11,000 (5)	1,570,895

Dawn M. Wilson Chief Financial Officer	2018	300,000		75,000	—	—		689 (5)	375,689

Krystina L. Jones EVP, Global LT Sales & Marketing	2018	470,192	(3)	30,000	—	1,514,430	(4)	11,000 (5)	2,025,622

(1)

Amounts reflect the annual discretionary cash bonuses earned in recognition of 2018 performance. For additional information, refer to the discussion in the “Narrative to 2018 Summary Compensation Table” below under the heading “—Annual Cash Bonuses.”

(2)

Amounts in this column reflect the aggregate grant date fair value of stock options granted computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts for 2018 are included in Note 8 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In connection with the consummation of the Business Combination, all outstanding stock options will automatically be cancelled without consideration. Consequently, it is not expected that Mr. Weiler will realize any value with respect to the stock options reported in this column.

(3)

Amounts include Ms. Jones’s base salary of $320,192 and irrecoverable draw of $150,000 earned by Ms. Jones during 2018 pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan, which is described below under the heading “Executive Compensation—Sales Commission Plan.”

(4)

Amounts reflect commissions earned by Ms. Jones pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan. Refer to further description of these payments under the heading “Executive Compensation—Sales Commission Plan.”

(5)	Consists of Company matching contribution payments pursuant to the Company’s 401(k) Plan.

Narrative to 2018 Summary Compensation Table

In 2018, the primary elements of compensation for the Company’s Named Executive Officers were base salary, annual cash bonuses and, for Mr. Weiler, an award of stock options. Ms. Jones was also eligible to participate in a sales commission program. The Company’s Named Executive Officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Base Salaries

The Company’s Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2018 and 2019 annual base salaries for our Named Executive Officers are as follows:

Name	2018 Annual Base Salary ($)		2019 Annual Base Salary ($)
Christopher J. Weiler	500,000	(1)	490,000	(2)
Dawn M. Wilson	300,000		350,000	(3)
Krystina L. Jones (4)	375,000	(5)	425,000	(6)

(1)	From January 1, 2018 to March 12, 2018, Mr. Weiler’s annual base salary was $300,000.
(2)	Effective April 15, 2019.
(3)	Effective February 25, 2019.
(4)

Amounts do not include the irrecoverable draw payable to Ms. Jones pursuant to the pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan. Refer to further description of these payments under the heading “Executive Compensation—Sales Commission Plan.”

(5)	From January 1, 2018 to September 10, 2018, Ms. Jones’s annual base salary was $300,000.
(6)	Effective January 28, 2019.

Annual Cash Bonuses

In addition to base salaries, the Company’s Named Executive Officers are eligible to receive annual discretionary cash bonuses which are designed to motivate executives to achieve corporate goals and to reward our executives for their contributions towards achievement of these goals. The NEOs’ 2018 target annual cash bonuses, expressed as a percentage of base salary, were 50% for Mr. Weiler and 50% for Ms. Wilson. Ms. Jones did not have a target annual cash bonus for 2018. The Company’s board of directors annually approves the Company’s annual budget, which includes an amount for a discretionary bonus pool. After the year is completed, the senior executives review the Company’s performance and individual employee’s performance to determine the individual employee and executive bonus amounts. The actual amounts paid to the Company’s Named Executive Officers under the Company’s 2018 annual cash bonus program are set forth in the 2018 Summary Compensation Table above.

Sales Commission Plan

Ms. Jones is eligible to earn sales commissions pursuant to the KrolLDiscovery 2018 Legal Technology Sales Commission Plan (the “2018 Commission Plan”). Under the 2018 Commission Plan, Ms. Jones is eligible to earn an irrecoverable draw equal to $150,000 per year, payable in equal monthly installments of $12,500. Under the 2018 Commission Plan, Ms. Jones is also eligible to earn an additional, monthly commission that is based on invoiced revenue multiplied by a specified commission rates, payable in arrears to the extent that they exceed her monthly draw.

Equity Compensation

We have granted equity awards pursuant to the LD Topco, Inc. 2016 Equity Incentive Plan (as amended, the “Equity Plan”), and we generally offer stock options as the long-term incentive component of our compensation program. The Company’s stock options generally allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant, as determined by the board of directors. Generally, stock options granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. Stock options generally expire ten years from the date of the grant. The Company’s stock options typically vest (i) as to 50%, in five equal annual installments, and (ii) as to 50%, upon a liquidity event (which generally means a sale by the principal stockholders of the Company of more than 70% of the equity securities of the Company) in which certain multiple on investment hurdles are attained, subject, in each case, to the participant’s continued employment on each applicable vesting date. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. In 2018, Mr. Weiler received an award of 25,000 stock options, which vest based on the Company’s standard vesting schedule described above.

Executive Employment Arrangements

The Company has entered into employment arrangements with each of the Named Executive Officers. The material terms and conditions of these arrangements are described below.

Christopher J. Weiler

LDiscovery, LLC entered into an employment agreement with Mr. Weiler, dated September 30, 2011, pursuant to which Mr. Weiler serves as the Chief Executive Officer of the Company. The current term of the employment agreement will expire on September 30, 2019, subject to automatic one-year renewals unless either party gives written notice of non-renewal at least ninety days prior to the then-scheduled expiration of the term. Pursuant to his employment agreement, Mr. Weiler is entitled to an annual base salary, currently $500,000, and is eligible to participate in an incentive program established by the Board under which Mr. Weiler may earn a bonus based on achievement of performance metrics as determined by the Board.

In the event that Mr. Weiler’s employment is terminated either by the Company without “Cause” (as defined in his employment agreement) or by Mr. Weiler for “Good Reason” (as defined in his employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Weiler would be entitled to an amount in cash equal to the sum of: (i) 100% of his base salary and (ii) 12 times the Company’s monthly contributions to Mr. Weiler’s health insurance, dental insurance and other employee benefit plans, payable over a twelve month period. Mr. Weiler has also agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for one year following termination of his employment.

Dawn M. Wilson

The Company entered into an offer letter agreement, dated August 25, 2017, with Ms. Wilson pursuant to which she serves as the Chief Financial Officer of the Company. Pursuant to her offer letter, Ms. Wilson is entitled to an annual base salary, currently $350,000, and is eligible to earn a discretionary bonus targeted at 50% of her annual base salary based on the achievement of key performance objectives and company performance. In the event that Ms. Wilson is terminated by the Company without “cause” (as such term is defined in her offer letter), Ms. Wilson will be entitled to receive continuation of base salary for six months.

Krystina L. Jones

Legis Discovery, LLC entered into an offer letter agreement, dated September 30, 2006, pursuant to which Ms. Jones has been employed by the Company. Pursuant to her offer letter, Ms. Jones is entitled to an annual base salary, currently $425,000, an irrevocable draw of $150,000, and is eligible to receive monthly commissions under the KrolLDiscovery 2018 Legal Technology Sales Commission Plan.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2018.

			Option Awards (1)
Name and Principal Position	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Christopher J. Weiler Chief Executive Officer	4/25/2018	(2)	—	12,500		12,500	$100.00	4/24/2028

Dawn M. Wilson Chief Financial Officer	10/17/2017	(2)	2,000	8,000	(3)	10,000	$100.00	10/16/2027

Krystina L. Jones EVP, Global LT Sales & Marketing	3/29/2016	(2)	1,240	1,860		3,100	$100.00	3/28/2026
	3/16/2017	(2)	200	800		1,000	$100.00	3/15/2027
	6/15/2017	(2)	380	1,520		1,900	$100.00	6/14/2027

(1)

In connection with the consummation of the Business Combination, all outstanding stock options will automatically be cancelled without consideration. Consequently, it is not expected that the Named Executive Officers will realize any value with respect to the stock options reported in this table.

(2)

The option vests (a) as to 50%, in five equal annual installments beginning on the first anniversary of the vesting commencement date, and (b) as to 50%, upon a liquidity event (which generally means a sale by the principal stockholders of the Company of more than 70% of the equity securities of the Company) in which certain multiple on investment hurdles are attained, subject, in each case, to the participant’s continued employment on each applicable vesting date.

(3)	The portion of the option that is time-vested will vest upon any change in control.

Retirement, Health, Welfare and Additional Benefits

The Company’s Named Executive Officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits and life insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans. The Company also sponsors a 401(k) defined contribution plan in which its Named Executive Officers may participate, subject to limits imposed by the Code, to the same extent as all of our other full-time employees. During 2018, the Company made discretionary employer matching contributions equal to 100% of the first 3% and 50% of the next 2% of a participant’s deferral. These matching contributions are fully vested as of the date on which the contribution is made. The Company believes that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies

2018 Director Compensation Table

The table below shows all compensation to our non-employee directors for the year ended December 31, 2018.

Name	Stock Awards ($) (1)	Total ($)
Daniel Akerson	500,000	500,000
Donna Morea	150,000	150,000
William Darman	—	—
Richard Williams	—	—
Evan Morgan	—	—

(1)

Amounts reflect the full grant-date fair value of stock awards granted during 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. All stock awards granted to directors during 2018 were fully vested. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 8 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Pivotal Executive Officer and Director Compensation Following the Business Combination

In connection with the Business Combination, we anticipate certain changes to be made to the compensation arrangements of our Named Executive Officers. These include adjusting annual base salaries and target annual bonus opportunities, granting equity incentive awards and entering into new severance arrangements, each as described in more detail below.

Base Salary

In connection with the Business Combination, it is anticipated that the annual base salary of Dawn Wilson will be increased to $400,000, effective upon the closing of the Business Combination.

Annual Bonuses

We intend to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee may select performance targets, target amounts, target award opportunities and other terms and conditions of the bonus opportunities for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which performance targets were achieved, if applicable, and the amount of the award that is payable to each of the Named Executive Officers.

Furthermore, in connection with the Business Combination, it is anticipated that the target annual bonus of Ms. Wilson will be increased for the Company’s 2019 fiscal year (and effective for the portion of such fiscal year occurring after the closing of the Business Combination) so as to equal 60% of her annual base salary. Additionally, in connection with the Business Combination, it is anticipated that the target annual bonus of Christopher J. Weiler will be increased so as to equal (i) for the Company’s 2019 fiscal year (and effective for the portion of such fiscal year occurring after the closing of the Business Combination), 75% of his then current annual base salary and (ii) for the Company’s fiscal year following the fiscal year in which the Business Combination occurs, 100% of his then current annual base salary.

Stock-Based Awards

Following the Business Combination, we intend to use stock-based awards to reward long-term performance of the Named Executive Officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of Named Executive Officers with the interests of our stockholders and serve to motivate and retain the individual executives. Stock-based awards will be awarded under the 2019 Plan, which is being submitted to our shareholders for approval at the extraordinary general meeting. For a description of the 2019 Plan, please see the section of this proxy statement/prospectus under the heading “The Incentive Plan Proposal.” It is anticipated that, in connection with the Business Combination, awards under the 2019 Plan covering an aggregate of approximately 5,000,000 shares of common stock will be awarded.

Furthermore, in connection with the Business Combination, it is anticipated that the Named Executive Officers will receive an award of stock options and restricted stock units as set forth in the table below. The stock options will have a per share exercise price equal to the fair market value of our common stock on the date of grant. The stock options and the restricted stock units will vest in three equal annual installments over the three years following the date of grant, subject to the holder’s continued employment with us.

Name	Number of Stock Options	Number of Restricted Stock Units
Christopher J. Weiler	121,110	50,000
Dawn Wilson	302,770	125,000
Krystina Jones	90,830	37,500

Severance Arrangements

Following the Business Combination, we expect to implement new severance arrangements with each of our Named Executive Officers that will become effective and supersede their prior severance arrangements (if any) upon the closing of the Business Combination.

Under these new arrangements, we expect that, in the event that Mr. Weiler’s employment is terminated either by the Company without cause or by Mr. Weiler for good reason, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to the sum of his base salary and a pro-rated bonus for the year in which his termination occurs, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months. In the event that Mr. Weiler’s employment is terminated either by the Company without cause or by Mr. Weiler for good reason, in either case, within three months prior to or twelve months following a change in control, then we expect that, in lieu of the severance benefits described above, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Weiler would be entitled to receive (i) an amount in cash equal to 1.5 times the sum of his base salary plus his target annual bonus for the year of termination, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 18 months and (iii) accelerated vesting of all unvested equity or equity-based awards held by him that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Under these new arrangements, we expect that, in the event that Ms. Wilson or Ms. Jones’s employment is terminated by the Company without cause, subject to her execution and non-revocation of a general release of claims, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of (A) 50% of her base salary and (B) a pro-rated bonus for the year in which her termination occurs, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 6 months. In the event that Ms. Wilson’s or Ms. Jones’s employment is terminated either by the Company without cause or by Ms. Wilson or Ms. Jones, as applicable, for good reason, in either case, within three months prior to or twelve months following a change in control, then we expect that, in lieu of the severance benefits described above, subject to her execution and non-revocation of a general release of claims and continued compliance with her restrictive covenant obligations, as described above, Ms. Wilson or Ms. Jones, as applicable, would be entitled to receive (i) an amount in cash equal to the sum of her base salary plus her target annual bonus for the year of termination, (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months and (iii) accelerated vesting of all unvested equity or equity-based awards held by her that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

Other Compensation

We expect to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation, including the chief executive officer, chief financial officer and the three other most highly-paid executive officers. To retain highly skilled executives and remain competitive with other employers, Pivotal’s compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of us and our stockholders and we expressly reserve the right to do so.

Director Compensation

In connection with the Business Combination, we anticipate that members of our board of directors who are not our employees (other than William Darman and Richard Williams) will be eligible to participate in a compensation program, which we refer to as the Non-Employee Director Compensation Program, under which a director will receive the following amounts as compensation for his or her services on our board of directors:

•

upon the director’s initial election or appointment to the board of directors that occurs after the Business Combination, a number of restricted stock units determined by dividing (A) $350,000 by (B) the closing price per share of common stock on the date of grant, rounded down to the nearest whole share;

•

if the director has served on our board of directors (i) for at least six months as of the date of an annual meeting of stockholders or (ii) on the date of the Business Combination, a number of restricted stock units determined by dividing (A) $175,000 by (B) the closing price per share of common stock on the date of grant, rounded down to the nearest whole share;

•	an annual director fee of $30,000; and

•	if the director serves on a committee of our board of directors, an additional annual fee as follows:

○	lead independent director, $45,000;

○	chairman of the audit committee, $20,000;

○	audit committee member other than the chairman, $10,000;

○	chairman of the compensation committee, $14,000;

○	compensation committee member other than the chairman, $7,000;

○	chairman of the nominating and corporate governance committee, $7,500;

○	nominating and corporate governance committee member other than the chairman, $4,000.

However, William Darman and Richard Williams will not be eligible to participate in the Non-Employee Director Compensation Program, and Evan Morgan will not be eligible to receive any cash compensation under the Non-Employee Director Compensation Program, but will be eligible to receive equity-based compensation under the Non-Employee Director Compensation Program.

The restricted stock units granted upon a director’s initial election or appointment will vest as to one-third of the restricted stock units on each of the first three anniversaries of the date of grant, such that the award will be fully vested on the third anniversary of the date of grant, subject to continued service. The restricted stock units granted annually to directors will vest in a single installment on the day before the next annual meeting, subject to continued service. In addition, all unvested restricted stock units will vest in full upon the occurrence of a change in control, subject to continued service.

Director fees under the program will be payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board of directors and no fee will be payable in respect of any period prior to the closing of the Business Combination.

Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2018, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2018 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

THE INCENTIVE PLAN PROPOSAL

In connection with the Merger, Pivotal intends to adopt the KLDiscovery Inc. 2019 Incentive Award Plan (the “2019 Plan”). The 2019 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Directors, officers and other employees of Pivotal and its subsidiaries, as well as others performing consulting or advisory services for Pivotal, are eligible for grants under the 2019 Plan. The purpose of the 2019 Plan is to enhance Pivotal’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pivotal by providing these individuals with equity ownership opportunities. Equity awards are intended to motivate high levels of performance and align the interests of Pivotal’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in Pivotal and providing a means of recognizing their contributions to the success of Pivotal. Pivotal’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help Pivotal meet its goals. Set forth below is a summary of the material terms of the 2019 Plan, which is qualified in its entirety by the text of the 2019 Plan, a copy of which is attached hereto as Annex C. For further information about the 2019 Plan, we refer you to the complete copy of the 2019 Plan, which is attached to this proxy statement/prospectus as Annex C. As of                 , 2019, the latest practicable date, the closing price on the NYSE per share of Class A common stock was $                .

Administration

The 2019 Plan will be administered by Pivotal’s board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of Pivotal (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2019 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2019 Plan, to interpret the 2019 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2019 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2019 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2019 Plan.

Award Limits

An aggregate of 7,500,000 shares of common stock will initially be available for issuance under the 2019 Plan. The number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2020 and ending in and including 2029, equal to the lesser of (A) 5% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) a smaller number of shares determined by Pivotal’s board of directors. No more than 7,500,000 shares of common stock may be issued under the 2019 Plan upon the exercise of incentive stock options. Shares issued under the 2019 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. The 2019 Plan also includes annual limits on awards that may be granted to non-employee directors. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to a non-employee director for services as a director under the 2019 Plan during any fiscal year may not exceed $1,000,000 in the fiscal year of the non-employee director’s initial service, and $750,000 in any other fiscal year. The plan administrator may, however, make exceptions to such limits in extraordinary circumstances, subject to the limitations in the 2019 Plan.

Share Counting Provisions

If an award under the 2019 Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in

Pivotal acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will again be available for award grants under the 2019 Plan. Shares delivered by a participant to satisfy the applicable exercise or purchase price of an award granted under the 2019 Plan and/or to satisfy any applicable tax withholding obligation will again be available for award grants under the 2019 Plan. Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2019 Plan.

Awards granted under the 2019 Plan in substitution for any options or other stock or stock based awards granted by an entity before the entity’s merger or consolidation with Pivotal (or any of its subsidiaries) or Pivotal’s (or any of its subsidiaries’) acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2019 Plan, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Eligibility

Employees, consultants and non-employee directors of Pivotal or any of its subsidiaries (as defined in the 2019 Plan) will be eligible to participate in the 2019 Plan. Following the Business Combination, Pivotal and its subsidiaries are expected to have approximately 2,300 employees, 50 consultants and 7 non-employee directors who will be eligible to receive awards under the 2019 Plan.

Types of Awards

The 2019 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2019 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•

Stock Options and Stock Appreciation Rights (“SARs”). Stock options provide for the purchase of shares of common stock in the future at an exercise price set on the grant date. Incentive stock options, by contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding periods and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of incentive stock options granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of incentive stock options granted to certain significant stockholders).

•

Restricted Stock. Restricted stock is an award of nontransferable shares of common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include voting rights in such shares and the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2019 Plan.

•

Restricted Stock Units (“RSUs”). RSUs are contractual promises to deliver shares of common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2019 Plan.

•

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of common stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions, vesting conditions and payment terms.

Performance Criteria

The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2019 Plan may include, but will not be limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the company’s performance or the performance of a subsidiary, division, business segment or business unit of the company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes. Change in Control and Certain Other Transactions.

In connection with certain corporate transactions and events affecting the common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2019 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2019 Plan and replacing or terminating awards under the 2019 Plan. In addition, in the event of certain non-reciprocal transactions with stockholders, the plan administrator will make equitable adjustments to the 2019 Plan and outstanding awards as it deems appropriate to reflect the transaction.

Amendment and Termination

The administrator may amend, suspend or terminate the 2019 Plan at any time. However, no amendment, other than an amendment that increases the number of shares available under the 2019 Plan, may materially and adversely affect an award outstanding under the 2019 Plan without the consent of the affected participant. The Board is required to obtain stockholder approval for any amendment to the 2019 Plan to the extent necessary to comply with applicable laws. Further, the plan administrator cannot, without the approval of stockholders, amend any outstanding stock option or SAR to reduce its price per share. The 2019 Plan will remain in effect until the tenth anniversary of the earlier of (i) the date the board of directors adopted the 2019 Plan and (ii) the date the stockholders approve the 2019 Plan, unless earlier terminated by the board of directors. No awards may be granted under the 2019 Plan after its termination.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2019 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2019 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2019 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

U.S. Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of U.S. federal income tax consequences. Actual tax consequences to participants in the 2019 Plan may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the U.S. federal income tax consequences. The following summary of the income tax consequences in respect of the 2019 Plan is for general information only. Interested parties should consult their own advisors as to the specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Incentive Stock Options

No income will be recognized by a participant for U.S. federal income tax purposes upon the grant or exercise of an incentive stock option under the 2019 Plan. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant generally will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options

No income is expected to be recognized by a participant for U.S. federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights

There is expected to be no U.S. federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for U.S. federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for U.S. federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the restricted shares, subject to the deduction limitations described below.

Restricted Stock Units

There generally will be no U.S. federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash and the fair market value of any common stock the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards

If a participant receives a stock award in lieu of a cash payment that would otherwise have been made, the participant generally will be taxed as if the cash payment has been received, and the employer will have a deduction in the same amount.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2019 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2019 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2019 Plan are not exempt from coverage. However, if the 2019 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the U.S. federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the 2019 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2019 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New 2019 Plan Benefits

Grants under the 2019 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2019 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

Pivotal’s directors and executive officers may be considered to have an interest in the approval of the 2019 Plan because they may in the future receive awards under the 2019 Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2019 Plan.

Required Vote

If the business combination proposal is not approved, the incentive plan proposal will not be presented at the annual meeting. The incentive plan proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock represented in person or by proxy at the meeting and entitled to vote thereon.

Board’s Recommendation

THE PIVOTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL

Introduction

Pivotal’s stockholders are being asked to approve the adoption of the KLDiscovery Inc. 2019 Employee Stock Purchase Plan (the “ESPP”). The ESPP will become effective on the closing of the Business Combination, subject to stockholder approval. The ESPP is being submitted for stockholder approval in order to ensure that the ESPP meets the requirements of Section 423 of the Code.

Background and Proposed Share Reserve

Following the Business Combination, Pivotal will operate in a highly competitive and challenging marketplace in which its success depends to a great extent on its ability to attract and retain high-caliber employees. Pivotal believes that offering the ESPP to its eligible employees and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in Pivotal through payroll deductions to enhance such employees’ sense of participation in the affairs of Pivotal and its participating subsidiaries, and to provide an incentive for continued employment.

The ESPP authorizes the issuance of 1,250,000 shares of common stock, which amount may be increased on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029 by a number of shares equal to the lesser of (a) 1 % of the shares outstanding on the first day of the immediately preceding calendar year and (b) such smaller number of shares as determined by Pivotal’s board of directors (provided that in no event will the number of shares issued or transferred under the ESPP exceed an aggregate of 9,400,000 shares), and which amount may be adjusted for changes in Pivotal’s capitalization and certain corporate transactions. See “—Summary of the ESPP—Adjustments.”

Reasons for Voting to Approve the ESPP

If approved, the ESPP is expected to be a significant part of Pivotal’s overall equity compensation strategy, especially with respect to Pivotal’s non-executive employees. The ESPP allows Pivotal’s employees to buy shares of Pivotal common stock at a discount through payroll deductions. In the industry in which Pivotal will compete for talent, it believes that offering an employee stock purchase program is important to its ability to maintain competitiveness.

Summary of the ESPP

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the ESPP itself, which is attached as Annex E to this Proxy Statement.

Purpose

The ESPP has been designed to assist Pivotal’s eligible employees in acquiring a stock ownership interest in Pivotal and to encourage its eligible employees to remain in its employment.

Securities Subject to the ESPP

A total of 1,250,000 shares of common stock are initially reserved for issuance under the ESPP, which amount may be increased on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029 by a number of shares equal to the lesser of (a) 1% of the shares outstanding on the first day of the immediately preceding calendar year and (b) such smaller number of shares as determined by Pivotal’s board of directors, provided that in no event will the number of shares issued or transferred under the

ESPP exceed an aggregate of 9,400,000 shares. The amount of shares subject to the ESPP may be adjusted for changes in Pivotal’s capitalization and certain corporate transactions. See “—Summary of the ESPP—Adjustments.”

Administration

Pivotal’s board of directors or a committee thereof has full and exclusive authority to interpret the terms of the ESPP and determine eligibility. Pivotal’s Compensation Committee will be the “Administrator” of the ESPP.

Eligibility

The Administrator may designate certain of Pivotal’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Pivotal and its designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the Administrator. Unless otherwise determined by the Administrator, Pivotal’s employees are eligible to participate in the ESPP if they are customarily employed by Pivotal or a designated subsidiary for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of common stock or other class of stock.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the Administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Business Combination, Pivotal and its subsidiaries are expected to have approximately 2,300 employees, all of whom are currently expected to be eligible to participate in the ESPP. Following the Business Combination, Pivotal and its subsidiaries are expected to have approximately 50 consultants and 7 non-employee directors, none of whom will be eligible to participate in the ESPP.

Participation in an Offering Period

Offering Periods and Purchase Periods. The ESPP is intended to qualify under Section 423 of the Code and common stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the Administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the Administrator prior to the commencement of each offering period. Offering periods under the ESPP will commence when determined by the Administrator. The Administrator may, in its discretion, modify the terms of future offering periods.

Enrollment and Contributions. The ESPP permits participants to purchase common stock through payroll deductions of up to a maximum percentage of eligible compensation specified by the Administrator (which, in the absence of a contrary designation, shall be 25% of their eligible compensation). Unless determined otherwise by the Administrator, eligible compensation includes a participant’s gross base compensation for services to Pivotal, including overtime payments, but excluding sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The Administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be 25,000 shares. In addition, and to the extent required under Section 423 of the Code, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Pivotal common stock as of the first day of the offering period during which such right is granted).

Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Pivotal common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period.

Purchase Price. The purchase price of the shares, in the absence of a contrary determination by the Administrator, and subject to applicable laws and provisions of the ESPP, will be 85% of the lower of the fair market value of Pivotal common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period. The fair market value per share of Pivotal common stock under the ESPP is generally the closing sales price of Pivotal common stock on the NYSE on the date for which fair market value is being determined, or if there is no closing sales price for a share of Pivotal common stock on the date in question, the closing sales price for a share of Pivotal common stock on the last preceding date for which such quotation exists. The closing price per share of Pivotal common stock on the NYSE on                 , 2019 was $                .

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time at least five business days prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting Pivotal common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the Administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the Administrator may provide for (1) the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights and/or in the terms and conditions of outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Transferability

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Plan Amendment and Termination

The Administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

U.S. Federal Income Tax Consequences

The material federal income tax consequences of the ESPP under current U.S. federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Pivotal will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Pivotal will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Required Vote

If the business combination proposal is not approved, the ESPP proposal will not be presented at the annual meeting. The ESPP proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting and entitled to vote thereon.

THE PIVOTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Pivotal’s board of directors to submit a proposal to adjourn the annual meeting to a later date or dates if Pivotal is unable to consummate the Business Combination for any reason. In no event will Pivotal solicit proxies to adjourn the annual meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its second amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. See the section entitled “The Business Combination Proposal—Interests of the Founder and Pivotal’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the annual meeting upon approval of an adjournment proposal, Pivotal’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Pivotal will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Pivotal’s board of directors may not be able to adjourn the annual meeting to a later date if Pivotal is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE PIVOTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIVOTAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO PIVOTAL

Introduction

Pivotal was incorporated on August 2, 2018 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Pivotal’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Pivotal’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On February 4, 2019, Pivotal closed its initial public offering of 23,000,000 units, including 3,000,000 units subject to the exercise in full of the underwriters’ overallotment option, with each unit consisting of one share of Class A common stock and one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from Pivotal’s initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000. Simultaneously with the consummation of Pivotal’s initial public offering and the exercise of the underwriters’ over-allotment option, Pivotal consummated the private sale of 6,350,000 private warrants at $1.00 per warrant generating gross proceeds of $6,350,000. Pivotal’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-229027) that became effective on January 30, 2019.

A total of $230,000,000 was deposited into a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Pivotal may withdraw from the trust account interest earned on the funds held therein necessary to pay our income taxes, if any. Except as described in the prospectus for Pivotal’s initial public offering and described in the subsection below entitled “—Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Pivotal’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from Pivotal’s initial public offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that Pivotal acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of a definitive agreement for its initial business combination, although Pivotal may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Pivotal’s board of directors determined that this test was met in connection with the proposed business combination with the Company as described in the section entitled “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under Pivotal’s second amended and restated certificate of incorporation, in connection with any proposed business combination, Pivotal must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to have their public shares converted into cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for Pivotal’s initial public offering. Accordingly, in connection with the Business Combination with the Company, the Pivotal public stockholders may seek to have their public shares converted to cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Founder and Pivotal’s officers and directors have each agreed to vote the founder shares as well as any common stock acquired by them in the aftermarket in favor of such proposed Business Combination.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Founder, Pivotal’s officers and directors, the Company, the Company’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Pivotal’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into.

Liquidation if No Business Combination

Under Pivotal’s current amended and restated certificate of incorporation, if Pivotal does not complete the Business Combination with the Company or another initial business combination by August 4, 2020 (or such later date as may be approved by Pivotal stockholders in an amendment to its amended and restated certificate of incorporation), Pivotal will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pivotal’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Pivotal’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Founder and Pivotal’s officers and directors has agreed to waive its rights to participate in any distribution from Pivotal’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Pivotal’s warrants, which will expire worthless if Pivotal is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Pivotal’s creditors which would be prior to the claims of the Pivotal public stockholders. Although Pivotal has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Pivotal has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Pivotal will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Founder has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Pivotal for services rendered or contracted for or products sold to it, but Pivotal cannot ensure that the Founder will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Founder’s personal indemnity: the Founder will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Pivotal waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of Pivotal’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Founder will not be liable to the Pivotal public stockholders and instead will only have liability to Pivotal. Furthermore, the Founder may not be able to satisfy its indemnification obligations if it is required to as the Founder’s only assets are securities of Pivotal and Pivotal has not taken any further steps to ensure that the Founder will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Pivotal’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pivotal’s stockholders. To the extent any bankruptcy claims deplete the trust account, Pivotal cannot assure you it will be able to return to the Pivotal public stockholders at least approximately $10.00 per share. Pivotal’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Pivotal redeem their respective shares for cash upon a business combination which is actually completed by Pivotal. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If Pivotal is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pivotal’s stockholders. Because Pivotal intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Pivotal’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Pivotal cannot assure you that claims will not be brought against it for these reasons.

Pivotal will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that Pivotal may use for liquidation and dissolution expenses.

Employees

Pivotal has two executive officers. These individuals are not obligated to devote any specific number of hours to Pivotal’s matters and intend to devote only as much time as they deem necessary to its affairs. Pivotal does not intend to have any full time employees prior to the consummation of the Merger.

Facilities

Upon consummation of the Merger, the principal executive offices of Pivotal will be those of the Company.

Directors and Executive Officers

Pivotal’s current directors and executive officers are as follows:

Name	Age	Position
Jonathan J. Ledecky	61	Chairman of the Board and Chief Executive Officer
James H.R. Brady	55	Chief Financial Officer
Kevin Griffin	43	Director
Efrat Epstein	36	Director
Katrina Adams	50	Director

See “The Director Election Proposal—Information about Executive Officers, Directors and Nominees” for biographies of Messrs. Ledecky and Griffin.

James H.R. Brady has served as Pivotal’s Chief Financial Officer since September 2018. Since 2014, Mr. Brady has been the Chief Executive Officer of Brady Enterprises, an advisory firm Mr. Brady founded that provides financial, legal and strategic services to growth companies. From 2013 to 2014, Mr. Brady was the Chief Financial Officer and General Counsel of Sweetgreen, a high-growth healthy, fast casual restaurant chain. From 2011 to 2013, Mr. Brady was Executive Vice President – Finance and Legal for Audax Health Solutions, a digital health/social media company. From 2009 to 2011, he was Executive Counsel of ODIN Technologies, a RFID software company. Mr. Brady previously served as a corporate and securities attorney with the firms of Hogan & Hartson and Hunton & Williams. Mr. Brady received a BA from the College of William and Mary, a JD from the George Washington National Law Center and a MBA from Darden Graduate School of Business at the University of Virginia.

Efrat Epstein has served as a member of Pivotal’s board of directors since December 2018. Ms. Epstein has held leadership positions across media, tech and financial services. Since November 2016, Ms. Epstein has been the Managing Partner of Sound Ventures, an LA-based venture capital fund founded by Ashton Kutcher and Guy Oseary. In this role, Ms. Epstein leads investing, strategy and the day-to-day management of the fund. From January 2016 to November 2016, Ms. Epstein led Global Strategy at Marsh, a multi-billion dollar division of financial services firm Marsh & McLennan (NYSE: MMC). From October 2013 to January 2016, Ms. Epstein was Senior Vice President of Planning and Head of Investor Relations at iHeartMedia, a global entertainment company, and from May 2011 to September 2013, she was Head of Business Development and Strategy at CLEAR, a privately held technology company. Earlier in her career, Ms. Epstein was part of Merrill Lynch’s Global Energy and Power Investment Banking group as well as the Global Strategy team at NYSE Euronext. Ms. Epstein received a BA from the University of Texas in Austin and an MBA from Harvard Business School.

Katrina Adams has served as a member of Pivotal’s board of directors since December 2018. Ms. Adams has served as the Immediate Past President of the U.S. Tennis Association since January 2019. She was Chairman of the Board and President of the U.S. Tennis Association from January 2015 to January 1, 2019. She also served as Chairman of the U.S. Open during this time. Ms. Adams is the first African-American, first former professional tennis player and youngest person to serve as President in the organization’s 135-year history. She is also the first individual to serve a second two-year term as Chairman of the Board and President. In 2015, Ms. Adams was elected Vice President of the International Tennis Federation and in 2016, she was appointed Chairman of the Fed Cup Committee, which governs the Fed Cup, the largest annual international team competition in women’s sport. She also serves on the board of directors for the International Tennis Hall of Fame. An accomplished tennis professional, Ms. Adams played for 12 years on the Women’s Tennis Association tour, where she ranked as high as No. 67 in the world in singles and No. 8 in doubles, winning 20 career doubles titles and reaching the quarterfinals or better in doubles at all four Grand Slam events.

While an active pro, Ms. Adams served on the board of directors of the Women’s Tennis Association as a player representative for four one-year terms and on the Women’s Tennis Association’s Players Association for five two-year terms. After leaving the tour, Ms. Adams was a USTA National Tennis Coach from 1999 to 2002.

She also joined the USTA’s Board of Directors in 2005, serving as a Director at Large and as the association’s Vice President and First Vice President before assuming the presidency. She was named the Intercollegiate Tennis Association (“ITA”) Rookie of the Year in 1986 and an NCAA All-American in 1986 and 1987. She also became the first African-American to win the NCAA doubles title in 1987. Among her many accolades, Ms. Adams was honored with the WTA’s Player Service Award in 1989, 1996 and 1997, and she received the WTA Althea Gibson Award in 2003. In addition, she was inducted into the Northwestern Hall of Fame in 1998, the USTA Midwest Section Hall of Fame in 2005, the Chicago District Tennis Hall of Fame in 2008, the Black Tennis Hall of Fame in 2012, the ITA Women’s Tennis Hall of Fame in 2014 and the USTA Eastern Section Tennis Hall of Fame in 2015. She was also named one of the “25 Influential Black Women in Business” by The Network Journal and as one of Sports Business Daily’s “Game Changers” in 2015. In 2016, she was inducted into the Boys & Girls Clubs of America Alumni Hall of Fame. In addition to her duties with the USTA, Ms. Adams is a contributor on CBS Sports Network’s first all-female sports show, “We Need to Talk.” She also serves as a television analyst for Tennis Channel and as a contributor to Tennis magazine and tennis.com, providing instructional articles and videos. Moreover, since 2005, Ms. Adams has served as the Executive Director of the Harlem Junior Tennis and Education Program, a National Junior Tennis & Learning network chapter based in New York City. Ms. Adams attended Northwestern University, majoring in communications, before deciding to leave school and focus on her professional tennis career.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Pivotal, and Pivotal has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Pivotal has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Pivotal’s annual reports contain financial statements audited and reported on by Pivotal’s independent registered public accounting firm. Pivotal has filed with the SEC its Annual Report on Form 10-K covering the period from August 2, 2018 (inception) through December 31, 2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019.

Pivotal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Pivotal’s financial condition and results of operations should be read in conjunction with Pivotal’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of Pivotal’s Accounting Policies, please see Note 2 to the financial statements of Pivotal included elsewhere in this proxy statement/prospectus.

Common stock Subject to Possible Redemption

Pivotal accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Pivotal’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Pivotal common stock features certain redemption rights that are considered by Pivotal to be outside of Pivotal’s control and subject to the occurrence of uncertain future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the consolidated financial statements of Pivotal included elsewhere in this proxy statement/prospectus.

Results of Operations

Pivotal has not generated any revenues to date and will not do so until the consummation of a business combination. Since its initial public offering, Pivotal’s activity has been limited to the evaluation of business combination candidates. Pivotal expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Pivotal currently incurs increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from August 2, 2018 (inception) through December 31, 2018, Pivotal had a net loss of $1,127, which consists of operating and formation costs. For the three months ended June 30, 2019, Pivotal had net income of $596,047, which consisted of interest income on marketable securities held in the trust account of $1,345,991 and an unrealized gain on marketable securities held in the trust account of $1,699, offset by operating costs of $515,053 and a provision for income taxes of $236,590. For the six months ended June 30, 2019, Pivotal had net income of $1,052,844, which consisted of interest income on marketable securities held in the trust account of $2,138,035 and an unrealized gain on marketable securities held in the trust account of $15,659 offset by operating costs of $742,427 and a provision for income taxes of $358,423.

Financial Condition and Liquidity

As of June 30, 2019, Pivotal had cash of $558,060 held outside the trust account. Until the consummation of Pivotal’s initial public offering, Pivotal’s only source of liquidity was an initial purchase of common stock by the Founder and unsecured loans from the Founder.

On February 4, 2019, Pivotal consummated its initial public offering of 23,000,000 units, including 3,000,000 units subject to the underwriters’ over-allotment option. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the consummation of its initial public offering, Pivotal consummated the private placement of 6,350,000 private warrants at a price of $1.00 per private warrant, generating total proceeds of $6,350,000. The private warrants were purchased by the Founder.

Following Pivotal’s initial public offering and private placement of private warrants, a total of $230,000,000 was placed in the trust account.

Pivotal working capital held outside the trust account is used primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

For the six months ended June 30, 2019, cash used in operating activities was $750,204. Net income of $1,052,844 was affected by interest earned on marketable securities held in the trust account of $2,138,035, an unrealized gain on marketable securities held in the trust account of $15,659, a deferred tax provision of $3,288 and changes in operating assets and liabilities, which provided $347,358 of cash.

Pivotal has principally financed its operations from inception using proceeds from the sale of equity securities to stockholders prior to its initial public offering and such amount of proceeds from its initial public offering that were placed in an account outside of the trust account for working capital purposes, interest that has been earned on the funds in the trust account released for working capital needs, and through loans from officers, directors and stockholders. Pivotal believes it will have sufficient cash to meet its needs through the earlier of the consummation of a business combination or August 4, 2020, the date that Pivotal will be required to cease all operations except for the purpose of winding up, if a business combination is not consummated.

If Pivotal’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the consummation of the initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Founder or Pivotal’s officers and directors or their respective affiliates may, but are not obligated to, except as described above, loan Pivotal funds as may be required on a non-interest basis. If Pivotal completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Pivotal may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of Pivotal at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants. Prior to the completion of an initial business combination, Pivotal does not expect to seek loans from parties other than from the Founder and Pivotal’s officers and directors or their respective affiliates as Pivotal does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Moreover, Pivotal may need to obtain additional financing to complete the initial business combination, either because the transaction requires more cash than is available from the proceeds held in the trust account or because Pivotal becomes obligated to convert a significant number of public shares upon completion of the business combination, in which case Pivotal may issue additional securities or incur debt in connection with such business combination. If Pivotal is unable to complete the initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the trust account.

Contractual obligations

Pivotal does not have any long-term indebtedness, capital lease obligations, operating lease obligations or long-term liabilities.

Off-Balance Sheet Arrangements

Pivotal did not have any off-balance sheet arrangements as of December 31, 2018 or June 30, 2019.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices.

As of the period ended December 31, 2018, Pivotal was not subject to any market or interest rate risk. Net proceeds from Pivotal’s initial public offering of $230 million (which includes approximately $8 million of the proceeds attributable to the underwriters’ deferred discount from its initial public offering) have been placed in the trust account at J.P. Morgan Securities, with Continental Stock Transfer & Trust Company acting as trustee. As of June 30, 2019, the balance of restricted cash and cash equivalents held in the trust account was $232,153,694, including approximately $2,138,000 of interest earned available for tax purposes. As of June 30, 2019, the proceeds held in trust were invested in U.S. Treasury Bills with a maturity date of 180 days or less or in certain money market funds that invest solely in U.S. Treasury Bills. Due to the short-term nature of these investments and the low interest rates related to these types of investments, Pivotal believes there will be no material exposure related to interest rate risk. Pivotal does not believe that the effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices, currently pose significant market risk for Pivotal.

Stock Performance Graph

The following stock performance graph compares the cumulative total return for Pivotal’s Class A common stock from March 25, 2019 (the date our warrants and Class A common stock commenced separate trading on the NYSE) through May 31, 2019 with the comparable cumulative return of two indices: the S&P SmallCap 600 and the NASDAQ US Benchmark TR. The graph assumes an initial investment of $100 on March 25, 2019 and reinvestment of dividends.

Independent Auditors’ Fees

Marcum acts as Pivotal’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of Pivotal’s year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered in connection with Pivotal’s initial public offering and the audit of Pivotal’s financial statements for the fiscal period ended December 31, 2018 totaled $35,000. The above amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. During the fiscal period ended December 31, 2018, Pivotal’s independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. During the fiscal period ended December 31, 2018, Pivotal’s independent registered public accounting firm did not render services for tax compliance, tax advice and tax planning.

All Other Fees. During the fiscal period ended December 31, 2018, there were no fees billed for products and services provided by Pivotal’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Pivotal’s audit committee was not formed until January 31, 2019, the audit committee did not pre-approve any of the foregoing services that were incurred prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Pivotal’s board of directors. In accordance with Section 10A(i) of the Exchange Act, before Pivotal engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

On January 31, 2019, Pivotal’s board of directors adopted a code of ethics that applies to all of Pivotal’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Pivotal’s business. Pivotal will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Pivotal’s code of ethics should be sent in writing to Pivotal Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

Upon the consummation of the Business Combination, Pivotal’s code of ethics will apply to all of the executive officers, directors and employees of Pivotal and its subsidiaries, including the Company.

BUSINESS OF THE COMPANY

Company Overview

In this proxy statement/prospectus, the words “we,” “our”, “us,” “KLDiscovery,” “KLD” or the “Company” refer to LD Topco Inc, a Delaware corporation, and its direct and indirect wholly owned subsidiaries. This proxy statement/prospectus also refers to our websites, but information contained on those sites is not part of this proxy statement/prospectus.

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2018, we served over 4,300 legal technology clients, including 95% of the AM Law 100 and 65% of Fortune 500 companies. We have broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Our technology and service offerings protect our clients from growing information governance challenges, litigation, compliance breaches and data loss.

Our legal technology service offerings provide a wide variety of solutions for information governance and eDiscovery, including forensic collections, data processing, secure hosting, managed document review, advanced analytics and document production. eDiscovery refers to a process in which electronic data is sought, located, secured, searched and analyzed with the intent of using it as evidence in a civil, criminal or investigative legal case or regulatory action. Our data recovery service offerings allow clients to recover data in the event of physical or logical loss and provide data management tools and solutions and proprietary data erasure technologies. We differentiate ourselves through our leading integrated suite of proprietary software and services, geographic scale and award-winning corporate culture, which we believe drives our client service success.

Our longstanding relationships with our clients are driven primarily by two factors: technological excellence and a culture of client service. We were ranked as a top eDiscovery provider in an aggregation of fourteen “Best Of” customer surveys from a variety of ALM online legal publications.

We offer our clients both proprietary and third-party solutions to address their legal technology requirements. Our proprietary end-to-end eDiscovery solution, Nebula, can be deployed on the cloud, on premise or behind a client’s firewall via mobile kits. This technology is a key selling point and these solutions are critical to our success. We believe that our proprietary solutions offer us a unique competitive advantage in the industry, giving us an exclusive product, which allows our clients to execute their job functions quickly and with a high degree of accuracy, thus saving them time and expense. In addition to our proprietary suite of tools, we can integrate third-party applications and tools into our workflow to create what we believe is the best possible solution for our clients. This is useful for projects where clients want to take advantage of our technology platform, but may also have a need to leverage technology that specializes in one narrow aspect. We uphold a core set of client service values including teamwork, responsiveness and sole focus on client service. As we have scaled our global operations, this set of shared beliefs has created a unique environment where employees thrive and work together to deliver our white-glove, 24/7/365 service to our clients. In an industry that is driven by long-term, repeat relationship business, we believe our technology solutions, coupled with our dedication to excellent service, have continued to set us apart from the competition.

Company History

We were founded in 2005 as a forensic and eDiscovery company. We recapitalized with an investment from Westview in September 2011, at which point we began executing a targeted acquisition strategy focused on tuck-in acquisitions of companies that would benefit from our scale and offer us advanced technology solutions and attractive client relationships. Since 2013, we acquired nine U.S. regional eDiscovery companies ranging in size and capabilities, including our 2013 acquisition of AlphaLit and our 2014 acquisition of RenewData. The RenewData acquisition facilitated our entry into the data archiving market, allowing us to increase our geographic reach, diversify our client base, grow our salesforce and further develop our technology platform.

In 2015, we recapitalized with TCG and RG. This recapitalization provided us with the resources to execute our largest acquisition to date, Kroll Ontrack, which was completed in December 2016. The Kroll Ontrack acquisition expanded our operations to 20 countries, allowing us to position ourselves as one of a small number of eDiscovery companies with cross-border capabilities. The acquisition also made us a global leader in data recovery services, via the “Ontrack” business, which has been providing data recovery services since 1985.

In 2017, we launched Nebula, a proprietary end-to-end eDiscovery solution optimized for the cloud. In 2018, in order to make further investments in sales and technology, we announced growth equity financing from our prior investor, Westview, together with Carlyle and Revolution. Coinciding with the investment, we released our mobile eDiscovery solution, Nebula Private Cloud (“NPC”), which allows our clients to have a small-scale private data center behind their own firewall. Also in 2018, we furthered our geographic expansion through Western Europe and Canada by opening additional data centers and managed review facilities.

In 2019, we announced our Nebula Big Data Store offering for information governance management which will include legal hold and notification services, thus expanding our proprietary technology suite into the information archiving market. We also opened a new document review facility in Sydney, Australia and re-opened our document review facility in Böblingen, Germany.

Industry Overview

Legal Technology Industry

eDiscovery

eDiscovery is an essential component of litigation, government investigations and regulatory and compliance submissions, where parties exchange Electronically Stored Information (“ESI”) with each other. eDiscovery is subject to rules and agreed-upon processes, which often involve reviewing data for privilege and relevance before it is exchanged. eDiscovery software and services facilitate the identification, preservation, collection, review and exchange of ESI. The eDiscovery industry is highly fragmented with over 100 vendors, and in 2017, the top three pure play eDiscovery vendors accounted for less than 15% of the industry, according to IDC.

Source: Third-party data and based on our eDiscovery revenue for the year ended December 31, 2017.

According to third-party data, the eDiscovery market is expected to grow from $10.0 billion in 2017 to $12.8 billion in 2022, representing a 5.2% CAGR. We believe the industry is in the midst of a transformation driven by data proliferation and compounded by increasing complexity in the makeup and composition of the data we must be equipped to handle. These two factors help drive the rising increase in overall costs.

Data Proliferation. Data is growing at an exponential rate due to several factors, including the adoption of mobile devices, accessibility of hosted systems and increased reliance on electronic data storage. With ESI expected to continue growing at a significant rate, the organizations that effectively deploy advanced technologies, such as predictive coding and data analytics, and are able to help their clients work through large data sets quickly and accurately will be best positioned to earn increased market share.

Source: IDC and EMC Corporation, The Digital Universe in 2020

Market Shift to the Cloud. eDiscovery solutions are typically deployed in one of three fashions: On-premise (hosted at one of our data centers), in the public cloud (Google, Amazon Web Services, Microsoft Azure) or behind a client’s firewall. Although on-premise hosting has largely been the dominant deployment to date, cloud deployment is expected to see significant growth. Deployment in the public cloud offers many benefits, including scalability, flexibility, security and compliance, and, as a result, the adoption of cloud technology is expected to continue to increase. In particular, small and medium-sized enterprises are adopting cloud deployment mainly due to its cost-effectiveness and advanced results. According to third-party data, revenue generated by cloud-based eDiscovery solutions is expected to grow 10% during 2019.

Information Archiving

Data archiving serves a critical role in the management of organizational information resources for all businesses, regardless of size. Information archiving addresses information preservation for long-term access, enhancing access to large volumes of information in order to render it more useable and thus valuable. Information archiving also facilitates data management and disposition based on content of such data and need for preservation and/or disposition. As a result, data archiving serves as a primary source of information in legal discovery for litigious organizations. In the cloud economy, data archiving is increasingly displacing traditional backup strategies for disaster recovery purposes, since archiving provides a defense against malicious or inadvertent data loss by insiders and can be an insurance policy against ransomware. The legal hold software market overlaps with both the data archiving market and the eDiscovery software market and addresses the need for organizations to comply with legal requirements to preserve data in the face of pending litigation. Finally, the regulatory compliance software market is driven by the myriad regulatory regimes around the world that require organizations to preserve certain information, sometimes on immutable storage, for specified minimum periods. Conversely, some regulations require verifiable destruction of information when a specified time period has elapsed or certain events arise, and data archiving facilities easy execution of such requirements.

According to The Radicati Group, the information archiving market is expected to grow from $5.2 billion in 2018 to $8.5 billion in 2022, representing a 13.2% CAGR. Significant trends affecting this market include the shift to cloud computing and storage from traditional on-premises computing and storage, increased demands for storage to do more than simply preserve data and the advent of the “API economy,” in which vendors offer application programming interfaces (“APIs”) that enable other vendors to integrate with, extend and enhance the functionality of their core product, thereby increasing value for an end-client. These trends are driven by the widespread and general adoption of cloud services for many functions, a need for businesses or functions with variable demand to favor operational expenditures over capital expenditures, and a need for systems and data to support multiple functions, thereby driving efficiency and cost containment.

Data Recovery Industry

When consumers and businesses lose or cannot access data due to system failures, accidental deletion, physical damage, natural disasters, ransomware or user error, and no backup is available, data recovery service companies can help recover data which would have otherwise been lost. Data recovery service vendors can typically recover data from hard disk or solid state drives, flash drives and USB external drives, while some have the capability to recover data from servers, Redundant Array of Inexpensive Disks (“RAID”) systems, enterprise storage areas networks (“SAN”) and network attached storage (“NAS”) systems, backup tapes, optical disks, databases and virtual machines. Data recovery service companies use software tools and physical inspection to diagnose and determine the condition of the media and what data may be recovered. They then make an image of the data and perform a logical reconstruction of the data. In the case of physical damage, the device may need to be disassembled in a clean room lab and spare parts used to facilitate the recovery.

This fragmented industry is served by thousands of vendors, the majority of which are small electronics repair shops using off-the-shelf data recovery software tools. There are very few global data recovery providers that have clean room labs and physical data recovery capability with multiple labs. Factors affecting the industry include the increasing use of mobile devices, use of the cloud, streaming content, cost of storage and complexities of edge and analytics workloads and advanced data protection systems.

Products and Services

We have built an integrated suite of eDiscovery tools and services covering information governance, forensic collections, data processing, secure online hosting, document review, advanced analytics and document production. In addition, we offer data recovery solutions ranging from cleanroom facilities to proprietary data erasure, data recovery and data management tools.

eDiscovery Solutions

We are one of the largest globally scaled eDiscovery providers in a highly-fragmented industry of over 100 vendors. With approximately 2.3% of the current eDiscovery market, based on 2017 eDiscovery revenue, we are poised to continue to gain market share via strategic acquisitions.

Source: Third-party data and based on our eDiscovery revenue for the year ended December 31, 2017.

We offer a variety of eDiscovery solutions to our clients, including:

Nebula. Nebula is a proprietary end-to-end information governance and eDiscovery platform which helps to facilitate the identification, preservation, collection, processing, review and exchange of ESI. Nebula is powered by our in-house technology that has been developed, tested and trusted to improve the eDiscovery experience. Nebula is unique to us and contains the latest advancements in eDiscovery, while still delivering essential functionality. We offer three hosting options for Nebula: On-Premise at our data centers, in the public cloud (via Microsoft Azure cloud), and at a client’s location via NPC. NPC is particularly noteworthy as it allows for processing, filtering, analysis, review and production of ESI without the need to transfer data outside of the client’s location or across borders.

eDiscovery.com Review (“EDR”). EDR is an all-encompassing, single platform used to search, review and exchange ESI. Over the past decade, our clients have produced to requesting parties over one billion documents and billions of pages using EDR.

Relativity. In 2006, we became the first vendor to license Relativity, a widely used document review tool. Shortly thereafter, we hosted the first case to reach one million records on the platform, and we have consistently worked to improve our clients’ experiences by offering a suite of proprietary enhancements exclusive to us, together with our white-glove client service. Our differentiated data hosting environment offers our clients optimal performance, reliability and redundancy. We currently host Relativity in six countries worldwide.

KLD Analytics. Developed through collaboration among our data scientists, software engineers and legal professionals, KLD Analytics offers a full range of technology-assisted review tools, supported by our team of technologists and consultants. This suite of tools offers features such as:

•

Predictive Coding—Leverages human expertise to automatically classify large populations of documents. Predictive coding supports entirely custom workflows and methodologies and is capable of continuous prioritization of important documents for review.

•

Workflow—Automates the routing and distribution of documents to streamline document review and maximize accuracy and defensibility. Workflow eliminates the need to maintain static batch sets and manually transition documents to different review teams. Workflow works hand-in-hand with Predictive Coding to make document review as efficient as possible.

•	Email Threading—Determines the relationship between email messages and identifies the most content-inclusive messages to avoid redundant review.

•	Near-Duplicate Detection—Identifies and groups similar records and highlights the subtle differences among them for a quicker review.

•	Language Identification—Automatically identifies the primary language on documents in a dataset.

KLD Processing. Our proprietary processing platform has been used exclusively by us for over 14 years. KLD Processing is a highly scalable platform which ingests disparate data types and sources, extracts the content of documents, removes duplicative or otherwise innocuous data, such as operating and system files, and exports data for review and production.

Document Review Services. Our document review services provide the facilities, staffing and expertise necessary to review large and complex data sets with a high degree of accuracy and efficiency. We assemble review teams of experienced legal professionals for any type of case. Each team member is a qualified attorney who has passed a selective screening process and has received training from our review managers. Review managers utilize proven methodologies to target and address quality issues early, allowing us to intelligently prioritize the documents that need to be reviewed more closely. Review managers are able to glean insights into productivity and quality using our proprietary technology to deliver a higher quality production. We have experience handling document reviews for a variety of types of matters, ranging from litigation, investigations and regulatory reviews, such as second requests, and have conducted reviews in over 30 languages. We currently maintain approximately 1,300 review seats spanning twelve facilities in six countries.

Digital Forensics Services. One of our specialties is computer forensics, including collections and analysis. Without a sound forensic collection, critical electronic evidence may be missed, inadvertently altered or otherwise rendered inadmissible. Whether it be for a small matter, such as a collection of data from a single device, or a large corporate investigation involving multiple custodians and data sources, in-person or remote, our collection analysts will determine and execute the most defensible, efficient and cost-effective strategy. Each year, we regularly collect data from many countries around the world. As a result, we possess a deep bench of talent with knowledge of country-specific discovery laws and customs. With offices across the globe, our collection team can be on the ground quickly in most regions. Our proprietary Remote Collection Manager (“RCMgr”) product is a suite of tools used to facilitate document collections remotely and by end-users, allowing defensibility and accuracy to be maintained without the need to deploy personnel onsite. RCMgr hard drives can arrive pre-configured to collect only the data within scope and the RCMgr tool logs the entire collection in granular detail, ensuring that we can track the process from start to finish. Upon completion of the collection, RCMgr verifies and encrypts the collected data for secure shipment back to one of our labs.

Our digital forensic services include analysis and investigative services in addition to collection services. Wherever electronic equipment is used, there is a potential source of electronic evidence and digital information, including a “bread crumb” trail to illuminate misuse or wrongdoing. Our computer forensics teams help extract critical evidence, recover any data that culprits may have sought to erase or hide, retrieve key data buried in documents and organize data contained in multiple information sources. A forensic investigation may be undertaken on a wide range of media as anything that stores data can potentially be investigated.

Information Archiving Services

Legal Hold Management. A legal hold plan that recognizes when the duty to preserve data begins, what it entails, how to implement it and when it ends is essential to any information governance or eDiscovery strategy. Our Legal Hold Management solution addresses these issues through comprehensive technology and defensible processes. With a flexible SaaS model, clients can choose to manage holds on their own using our technology or leverage our consultants to oversee and manage the process. In addition to leveraging commercially available tools, such as Relativity Legal Hold, we offer Nebula Legal Hold, which simplifies the legal hold process by managing and tracking legal hold communications and key data in a single location. Project initiation and management is efficient and flexible, whether utilizing customized communications or leveraging a full bank of legal hold templates, including initial notices, questionnaires, follow-ups and acknowledgments.

Office 365 Migration & Management. As an inaugural Microsoft Office compliance and eDiscovery partner, we have decades of industry experience partnering with clients as they prepare for unexpected lawsuits and regulatory investigations. Our experts receive a large volume of questions from outside counsel and corporate legal departments concerning Office 365. As a Microsoft partner, we provide the expertise and services necessary to reliably and defensibly leverage the Data Governance, Search & Investigation and Advanced eDiscovery suites in Office 365. Examples of common challenges our consultants assist with include:

•	constructing a defensible process for Office 365 eDiscovery, including the creation and maintenance of appropriate documentation;

•	ensuring appropriate organizational boundaries are enforced and confidentiality is protected within Office 365;

•	legacy data management and remediation;

•	litigation readiness and data preservation and collection strategies; and

•	cloud migration.

Nebula Big Data Store. Nebula Big Data Store is a highly scalable, enterprise-grade storage solution with economics that rival back-up tape. Nebula Big Data Store runs on Microsoft’s Azure cloud, allowing it to be available anywhere in the world in a highly secure and resilient manner. Time- and event-based retention policies, defensible deletion and preservation controls are all built-in, offering excellent value. Nebula Big Data Store works hand-in-hand with Nebula Legal Hold for seamless preservation activities. The product eliminates costly, highly duplicative, on-premises “dumping grounds” that cannot be searched or managed effectively.

Nebula Big Data Store is designed to solve enterprise problems stemming from burgeoning data volumes, fragmented application landscapes and increasing business, regulatory and legal demands, and it positions us to take advantage of evolving trends in the information archiving services industry. Nebula Big Data Store offers an API, making it simple for other products to connect to it and further extend and enhance the value of the information stored within the tool. The tool can assist with legacy application retirement, dark data remediation and information governance, among other use cases. Nebula Big Data Store works seamlessly with our eDiscovery offerings, covering the entire eDiscovery lifecycle. It is also less expensive and simpler to deploy than traditional archiving solutions. Finally, our experience and expertise in machine learning in eDiscovery positions us well to extend our archiving offering into the regulatory compliance intelligence market.

Data Recovery Services

Data Recovery. Business and private users routinely store business-critical data on servers, laptops, mobile devices and phones. As a result, data loss events can be devastating. The cost to an enterprise can amount to millions of dollars if they are unable to access important data for business operations.

To address those data loss events when they occur, we provide data recovery services worldwide. Data recovery refers to the recovery of specific information that is inaccessible due to accidental deletion, ransomware, hard drive accidental formatting, Windows reinstallation, partition loss, virtual machine deletion, system booting failure or physical damage of a storage device. The data recovery process involves a secure chain of custody and begins with a diagnosis of the media (hard disk drive, solid state drive, flash drive, RAID, database, tape or optical disk) by our data recovery engineers. The next step is to image the media, a bit by bit copy of the storage areas of the media, along with the system and hidden areas. The engineers then use proprietary tools and methods to reconstruct the data structures from the media image, which includes hidden and system areas. Physical damage may require additional clean room lab procedures, disassembly and use of new parts to access and reconstruct as much of the data as possible.

Ontrack Data Recovery performs over 50,000 data recoveries each year all over the world, and in 2018, we performed data recoveries in over 50 countries. Most of our clients believed that their data was secure, safe and backed-up although, for various reasons, it was not. When other data protection efforts fail, Ontrack can often recover our clients’ data, documents and critical systems. We believe that Ontrack is a global leader in the in-lab data recovery services industry and we have a 30-year history of developing our own recovery tools and making significant investments in automation. More than 20% of our data recovery jobs worldwide come from IT service companies or other data recovery companies who re-sell our data recovery services to their clients.

Email Extraction. We offer professional email recovery services for consumers and businesses alike. From individual files to entire databases, we maintain the expertise and technology to support practically any use case. The success of email recovery is dependent on where the email is stored. Email software, such as Microsoft Outlook, commonly stores email on hardware like a laptop, desktop, mobile phone, tablet or server. We can easily recover email from both functioning and non-functioning hardware. Additionally, our recovery engineers are experienced in recovering enterprise email no matter how it is stored on a client’s server, whether it is inside a database, a Microsoft Exchange Information Store or individual messages in separate files, such as .pst containers.

Tape Services. We provide a range of tape services to solve the problems associated with legacy backup tapes and regularly support our clients to solve the following challenges:

•	backup infrastructure migration and consolidation;

•	legacy tape and data remediation;

•	recovery from physically-damaged tapes; and

•	recovery from quickly-erased or partially-overwritten tapes.

Data Destruction Services. Permanently deleting data isn’t as straightforward as pressing a delete button – it takes time and proper resources. Data that is not completely expunged before the media is disposed of is vulnerable to exposure. To increase the security of data, a secure, verified data destruction process is required. Based on their knowledge, our data experts seek to select and execute the most appropriate data destruction method for the client’s media. Once the data has been destroyed, we provide a certificate of destruction and disposal.

We support our clients throughout the whole data destruction process by offering data destruction services in our labs or onsite using Blancco Erasing Software or our Ontrack Degausser. For clients who want to handle the data destruction process themselves, we sell these products to the client and advise them how to best use them.

Mobile Phone Repair. We can repair broken screens and replace damaged batteries in many commonly-used Apple and Samsung devices at our labs around the world. Additionally, we operate a “UBreakIFix” franchise in New York City (with the option to open four more), which has more robust device repair capabilities.

Data Recovery Software

Ontrack EasyRecovery. Developed through our partnership with one of the world’s leading data recovery software manufacturers, Ontrack EasyRecovery is able to handle nearly every type of logical data loss (not physical damage) situation. Ontrack EasyRecovery allows clients to perform precise file recovery of data lost through deletion, reformatting and a number of other data loss scenarios. The product recovers data from solid-state drives (“SSD”) and conventional hard drives, memory cards, USB hard drives, flash drives and optical media. The product functions on both Windows and Mac operating systems and comes in several different versions, ranging from a free version ideal for small one-time recoveries to a Toolkit version which would give a professional the ability to handle complex projects. There is a “free” version that is capable of recovering up to 1 GB of data, a “Home” version for straightforward recoveries, a “Professional” version suitable for small to medium businesses and a “Technician” version that includes the tools needed to successfully perform data recoveries on all types of computer storage devices and rebuild broken RAID volumes.

Ontrack PowerControls. We believe Ontrack PowerControls is the market leading granular restore software product, developed from Ontrack’s expertise in data recovery. This product enables email and backup administrators and database administrators to restore individual mailboxes and messages, without having to restore the entire database. Ontrack PowerControls is used to find and export email, SharePoint items and structured query language (“SQL”) tables for eDiscovery, litigation, investigations, compliance, selective migration, develop and test and general restore use cases for IT. We believe Ontrack PowerControls provides a more powerful and faster search tool than native tools, and, most importantly for legal and compliance use cases, it does not alter the metadata, making it forensically sound. Most enterprise backup platforms do not have granular restore capabilities, so they partner with Ontrack and integrate Ontrack PowerControls with their products.

Payment and Billing Terms

Our eDiscovery solutions and information archiving services are billed on a monthly basis in arrears with amounts typically due within 30 to 45 days. Our data recovery services are billed as the services are provided, with payments due within 30 days of billing. The majority of our data recovery software is billed monthly in advance with amounts typically due within 30 to 45 days; however, depending on the client contract, billing can occur annually, quarterly or monthly.

Competitive Strengths

Market Leader Across the eDiscovery Space. We are the third largest pure play electronic services discovery provider in the $10.6 billion eDiscovery industry, according to third-party data. We have established our market-leading position by leveraging our expansive sales force, national sales and service network, longstanding client relationships and operational expertise. Based on this prior experience, we believe that we will be able to further develop our market share.

Comprehensive Product Offering. We have a broad product offering of premium proprietary technology, such as eDiscovery processing, document review, data hosting, data analytics, forensic collection, data recovery, archiving, managed services, email management and information governance. We believe that our diverse and comprehensive products and offerings make us the provider of choice for our clients.

Nebula Product Offering. Nebula provides us with several distinct advantages. First, the breadth of Nebula allows us to capture clients as early as the identification phase, via Nebula Big Data Store and Nebula Legal Hold, and keep them in the platform all the way through production. Second, our scale allows the platform to be deployed in many key geographic regions around the world, allowing us to penetrate underserved markets. Third, the flexibility to deploy Nebula in the cloud or at a client’s location, via NPC, removes significant geographical barriers to sales. Lastly, the platform is supported by our team of approximately 150 project managers and hosting support analysts globally.

Expansive Geographic Footprint. Our geographic presence spans the globe, with over 40 offices in 20 countries. Our broad reach provides us with a first responder-type advantage when clients have urgent work requiring immediate attention. In addition, our familiarity with local laws and regulations allows us effectively assist clients in navigating complex, cross-border situations.

Established Client Relationships and Industry Expertise. We have longstanding relationships with a large and diverse group of clients, which include 95% of the AM Law 100 and 65% of Fortune 500 companies. We provide our clients with 24/7/365, follow-the-sun service.

Proven and Experienced Management. We have a strong and highly experienced management team. Our chief executive officer Chris Weiler has more than 25 years of experience in the eDiscovery industry, and is one of the longest tenured CEO’s in the eDiscovery industry globally. During his tenure, Mr. Weiler and his team have identified, acquired and integrated 13 acquisitions and he has a proven track record and playbook for accretive acquisitions with the ability to target companies that meet rigorous criteria focused on people, culture, client base, geography and technology. As a result of these acquisitions, the acquired company’s client bases are efficiently onboarded onto our proprietary platforms allowing a seamless transition for our clients and full access to our global capabilities, resulting in significant cross-selling opportunities and creating increased revenues and incremental profitability. Our chief financial officer Dawn Wilson has over 20 years of experience in finance and accounting, primarily with public companies in the technology and services industry, and has successfully acquired and integrated over 40 acquisitions in her career.

Growth Strategies

Selectively Pursue Strategic Acquisitions. Due to the fragmentation in the legal technology and data recovery industries, there is substantial opportunity to continue completing strategic acquisitions of scale, as well as smaller, accretive tuck-in acquisitions. We have successfully sourced, executed and integrated ten strategic acquisitions since 2013. Acquisitions allow us to grow the company both inorganically and organically in that we can significantly increase revenue organically due to the breadth of service offerings and proprietary technology that we can provide to newly acquired customer relationships that were not available for the acquired sales people to sell before joining our company. For example, we acquired AlphaLit in 2013, and AlphaLit did not offer Managed Document Review services or Forensic Collection services. After the acquisition, the AlphaLit sales people could sell these service offerings to existing AlphaLit customers, thereby increasing revenues. We will primarily focus on small to mid-size opportunities in order to leverage our scalable platform. We are experienced in quickly integrating acquired companies into our broader business, which has allowed us to significantly increase revenue and meaningfully increase EBITDA by focusing on preserving client facing personnel, client retention, seamless transition of clients of the target business and the ability for our new salespeople to sell across a broader platform. Our past acquisitions demonstrate our management’s ability to effectively source, execute and integrate acquisitions into their existing and growing platform. We plan to continue to pursue our acquisition strategy to continue to consolidate the highly fragmented $15.8 billion eDiscovery and information governance industries, which are expected to grow to $21.2 billion in 2022 according to third-party data.

Increased Product Innovation. Adoption of cloud technology is expected to continue increasing. This shift presents market opportunities that we believe we are well positioned to capitalize upon. Our Nebula platform is a mature product, deployed globally in the cloud, in use by over 3,000 users and backed by our global client support and development teams, ensuring around-the-clock, “white glove” service and a rigorous, yet consistent, cadence for upgrades and improvements. The growth potential for this platform is further accentuated by our breadth of reach, powered largely by Nebula Big Data Store, which pushes our products’ capabilities into the information archiving market. We will also continue to advance our technology platform, both in and around Nebula, to give clients useful functionality and increased value.

Growth and Strengthening of Sales Force. We have been and will remain focused on attracting and retaining top sales professionals. We recently hired several key members of the team that will lead efforts in both established and untapped markets, which we believe will result in an acceleration of incremental revenue. We believe that certain key initiatives we are currently undertaking will ensure that accounts have proper coverage and penetration and will allow us to maximize wallet share.

Clients

Our legal technology clients include both law firms and corporations serving many industry sectors including finance and banking, pharmacuetical and biotechnology, technology, insurance, real estate and government. Our data recovery clients include individuals and corporations requiring recovery and accessing of data. For the year ended December 31, 2018, we served over 4,300 legal technology clients, including 95% of the AM Law 100 and 65% of Fortune 500 companies. We have longstanding relationships with our clients, and for the years ended December 31, 2016, 2017 and 2018, no single client accounted for more than 5% of our revenues.

Competition

The eDiscovery market is highly fragmented, competitive and evolving. Our competitors in the eDiscovery market include Consilio, EPIQ, FTI Consulting, Inc, United Lex, E&Y, Deloitte, KPMG, Navigant, Conduent, Lighthouse, Everlaw and Transperfect. We believe the principal competitive factors in this industry include:

•	client service and support;

•	breadth of geographic coverage;

•	quality and depth of services offered;

•	pricing of service offerings;

•	security; and

•	client relationships and brand loyalty.

There are hundreds of small regional eDiscovery providers which may have a few captive relationships but lack the resources or scale to compete for meaningful work. Likewise, of the global and national providers, most lack an end-to-end proprietary platform to complement their global scale and resources. We believe we are uniquely positioned with an ideal complement of global reach, scale of resources and proprietary technology to address almost any client need.

The data recovery market is highly fragmented and generally competitive. Clients choose vendors based on brand awareness and reputation, speed, price and security. Our competitors in the data recovery market include Drivesavers, Gillware Data Recovery, Disk Doctors, Digital Data Recovery DDC and Myung Information Technologies.

Sales and Marketing

Sales

We operate with a global sales team to address the specialized needs of our client base and cultivate strategic partnerships with key clients in our industry. Our sales organization comprises over 35 professionals and is led by our sales executives and regional managers. Our business development managers have developed “first-call” relationships with several of our largest clients while providing significant expertise in the technical nature of the services.

Our global sales structure is tailored to deliver quick responses to sales executives on pricing, account ownership requests and general assistance with client requests and training. This structure is built on our foundational values of teamwork and responsiveness. Our global sales force pursues opportunities in a wide range of geographies and is not confined by the traditional territorial structure that competitors offer. This allows us to maximize relationships and revenue.

Sales leadership encourages representatives around the world to collaborate. A global sales strategy initiative has been implemented to facilitate communication between teams on shared major accounts, which includes the coordination of regular calls and information sharing on key accounts. Most law firms have multiple buyers and this model maximizes our ability to increase wallet share.

Sales executives are encouraged to act as their own entrepreneurs, backed by the support of seasoned sales leadership and a global sales operations team. The sales operations team assists the sales team with all client requests including conflict checks, SalesForce data entry, estimate creation and generation of client agreements and work orders. This global support team allows the sales representatives to focus on what they do best – generating new business and maintaining existing client relationships. Our global sales structure and sales operations teams deliver quick responses to representatives and clients, flexible pricing models and simplified matter initiation, giving us a competitive advantage in a fast-paced industry.

Marketing

We focus on connecting with our clients through our marketing team. Our marketing campaigns are home-grown and highlight the “KLD Difference. One KLD.”

We advertise in a wide variety of trade publications and at sports and entertainment events. We also sponsor a variety of events, seminars and conferences around the world. We operate approximately 35 global websites which highlight our leadership, products, services, technology, industry experience, press clippings and our community contributions. Holding true to our values, we are heavily focused on charitable donations and community work, which are highlighted on our “KLD Community” website page. We also have a number of video advertising campaigns which are shared via YouTube, Twitter and LinkedIn.

Locations

We are headquartered in McLean, VA where we house key functions including accounting, finance, human resources, legal, eDiscovery operations, eDiscovery project management, document review and data recovery. We maintain a diverse geographic footprint globally, with over 40 locations in 20 countries. In addition, we have 10 data centers and 20 data recovery labs worldwide. We offer approximately 1,300 seats for contract attorney review in seven domestic and five international review facilities.

In addition to on-premise data centers, we deliver our proprietary Nebula platform via the cloud and Nebula Private Cloud, which means that a Nebula environment can be established in any Microsoft Azure location worldwide. The Nebula Private Cloud devices are custom-built hardware running the Nebula platform and, thus, can be deployed virtually anywhere.

Properties

We do not own any properties and all of our material physical properties are occupied pursuant to either the terms of a negotiated lease or another contractual arrangement for occupation of space, such as space rental in a data center facility.

The table below presents summary information regarding our material properties as of June 1, 2019.

Location	Legal Technologies Office	Data Storage Technologies Office	Managed Review Facility	Data Center	Clean Room
Fountain Valley, California, United States		X			X
Washington DC, United States	X		X
Doral, Florida, United States	X		X
Chicago, Illinois, United States	X		X
Eden Prairie, Minnesota, United States	X	X	X		X
Rutherford, New Jersey, United States		X			X
New York, New York, United States	X		X
New York, New York, United States		X (Franchise)
Pittsburgh, Pennsylvania, United States	X		X
McLean, Virginia, United States	X	X	X	X	X
Brisbane, Australia	X	X			X
Sydney, Australia	X		X
Toronto, Canada		X			X
Toronto, Canada	X		X
Suzhou, China		X			X
Helsinki, Finland		X			X
Paris, France	X	X			X
Boblingen, Germany	X	X	X		X
Won Chai, Hong Kong	X
North Point, Hong Kong		X			X
Varese, Italy		X			X
Tokyo, Japan	X	X			X
Shanghai, China		X
Amsterdam, Netherlands		X			X
Kongsvinger, Norway	X	X			X
Katowice, Poland	X	X	X		X
Singapore	X	X			X
Madrid, Spain		X			X
Uppsala, Sweden		X			X
Wallisellen, Switzerland		X			X
Surrey, United Kingdom		X			X
London, United Kingdom	X		X
Toronto, Canada				X
Paris, France				X
Frankfurt, Germany				X
Balleycoolin, Ireland				X
Toyko, Japan				X
Brooklyn Park, Minnesota, United States				X
Austin, Texas, United States	X			X
Slough, United Kingdom				X
Ashburn, Virginia, United States				X
McLean, Virginia, United States	X
Chicago, Illinois, United States	X

Intellectual Property

We own a range of registered intellectual property rights across the world, primarily trademark registrations and patents.

We own 105 trademark registrations globally and currently have 32 trademark applications at various stages in the application process. Our material trademarks are either registered or are pending applications for registrations in the U.S. Patent and Trademark office and various non-U.S. jurisdictions (but with a focus on the European Union, the United Kingdom, Norway, Switzerland, Japan, Australia, China, Singapore and Hong Kong). We us “KLDiscovery”, “Ontrack” and “Ibas” as our primary corporate trademarks. The trademark “KLDiscovery” has proceeded to registration in Australia, China, the European Union, Hong Kong, India, Switzerland and the United Kingdom. Additionally, we have applied to register “Nebula,” the brand name for our proprietary e-discovery platform, in our key markets and, to date, applications have proceeded to registration in the United States, the European Union and the United Kingdom.

“Ontrack” and “Ontrack Data Recovery” are used in Canada by us subject to a perpetual license from Kroll, LLC who own the “Kroll Ontrack” trademark in that jurisdiction. This license was granted as part of the Kroll Ontrack acquisition in December 2016.

We are the registered proprietor of over 400 domain names including our key domains used to promote our activities, being kldiscovery.com, ontrack.com and ibas.com together with many local variants of these main domain names.

We own the copyright of many of our business software and tools as they have been created by employees in the course of their employment. These include the Nebula and EDR platforms (two proprietary eDiscovery platforms for access and review of data), the PMDB Database (internal job tracking tool), Service Cloud (data recovery portal), PowerControls (data recovery software for email) and several Relativity applications to enhance the license of standard Relativity platform services.

We have a total of 21 patents, either registered in their respective jurisdiction or at application stage, including a recent application for our Nebula offering.

Legal Proceedings

We are currently not a party to any legal proceedings that are expected to have a material adverse effect on our business or financial condition. From time-to-time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

Employees

As of June 30, 2019, we had 2,292 employees. This total included 1,108 temporary contingent employees who are employed temporarily to work on active managed review matters. Our employees are not represented by a labor union and we have not experienced any work stoppages. We believe that our employee relations are excellent.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “Company,” “KLDiscovery,” “KLD” or “LD Topco, Inc.” refers to LD Topco, Inc. and its consolidated subsidiaries. The following discussion and analysis of financial condition and results of operations of the Company should be read together with the financial statements and related notes included elsewhere in this proxy statement/prospectus. Such discussion and analysis reflects the historical results of operations and financial position of the Company. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this proxy statement/prospectus.

OVERVIEW

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. We provide technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. We have broad geographical coverage in the eDiscovery and data recovery industries with 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. Our legal technology services cover both eDiscovery and information governance services to support the litigation, regulatory compliance, and internal investigation needs of our clients. We offer data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software, data hosting, and managed document review services. In addition, through our global Ontrack Data Recovery name, we deliver world-class data recovery, email extraction and restoration, data destruction and tape management services.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

Data proliferation is contributing to growth in the eDiscovery and information governance market. Data is growing at an exponential rate due to several factors, including the adoption of mobile devices, accessibility of hosted systems and increased reliance on electronic data storage. We are well positioned to gain market share from the growth of electronically stored information given our prior and continued investment in our infrastructure and proprietary technologies that allows us to efficiently identify, preserve, collect, process, review and host complex data sets. We will continue to develop and enhance our technology which will position us to continue to evolve as the market changes.

The eDiscovery and information governance market is highly fragmented and price competitive. While many of our competitors rely on third party software tools to provide their services, we offer our services utilizing third party platforms enhanced with our proprietary tools, as well as our own end-to-end tools. Because we can provide service offerings utilizing proprietary technology, we have more flexibility in pricing, and we are not hindered by third party licensing software expenses. As such, our proprietary tools allow us to be less impacted by significant price compression than our competitors.

Historically, on-premise tools have been the dominant deployment solution in the past. However, recently the market has shifted to cloud-based solutions and this shift can result in increased revenue for us as we offer our own proprietary cloud-based solutions.

We classify our legal technology revenue as follows:

•

Collections and Processing Services: We have remote and onsite collection services. Our proprietary workflows and tools allow us to ingest, extract native file metadata and index in a normalized format. We have near duplication tools to quickly discard duplicative or irrelevant data, significantly minimizing the data that needs to be reviewed. Our analytics include predictive coding which allows us to automatically classify millions of documents in a matter of hours. We offer email threading that looks at relationships between email messages to identify the most content inclusive messages to avoid redundant review and we have language identification that can automatically identify the primary language in all documents in the data set. The collection of data is billed either by the unit or hour and the data that is processed and produced is billed by gigabyte, page or by file.

•

Forensics and Consulting Services: We provide the expertise and tools needed to extract and analyze digital evidence to support a client’s legal matter. Our forensics experts help extract critical evidence, recover any data that individuals may have sought to erase or hide, retrieve key data buried in documents and organize data contained in multiple information sources to give our client the insight and knowledge they need. Our forensics and consulting services are billed by either hour or unit.

•	Professional Services: We manage complex eDiscovery matters and partner with our clients to assist thru the lifecycle of a case. Our professional services are billed on an hourly basis.

•

Managed Document Review Services: We use our extensive eDiscovery project management experience, technological excellence and global presence to provide clients with a secure, seamless and cost effective document review solution. We assemble review teams of experienced legal professionals for any type of case. Each team member is a qualified attorney who has passed a selective screening process and has received training from KLDiscovery review manager to ensure the most efficient and defensible review of a client’s documents. Document review managers have extensive project managed experience to oversee the entire review process and work with the client’s legal team as an integrated partner. Our industry experts have developed advanced document review processes and tools and deliver services in state of the art facilities, handle subject matter versatility, are platform agnostic, possess expert working knowledge of predictive coding and technology assisted review workflows, have multilingual capabilities and focus on quality. Our managed document review services are billed on an hourly basis.

•

Hosting: We have flexible technology options and platforms to host our client’s data for the life of the matter. We offer secure data centers around the globe to support data across jurisdictions and privacy laws. Hosting is billed by gigabyte

•

Subscription: We offer subscription pricing options to provide cost predictability over time. Subscriptions cover a range of our services and are typically a fixed fee billed monthly for contract terms averaging 1 to 3 years.

We classify our data recovery revenue as follows:

•

Data Recovery Services: We recover lost data from devices that store digital information, including data centers, cloud, business servers, workstations, laptops and mobile devices. Pricing is per device.

•

PowerControls and Data Recovery Software: We enable search and recovery of data from database files and physically sound devices. Pricing is typically an annual or multi-year agreement at a fixed price.

For the years ended December 31, 2018 and December 31, 2017, our legal technology revenue was $250.5 million and $237.2 million, respectively, and our data recovery revenue was $45.8 million and $44.0 million, respectively. Additionally, we have longstanding relationships with our clients and for the years ended December 31, 2016, 2017 and 2018, no single client accounted for more than 5% of our revenues.

In 2018, we meaningfully increased the quality of our sales force. We incurred approximately $15.2 million in recruiting fees, legal fees, sign on bonuses and non-recoverable draws related to the investment in some new highly skilled salespeople. The costs for these salespeople was included in our sales and marketing costs for the year ended December 31, 2018. We anticipate that revenue generated from these salespeople will increase over the next 3 years.

NON-U.S. GAAP FINANCIAL MEASURES

We prepare audited financial statements in accordance with U.S. GAAP. We also disclose and discuss other non-U.S. GAAP financial measures such as adjusted EBITDA. We believe that these measures are relevant and provide useful supplemental information to investors by providing a baseline for evaluation and comparing our operating performance against that of other companies in our industry.

The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies and in the future, we may disclose different non-U.S. GAAP financial measures in order to help our investors meaningfully evaluate and compare our results of operations to our previously reported results of operations or to those of other companies in our industry. We believe these non-U.S. GAAP financial measures reflect our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, and other items, such as interest, income taxes, management fees and equity compensation, acquisition and transaction costs, restructuring costs, systems establishment and costs associated with strategic initiatives which are incurred outside the ordinary course of our business, and provide information about our cost structure, that helps track our operating progress. We encourage investors and potential investors to carefully review the U.S. GAAP financial information and compare them with our adjusted EBITDA.

Adjusted EBITDA

We view adjusted EBITDA as our operating performance measure and as such, we believe that the most directly comparable U.S. GAAP financial measure is net loss. In calculating adjusted EBITDA, we exclude from net loss certain items that we believe are not reflective of our ongoing business and exclusion of these items allows us to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions:

•

Acquisition, financing and transaction costs generally represented by non-ordinary course earn-out valuation changes, rating agency fees, letter of credit and revolving facility fees as well as professional service fees and direct expenses related to acquisitions. Because we do not acquire businesses on a predictable cycle, we do not consider the amount of acquisition- and integration-related costs to be a representative component of the day-to-day operating performance of our business.

•

Strategic initiatives expenses relate to costs resulting from pursuing strategic business opportunities. We do not consider the amounts to be representative of the day-to-day operating performance of our business.

•

Management fees, stock compensation and other primarily represents consulting fees and portion of compensation paid to our employees and executives through stock-based instruments. Determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expenses recorded may not align with the actual value realized upon the future exercise or termination of the related stock-based awards. Therefore, we believe it is useful to exclude stock-based compensation to better understand the long-term performance of our core business.

•

Restructuring costs generally represent non-ordinary course costs incurred in connection with a change in a contract or a change in the makeup of our personnel often related to an acquisition. We do not consider the amount of restructuring costs to be a representative component of the day-to-day operating performance of our business.

•

Systems establishment costs relate to non-ordinary course expenses incurred to develop our IT infrastructure, including system automation and enterprise resource planning system implementation. We do not consider the amount to be representative of a component of the day-to-day operating performance of our business.

Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of these adjustments, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations.

The use of adjusted EBITDA instead of U.S. GAAP measures has limitations as an analytical tool, and adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of our results of operations and operating cash flows as reported under U.S. GAAP. For example, adjusted EBITDA does not reflect:

•	our cash expenditures or future requirements for capital expenditures;

•	changes in, or cash requirements for, our working capital needs;

•	interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	any cash income taxes that we may be required to pay;

•	any cash requirements for replacements of assets that are depreciated or amortized over their estimated useful lives and may have to be replaced in the future; or

•	all non-cash income or expense items that are reflected in our statements of cash flows.

RESULTS OF OPERATIONS

For the Six Months Ended June 30, 2019 Compared with the Six Months Ended June 30, 2018

The results for the periods shown below should be reviewed in conjunction with our audited condensed consolidated financial statements and notes for the six months ended June 30, 2019 and unaudited condensed consolidated financial statements and notes for the six months ended June 30, 2018 included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,
(in millions)	2019	2018
Revenues	$153,358	$145,397
Cost of revenues	76,919	79,602

Gross profit	76,439	65,795
Operating expenses	76,465	79,327

Loss from operations	(26)	(13,532)

Interest expense	24,453	22,631
Other expense	131	35

Loss before income taxes	(24,610)	(36,198)

Income tax provision (benefit)	329	(3,026)

Net loss	(24,939)	(33,172)

Total other comprehensive income, net of tax	(45)	(3,860)

Comprehensive loss	$(24,984)	$(37,032)

Revenues

Revenues increased by $7.9 million, or 5.4%, to $153.3 million for the six months ended June 30, 2019 as compared to $145.4 million for the six months ended June 30, 2018. This increase is primarily due to an increase of $7.2 million in legal technology revenue and an increase of $0.6 million in data recovery revenue. Legal technology revenue increased primarily due to the addition of salespeople in 2018. Data recovery revenue increased due to a higher volume of data recovery jobs than prior year.

Cost of Revenues

Cost of revenues decreased by $2.7 million, or 3.4%, to $76.9 million for the six months ended June 30, 2019 as compared to $79.6 million for the six months ended June 30, 2018. As a percentage of revenue, our cost of revenues for the six months ended June 30, 2019 decreased to 50.2% as compared to 54.7% for the six months ended June 30, 2018. This decrease in amount and as a percentage of revenue is primarily due to lower amortization of acquired technologies due to fully amortized assets.

Gross Profit

Gross profit increased by $10.6 million, or 16.1%, to $76.4 million for the six months ended June 30, 2019 as compared to $65.8 million for the six months ended June 30, 2018. Gross profit increased primarily due to the factors noted above. As a percentage of revenue, our gross profit for the six months ended June 30, 2019 increased to 49.8% as compared to 45.3% for the six months ended June 30, 2018.

Operating Expenses

Operating expenses decreased by $2.8 million, or 3.5%, to $76.5 million for the six months ended June 30, 2019 as compared to $79.3 million for the six months ended June 30, 2018. This decrease is primarily due to lower expenses of $1.3 million for depreciation and amortization due to the acquired assets being fully amortized, as well as $2.5 million for the amortization of sign on bonuses, $2.1 million in attorney fees and $0.8 million for recruiting fees, partially offset by increases in other personnel expenses of $2.2 million, public offering costs of $2.1 million and health care claims of $0.6 million. As a percentage of revenue, our operating expenses for the six months ended June 30, 2019 decreased to 49.9% as compared to 54.5% for the six months ended June 30, 2018 due to the factors noted above.

Interest Expense

Interest expense increased by $1.9 million, or 8.4%, to $24.5 million for the six months ended June 30, 2019 as compared to $22.6 million for the six months ended June 30, 2018. This increase is primarily due to an increase in LIBOR rates during the six months ended June 30, 2019 compared to the six months ended June 30, 2018.

Income Tax Provision (Benefit)

A valuation allowance has been established against our net U.S. federal and state deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill and other indefinite-lived liabilities. During the six months ended June 30, 2019 and 2018, we recorded an income tax provision (benefit) of $0.3 million and $(3.0) million, respectively, resulting in an effective tax rate of (1.3)% and 8.3%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of foreign tax rate differences and the valuation allowance against our domestic deferred tax assets. The effective rate for the six months ended June 30, 2019 decreased from the six months ended June 30, 2018 primarily due to the $4.3 million tax benefit that was recorded during the six months ended June 30, 2018 for changes in the realizability of our deferred tax assets due to indefinite lived domestic tax attributes.

Net Loss

Net loss for the six months ended June 30, 2019 was $25.0 million compared to $33.2 million for the six months ended June 30, 2018. Net loss decreased for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 due to the factors noted above.

Adjusted EBITDA Reconciliation

	Six Months Ended June 30,
(in millions)	2019	2018
Net loss	$(24,939)	$(33,172)
Interest expense	24,453	22,631
Income tax expense (benefit)	329	(3,026)
Depreciation and amortization expense	25,063	28,877

EBITDA	$24,906	$15,310
Acquisition, financing and transaction costs	2,756	786
Strategic initiatives:
Sign-on bonus amortization	225	2,734
Non-recoverable draw	2,035	2,941
Recruiting and signing bonuses	—	804
Legal fees	—	2,157

Total strategic initiatives	2,260	8,636
Management fees, stock compensation and other	2,100	1,958
Restructuring costs	1,335	870
Systems establishment	1,360	423

Adjusted EBITDA	$34,717	$27,983

For the Year Ended December 31, 2018 Compared with the Year Ended December 31, 2017

The audited results for the periods shown below should be reviewed in conjunction with our audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2018 and 2017, respectively, included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
(in millions)	2018	2017
Revenues	$296.3	$281.2
Cost of revenues	159.6	154.1

Gross profit	136.7	127.1
Operating expenses	161.5	152.1

Loss from operations	(24.8)	(25.0)

Interest expense	46.6	43.1
Other expense	—	0.7

Loss before income taxes	(71.4)	(68.8)

Income tax (benefit) provision	(3.7)	3.4

Net loss	(67.7)	(72.2)

Total other comprehensive income (loss), net of tax	(0.9)	7.9

Comprehensive loss	$(68.6)	$(64.3)

Revenues

Revenues increased by $15.1 million, or 5.4%, to $296.3 million for the year ended December 31, 2018 as compared to $281.2 million for the year ended December 31, 2017. This increase is primarily due to increases in legal technology revenue of $12.9 million and an increase in data recovery revenue of $2.2 million. The increase in legal technology revenue is primarily due to the implementation of a corporate strategy to add a team of high performing salespeople in 2018 with a goal of driving new sales and increasing sales to existing customers. Data recovery revenue increased by $2.2 million due to improvements made in our technology to perform recoveries more efficiently, which increased the volume of leads resulting in higher revenues.

Cost of Revenues

Cost of revenues increased by $5.5 million, or 3.6%, to $159.6 million for the year ended December 31, 2018 as compared to $154.1 million for the year ended December 31, 2017. This increase is primarily related to a higher percentage of managed document review work in 2018 as compared to 2017. As a percentage of revenue, our cost of revenues for the year ended December 31, 2018 decreased slightly to 53.9% as compared to 54.8% for the year ended December 31, 2017 as certain of our costs are fixed.

Gross Profit

Gross profit increased by $9.6 million, or 7.6%, to $136.7 million for the year ended December 31, 2018 as compared to $127.1 million for the year ended December 31, 2017. This increase is primarily due to the factors discussed above.

Operating Expenses

Operating expenses increased by $9.4 million, or 6.2%, to $161.5 million for the year ended December 31, 2018 as compared to $152.1 million for the year ended December 31, 2017. This increase was primarily due to increases in legal fees, recruiting fees, non-recoverable draws and signing on bonuses of approximately $15.2 million related to the hiring of new salespeople, partially offset by lower severance, retention and consulting fees incurred in 2017 related to the Kroll Ontrack integration. As a percentage of revenue, our operating expenses for the year ended December 31, 2018 remained fairly consistent at 54.5% as compared to 54.1% for the year ended December 31, 2017.

Interest Expense

Interest expense increased by $3.5 million, or 8.1%, to $46.6 million for the year ended December 31, 2018 as compared to $43.1 million for the year ended December 31, 2017. This increase was primarily due to an increase in LIBOR rates during 2018 as compared to 2017.

Income Tax (Benefit) Provision

A valuation allowance has been established against our net U.S. federal and state deferred tax assets and certain foreign jurisdictions deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill.

During the years ended December 31, 2018 and 2017, we recorded an income tax benefit (provision) of $3.7 million and $(3.4) million, respectively, resulting in an effective tax rate of 5.2% and (5.0)%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of certain permanent items, foreign tax rate differences and increases in the valuation allowance against our domestic deferred tax assets.

We reported pre-tax loss of $71.4 million during the year ended December 31, 2018 with an effective tax rate of 5.2%, resulting in a $3.7 million income tax benefit. The effective tax rate was primarily impacted by our valuation allowance, which caused a decrease in the tax benefit of $18.1 million. This was offset by a tax benefit of $7.7 million related to the tax impact of provisions of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), due to certain indefinite lived deferred tax assets that allowed for a partial release of the valuation allowance. Without these two items, our effective tax rate would have been 19.7%, which is lower than the statutory tax rate of 21.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

We reported a pre-tax loss of $68.8 million during the year ended December 31, 2017 with an effective tax rate of negative 5.0%, resulting in a $3.4 million income tax provision. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $28.2 million. This was offset by a tax benefit of $3.3 million related to the U.S. federal tax impact of certain provisions of the TCJA, due to the reduction in the corporate tax rate from 35% to 21%. Without these two items, our effective tax rate would have been 31.3%, which is lower than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

Adjusted EBITDA

	Year Ended December 31,
(in millions)	2018	2017
Net loss	$(67.7)	$(72.2)
Interest expense	46.6	43.1
Income tax expense (benefit)	(3.7)	3.4
Depreciation and amortization expense	54.7	54.8

EBITDA	$29.9	$29.1
Acquisition, financing and transaction costs	1.0	(0.2)
Strategic Initiatives:
Sign-on bonus amortization	6.2	—
Non-recoverable draw	5.7	—
Recruiting and signing bonuses	1.0	—
Legal fees	2.3	4.5

Total strategic initiatives	15.2	4.5
Management fees, stock compensation and other	3.3	3.9
Restructuring costs	3.2	9.7
Systems establishment	2.0	1.3

Adjusted EBITDA	$54.6	$48.3

Results of Operations

For the Year Ended December 31, 2017 Compared with the Year Ended December 31, 2016

The audited results for the periods shown below should be reviewed in conjunction with our audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2017 and 2016, respectively, included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
(in thousands)	2017	2016
Revenues	$281,184	$104,879
Cost of revenues	154,082	50,949

Gross profit	127,102	53,930
Operating expenses	152,138	45,182

Loss from operations	(25,036)	8,748

Interest expense	43,109	9,592
Loss on extinguishment of debt	—	3,209
Other expense	625	210

Loss before income taxes	(68,770)	(4,263)

Income tax (benefit) provision	3,448	(1,881)

Net loss	(72,218)	(2,382)

Total other comprehensive income (loss), net of tax	7,875	(9)

Comprehensive loss	$(64,343)	$(2,391)

Revenues

Revenues increased by $176.3 million, or 168.1%, to $281.2 million for the year ended December 31, 2017 as compared to $104.9 million for the year ended December 31, 2016. Approximately $170.6 million of the increase was due to the acquisition of Kroll Ontrack on December 9, 2016.

Cost of Revenues

Cost of revenues increased by $103.2 million, or 202.8%, to $154.1 million for the year ended December 31, 2017 as compared to $50.9 million for the year ended December 31, 2016. This increase is primarily due to the acquisition of Kroll Ontrack. As a percentage of revenue, our cost of revenues for the year ended December 31, 2017 increased to 55% as compared to 49% for the year ended December 31, 2016 primarily due to (i) the fact that Kroll Ontrack was a lower margin business and (ii) a higher percentage of lower margin managed review revenue for the year ended December 31, 2017.

Gross Profit

Gross profit increased by $73.2 million, or 135.8%, to $127.1 million for the year ended December 31, 2017 as compared to $53.9 million for the year ended December 31, 2016. This increase was primarily due to the factors noted above.

Operating Expenses

Operating expenses increased by $106.9 million, or 236.5%, to $152.1 million for the year ended December 31, 2017 as compared to $45.2 million for the year ended December 31, 2016. Operating expenses for the year ended December 31, 2016 included 22 days of Kroll Ontrack expenses compared to a full year of Kroll Ontrack expenses for the year ended December 31, 2017. Additionally, the increase was also driven by $5.7 million of severance and retention costs related to the Kroll Ontrack acquisition, $4.5 million of legal costs related to the hiring of new salespeople, $1.2 million of system establishment costs and $1.1 million of consulting fees related to integration and transition of Kroll Ontrack. As a percentage of revenue, our operating expenses for the year ended December 31, 2017 increased to 54% as compared to 43% for the year ended December 31, 2016 due to the factors noted above.

Interest Expense

Interest expense increased by $33.5 million, or 349.0%, to $43.1 million for the year ended December 31, 2017 as compared to $9.6 million for the year ended December 31, 2016. This increase was due to borrowings of $446.9 million of debt in 2016, primarily related to the acquisition of Kroll Ontrack and the increase in LIBOR rates during 2017.

Income Tax (Benefit) Provision

A valuation allowance has been established against our net U.S. federal and state deferred tax assets and certain foreign jurisdictions deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity and U.S. deferred taxes for tax deductible goodwill. During the years ended December 31, 2017 and 2016, we recorded an income tax provision (benefit) of $3.4 million and $(1.9) million, respectively, resulting in an effective tax rate of (5.0)% and 44.1%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of certain permanent items, foreign tax rate differences and increases in the valuation allowance against our domestic deferred tax assets.

We reported a pre-tax loss of $68.8 million during the year ended December 31, 2017 with an effective tax rate of (5.0)%, resulting in a $3.4 million income tax provision. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $28.2 million. This was offset by a tax benefit of $3.3 million related to the U.S. federal tax impact of certain provisions of the TCJA, due to the reduction in the corporate tax rate from 35% to 21%. Without these two items, our effective tax rate would have been 31.3%, which is lower than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

We reported a pre-tax loss of $4.3 million during the year ended December 31, 2016 with an effective tax rate of 44.1%, resulting in a $1.9 million income tax benefit. The effective tax rate was primarily impacted by our valuation allowance, which caused an increase in the tax provision of $3.1 million. This was offset by a tax benefit of $3.4 million related to non-taxable fair value measurement changes to certain contingent consideration. Without these two items, our effective tax rate would have been 51.2%, which is higher than the statutory tax rate of 35.0%, primarily due to the effects of foreign tax rate differences, U.S. state taxes and certain permanent items.

Adjusted EBITDA

	For The Years Ended December 31,
(in millions)	2017	2016
Net loss	$(72.2)	$(2.4)
Interest expense	43.1	9.6
Income tax expense (benefit)	3.4	(1.9)
Depreciation and amortization expense	54.8	16.1

EBITDA	$29.1	$21.4
Acquisition, financing and transaction costs	(0.2)	3.2
Strategic initiatives:
Legal fees	4.5	—

Total strategic initiatives	4.5	—
Management fees, stock compensation and other	3.9	2.2
Restructuring costs	9.7	3.2
Systems establishment	1.3	—

Adjusted EBITDA	$48.3	$30.0

Liquidity and Capital Resources

Our primary cash needs have been to meet debt service requirements and to fund working capital and capital expenditures. We fund these requirements from cash generated by our operations, as well as funds available under our Revolving Credit Facility (our “Revolving Credit Facility”). Although our eDiscovery solutions and information archiving services are billed on a monthly basis in arrears with amounts typically due within 30 to 45 days, the eDiscovery industry tends towards longer collectability trends. As a result, we have typically collected on the majority of our eDiscovery accounts receivables within 90 to 95 days, which is consistent within the industry. With respect to our data recovery services, they are billed as the services are provided, with payments due within 30 days of billing. We typically collect on our data recovery services accounts receivables within 30 to 45 days. Lastly, the majority of our data recovery software is billed monthly in advance with amounts typically due within 30 to 45 days; however, depending on the client contract, billing can occur annually, quarterly or monthly. We have experienced no material seasonality trends as it relates to collection on our accounts receivables. As of June 30, 2019, we had $4.6 million in cash compared to $23.4 million as of December 31, 2018 and $18.9 million as of December 31, 2017. As of June 30, 2019, we had $446.5 million of outstanding borrowings under our 2016 Credit Agreement and our Revolving Credit Facility, compared to $448.0 million as of December 31, 2018 and $456.5 million as of December 31, 2017. We expect to finance our operations over the next 12 months primarily through existing cash balances and cash flow, supplemented as necessary by funds available through our Revolving Credit Facility.

2016 Credit Agreement

The Facilities

On December 9, 2016, we entered into a Credit Agreement (as amended or supplemented to date, the “2016 Credit Agreement”) with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (the “First Lien Facility”) and $125.0 million (the “Second Lien Facility” and, together with the First Lien Facility, the “Facilities”) mature on December 9, 2022 and December 9, 2023, respectively.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter, beginning on March 31, 2017 with a payment of $2.1 million. Quarterly principal payments increased to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by us, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate (as defined in the 2016 Credit Agreement) multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and (c) solely with respect to the Initial Term Loans, 1.00% per annum. As of June 30, 2019, the balance due was $314.5 million, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.596%. At December 31, 2018, $323.0 million was outstanding under the First Lien Facility, with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Second Lien Facility requires a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all Appropriate Lenders (as defined in the 2016 Credit Agreement), 12 months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of (a) LIBOR, (b) 0.00% per annum and (c) solely with respect to the Initial Term Loans, 1.00% per annum. As of June 30, 2019, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.596%. At December 31, 2018, $125.0 million was outstanding under the Second Lien Facility with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.61463%. The Second Lien Facility will be repaid upon consummation of the Business Combination.

The Facilities are secured by substantially all of our assets and contain certain covenants. As of June 30, 2019 and December 31, 2018, we were in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the fiscal year ended December 31, 2017. The Excess Cash Flow amount is specifically defined in section 1.01 of the 2016 Credit Agreement. The Excess Cash Flow calculation starts with net income and then adds back a series of non-cash expenses, capital expenditures, M&A, and debt related amounts to arrive at a final amount due.

The amount of the Excess Cash Flow payment is reduced if the First Lien Net Leverage Ratio falls below certain thresholds. Such percentage in respect of any Excess Cash Flow Period shall be reduced to 50%, 25% or 0% if the First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 3.75 to 1.00, 3.25 to 1.00 or 2.75 to 1.00, respectively.

We were not required to make any additional principal payments under the Excess Cash Flow covenant for the year ended December 31, 2017 or December 31, 2018 and do not anticipate making any additional principal payments under the Excess Cash Flow covenant for the year ended December 31, 2019.

Revolving Credit Facility

The 2016 Credit Agreement also provides for a Revolving Credit Facility of up to $30.0 million that matures December 9, 2021. Borrowings under the Revolving Credit Facility may be subject to meeting certain financial covenants set forth in the 2016 Credit Agreement, including the First Lien Net Leverage Ratio. We may draw up to $30.0 million under the Revolving Credit Facility, on a term loan basis, with either an adjustable eurocurrency loan interest rate of 5.375%, 5.625%, or 5.875% with interest rates based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR, or a base rate loan interest rate of 4.375%, 4.635%, or 4.875% plus the Base

Rate. As of June 30, 2019, $7.0 million was outstanding under our Revolving Credit Facility and $1.0 million in letters of credit were issued.

As of December 31, 2018, we had no amounts outstanding under our Revolving Credit Facility and $1.2 million in letters of credit issued with approximately $28.8 million of available borrowing capacity under the Revolving Credit Facility.

The Initial Term Loan borrowings pursuant to the 2016 Credit Agreement were issued at an original issue discount of $11.9 million and $6.3 million for the First Lien Facility and Second Lien Facility, respectively. The original issue discount is amortized using the effective yield method over the respective term of each Facility.

We incurred closing fees in connection with the entry into the Facilities and the Revolving Credit Facility pursuant to the 2016 Credit Agreement of $13.6 million. These closing fees were deferred on December 9, 2016, along with fees of $0.6 million related to our prior term loan facility that we refinanced in connection with our entry into the 2016 Credit Agreement, and are amortized over their respective terms. We are always evaluating opportunities for a more advantageous indebtedness structure, which may include a refinancing or replacement of our Facilities and/or our Revolving Credit Facility.

Our net cash flows from operating, investing and financing activities for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016 were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
		(Unaudited)
Net cash provided by (used in):
Operating activities	$(11,882)	$(22,686)	$(11,942)	$(2,685)	$15,807
Investing activities	$(5,140)	$(6,523)	$(12,387)	$(20,600)	$(423,730)
Financing activities	$(1,807)	$20,168	$29,030	$8,892	$431,269
Effect of foreign exchange rates	$14	$(57)	$(158)	$1,518	$—

Net increase (decrease in cash)	$(18,815)	$(9,098)	$4,543	$(12,875)	$23,346

Cash Flows Used in Operating Activities

Net cash used in operating activities was $11.9 million for the six months ended June 30, 2019 as compared to net cash used in operating activities of $22.7 million for the six months ended June 30, 2018. The decrease in net cash used is due to a $8.2 million reduction in net loss, as well as a $1.0 million increase in non-cash expenses, and a $1.6 million increase in working capital. The period over period decrease in non-cash items is primarily due to a $4.3 million decrease in deferred tax benefit and an increase in the provision for losses on accounts receivable of $0.3 million, offset by a $3.8 million decrease in depreciation and amortization. The increase in working capital for the period is primarily due to a $2.2 million decrease in accounts payable and accrued expenses offset by a $0.1 million decrease in prepaid expense and other current assets and a $0.3 million increase in deferred revenue. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Net cash used in operating activities was $11.9 million for the year ended December 31, 2018 as compared to net cash used in operating activities of $2.7 million for the year ended December 31, 2017. The increase is cash used is primarily due to a $7.4 million decrease in non-cash expenses and a $6.3 million decrease in working capital changes offset by a $4.5 million reduction in net loss from 2017 to 2018. The decrease in non-cash items is primarily due to a $9.2 million increase in deferred tax (benefit) expense from 2017 to 2018, offset by $1.6 million in fair value of contingent consideration that was recorded in 2017 but not in 2018. The decrease in working capital is primarily due to a $10.5 million decrease in accounts payable and accrued expenses, a

$6.2 million increase in accounts receivable and a $1.5 million decrease in deferred revenue, offset by an $11.9 million decrease in prepaid expenses and other assets. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Net cash used in operating activities was $2.7 million for 2017 as compared to net cash provided by operating activities of $15.8 million in 2016. The increase in cash used is primarily due to a $51.2 million increase in non-cash expenses offset by a $69.8 million increase in net loss from 2017 to 2018. The increase in non-cash items is primarily due to a $38.7 million increase in depreciation and amortization, a $6.0 million decrease in the fair value of contingent consideration, a $5.0 million increase in deferred income taxes, and a $2.6 million increase in non-cash interest expense from 2016 to 2017. This is offset by a $3.2 million loss on extinguishment of debt that was recorded in 2016. Trade accounts receivable fluctuate from period to period depending on the period to period change in revenue and the timing of revenue and collections. Accounts payable fluctuate from period to period depending on the timing of purchases and payments.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $5.1 million for the six months ended June 30, 2019 as compared to net cash used in investing activities of $6.5 million for the six months ended June 30, 2018. The decrease in cash used is due to decreased purchases of property and equipment.

Net cash used in investing activities was $12.4 million for the year ended December 31, 2018 as compared to net cash used in investing activities of $20.6 million for the year ended December 31, 2017. The decrease is cash used is due to a decrease in purchases of property and equipment.

Net cash used in investing activities was $20.6 million in 2017 as compared to net cash used in investing activities of $423.7 million in 2016. The decrease in cash used is due primarily to $414.1 million in cash paid related to acquisitions in 2016, offset by a $10.9 million increase in purchases of property and equipment from 2016 to 2017.

Cash Flows Provided by Financing Activities

For the six months ended June 30, 2019, net cash used by financing activities of $1.8 million related to the net borrowings from our Revolving Credit Facility of $7.0 million, offset by payments of long-term debt of $8.5 million and capital lease obligations of $0.3 million. For the six months ended June 30, 2018, net cash provided by financing activities of $20.2 million related primarily to $26.1 million from the issuance of common stock offset by payments on long-term debt of $4.3 million and payments of $1.6 million for contingent consideration.

Net cash provided by financing activities was $29.0 million for the year ended December 31, 2018 as compared to net cash provided by financing activities of $8.9 million for the year ended December 31, 2017. The increase in cash provided is due primarily to a $20.6 million increase in issuance of common stock and a $1.2 million decrease in payments of capital lease obligations, offset by a $1.6 million increase in payments of contingent consideration related to acquisitions.

Net cash provided by financing activities was $8.9 million in 2017 as compared to net cash provided by financing activities of $431.3 million in 2016. The decrease in cash provided is due primarily to $446.9 million of proceeds from long term debt in 2016 and an $80.6 million decrease in issuance of common stock in 2017 compared to 2016, offset by a $91.5 million decrease in payments on long-term debt and $13.6 million decrease in debt acquisition costs.

Contractual Obligations

Our operating lease obligations are disclosed below and also in Note 5 to our unaudited condensed consolidated financial statements, our audited condensed consolidated financial statements and our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Rent expense for the six months ended June 30, 2019 and 2018 was $10.4 million and $10.0 million, respectively. Rent expense for the years ended December 31, 2018 and 2017 was $13.0 million and $10.3 million, respectively.

The following table summarizes our contractual obligations as of June 30, 2019:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to less than 3 years	3 to less than 5 years	More than 5 years
Contractual obligations
Debt:
Principal	$448,000	$17,000	$34,000	$397,000	$—
Interest on debt (1)	167,685	42,936	81,744	43,005	—
Purchase obligations	15,692	6,589	7,028	2,075	—
Capital leases	2,346	631	1,262	453	—
Operating leases	46,342	10,623	15,940	15,236	4,543

Total contractual obligations	$680,065	$77,779	$139,974	$457,769	$4,543

(1)	Assumed interest rates on our First Lien Facility and Second Lien Facility were 8.47% and 12.60%, respectively, as of June 30, 2019.

The following table summarizes our contractual obligations as of December 31, 2018:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to less than 3 years	3 to less than 5 years	More than 5 years
Contractual obligations
Debt:
Principal	$448,000	$17,000	$34,000	$397,000	$—
Interest on debt (1)	178,480	43,273	82,413	52,794	—
Purchase obligations	17,182	6,475	8,052	2,479	176
Capital leases	2,504	631	1,262	611	—
Operating leases	47,851	10,625	16,811	10,999	9,416

Total contractual obligations	$694,017	$78,004	$142,538	$463,883	$9,592

(1)	Assumed interest rates on our First Lien Facility and Second Lien Facility were 8.49% and 12.61%, respectively, as of December 31, 2018.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any nonfinancial assets.

Qualitative and Quantitative Disclosures About Market Risk

Interest rate risk

We are subject to interest rate market risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to outstanding amounts under the 2016 Credit Agreement, which provides for borrowings of $340.0 million under the First Lien Facility and $125.0 million under the Second Lien Facility, as well as a Revolving Credit Facility of $30.0 million. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors are held constant. Assuming the amounts outstanding under the 2016 Credit Agreement are fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense under the 2016 Credit Agreement by approximately $0.6 million per year. We do not currently hedge our interest rate exposure.

Exchange rate risk

Results of operations for our non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive (loss) income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on our Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

During the twelve months ended December 31, 2018 and 2017, we generated the equivalent of $62.2 million and $61.1 million, respectively, of U.S. dollar-denominated revenues in non-U.S. subsidiaries. Each 100 basis point increase or decrease in the average foreign currency rate to U.S. dollar exchange rate for the year would have correspondingly changed our revenues by approximately $0.6 million for each of the years ended December 31, 2018 and 2017. We do not currently hedge our exchange rate exposure.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of accounting standards not yet adopted.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to us. Material changes in certain of the estimates that we use could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. See Note 1 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our significant accounting policies. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Use of estimates

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets and other long-lived assets, the impairment of goodwill, the valuation and realization of deferred income taxes, the fair value of our common stock and stock option awards and acquisition-related contingent consideration.

Revenue recognition

We recognize revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectability is probable.

Amounts billed in excess of the amounts for which the revenue recognition criteria have been satisfied are recorded as deferred revenue on our consolidated balance sheets until all revenue recognition criteria have been satisfied. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

Our revenues are primarily derived from contracts to provide services each month including: collection and forensic services, processing, managed document review services and hosting fees based on the amount of data stored. We bill our customers monthly in arrears for services provided. For these contractual arrangements, we have identified each deliverable service element. Based on an evaluation of each element, we have determined that each element delivered has standalone value to its customers because we or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in our multiple element case and document management arrangements qualify as a separate unit of accounting. We allocate revenue to the various units of accounting in our arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

We enter into arrangements that can include various combinations of software, services and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. We use a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence and (iii) best estimate of selling price (“BESP”). For software elements, we follow the industry-specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where we do not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. Our process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Business combinations

We recognize all of the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. Acquisition-related costs are recognized separately from the acquisition and expensed as incurred. Restructuring costs incurred in periods subsequent to the acquisition date are expensed when incurred. Subsequent changes to the purchase price, such as working capital adjustments, or other fair value adjustments determined during the measurement period are recorded as an adjustment to goodwill, with the exception of contingent consideration, which is recognized in the statement of operations in the period it is modified. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowances are recognized as a reduction or increase to income tax expense or as a direct adjustment to additional paid-in capital as required.

Accounts receivable

Accounts receivable are recorded at original invoice amount less an estimate for doubtful accounts based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Intangible assets and other long-lived assets

We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the fair value of the asset compared to its carrying amount.

Goodwill

Goodwill represents the excess of the total consideration paid over our identified intangible and tangible assets and our acquisitions. We test our goodwill for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the testing date (October 1), we have determined there is one entity-wide reporting unit.

We test goodwill resulting from acquisitions for impairment annually on October 1, or more frequently, whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired.

In January 2017, the Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-04, which simplifies the subsequent measurement of goodwill to eliminate Step 2 from the goodwill impairment test, removing the need to determine the implied fair value of goodwill and comparing it to the carrying amount of that goodwill to measure the impairment loss, if any. We early adopted ASU 2017-04 during the fourth quarter of 2017.

Goodwill impairment exists when the estimated fair value of the reporting unit is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced by the excess through an impairment charge recorded in our statements of operations. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis.

The fair value of each reporting unit is estimated using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business combinations. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans and recent operating performance. The carrying value of each reporting unit includes the assets and liabilities employed in its operations and goodwill.

Accordingly, we have not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill as a result of the annual impairment test.

Indefinite-lived intangible assets

We test indefinite-lived intangible assets annually and more frequently if events or changes in circumstances between annual tests indicate that it is more likely than not that the asset is impaired. We have the option to first assess certain qualitative factors to determine whether the existence of events or circumstances indicate that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, after performing a qualitative assessment, an entity determines that it is more likely than not that the carrying value of the indefinite-lived intangible asset exceeds its fair value, or we have opted not to perform a qualitative assessment, we will then estimate the fair value of the asset. If the fair value of the intangible asset is less than its carrying amount, an impairment loss is recognized in an amount equal to the difference. The asset will then be carried at its new fair value.

We perform an impairment test of its indefinite-lived intangible assets at least annually on October 1 or more frequently whenever events or changes in circumstances indicate the carrying value of its indefinite-lived intangible assets may be impaired. As discussed in Note 4 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, on January 31, 2017, we announced the launch of KrolLDiscovery, a new global brand and logo for our eDiscovery and information governance offerings, combining the LDiscovery and Kroll Ontrack brands. In connection with the completion of the rebranding and launch of KrolLDiscovery, we determined that the previously identified indefinite-lived tradename now had a finite useful life. Concurrent with this change, we performed our final impairment test that indicated the fair value of its LDiscovery tradename was in excess of its carrying value.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Pivotal

The following table sets forth information regarding the beneficial ownership of Pivotal common stock as of the record date and immediately following the consummation of the Business Combination by:

•	each person known by Pivotal to be the beneficial owner of more than 5% of Pivotal’s outstanding shares of common stock either on the record date or after the consummation of the Business Combination;

•	each of Pivotal’s current executive officers and directors;

•	each person who will become an executive officer or a director of Pivotal upon the consummation of the Business Combination;

•	all of Pivotal’s current executive officers and directors as a group; and

•	all of Pivotal’s executive officers and directors as a group immediately following the consummation of the Business Combination.

At any time prior to the annual meeting, during any period when they are not then aware of any material nonpublic information regarding Pivotal or its securities, the Founder, Pivotal’s officers and directors, the Company and the Company’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares entitled to vote at the annual meeting to approve the business combination proposal vote in favor of each business combination proposal and that Pivotal will have in excess of $5,000,001 of net tangible assets upon the closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares of warrants owned by the Founder for nominal value.

Entering into any such arrangements may have a depressive effect on Pivotal common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Pivotal will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal and charter amendment proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Class A common stock beneficially owned by them. The following table does not reflect 11,520 shares of common stock of the Company issuable upon the exercise of employee stock options exercisable within 60 days of August 31, 2019. In connection with the consummation of the Business Combination, all such outstanding stock options will automatically be canceled without consideration.

	Before the Business Combination(2)		After the Business Combination(3)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate percentage of Outstanding Shares
Directors and Executive Officers Pre-Business Combination (1)
Jonathan J. Ledecky (4)(5)	5,500,000	19.1%	11,850,000	17.0%
Kevin Griffin (4)(5)	5,500,000	19.1%	11,850,000	17.0%
Efrat Epstein (4)	50,000	*	50,000	*
Katrina Adams (4)	50,000	*	50,000	*
James H.R. Brady (4)	100,000	*	100,000	*
All executive officers and directors as a group (five individuals)	5,700,000	19.8%	12,050,000	17.2%

Directors and Executive Officers Post-Business Combination (6)
Jonathan J. Ledecky (4)(5)	5,500,000	19.1%	11,850,000	17.0%
Kevin Griffin (4)(5)	5,500,000	19.1%	11,850,000	17.0%
Evan Morgan (7)	50,000	*	87,836	*
Richard J. Williams (8)	—	—	512,223	2.4%
Donna Morea	—	—	52,488	*
Christopher J. Weiler (9)	—	—	2,115,090	3.3%
Dawn Wilson (10)	—	—	—	—
Krystina Jones (11)	—	—	126,949	*
Daniel F. Akerson	—	—	490,852	*
William Darman	—	—	—	—
All executive officers and directors as a group (ten individuals)	5,550,000	19.3%	16,239,777	23.2%

Five Percent Holders
Pivotal Acquisition Holdings LLC (5)	5,500,000	19.1%	11,850,000	17.0%
AQR Capital Management Holdings, LLC (12)	1,800,000	6.3%	3,600,000	5.5%
RP Investment Advisors LP (13)	1,500,000	5.2%	3,000,000	4.6%
TCG (14)	—	—	19,996,804	31.5%
RG (15)	—	—	4,098,642	6.4%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174
(2)

The pre-Business Combination percentage of beneficial ownership of Pivotal in the table below is calculated based on 23,000,000 shares of Class A common stock and 5,750,000 shares of Class B common stock outstanding as of the record date. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of Pivotal’s warrants, as such warrants may not be exercisable within 60 days, and does not include shares of common stock of the Company that may be issued upon the exercise of employee stock options, as all outstanding stock options will automatically be cancelled in connection with the consummation of the Business Combination. Unless otherwise indicated, Pivotal believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the Business Combination.

(3)

The post-Business Combination percentage of beneficial ownership of Pivotal is calculated based on 63,550,000 shares of common stock outstanding, which includes 39,800,000 shares of common stock that will be issued in connection with the Business Combination. Such amount assumes that no public stockholders properly elect to redeem their shares for cash. The amount of beneficial ownership for each individual or entity post-Business Combination includes shares of common stock issuable upon exercise of Pivotal’s warrants, as such warrants will become exercisable 30 days after the consummation of the Business Combination. It does not include 2,200,000 shares of common stock that may be issuable to the Company’s stockholders upon the satisfaction of certain conditions, as such conditions may not occur within 60 days. Unless otherwise indicated, Pivotal believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination.

(4)

Before the Business Combination, represents shares of Class A common stock that may be issued upon conversion of a like number of shares of Class B common stock held by each individual. Such shares of Class B common stock will automatically convert into Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment. After the Business Combination, also includes 6,350,000 shares of Class A common stock that may be acquired upon the exercise of private warrants held by the Founder, which will become exercisable 30 days after the consummation of the Business Combination.

(5)

Represents shares held by our sponsor, Pivotal Acquisition Holdings LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal Spac Funding LLC, an affiliate of Mr. Griffin, is a managing member.

(6)	Unless otherwise indicated, the business address of each of the individuals is c/o KLDiscovery, 8201 Greensboro Dr., Suite 300, McLean, VA 22102.
(7)

Before the Business Combination, represents shares of Class A common stock that may be issued upon conversion of a like number of shares of Class B common stock held by Mr. Morgan. Such shares of Class B common stock will automatically convert into Class A common stock at the time of the initial business combination on a one-for-one basis, subject to adjustment. After the Business Combination, also includes (i) 4,984 shares held by Conifer Partners and (ii) 32,852 shares held by Radcliff Principal Holdings LLC, in each case, over which Mr. Morgan has voting and dispositive control.

(8)	Includes 1,512,223 shares held by Westview. Mr. Williams is a co-managing partner of this entity and has voting and dispositive control over such shares.
(9)

Does not include 2,500 shares of common stock of the Company issuable upon the exercise of employee stock options exercisable within 60 days of August 31, 2019. These stock options will automatically be cancelled in connection with the consummation of the Business Combination.

(10)

Does not include 6,000 shares of common stock of the Company issuable upon the exercise of employee stock options exercisable within 60 days of August 31, 2019. These stock options will automatically be cancelled in connection with the consummation of the Business Combination.

(11)

Does not include 3,020 shares of common stock of the Company issuable upon the exercise of employee stock options exercisable within 60 days of August 31, 2019. These stock options will automatically be cancelled in connection with the consummation of the Business Combination.

(12)

After the Business Combination, includes 1,800,000 shares of Class A common stock that may be acquired upon the exercise of public warrants held by this stockholder, which will become exercisable 30 days after the consummation of the Business Combination. The business address of this entity is c/o AQR Capital Management, LLC, Two Greenwich Plaza, Greenwich, CT 06830.

(13)

After the Business Combination, includes 1,500,000 shares of Class A common stock that may be acquired upon the exercise of public warrants held by this stockholder, which will become exercisable 30 days after the consummation of the Business Combination. The business address of this entity is c/o RP Investment Advisors LP, 39 Hazelton Avenue, Toronto, Ontario, Canada M5R 2E3.

(14)

Includes 18,261,123 shares of common stock held of record by CEOF II DE I AIV, L.P., 1,658,789 shares of common stock held of record by CEOF II Coinvestment (DE), L.P. and 76,892 shares of common stock held of record by CEOF II Coinvestment B (DE), L.P. (together with CEOF II DE I AIV, L.P. and CEOF II Coinvestment (DE), L.P., the “CEOF Funds”). Carlyle Group Management L.L.C. is the general partner of

TCG, which is a publicly traded entity listed on NASDAQ. TCG is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole member of CEOF II DE GP AIV, L.L.C., which is the general partner CEOF II DE AIV GP, L.P., which is the general partner of each of the CEOF Funds. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by the CEOF Funds. The address of each of the persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(15)

Includes 4,098,642 shares of common stock held of record by Revolution Growth III, LP. Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC, the general partner of Revolution Growth GP III, LP, which is the general partner of Revolution Growth III, LP. Revolution Growth UGP III, LLC, Revolution Growth GP III, LP and Mr. Murray may be deemed to have voting and dispositive power with respect to these shares. The business address of these accounts is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

The Founder and Pivotal’s officers and directors beneficially own 20% of Pivotal’s issued and outstanding common stock as of the record date. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Pivotal’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

In connection with Pivotal’s initial public offering, the holders of Pivotal’s founder shares entered into a lock-up agreement pursuant to which they agreed not to transfer the founder shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Pivotal common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Pivotal (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until thirty days after the consummation of an initial business combination.

The stockholders of the Company receiving shares of Pivotal common stock will be subject to a 12-month lock-up period for all shares of Pivotal common stock held by such holders, which period may be earlier terminated if the reported closing sale price of Pivotal common stock equals or exceeds $12.00 for a period of 20 consecutive trading days during any 30-trading day period commencing at least 150 days after the closing of the Business Combination. This lock-up is identical to the lock-up previously agreed to by the Founder and other holders of Pivotal’s founder shares.

Additionally, in connection with the Merger, the Founder agreed to enter into the Founder Lock-Up Agreement, pursuant to which an aggregate of 1,100,000 founder shares will be subject to transfer restrictions for the five-year period beginning upon consummation of the Business Combination until the last sales price of Pivotal common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period. If the last reported sale price of Pivotal common stock does not equal or exceed $15.00 within the required time period, such founder shares will be forfeited to Pivotal for no consideration.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Pivotal’s Code of Ethics requires Pivotal to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Pivotal or any of its subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Pivotal common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Pivotal’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent Pivotal enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Pivotal requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Pivotal Related Person Transactions

In August 2018, Pivotal issued 5,570,000 shares of Class B common stock to the Founder for $25,000 in cash, at a purchase price of approximately $0.004 per share, in connection with Pivotal’s organization. The Founder transferred 50,000 founder shares to each independent director in December 2018 and transferred 100,000 founder shares to Pivotal’s chief financial officer in December 2018, in each case at the same per-share purchase price paid by the Founder.

The founder shares are designated as Class B common stock and will automatically convert into shares of Pivotal’s single class of common stock on the first business day following the consummation of our initial business combination on a one-for-one basis, subject to adjustment. In the case that additional shares of common stock, or equity-linked securities convertible or exercisable for common stock, are issued or deemed issued and related to the closing of our initial business combination, the ratio at which founder shares will convert into common stock will be adjusted so that the number of shares of common stock issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the sum of the common stock outstanding upon the completion of Pivotal’s initial public offering plus the number of shares of common stock and equity-linked shares issued or deemed issued in connection with our initial business combination (net of redemptions), excluding any common stock or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private warrants issued. Any conversion of Class B common stock described herein will take effect as a redemption of Class B common stock and an issuance of Class A common stock as a matter of Delaware law. Notwithstanding the foregoing, this provision will not be triggered in connection with the Business Combination with the Company.

The Founder and Pivotal’s officers and directors purchased an aggregate of 6,350,000 private warrants (for a total purchase price of $6,350,000) from Pivotal on a private placement basis simultaneously with the consummation of Pivotal’s initial public offering. The private warrants are identical to the warrants included in the units sold in Pivotal’s initial public offering except that the private warrants: (i) are not redeemable by Pivotal and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for Pivotal’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Pivotal and exercisable by the holders on the same basis as the warrants included in the units being sold in its initial public offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Pivotal’s initial business combination.

Other than as described above, no compensation of any kind will be paid by Pivotal to its sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pivotal’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pivotal’s audit committee will review on a quarterly basis all payments that were made to Pivotal’s sponsor, officers, directors or its or their affiliates.

Pivotal Spac Funding LLC, a managing member of the Founder, agreed in connection with Pivotal’s initial public offering, pursuant to the Forward Purchase Contract, to purchase, in a private placement to occur concurrently with the consummation of Pivotal’s initial business combination, and under certain conditions, up to $150,000,000 of Pivotal’s securities. In connection with the signing of the Merger Agreement, Pivotal Spac Funding LLC indicated that up to $50,000,000 of the commitment could be utilized in connection with the Merger. The amount, type and number of securities to be purchased by Pivotal Spac Funding LLC, if any, will be determined by Pivotal and Pivotal Spac Funding LLC prior to the closing of the proposed initial business combination. It is anticipated that this determination will be made prior to the mailing of this proxy statement/prospectus. However, if the determination is made after the mailing of this proxy statement/prospectus, Pivotal will file a Current Report on Form 8-K to disclose the determination and the amount, type and number of securities to be purchased by Pivotal Spac Funding LLC. There is currently no binding commitment or agreement to purchase any securities and, accordingly, there can be no assurance that such purchase will occur.

An affiliate of Pivotal’s sponsor previously loaned to Pivotal $125,000. This loan was non-interest bearing, unsecured and was repaid upon the closing of Pivotal’s initial public offering.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Founder and Pivotal’s officers and directors or their respective affiliates may, but are not obligated to, loan Pivotal funds as may be required on a non-interest bearing basis. If Pivotal completes its initial business combination, Pivotal would repay such loaned amounts. In the event that the initial business combination does not close, Pivotal may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of Pivotal at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants.

The holders of Pivotal’s founder shares, as well as the holders of the private warrants and any warrants the Founder or its affiliates may be issued in payment of working capital loans made to Pivotal (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of Pivotal’s initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Pivotal register such securities. The holders of a majority of the private warrants or warrants issued in payment of working capital loans made to Pivotal (or underlying securities) can elect to exercise these registration rights at any time after Pivotal consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Pivotal’s consummation of a business combination. Pivotal will bear the expenses incurred in connection with the filing of any such registration statements. This arrangement will be terminated in connection with the consummation of the Merger and will be replaced by the Registration Rights Agreement.

After the Business Combination, members of Pivotal’s management team who remain with Pivotal may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation may not be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Pivotal and any of its officers and directors or their respective affiliates will be on terms believed by Pivotal to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Pivotal’s uninterested “independent” directors or the members of Pivotal’s board who do not have an interest in the transaction, in either case who had access, at Pivotal’s expense, to Pivotal’s attorneys or independent legal counsel. Pivotal will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Pivotal than those that would be available to Pivotal with respect to such a transaction from unaffiliated third parties.

Company Related Person Transactions

Consulting Services Agreement

On December 22, 2015, LDisc Holdings, LLC (“LDisc”), an indirect subsidiary of the Company, entered into a consulting services agreement (the “Consulting Services Agreement”) with CIM, an affiliate of TCG, in connection with the acquisition of LDisc by an affiliate of CIM. In exchange for providing LDisc and its subsidiaries with certain ongoing strategic and financial advisory and consulting services pursuant to the Consulting Services Agreement, CIM is entitled to a quarterly fee, determined each calendar quarter, equal in the aggregate to the greater of (i) 0.5% of the trailing 12-month consolidated EBITDA of LDisc and its subsidiaries and (ii) $250,000. For the year ended December 31, 2017, approximately $1.5 million of fees remained payable to CIM. For the year ended December 31, 2018, approximately $2.6 million of fees remained payable to CIM. As of March 31, 2019, approximately $2.947 million of fees remained payable to CIM. Further, under the Consulting Services Agreement, CIM was entitled to additional fees and compensation agreed upon by the parties for any other services provided by CIM to LDisc from time to time. CIM did not provide any additional services under the Consulting Services Agreement beyond the advisory and consulting services for the years ended December 31, 2018 and 2017. The Consulting Services Agreement provides that LDisc will indemnify CIM against any claims arising out of or in connection with its performance under the Consulting Services Agreement and will reimburse CIM for its reasonable out-of-pocket expenses incurred in connection with its performance of the services provided under the Consulting Services Agreement. The Consulting Services Agreement terminates automatically immediately prior to an initial public offering of LDisc or the Company or the completion of certain sale transactions involving LDisc. The Consulting Services Agreement may be terminated (i) by LDisc in the event that CIM and its affiliates collectively beneficially own less than 25% of the outstanding voting securities of LDisc or the Company or (ii) by CIM at any time. The Consulting Services Agreement will be terminated in connection with the Business Combination and all unpaid amounts thereunder as of the consummation of the Business Combination will be paid to CIM.

Stockholders’ Agreement

Affiliates of Carlyle and Revolution have entered into the Stockholders’ Agreement with Pivotal, pursuant to which the holders of a majority of the shares of Pivotal common stock held by such Carlyle affiliates and

Revolution will have the right to designate up to six directors (or such other number as permitted pursuant to the terms of the Stockholders’ Agreement) for election to Pivotal’s board of directors for so long as such Carlyle affiliates and Revolution maintain collective ownership of a certain percentage interest in Pivotal.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company’s stockholders, the Founder and the other holders of founder shares will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the securities of Pivotal held by such holders, subject to certain conditions set forth therein.

Support Agreements

In connection with the execution of the Merger Agreement, stockholders of the Company who hold a majority of the Company’s outstanding stock entered into agreements pursuant to which they agreed to vote in favor of the Business Combination at a meeting of the Company’s stockholders called to approve the Business Combination (or to act by written consent approving the Business Combination).

DESCRIPTION OF PIVOTAL’S SECURITIES AFTER THE MERGER

The following description of the material terms of the share capital of Pivotal following the Merger includes a summary of specified provisions of the charter documents of Pivotal that will be in effect upon completion of the Merger. This description is qualified by reference to Pivotal’s charter documents as will be in effect upon consummation of the Merger, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

After the Merger, Pivotal’s charter will provide for 200,000,000 authorized shares of a single class of common stock and 1,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Pivotal’s certificate of incorporation, as amended, will authorize the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Pivotal’s board of directors. Pivotal’s board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Pivotal.

Warrants

Each outstanding warrant of Pivotal will enable the holder to purchase one share of common stock at a price of $11.50 per share, beginning 30 days from the completion of the Business Combination, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Pivotal may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the Pivotal common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Pivotal calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pivotal common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of Pivotal common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Pivotal will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of Pivotal common stock at the time the warrants are called for redemption, Pivotal’s cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Pivotal’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Pivotal common stock or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Pivotal common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pivotal, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the conversion rights of the holders of common stock in connection with a proposed initial business combination or (d) in connection with the redemption of Pivotal’s public shares upon Pivotal’s failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. Pivotal will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of common stock other than dividends paid in common stock as described above.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of Pivotal with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of Pivotal’s outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pivotal as an entirety or substantially as an entirety in connection with which Pivotal is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, Pivotal will, upon exercise, follow the requirements of the DGCL.

The private warrants are identical to the warrants included in the units sold in Pivotal’s initial public offering except that the private warrants: (i) are not redeemable by Pivotal and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to Pivotal’s initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Pivotal and exercisable by the holders on the same basis as the warrants included in the units sold in Pivotal’s initial public offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Pivotal’s initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and Pivotal’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the charter proposals, Pivotal will have certain anti-takeover provisions in place as follows:

Staggered board of directors

Pivotal’s second amended and restated certificate of incorporation will provide that Pivotal’s board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of Pivotal’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because the board of directors will be classified, directors may be removed only with cause by a majority of Pivotal’s outstanding shares.

Special meeting of stockholders

Pivotal’s bylaws will provide that special meetings of stockholders may be called only by a majority vote of Pivotal’s board of directors.

Advance notice requirements for stockholder proposals and director nominations

Pivotal’s bylaws will provide that stockholders seeking to bring business before Pivotal’s special meeting of stockholders, or to nominate candidates for election as directors at Pivotal’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Pivotal’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pivotal’s annual proxy statement must comply with the notice periods contained therein. Pivotal’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Pivotal stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at Pivotal’s special meeting of stockholders.

Authorized but unissued shares

Pivotal’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Pivotal by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action by written consent

Pivotal’s second amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent.

Exclusive forum selection

Pivotal’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in Pivotal’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in Pivotal’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived Pivotal’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although Pivotal believes this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pivotal’s directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

Pivotal will not be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of Pivotal’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of Pivotal’s assets. However, the above provisions of Section 203 will not apply to Pivotal.

Limitation on Liability and Indemnification of Directors and Officers

Pivotal’s second amended and restated certificate of incorporation will provide that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

Pivotal’s bylaws will also permit Pivotal to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Merger, Pivotal will have purchased a policy of directors’ and officers’ liability insurance that insures Pivotal’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pivotal against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Pivotal’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and Pivotal’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Pivotal pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Pivotal’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ON PIVOTAL SECURITIES AND DIVIDENDS

Pivotal Acquisition Corp.

Market Price of Units, Common stock and Warrants

Pivotal’s units, warrants and Class A common stock are traded on the NYSE under the symbols PVT.U, PVT WS and PVT, respectively. The units commenced public trading on February 4, 2019, and the warrants and Class A common stock commenced separate trading on March 25, 2019.

Holders

As of                 , 2019, there was one holder of record of units, one holder of record of Pivotal’s Class A common stock, seven holders of record of Pivotal’s Class B common stock, and six holders of record of warrants. Management believes Pivotal has in excess of                  beneficial holders of its Class A common stock and warrants.

Company

Market Price of Common Stock

Historical market price information regarding the Company is not provided because there is no public market for its securities.

Holders

As of                 , 2019, there were                  holders of record of the Company’s common stock.

Dividends

Pivotal has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of Pivotal’s then board of directors. The payment of cash dividends in the future will be contingent upon Pivotal’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of Pivotal’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Pivotal’s Transfer Agent and Warrant Agent

The transfer agent for Pivotal’s shares of common stock and warrant agent for its warrants upon consummation of the Merger will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

APPRAISAL RIGHTS

Neither Pivotal stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Merger.

STOCKHOLDER PROPOSALS

The Pivotal 2020 annual meeting of stockholders will be held on or about                 , 2020 unless the date is changed by the board of directors. If you are a stockholder of Pivotal and you want to include a proposal in the

proxy statement for the 2020 annual meeting, you need to provide it to Pivotal by no later than                 . You should direct any proposals to Pivotal’s secretary at its principal office which will be located at 8201 Greensboro Drive, Suite 300, McLean, VA 22102. If you are a stockholder of Pivotal and you want to present a matter of business to be considered at the 2020 annual meeting, under Pivotal’s bylaws you must give timely notice of the matter, in writing, to Pivotal’s secretary. To be timely, the notice has to be given no later than                 .

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Pivotal’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Pivotal Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174. Following the Business Combination, such communications should be sent in care of KLDiscovery Inc., 8201 Greensboro Drive, Suite 300, McLean, VA 22102. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of LD Topco, Inc. at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in the Proxy Statement of Pivotal Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The condensed consolidated financial statements of LD Topco, Inc. at June 30, 2019, and for the six month period ended June 30, 2019, included in the Proxy Statement of Pivotal Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pivotal for the period from August 2, 2018 (inception) through December 31, 2018 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Pivotal and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Pivotal’s annual report to stockholders and Pivotal’s proxy statement. Upon written or oral request, Pivotal will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Pivotal deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Pivotal deliver single copies of such documents in the future. Stockholders may notify Pivotal of their requests by calling or writing Pivotal at its principal executive offices, c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174 or (212) 818-8800. Following the Business Combination, such requests should be made by calling or writing KLDiscovery Inc. at 8201 Greensboro Drive, Suite 300, McLean, VA 22102 or (703) 288-3380.

WHERE YOU CAN FIND MORE INFORMATION

Pivotal has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Pivotal with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Pivotal has been supplied by Pivotal, and all such information relating to the Company has been supplied by the Company. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Jonathan J. Ledecky

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

Tel. (212) 818-8800

PIVOTAL ACQUISITION CORP.

Pivotal Acquisition Corp.

Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets
Cash	$558,060	$19,168
Prepaid expenses and other current assets	199,137	—

Total Current Assets	757,197	19,168
Deferred offering costs	—	133,174
Marketable securities held in Trust Account	232,153,694	—

Total Assets	$232,910,891	$152,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$192,329	$969
Income taxes payable	355,135	—
Accrued offering costs	—	2,500
Promissory note – related party	—	125,000

Total Current Liabilities	547,464	128,469
Deferred tax liability	3,288	—
Deferred underwriting fee	8,050,000	—

Total Liabilities	8,600,752	128,469

Commitments
Class A Common Stock, subject to possible redemption, 21,770,239 and no shares at redemption value as of June 30, 2019 and December 31, 2018, respectively	219,310,130	—

Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 75,000,000 shares authorized; 1,229,761 and no shares issued and outstanding (excluding 21,770,239 and no shares subject to possible redemption) as of June 30, 2019 and December 31, 2018, respectively	123	—
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2019 and December 31, 2018	575	575
Additional paid-in capital	3,947,594	24,425
Retained earnings (accumulated deficit)	1,051,717	(1,127)

Total Stockholders’ Equity	5,000,009	23,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$232,910,891	$152,342

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2019	2019
Operating costs	$515,053	$742,427

Loss from operations	(515,053)	(742,427)
Other income:
Interest income	1,345,991	2,138,035
Unrealized gain on marketable securities held in Trust Account	1,699	15,659

Other income	1,347,690	2,153,694

Income before provision for income taxes	832,637	1,411,267
Provision for income taxes	(236,590)	(358,423)

Net income	$596,047	$1,052,844

Weighted average shares outstanding, basic and diluted (1)	6,939,008	6,559,587

Basic and diluted net loss per share (2)	$(0.06)	$(0.08)

(1)	Excludes an aggregate of 21,770,239 shares subject to possible redemption.
(2)

Net loss per share – basic and diluted excludes interest income attributable to shares subject to possible redemption of $1,004,331 and $1,604,574 for the three and six months ended June 30, 2019 (see Note 2).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statement of Changes in Stockholders’ Equity

For the Three and Six Months Ended June 30, 2019

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	5,750,000	$575	$24,425	$(1,127)	$23,873
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	—	—	216,881,122	—	216,883,422
Sale of 6,350,000 Private Placement Warrants	—	—	—	—	6,350,000	—	6,350,000
Common stock subject to possible redemption	(21,810,992)	(2,181)	—	—	(218,711,906)	—	(218,714,087)
Net income	—	—	—	—	—	456,797	456,797

Balance – March 31, 2019	1,189,008	119	5,750,000	575	4,543,641	455,670	5,000,005
Change in value of common stock subject to possible redemption	40,753	4	—	—	(596,047)	—	(596,043)
Net income	—	—	—	—	—	596,047	596,047

Balance – June 30, 2019	1,229,761	$123	5,750,000	$575	$3,947,594	$1,051,717	$5,000,009

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pivotal Acquisition Corp.

Condensed Consolidated Statement of Cash Flows

Six Months Ended June 30, 2019

(Unaudited)

Cash Flows from Operating Activities:
Net income	$1,052,844
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,138,035)
Unrealized gain on marketable securities held in Trust Account	(15,659)
Deferred tax provision	3,288
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(199,137)
Accounts payable and accrued expenses	191,360
Income taxes payable	355,135

Net cash used in operating activities	(750,204)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placement Warrants	6,350,000
Repayment of promissory note – related party	(125,000)
Payment of offering costs	(335,904)

Net cash provided by financing activities	231,289,096

Net Change in Cash	538,892
Cash – Beginning	19,168

Cash – Ending	$558,060

Non-cash Investing and Financing Activities:
Deferred underwriting fee payable	$8,050,000

Initial classification of common stock subject to possible redemption	$218,257,180

Change in value of common stock subject to possible redemption	$1,052,950

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Note 1 – Organization and Plan of Business Operations

Pivotal Acquisition Corp. (the “Company”) was incorporated in Delaware on August 2, 2018 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through June 30, 2019 relates to the Company’s formation, the Company’s initial public offering of 23,000,000 units (the “Offering”), the simultaneous sale of 6,350,000 warrants (the “Private Placement Warrants”) in a private placement to Pivotal Acquisition Holdings LLC (the “Sponsor”), an entity affiliated with the Company’s executive officers, the Company’s search for a target business with which to complete a Business Combination and the proposed acquisition of LD Topco, Inc. (“LD”), as more fully described in Note 6.

The Company has one subsidiary, Pivotal Merger Sub Corp., a wholly-owned subsidiary of the Company incorporated in Delaware on May 17, 2019 (“Merger Sub”), which was formed solely to effectuate the Merger described in Note 6.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Offering and such amount of proceeds from the Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2019, the Company had $558,060 held outside of the Trust Account.

Note 2 – Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period from August 2, 2018 (inception) through December 31, 2018 as filed with the SEC on April 1, 2019, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the period from August 2, 2018 (inception) through December 31, 2018. The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Note 2 – Significant Accounting Policies (continued)

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and marketable securities held in Trust Account

At June 30, 2019, the assets held in the Trust Account were substantially invested in U.S. Treasury Bills.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 29,350,000 shares of Class A common stock that were sold in the Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Note 2 – Significant Accounting Policies (continued)

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Net income	$596,047	$1,052,844
Less: Income attributable to common stock subject to possible redemption	(1,004,331)	(1,604,574)

Adjusted net loss	$(408,284)	$(551,730)

Weighted average shares outstanding, basic and diluted	6,939,008	6,559,587

Basic and diluted net loss per common share	$(0.06)	$(0.08)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 – Public Offering

Pursuant to the Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Note 4 – Commitments

The underwriters of the Offering are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Offering, or $8,050,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement executed in connection with the Offering.

On February 4, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities subject to certain conditions. In connection with the signing of the Merger Agreement (defined below), the managing member of the Sponsor indicated that up to $50,000,000 of the commitment could be utilized in connection with the Merger (defined below) if necessary to satisfy the minimum cash requirement under the Merger Agreement. However, there is currently no binding commitment or agreement to purchase any securities and the amount, type and number of securities to be purchased by the managing member of the Sponsor, if any, will not be known until a later date. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Note 4 – Commitments (continued)

The Company’s stockholders prior to the Offering (the “Initial Stockholders”), the holders of the Private Placement Warrants (and underlying shares of Class A common stock) and the holders of any securities issued upon conversion of working capital loans made by the Company’s Sponsor, officers, directors or their affiliates or pursuant to the forward purchase contract, are entitled to registration rights with respect to their securities pursuant to an agreement dated as of January 31, 2019. The holders of the majority of the securities are entitled to demand that the Company register these securities at any time commencing after expiration of the transfer restrictions. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2019 and December 31, 2018, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 75,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, both with a par value of $0.0001 per share. As of June 30, 2019 and December 31, 2018, there were 1,229,761 and no shares of Class A common stock issued and outstanding, respectively, excluding 21,770,239 and no shares subject to possible redemption, respectively, and 5,750,000 shares of Class B common stock issued and outstanding.

Note 6 – Merger Agreement

On May 20, 2019, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) by and among the Company, Merger Sub, LD and Carlyle Equity Opportunity GP, L.P. (solely as representative of the stockholders of LD).

Pursuant to the Merger Agreement, Merger Sub will merge with and into LD, with LD surviving the merger (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, LD will become a wholly-owned subsidiary of the Company, with the stockholders of LD becoming securityholders of the Company. In connection with the Merger Agreement, the stockholders of LD will receive an aggregate of 34,800,000 shares of the Company’s common stock. The stockholders of LD will also have the right to receive up to 2,200,000 shares of the Company’s common stock if the reported closing sale price of the Company’s common stock exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Transactions.

The Transactions will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

PIVOTAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

Note 7 – Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2019
Assets:
Marketable securities held in Trust Account	1	$232,153,694

Note 8 – Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Pivotal Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pivotal Acquisition Corp. (the “Company”) as of December 31, 2018 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 2, 2018 (inception) through December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from August 2, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

April 1, 2019

Pivotal Acquisition Corp.

Balance sheet

December 31, 2018

ASSETS
Current asset – cash	$19,168
Deferred offering costs	133,174

Total Assets	152,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$969
Accrued offering costs	2,500
Promissory note – related party	125,000

Total Current Liabilities	128,469

Commitments
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common stock, $0.0001 par value; 75,000,000 shares authorized; none issued and outstanding	—
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	24,425
Accumulated deficit	(1,127)

Total Stockholders’ Equity	23,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$152,342

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of operations

For the period from August 2, 2018 (inception) to December 31, 2018

Formation and operating costs	$1,127

Net Loss	$(1,127)

Weighted average shares outstanding, basic and diluted (1)	5,000,000

Basic and diluted net loss per common share	$(0.00)

(1)	Excludes an aggregate of up to 750,000 shares subject to forfeiture if the underwriters’ option to purchase additional units was not exercised in full or in part (see Note 5).

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of changes in stockholder’s equity

			Additional paid-in capital	Accumulated deficit	Total stockholder’s equity
	Common stock(1)
	Shares	Amount
Balance – August 2, 2018 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(1,127)	(1,127)

Balance – December 31, 2018	5,750,000	$575	$24,425	$(1,127)	$23,873

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Statement of cash flows

For the period from August 2, 2018 (inception) to December 31, 2018

Cash Flows from Operating Activities:
Net loss	$(1,127)
Changes in operating assets and liabilities:
Accounts payable	969

Net cash used in operating activities	(158)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from promissory note – related party	125,000
Payment of offering costs	(130,674)

Net cash provided by financing activities	19,326

Net Change in Cash	19,168
Cash – Beginning

Cash – Ending	$19,168

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$2,500

The accompanying notes are an integral part of these financial statements.

Pivotal Acquisition Corp.

Notes to financial statements

Note 1 – Description of Organization and Business Operations

Pivotal Acquisition Corp. (the “Company”) was incorporated in Delaware on August 2, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2018, the Company had not commenced any operations. All activity through December 31, 2018 relates to the Company’s formation and preparation for its initial public offering (“Initial Public Offering”), which is described below.

The registration statement for the Company’s Initial Public Offering became effective under Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), on January 31, 2019. On February 4, 2019, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 Units subject to the underwriters’ over-allotment option, generating total gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,350,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Pivotal Acquisition Holdings LLC (the “Sponsor”), generating total gross proceeds of $6,350,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 4, 2019, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $13,203,283 as of March 8, 2019, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fee and $553,283 of other costs. In addition, as of March 22, 2019, $1,058,539 of IPO proceeds was held as cash outside of the Trust Account and is available for working capital purposes as of March 22, 2019.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Pivotal Acquisition Corp.

Notes to financial statements

Note 1 – Description of Organization and Business Operations (continued)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined below in Note 5) have agreed to vote such Founder Shares and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until August 4, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further

Pivotal Acquisition Corp.

Notes to financial statements

Note 1 – Description of Organization and Business Operations (continued)

liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their right to any distribution from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of the Founder Shares acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party (including target businesses) who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced

Pivotal Acquisition Corp.

Notes to financial statements

Note 2 – Summary of Significant Accounting Policies (continued)

disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of balance sheet in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Pivotal Acquisition Corp.

Notes to financial statements

Note 2 – Summary of Significant Accounting Policies (continued)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 4, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company did not have any deferred tax assets or liabilities at December 31, 2018 and the provision for income taxes was deemed to be immaterial at December 31, 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 – Public Offering

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 – Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,350,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,350,000. Each Private Placement Warrant is identical to the Public Warrants except that they are non-redeemable and exercisable on a cashless basis as long as they are held by the Sponsor or its permitted transferees. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Pivotal Acquisition Corp.

Notes to financial statements

Note 5 – Related Party Transactions

Founder Shares

On August 2, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The 5,750,000 Founder Shares included an aggregate of 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7. The Sponsor subsequently transferred certain Founder Shares to the officers and directors of the Company. In connection with the full exercise of the underwriters’ over-allotment option at the closing of the Initial Public Offering, the 750,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On August 24, 2018, an affiliate of the Sponsor loaned the Company an aggregate of $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of September 30, 2019, the date on which the Initial Public Offering was completed or the date on which the Company determines not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on February 4, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Note 6 – Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on January 31, 2019, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement

Pivotal Acquisition Corp.

Notes to financial statements

Note 6 – Commitments (continued)

Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans or pursuant to the Forward Purchase Agreement (described below) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,600,000 after completion of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Forward purchase agreement

On February 4, 2019, a managing member of the Sponsor entered into a forward purchase contract with the Company to purchase, in a private placement to occur concurrently with the consummation of the Company’s initial Business Combination, up to $150,000,000 of the Company’s securities. The type and amount of securities to be purchased by the managing member of the Sponsor will be determined by the Company and the managing member of the Sponsor at the time the Company enters into the definitive agreement for the proposed Business Combination. This agreement would be independent of the percentage of stockholders electing to convert their public shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The agreement is also conditioned on the Company’s board of directors, including an affiliate of the managing member of the Sponsor, having unanimously approved the proposed initial Business Combination. Accordingly, the managing member of the Sponsor may not agree to purchase any securities, in which case the Company may need to arrange alternate financing to complete the Business Combination.

Note 7 – Stockholder’s Equity

Preferred Stock – The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock – The Company is authorized to issue 75,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2018, no shares of Class A common stock were issued or outstanding. Upon the Company’s IPO, 23,000,000 Units, each consisting of a share of Class A common stock and a redeemable warrant for Class A common stock, were issued.

Pivotal Acquisition Corp.

Notes to financial statements

Note 7 – Stockholder’s Equity (continued)

Class B Common Stock – The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2018, there were 5,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants – The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business

Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60thbusiness day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

Pivotal Acquisition Corp.

Notes to financial statements

Note 7 – Stockholder’s Equity (continued)

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units sold in the Initial Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 – Subsequent Events

On February 4, 2019, the Company completed its Initial Public Offering, discussed in Note 1.

On February 5, 2019, the Company utilized $229,999,834 of cash in the Trust Account to purchase U.S. Government Treasury Bills, due March 5, 2019. Upon maturity of such Treasury Bills, on March 5, 2019, the Company utilized $230,399,020 of cash in the Trust Account to purchase U.S. Government Treasury Bills, due April 2, 2019.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS:

LD TOPCO, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of LD Topco, Inc.

Opinion on the Financial Statements

We have audited the accompanying condensed consolidated balance sheets of LD Topco, Inc. and subsidiaries (the Company) as of June 30, 2019 and December 31, 2018, the related condensed consolidated statements of comprehensive loss, stockholders’ equity and cash flows for the six month period ended June 30, 2019, and the related notes (collectively referred to as the “condensed consolidated financial statements”). In our opinion, the condensed consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2019, and the results of its operations and its cash flows for the six month period then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Tysons, Virginia

September 13, 2019

LD Topco, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$4,624	$23,439
Accounts receivable, net of allowance for doubtful accounts of $5,807 and $5,565, respectively	89,203	80,641
Prepaid expenses	14,365	9,825
Other current assets	230	310

Total current assets	108,422	114,215

Property and equipment
Computer software and hardware	67,323	68,474
Leasehold improvements	26,207	25,389
Furniture, fixtures and other equipment	4,327	4,239
Accumulated depreciation	(56,337)	(49,761)

Property and equipment, net	41,520	48,341

Intangible assets, net	138,763	151,918
Goodwill	394,266	394,167
Other assets	2,105	1,739

Total assets	$685,076	$710,380

Current liabilities
Current portion of long-term debt, net	$19,268	$12,355
Accounts payable and accrued expense	38,215	41,135
Deferred revenue	4,398	4,160

Total current liabilities	61,881	57,650

Long-term debt, net	406,921	413,064
Deferred tax liabilities	5,945	6,075
Other liabilities	4,454	4,635

Total liabilities	479,201	481,424

Commitments and contingencies	—	—
Stockholders’ equity
Common stock
$0.01 par value, shares authorized – 5,000,000; shares issued and outstanding – 3,693,772 and 3,681,979 as of June 30, 2019 and December 31, 2018, respectively	37	37
Additional paid-in capital	374,186	372,283
Treasury stock	(2,406)	(2,406)
Accumulated deficit	(172,893)	(147,954)
Accumulated other comprehensive income	6,951	6,996

Total stockholders’ equity	205,875	228,956

Total liabilities and stockholders’ equity	$685,076	$710,380

See Notes to Condensed Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except share and per share amounts)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues	$153,358	$145,397
Cost of revenues	76,919	79,602

Gross profit	76,439	65,795

Operating expenses
General and administrative	29,656	26,589
Research and development	2,922	3,313
Sales and marketing	24,169	28,360
Depreciation and amortization	19,718	21,065

Total operating expenses	76,465	79,327

Loss from operations	(26)	(13,532)
Other expenses

Other expense	131	35
Interest expense	24,453	22,631

Loss before income taxes	(24,610)	(36,198)
Income tax provision (benefit)	329	(3,026)

Net loss	$(24,939)	$(33,172)

Other comprehensive income, net of tax
Foreign currency translation	(45)	(3,860)

Total other comprehensive income, net of tax	(45)	(3,860)

Comprehensive loss	$(24,984)	$(37,032)

Net loss per share – basic and diluted	$(6.76)	$(9.70)

Weighted average shares outstanding – basic and diluted	3,687,011	3,421,257

See Notes to Condensed Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except per share amounts)

	Common Stock Issued		Additional paid-in capital	Treasury Stock	Accumulated deficit	Accumulated other comprehensive income
	Shares	Amount					Total
Balance as of December 31, 2018	3,681,979	$37	$372,283	$(2,406)	$(147,954)	$6,996	$228,956
Issuance of common stock	11,793	—	414	—	—	—	414
Share based compensation	—	—	1,489	—	—	—	1,489
Foreign exchange translation	—	—	—	—	—	(45)	(45)
Net loss	—	—	—	—	(24,939)	—	(24,939)

Balance at June 30, 2019	3,693,772	$37	$374,186	$(2,406)	$(172,893)	$6,951	$205,875

	Common Stock Issued		Additional paid-in capital	Treasury Stock	Stock subscription receivable	Accumulated deficit	Accumulated other comprehensive (loss) income
	Shares	Amount						Total
Balance as of December 31, 2017	3,268,718	$33	$330,931	$(2,319)	$(1,350)	$(80,175)	$7,866	$254,986
Issuance of common stock (unaudited)	247,674	2	24,764	—	—	—	—	24,766
Share based compensation (unaudited)	—	—	1,347	—	—	—	—	1,347
Foreign exchange translation (unaudited)	—	—	—	—	—	—	(3,860)	(3,860)
Stock subscription receivable (unaudited)	—	1	—	—	1,350	—	—	1,351
Repurchases of treasury stock (unaudited)	(873)	—	—	(87)	—	—	—	(87)
Adoption of new accounting principle (unaudited)	—	—	40	—	—	(40)	—	—
Net loss (unaudited)	—	—	—	—	—	(33,172)	—	(33,172)

Balance as of June 30, 2018	3,515,519	$36	$357,082	$(2,406)	$—	$(113,387)	$4,006	$245,331

See Notes to Condensed Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
		(unaudited)
Operating activities
Net loss	$(24,939)	$(33,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,063	28,877
Non-cash interest	2,365	2,235
Share-based compensation	1,489	1,347
Provision for losses on accounts receivable	1,332	1,062
Deferred income taxes	(130)	(4,381)
Changes in operating assets and liabilities:
Accounts receivable	(9,861)	(9,062)
Prepaid expenses and other current assets	(4,078)	(3,981)
Accounts payable, accrued expenses and other liabilities	(3,359)	(5,545)
Deferred revenue	236	(66)

Net cash used in operating activities	(11,882)	(22,686)
Investing activities
Purchases of property and equipment and other assets	(5,140)	(6,523)

Net cash used in investing activities	(5,140)	(6,523)

Financing activities
Revolving credit facility – draws	21,500	8,000
Revolving credit facility – repayments	(14,500)	(8,000)
Payments for capital lease obligations	(307)	(61)
Payments on long-term debt	(8,500)	(4,250)
Issuance of common stock	—	26,116
Treasury share repurchases	—	(87)
Payments on contingent consideration	—	(1,550)

Net cash (used in) provided by financing activities	(1,807)	20,168

Effect of foreign exchange rates	14	(57)
Net decrease in cash	(18,815)	(9,098)
Cash, cash equivalents and restricted cash at beginning of period	23,439	18,896

Cash, cash equivalents and restricted cash at end of period	$4,624	$9,798

Supplemental disclosure:

Cash paid for interest	$18,747	$19,748

Income taxes paid, net of refunds	$107	$1,011

Significant noncash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$220	$39

See Notes to Condensed Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies

Organization

LD Topco, Inc., a Delaware corporation organized on November 20, 2015 (“LD Topco,” d/b/a KLDiscovery), together with its wholly-owned subsidiaries (collectively, the “Company”) provide technology-based litigation support solutions and services including computer e-discovery, data hosting, and managed document review predominantly to top law firms, corporations and government agencies. The majority of the Company’s current business is derived from these services. The Company’s headquarters is located in McLean, Virginia and has 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. The Company is majority owned by private investment funds managed by The Carlyle Group (“Carlyle”).

On May 20, 2019, the Company entered into a merger agreement (“Merger Agreement”) with Pivotal Acquisition Corp., a publicly traded company (“Pivotal”), As a result of the merger, the Company will become a wholly-owned subsidiary of Pivotal, with the stockholders of the Company becoming securityholders of Pivotal.

Under the Merger Agreement, the stockholders of the Company will receive an aggregate of 34,800,000 shares of Pivotal common stock. The stockholders of the Company will also have the right to receive up to 2,200,000 shares of Pivotal common stock if the reported closing sale price of Pivotal’s common stock exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger.

The boards of directors of both the Company and Pivotal have unanimously approved the proposed transaction. Completion of the transaction, which is expected in the third quarter of 2019, is subject to approval by Pivotal stockholders and other customary closing conditions.

Principles of consolidation

Our condensed consolidated financial statements contain all of the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles (U.S. GAAP) applicable to interim periods. All intercompany accounts have been eliminated in consolidation. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 included elsewhere in the prospectus.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements. Although actual results could differ from those estimates, management does not believe that such differences would be material.

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets, and other long-lived assets, the impairment of goodwill, the interim income tax provision, the valuation and realization of deferred income taxes, the fair value of the Company’s common stock and stock option awards, and acquisition-related contingent consideration.

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies (continued)

Segments, concentration of credit risk and major customers

The Company operates in one business segment, providing technology-based litigation support solutions and services.

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with a banking institution where the balances, at times, exceed federally insured limits. Management believes the risks associated with these deposits are limited.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses. As of June 30, 2019 and December 31, 2018, the Company did not have a single customer that represents more than five percent (5%) of its accounts receivable. For the six months ended June 30, 2019 and 2018, the Company did not have a single customer that represents more than five percent (5%) or more of its consolidated revenues. The Company believes that the geographic and industry diversity of the Company’s customer base throughout the U.S. and internationally minimizes the risk of incurring material losses due to concentrations of credit risk.

Foreign currency

Results of operations for the Company’s non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on the Company’s Condensed Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet dates.

Business combinations

The Company recognizes all of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. Acquisition-related costs are recognized separately from the acquisition and expensed as incurred. Restructuring costs incurred in periods subsequent to the acquisition date are expensed when incurred. Subsequent changes to the purchase price (i.e. working capital adjustments) or other fair value adjustments determined during the measurement period are recorded as an adjustment to goodwill, with the exception of contingent consideration, which is recognized in the statement of operations in the period it is modified. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowances are recognized as a reduction or increase to income tax expense or as a direct adjustment to additional paid-in capital as required.

Cash, cash equivalents, and restricted cash

The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies (continued)

As of June 30, 2019 and December 31, 2018, $0.1 million of cash was pledged as collateral with Bank of America for credit cards issued to Company employees.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at original invoice amount less an estimate for doubtful receivables based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Computer software, property and equipment

Computer software, property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Computer software and hardware	3 to 5 years
Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and other equipment	3 to 5 years

Gains or losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Costs for replacements and betterments are capitalized, while the costs of maintenance and repairs are expensed as incurred. Property under capital leases are depreciated using the straight-line method over the lease term.

Depreciation expense totaled $9.3 million and $9.4 million for the six months ended June 30, 2019 and 2018, respectively, and includes amortization of assets recorded under capital leases.

Internal-use software development costs

As required by ASC Subtopic 350-40, Internal–Use Software (ASC 350-40), the Company capitalizes certain internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditure will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis. The Company’s estimated useful life of capitalized software costs varies between three and five years, depending on management’s expectation of the economic life of various software. Capitalized software depreciation costs are recorded as a component of cost of revenue.

Capitalized software costs are reflected as part of the “Intangible assets, net” line in the Company’s Condensed Consolidated Balance Sheets and totaled $9.3 million and $7.6 million, as of June 30, 2019 and December 31, 2018.

Goodwill

Goodwill represents the excess of the total consideration paid over identified intangible and tangible assets of the Company and its acquisitions. The Company tests its goodwill for impairment at the reporting unit level on an

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies (continued)

annual basis on October 1, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the October 1 testing date the Company has determined there is one entity-wide reporting unit.

Accordingly, the Company has not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill resulting from the interim impairment test.

Revenue recognition

The Company recognizes revenue when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is reasonably assured. Deferred revenue represents revenues collected but not earned as of the financial statement date. Any taxes assessed on revenues relating to services provided to the Company’s clients are recorded on a net basis.

The Company’s revenues are primarily derived from contracts to provide services each month including; collection and forensic services, processing, document review services and hosting fees based on the amount of data stored. The Company bills its customers monthly in arrears for services provided. For these contractual arrangements, the Company has identified each deliverable service element. Based on an evaluation of each element, the Company has determined that each element delivered has standalone value to its customers because the Company or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in the Company’s multiple element case and document management arrangements qualify as a separate unit of accounting. The Company allocates revenue to the various units of accounting in its arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

The Company enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. The Company uses a hierarchy to determine the fair value to be used for allocating revenue to elements: vendor-specific objective evidence of fair value (“VSOE”), third-party evidence and best estimate of selling price (“BESP”). For software elements, the Company follows the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where the Company does not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. The Company’s process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Accounting Standards Not Yet Adopted

In connection with the proposed transaction with Pivotal, the Company will elect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and take advantage of

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies (continued)

the extended transition period of delaying the adoption of new or revised accounting standards until such time as those standards apply to private companies. This may make the comparison of the Company’s condensed consolidated financial statements to other public companies not meaningful due to the differences in accounting standards being applied.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. This standard is effective for the Company beginning January 1, 2020 and the Company is currently evaluating the impact that ASU 2016-02 will have on its condensed consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of Topic 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Topic 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation, among others.

The Company will adopt Topic 606 (as amended) in its annual Financial Statements for the year ended December 31, 2019. The Company is using a comprehensive approach to evaluate the impact of the new standard on our accounting policies, processes, and systems to identify potential differences that would result from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and accounting treatment of costs to obtain and fulfill contracts.

The Company has established a cross-functional implementation team and will utilize a bottom-up approach to analyze the impact of the standard on its arrangements by reviewing the current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to its revenue contracts.

The Company has progressed with its project plan for adopting this standard, including gathering and evaluating the inventory of its revenue streams. The Company continues to evaluate the potential impact on its accounting policies, internal control processes including system readiness and the related disclosures that will be required under the new guidance.

The update may be applied using one of two methods: retrospective application to each prior reporting period presented, or retrospective application, with the cumulative effect of initially applying the update recognized at the date of initial application. The Company is currently evaluating the transition method that will be elected and the impact of the update on its condensed consolidated financial statements and disclosures.

In October 2016, the FASB issued ASU “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” (Topic 740). ASU 2016-16 requires companies to recognize the income tax effects of intercompany sales of

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

NOTE 1 – Organization, business and summary of significant accounting policies (continued)

assets other than inventory when the transfer occurs. This standard was effective for the Company beginning January 1, 2019 and the adoption did not have a material impact on its condensed consolidated financial statements.

Note 2 – Fair value measurements

The Company accounts for recurring and non-recurring fair value measurements in accordance with ASC 820, Fair Value Measurements. ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 – Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

Level 2 – Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

Level 3 – Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity – e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires significant judgments to be made by the Company.

The Company believes that the fair values of its current assets and current liabilities (cash, accounts receivable, accounts payable, and other current liabilities) approximate their reported carrying amounts.

The Company estimates the fair value of contingent purchase consideration based on the present value of the consideration expected to be paid during the remainder of the earn-out period, based on management’s assessment of the acquired operations’ forecasted earnings. This fair value measure is based on significant inputs not observed in the market and thus represents a Level 3 measurement.

The significant unobservable inputs used in the fair value measurements of the Company’s contingent purchase consideration include its measures of the future profitability and related cash flows of the acquired business or assets, impacted by appropriate discount rates. Significant increases (decreases) in any of these individual inputs would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumptions used for the discount rates is indirectly proportional to the fair value of contingent purchase consideration and a change in the assumptions used for the future cash flows is directly proportional to the fair value of contingent purchase consideration. The Company, using additional information as it becomes available, reassesses the fair value of the contingent purchase consideration on an annual basis.

Any change in the fair value of contingent consideration liability results in a remeasurement gain or loss that is recorded as income or expense, respectively, and is included in “Change in fair value of contingent

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 2 – Fair value measurements (continued)

consideration” on the Condensed Consolidated Statements of Comprehensive Loss. As of June 30, 2018, all acquisition related contingent consideration was fully paid.

Balance at December 31, 2017	2,380
Payment of contingent consideration	(2,380)

Balance at June 30, 2018	$—

Management estimates the carrying amount of the Company’s long-term debt (Level 3) approximates its fair value because the interest rates on these instruments are subject to changes in market interest rates or are consistent with prevailing market interest rates.

Note 3 – Leasing arrangements

The Company leases office space and certain equipment under operating and capital lease agreements, expiring in various years through 2027. Certain leases contain annual rent escalation clauses.

Rent expense totaled $10.4 million and $10.0 million for the six months ended June 30, 2019 and 2018, respectively.

For years subsequent to December 31, 2018, future minimum payments for all operating and capital lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income from subleases are as follows (in thousands):

December 31	Capital Leases	Operating Leases
2019 (6 Months)	$315	$5,474
2020	631	10,457
2021	631	7,563
2022	542	6,305
2023	69	5,890
Thereafter	—	10,196

Total	$2,188	$45,885

Less interest on lease obligations	(286)

	1,902
Less current portion	(315)

Non-current portion	$1,587

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 4 – Long term debt

The table below summarizes the components of the Company’s long-term debt (in thousands):

	June 30, 2019	December 31, 2018
First lien facility due 2022	$314,500	$323,000
Second lien facility due 2023	125,000	125,000
Revolver	7,000	—

Total debt	446,500	448,000
Less: unamortized original issue discount	(11,735)	(13,043)
Less: unamortized debt issuance costs	(8,576)	(9,538)

Total debt, net	426,189	425,419

Current portion of debt	17,000	17,000
Revolver	7,000	—
Less: current portion of unamortized original issue discount	(2,699)	(2,678)
Less: current portion of unamortized debt issuance costs	(2,033)	(1,967)

Total current portion of debt, net	19,268	12,355

Total long term debt, net	$406,921	$413,064

2016 Credit Agreement

On December 9, 2016, LD Topco entered into a Credit Agreement with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (“First Lien Facility”) and $125.0 million (“Second Lien Facility”) mature on December 9, 2022 and December 9, 2023, respectively.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter beginning on March 31, 2017 of $2.1 million. Quarterly principal payments increase to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At June 30, 2019, the balance due was $314.5 million with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.596%.

The Second Lien Facility requires a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 4 – Long term debt (continued)

Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At June 30, 2019, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.596%.

The First and Second Lien Facilities are secured by substantially all the Company’s assets and contain financial covenants. As of June 30, 2019, the Company was in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the fiscal year ending December 31, 2016, in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, as defined in the agreement. There were no mandatory prepayments with respect to the six months ended June 30, 2019 or the year ended December 31, 2018.

Revolver

The 2016 Credit Agreement also provides for unfunded revolver commitment for borrowing up to $30.0 million, maturing December 9, 2021. Borrowings under the revolver commitment may be limited by certain financial covenants of the Credit Agreement including the First Lien Net Leverage Ratio. The Company may draw up to $30.0 million, on a term loan basis, with an adjustable interest rate of 5.375%, 5.625%, or 5.875% based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR. As of June 30, 2019, there was $7.0 million outstanding under the revolving loan. No amounts were outstanding under the revolving loan as of December 31, 2018.

As of June 30, 2019, there was approximately $23.0 million of available capacity for borrowing under the revolving loan commitment.

Note 5 – Equity incentive plan

On March 29, 2016, the Company adopted the 2016 Equity Incentive Plan (as amended, the “2016 Plan”) under which eligible employees, officers, directors and consultants of the Company may be granted incentive or non-qualified stock options, restricted stock, restricted stock units, or other stock-based awards, including shares of common stock. The 2016 Plan expires in March 2026. As of June 30, 2019, 603,829 shares of Common Stock were reserved under the 2016 Plan. As of June 30, 2019, 126,826 shares of common stock remained available for issuance.

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 5 – Equity incentive plan (continued)

Stock option activity

The following table summarizes the Company’s stock option activity under the 2016 Plan:

Description	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2018	411,480	$100	8.3	$—
Granted	67,050	90
Forfeited	(21,285)	100
Expired	(5,965)

Balance at June 30, 2019	451,280	$99	7.9	$—

Vested and expected to vest	225,640	$99	7.9	$—

Exercisable	93,004	$100	7.1	$—

(1)

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. There were no in-the-money options as of June 30, 2019 and December 31, 2018.

No stock options were exercised during the six months ended June 30, 2019.

The following table summarizes additional information on stock option grants and vesting (in thousands):

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Total fair value of stock options granted	$2,492	$2,506
Total fair value of options vested	1,402	1,043

Time-based vesting stock options

Time-based vesting stock options generally vest over a five-year period, are subject to graded vesting schedules, and expire ten years from the date of grant or within 90 days of termination. The weighted-average fair value per share of time-based vesting stock options granted by the Company was $37.06 and $29.75 during the six months ended June 30, 2019 and 2018, respectively.

For the six months ended June 30, 2019 and 2018, the Company recognized $1.5 million and $1.4 million of stock-based compensation expense, respectively. As of June 30, 2019, there was $5.4 million of unrecognized stock-based compensation expense, respectively, related to unvested time-based stock options that is expected to be recognized over a weighted-average period of 3.4 years.

Performance-based vesting stock options

Performance-based vesting stock options generally vest upon the satisfaction of performance- and market-based criteria, based on the Principal Stockholders’ (as defined in the 2016 Plan) internal rate of return on their investment in the Company as measured following their sale of at least 70% of the Principal Stockholders total

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 5 – Equity incentive plan (continued)

holdings in the Company, and expire ten years from the date of grant. The weighted-average fair value per share of performance-based vesting stock options granted by the Company was $37.06 and $29.75 during the six months ended June 30, 2019 and 2018, respectively.

As of June 30, 2019 and 2018, no stock-based compensation expense had been recognized for stock options with performance-based vesting conditions due to a qualifying event for the awards’ performance-based vesting component not being considered probable as of those dates. The total unrecognized stock-based compensation expense relating to these awards was $8.7 million as of June 30, 2019.

Award Valuation

The Company used valuation models to value both time- and performance-based vesting stock options granted during 2019 and 2018. The following table summarizes the assumptions used in the valuation models to determine the fair value of awards granted to employees and non-employees under the 2016 Plan:

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Expected volatility	36.92%	35.94%
Expected term (in years)	6.5	6.5
Dividend yield	0.00%	0.00%
Risk free interest rate	2.42%	2.78%

A discussion of management’s methodology for developing each of the assumptions used in the valuation model follows:

•

Expected volatility – Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses an estimated volatility based on the historical and implied volatilities of comparable companies.

•

Expected term – This is the period that the options granted are expected to remain unexercised. For options granted during the six months ended June 30, 2019, the Company derived the expected life of the option based on the average midpoint between vesting and the contractual term as there is little exercise history.

•	Dividend yield – The Company has never declared or paid dividends and have no plans to do so in the foreseeable future.

•	Risk-free interest rate – This is the U.S. Treasury rate for securities with similar terms that most closely resembles the expected life of the option.

Stock award activity

During the six months ended June 30, 2019, the Company granted to certain non-employee directors 7,223 stock awards. These stock awards were issued to non-employee directors in satisfaction of their annual retainer payments and are not subject to any vesting conditions, and thus became issued and outstanding shares on the grant date. Accordingly, the Company recognized the grant-date fair value of the stock awards of $0.7 million and $0.7 million as stock-based compensation expense concurrent with the grant date of the awards during the six months ended June 30, 2019 and 2018, respectively.

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 5 – Equity incentive plan (continued)

Stock-based compensation expense

Stock-based compensation expense is included in the Condensed Consolidated Statements of Comprehensive Loss within the following line items (in thousands):

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Cost of revenues	$298	$424
General and administrative	918	764
Research and development	43	7
Sales and marketing	230	152

Total	$1,489	$1,347

Restricted stock units

Certain employees may be eligible to receive restricted stock unit awards in the event of an IPO (as defined in the respective employment agreements) with a market value equal to the greater of (1) $3.5 million or (2) an amount determined using a formula-based model (as defined in the respective employment agreements), as of the date of such grants.

Note 6 – Earnings (loss) per share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing the net earnings (loss) for the fiscal year by the weighted-average number of common shares outstanding during the period. Due to the Company’s net loss for the six months ended June 30, 2019 and 2018, all potential common stock equivalents were anti-dilutive.

The following table summarizes the basic and diluted earnings (loss) per share for the six months ended June 30, 2019 and 2018 (in thousands, except share and per share amounts).

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Basic and diluted loss per share:
Net loss	$(24,939)	$(33,172)

Weighted average common shares outstanding – basic	3,687,011	3,421,257
Dilutive effect of potentially issuable shares	—	—

Weighted average common shares outstanding – diluted	3,687,011	3,421,257

Basic loss per share	$(6.76)	$(9.70)
Dilutive effect of potentially issuable shares	—	—

Diluted loss per share	$(6.76)	$(9.70)

Common share equivalents excluded due to anti-dilutive effect	—	—

Note 7 – Income taxes

A valuation allowance has been established against our net U.S. federal and state deferred tax assets, including net operating loss carryforwards. As a result, our income tax position is primarily related to foreign tax activity

LD Topco, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

Note 7 – Income taxes (continued)

and U.S. deferred taxes for tax deductible goodwill and other indefinite-lived liabilities. During the six months ended June 30, 2019 and 2018, we recorded an income tax provision (benefit) of $0.3 million and ($3.0) million, respectively, resulting in an effective tax rate of (1.3)% and 8.4%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of foreign tax rate differences and the valuation allowance against our domestic deferred tax assets.

Note 8 – Commitments and contingencies

The Company is involved in various legal proceedings, which may arise occasionally in the normal course of business. While the ultimate results of such matters generally cannot be predicted with certainty, management does not expect such matters to have a material effect on the financial position and results of operations as of June 30, 2019.

The Company has four letters of credit as additional security for lease guarantees as follows: $0.3 million for the location in Eden Prairie, Minnesota, $0.3 million for the location in Rutherford, NJ, $0.3 million for the location in Austin, Texas and $0.1 million for the location in Toronto, Canada.

Note 9 – Related parties

On December 22, 2015, the Company entered into a consulting agreement with Carlyle Investment Management, LLC, an affiliate of Carlyle, for advisory, consulting and other services in relation to the strategic and financial management of the Company. For the six months ended June 30, 2019 and 2018, the Company recognized $0.5 million and $0.5 million, respectively in management consulting fees, which were reflected within “General and administrative expenses” in the accompanying Condensed Consolidated Statements of Comprehensive Loss. As of June 30, 2019 and December 31, 2018, there was approximately $2.8 and $2.3 million that remained payable.

Note 10 – Subsequent events

The Company has evaluated subsequent events through September 13, 2019, the date on which these financial statements were issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition of disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of LD Topco, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LD Topco, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for the three years in the period ended December 31, 2018 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Tysons, Virginia

July 23, 2019

LD Topco, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2018	December 31, 2017
Current assets
Cash and cash equivalents	$23,439	$18,896
Accounts receivable, net of allowance for doubtful accounts of $5,565 and $4,183, respectively	80,641	71,467
Prepaid expenses	9,825	17,170
Other current assets	310	2,142

Total current assets	114,215	109,675

Property and equipment
Computer software and hardware	68,474	62,875
Leasehold improvements	25,389	24,321
Furniture, fixtures and other equipment	4,239	2,942
Accumulated depreciation	(49,761)	(30,997)

Property and equipment, net	48,341	59,141

Intangible assets, net	151,918	183,819
Goodwill	394,167	395,062
Other assets	1,739	1,980

Total assets	$710,380	$749,677

Current liabilities
Current portion of long-term debt, net	$12,355	$4,096
Accounts payable and accrued expense	41,135	44,002
Current portion of contingent consideration	—	2,380
Deferred revenue	4,160	4,722

Total current liabilities	57,650	55,200

Long-term debt, net	413,064	425,446
Deferred tax liabilities	6,075	12,761
Other liabilities	4,635	1,284

Total liabilities	481,424	494,691

Stockholders’ equity
Common stock
$0.01 par value, shares authorized—5,000,000; shares issued and outstanding—3,681,979 and 3,268,718 as of December 31, 2018 and December 31, 2017, respectively	37	33
Additional paid-in capital	372,283	330,931
Stock subscription receivable	—	(1,350)
Treasury stock	(2,406)	(2,319)
Accumulated deficit	(147,954)	(80,175)
Accumulated other comprehensive income	6,996	7,866

Total stockholders’ equity	228,956	254,986

Total liabilities and stockholders’ equity	$710,380	$749,677

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share amounts)

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Revenues	$296,282	$281,184	$104,879
Cost of revenues	159,617	154,082	50,949

Gross profit	136,665	127,102	53,930

Operating expenses
General and administrative	54,633	57,698	22,822
Research and development	7,100	7,932	2,591
Sales and marketing	58,273	44,623	12,318
Change in fair value of contingent consideration	—	(1,640)	(7,632)
Depreciation and amortization	41,519	43,525	15,083

Total operating expenses	161,525	152,138	45,182

(Loss) Income from operations	(24,860)	(25,036)	8,748

Other expenses
Other expense	29	625	210
Loss on extinguishment of debt	—	—	3,209
Interest expense	46,591	43,109	9,592

Loss before income taxes	(71,480)	(68,770)	(4,263)
Income tax (benefit) provision	(3,741)	3,448	(1,881)

Net loss	$(67,739)	$(72,218)	$(2,382)

Other comprehensive income (loss), net of tax
Foreign currency translation	(870)	7,875	(9)

Total other comprehensive income (loss), net of tax	(870)	7,875	(9)

Comprehensive loss	$(68,609)	$(64,343)	$(2,391)

Net loss per share—basic and diluted	$(19.48)	$(23.51)	$(1.12)

Weighted average shares outstanding—basic and diluted	3,477,752	3,071,256	2,117,951

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except for share amounts)

	Common Stock Issued		Additional paid-in capital	Treasury Stock	Stock subscription receivable	Accumulated deficit	Accumulated other comprehensive (loss) income	Total
	Shares	Amount
Balance as of December 31, 2015	2,059,256	$21	$205,926	$—	$—	$(5,575)	$—	$200,372
Issuance of common stock	1,012,795	10	100,535	—	—	—	—	100,545
Share based compensation	—	—	1,169	—	—	—	—	1,169
Foreign exchange translation	—	—	—	—	—	—	(9)	(9)
Repurchases of treasury stock	(22,983)	—	—	(2,319)	—	—	—	(2,319)
Net loss	—	—	—	—	—	(2,382)	—	(2,382)

Balance as of December 31, 2016	3,049,068	31	307,630	(2,319)	—	(7,957)	(9)	297,376
Issuance of common stock	199,650	2	19,963	—	—	—	—	19,965
Share based compensation	6,500	—	1,988	—	—	—	—	1,988
Foreign exchange translation	—	—	—	—	—	—	7,875	7,875
Stock subscription receivable	13,500	—	1,350	—	(1,350)	—	—	—
Net loss	—	—	—	—	—	(72,218)	—	(72,218)

Balance as of December 31, 2017	3,268,718	33	330,931	(2,319)	(1,350)	(80,175)	7,866	254,986
Issuance of common stock	407,635	4	39,187	—	—	—	—	39,191
Share based compensation	6,500	—	2,125	—	—	—	—	2,125
Foreign exchange translation	—	—	—	—	—	—	(870)	(870)
Stock subscription receivable	—	—	—	—	1,350	—	—	1,350
Repurchases of treasury stock	(874)	—	—	(87)	—	—	—	(87)
Adoption of new accounting principle	—	—	40	—	—	(40)	—	—
Net loss	—	—	—	—	—	(67,739)	—	(67,739)

Balance as of December 31, 2018	3,681,979	$37	$372,283	$(2,406)	$—	$(147,954)	$6,996	$228,956

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Operating activities
Net loss	$(67,739)	$(72,218)	$(2,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	54,749	54,801	16,083
Non-cash interest	4,564	4,316	1,730
Stock-based compensation	2,125	1,988	1,169
Provision for losses on accounts receivable	2,226	2,439	1,182
Deferred income taxes	(6,686)	2,482	(2,563)
Loss on extinguishment of debt	—	—	3,209
Change in fair value of contingent consideration	—	(1,640)	(7,632)
Changes in operating assets and liabilities:
Accounts receivable	(12,126)	(5,962)	(1,498)
Prepaid expenses and other assets	9,864	(1,988)	332
Accounts payable and accrued expenses	1,540	12,063	6,308
Deferred revenue	(459)	1,034	(131)

Net cash flows from operating activities	(11,942)	(2,685)	15,807

Investing activities
Cash payment to effect acquisition, net of cash	—	—	(414,072)
Purchases of property and equipment	(12,387)	(20,600)	(9,658)

Net cash used in investing activities	(12,387)	(20,600)	(423,730)

Financing activities
Revolving credit facility—draws	21,000	22,000	—
Revolving credit facility—repayments	(21,000)	(22,000)	—
Payments for capital lease obligations	(544)	(1,743)	—
Debt acquisition costs	—	—	(13,559)
Proceeds long term debt, net of original issue discount	—	—	446,850
Payments on long-term debt	(8,500)	(8,500)	(100,000)
Issuance of common stock	40,541	19,965	100,545
Treasury share repurchases	(87)	—	(2,319)
Payments of contingent consideration	(2,380)	(830)	(248)

Net cash provided by financing activities	29,030	8,892	431,269

Effect of foreign exchange rates	(158)	1,518	—
Net increase (decrease) in cash	4,543	(12,875)	23,346
Cash at beginning of period	18,896	31,771	8,425

Cash at end of period	$23,439	$18,896	$31,771

Supplemental disclosure:
Cash paid for interest	$41,596	$35,193	$5,627

Income taxes paid, net of refunds	$1,229	$1,011	$181

Significant noncash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$489	$240	$800

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies

Organization

LD Topco, Inc., a Delaware corporation organized on November 20, 2015 (“LD Topco,” d/b/a KLDiscovery), together with its wholly-owned subsidiaries (collectively, the “Company”) provide technology-based litigation support solutions and services including computer e-discovery, data hosting, and managed document review predominantly to top law firms, corporations and government agencies. The majority of the Company’s current business is derived from these services. The Company’s headquarters is located in McLean, Virginia and has 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. The Company is majority owned by private investment funds managed by The Carlyle Group (“Carlyle”).

Principles of consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of LD Topco, Inc. and all its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Although actual results could differ from those estimates, management does not believe that such differences would be material.

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets, and other long-lived assets, the impairment of goodwill, the valuation and realization of deferred income taxes, the fair value of the Company’s common stock and stock option awards, and acquisition-related contingent consideration.

Segments, concentration of credit risk and major customers

The Company operates in one business segment, providing technology-based litigation support solutions and services.

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with a banking institution where the balances, at times, exceed federally insured limits. Management believes the risks associated with these deposits are limited.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses. As of and for the years ended December 31, 2018 and 2017, the Company did not have a single customer that represents more than ten percent (10%) or more of its consolidated revenues or accounts receivable. The Company believes that the geographic and industry diversity of the Company’s customer base throughout the U.S. and internationally minimizes the risk of incurring material losses due to concentrations of credit risk. Our foreign revenues, principally from businesses in the UK and Germany, totaled approximately $62.2 million in 2018, $61.1 million in 2017 and $3.1 million in 2016. Our long-lived assets in foreign countries, principally in the UK and Germany, totaled approximately $20.6 million at December 31, 2018 and $14.6 million at December 31, 2017.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

Foreign currency

Results of operations for the Company’s non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on the Company’s Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

Cash, cash equivalents, and restricted cash

The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.

As of December 31, 2018 and 2017, $0.1 million and $0.5 million, respectively, of cash was pledged as collateral with Bank of America for credit cards issued to Company employees.

Accounts receivable

Accounts receivable are recorded at original invoice amount less an estimate for doubtful receivables based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

A rollforward of the allowance for doubtful accounts is presented below (in thousands):

Balance at December 31, 2016	$2,126
Charged to/reversed from expense	2,438
Charged to/from other accounts	—
Deductions (write offs)	(382)

Balance at December 31, 2017	$4,182
Charged to/reversed from expense	2,226
Charged to/from other accounts	—
Deductions (write offs)	(844)

Balance at December 31, 2018	$5,564

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

Computer software, property and equipment

Computer software, property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Computer software and hardware	3 to 5 years
Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and other equipment	3 to 5 years

Gains or losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Costs for replacements and betterments are capitalized, while the costs of maintenance and repairs are expensed as incurred. Property under capital leases are depreciated using the straight-line method over the lease term.

Depreciation expense totaled $24.7 million, $24.8 million and $5.5 million for the years ended December 31, 2018, 2017 and 2016, respectively, and includes amortization of assets recorded under capital leases.

Internal-use software development costs

As required by ASC Subtopic 350-40, Internal – Use Software (ASC 350-40), the Company capitalizes certain internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditure will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis. The Company’s estimated useful life of capitalized software costs varies between three and five years, depending on management’s expectation of the economic life of various software. Capitalized software depreciation costs are recorded as a component of cost of revenue.

Capitalized software costs are reflected as part of the “Intangible assets, net line” in the Company’s Consolidated Balance Sheets and totaled $7.6 million and $7.8 million, net of accumulated amortization, as of December 31, 2018 and 2017, respectively.

Intangible assets and other long-lived assets

The Company evaluates the recoverability of its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the fair value of the asset compared to its carrying amount. No impairment losses were recognized in the accompanying consolidated financial statements.

Amortization expense totaled $30.0 million, $29.9 million and $10.5 million for the years ended December 31, 2018, 2017 and 2016, respectively; $13.2 million, $11.3 million and $1 million of which was classified as part of the “Cost of revenues” line in the Company’s Consolidated Statements of Comprehensive Loss.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

Business Combinations

The Company allocates the purchase price of an acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company recognizes as goodwill the amount by which the purchase price of an acquired entity exceeds the net of the fair values assigned to the assets acquired and liabilities assumed. In determining the fair values of assets acquired and liabilities assumed, the Company uses various recognized valuation methods including the income and market approaches. Further, the Company makes assumptions within certain valuation techniques, including discount rates, royalty rates, and the amount and timing of future cash flows. The Company records the net assets and results of operations of an acquired entity in the financial statements from the acquisition date. The Company initially performs these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under its supervision, where appropriate, and make revisions as estimates and assumptions are finalized. The Company expenses acquisition-related costs as they are incurred.

Goodwill

Goodwill represents the excess of the total consideration paid over identified intangible and tangible assets of the Company and its acquisitions. The Company tests its goodwill for impairment at the reporting unit level on an annual basis on October 1, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the October 1 testing date the Company determined there is one entity-wide reporting unit.

In January 2017, Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-04 which simplifies the subsequent measurement of goodwill to eliminate Step 2 from the goodwill impairment test, removing the need to determine the implied fair value of goodwill and comparing it to the carrying amount of that goodwill to measure the impairment loss, if any. The Company has early adopted ASU 2017-04 during the fourth quarter of 2017.

Goodwill impairment exists when the estimated fair value of the reporting unit is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced by the excess through an impairment charge recorded in the Company’s statements of operations. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis.

The fair value of each reporting unit is estimated using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business combinations. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on the Company’s best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans and recent operating performance. The carrying value of each reporting unit includes the assets and liabilities employed in its operations and goodwill.

Accordingly, the Company has not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill resulting from the annual impairment test.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

The following table provides a rollforward of the carrying amount of goodwill (in thousands):

Balance at December 31, 2016	$388,353
Measurement period adjustments	3,497
Foreign currency translation	3,212

Balance at December 31, 2017	395,062
Foreign currency translation	(895)

Balance at December 31, 2018	$394,167

Debt issuance costs

Debt issuance costs are stated at cost, net of accumulated amortization, and are amortized over the term of the debt using both the straight-line and the effective yield methods. U.S. GAAP requires that the effective yield method be used to amortize debt acquisition costs; however, if the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method, the straight-line method may be used. The amortization for funded term debt is calculated according to the effective yield method and revolving and unfunded term debt is calculated according to the straight-line method. Debt issuance costs related to funded term debt is presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts or premiums. Debt issuance costs related to revolving and unfunded term debt is presented in the Consolidated Balance Sheets within “Other (current) assets.”

Revenue recognition

The Company recognizes revenue when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is reasonably assured. Deferred revenue represents revenues collected but not earned as of December 31st. Any taxes assessed on revenues relating to services provided to the Company’s clients are recorded on a net basis.

The Company’s revenues are primarily derived from contracts to provide services each month including; collection and forensic services, processing, document review services and hosting fees based on the amount of data stored. The Company bills its customers monthly in arrears for services provided. For these contractual arrangements, the Company has identified each deliverable service element. Based on an evaluation of each element, the Company has determined that each element delivered has standalone value to its customers because the Company or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in the Company’s multiple element case and document management arrangements qualify as a separate unit of accounting. The Company allocates revenue to the various units of accounting in its arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

The Company enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. The Company uses a hierarchy to

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

determine the fair value to be used for allocating revenue to elements: vendor-specific objective evidence of fair value (“VSOE”), third-party evidence and best estimate of selling price (“BESP”). For software elements, the Company follows the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where the Company does not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. The Company’s process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Share-based compensation

The Company measures and recognizes compensation expense for all share-based awards to employees based on estimated grant date fair values on a straight-line basis over the requisite service period. The Company uses the Black-Scholes valuation model, depending on terms, facts and circumstances of each share-based award.

Advertising

Advertising costs consist of marketing, advertising through print and other media, professional event sponsorship and public relations. These costs are expensed as incurred. Advertising costs totaled $7.4 million, $7.2 million and $1.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. Advertising costs are reflected within “Sales and marketing” in the accompanying Consolidated Statements of Comprehensive Loss.

Research and development expense

Costs incurred in the research and development of the Company’s technologies primarily consist of developer salaries. Research and development expenses were $7.1 million, $7.9 million and $2.6 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Income taxes

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Excess tax benefits and tax deficiencies are recognized in the income tax provision in the period in which they occur.

The Company records a valuation allowance when it determines, based on available positive and negative evidence, that it is more-likely-than-not that some portion, or all its deferred tax assets will not be realized. The Company determines the realizability of its deferred tax assets primarily based on the reversal of existing taxable temporary differences and projections of future taxable income (exclusive of reversing temporary differences and carryforwards). In evaluating such projections, the Company considers its history of profitability, the competitive

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

environment, and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.

For certain tax positions, the Company uses a more-likely-than-not threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2018, and December 31, 2017 respectively, the Company is not aware of any material uncertain tax positions requiring adjustment to or disclosure in the financial statements.

Net Loss per Common Share

Basic net loss per common share is determined by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is determined by dividing net loss by the weighted average number of common shares outstanding during the year, plus the dilutive effect of common stock equivalents, including stock options and restricted shares. Common stock and common stock equivalents included in the computation represent shares issuable upon assumed exercise of outstanding stock options and release of restricted shares, except when the effect of their inclusion would be antidilutive.

Recent accounting pronouncements

The Company adopted on January 1, 2018 ASU 2016-09, Compensation – Stock Compensation (Topic 718) (ASU 2016-09). This ASU provides amended guidance which simplifies the accounting for share-based payment transactions involving multiple aspects of the accounting for share-based transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company now recognizes forfeitures of stock options as they occur. The impact of the adoption of ASU 2016-09 was $0.04 million which was not material to the Company’s consolidated financial statements.

The Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for nonpublic business entities for fiscal years beginning after December 15, 2017, and interim periods within those years, and will be applied using a retrospective transition method to each period presented. The Company adopted this standard effective January 1, 2018. Amounts described as restricted cash are included with cash and cash equivalents when reconciling the beginning-of-year and end-of-year amounts presented on the statements of cash flows. The adoption of ASU 2016-18 did not have a material impact on the Company’s consolidated financial statements.

Accounting Standards Not Yet Adopted

In connection with the proposed transaction with Pivotal (see Note 16), the Company will elect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and take

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

advantage of the extended transition period of delaying the adoption of new or revised accounting standards until such time as those standards apply to private companies. This may make the comparison of the Company’s consolidated financial statements to other public companies not meaningful due to the differences in accounting standards being applied.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. This standard is effective for the Company beginning January 1, 2020 and the Company is currently evaluating the impact that ASU 2016-02 will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of Topic 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Topic 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation, among others.

The Company will adopt Topic 606 (as amended) in its annual Financial Statements for the year ended 12/31/2019. The Company is using a comprehensive approach to evaluate the impact of the new standard on our accounting policies, processes, and systems to identify potential differences that would result from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and accounting treatment of costs to obtain and fulfill contracts.

The Company has established a cross-functional implementation team and will utilize a bottom-up approach to analyze the impact of the standard on its arrangements by reviewing the current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to its revenue contracts.

The Company has progressed with its project plan for adopting this standard, including gathering and evaluating the inventory of its revenue streams. The Company continues to evaluate the potential impact on its accounting policies, internal control processes including system readiness and the related disclosures that will be required under the new guidance.

The update may be applied using one of two methods: retrospective application to each prior reporting period presented, or retrospective application, with the cumulative effect of initially applying the update recognized at the date of initial application. The Company is currently evaluating the transition method that will be elected and the impact of the update on its consolidated financial statements and disclosures.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 1 – Organization, business and summary of significant accounting policies (continued)

In October 2016, the FASB issued ASU “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” (Topic 740). ASU 2016-16 requires companies to recognize the income tax effects of intercompany sales of assets other than inventory when the transfer occurs. This standard was effective for the Company beginning January 1, 2019 and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires customers in a hosting arrangement that is a service contract to follow existing internal-use software guidance to determine which implementation costs to capitalize and which costs to expense. Under this model, customers would need to determine the nature of the implementation costs and the project stage in which they are incurred to determine which costs to capitalize or expense. Customers would be required to amortize the capitalized implementation costs over the term of the hosting arrangement, which might extend beyond the noncancelable period if there are options to extend or terminate. ASU 2018-15 specifies the financial statement presentation of capitalized implementation costs and related amortization in addition to required disclosures for material capitalized implementation costs related to hosting arrangements that are service contracts. The standard is effective for interim and annual periods beginning January 1, 2020. Early adoption is permitted. Entities can choose to adopt this guidance prospectively to eligible costs incurred on or after the date the guidance is first applied, or to adopt the guidance retrospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations, and cash flows.

Note 2 – Acquisitions

Kroll Ontrack, LLC

On December 9, 2016, the Company paid $413.2 million, net of cash acquired, to complete the acquisition of Kroll Ontrack, LLC, a global provider of eDiscovery and data recovery solutions. Total consideration agreed to be paid at the time of the acquisition was as follows (in thousands):

Cash paid at acquisition close date	$420,117
Working capital adjustment	493

Total purchase consideration	$420,610

During the year ended December 31, 2017, the Company made various adjustments to its preliminary purchase price allocation as reported for the year ended December 31, 2016. These changes were primarily driven by the Company recording valuation adjustments to certain preliminary estimates of fair values. Measurement period adjustments include the following: (1) $1.2 million decrease of accounts receivable; (2) $3.0 million decrease in intangible assets primarily arising from a decrease in the preliminary fair value of acquired internal-use software and leasehold improvements; $6.4 million increase of deferred tax liability, net of deferred tax assets of $0.8 million; (3) a $0.2 million adjustment related to certain reclassifications of property and equipment and working capital accounts; and (4) $0.4 million adjustment to deferred revenue primarily related to a valuation adjustment for certain service contracts taking into account continuing performance obligations.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 2 – Acquisitions (continued)

In accordance with ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, during the year December 31, 2017, the Company continued to refine its fair value assessment of assets acquired and liabilities assumed. Measurement period adjustments recognized during the year ended December 31, 2017 did not materially impact previously reported results from operations or net loss for the year ended December 31, 2016.

The estimated fair value of assets acquired and liabilities assumed as of the date of the acquisition is as follows (in thousands):

Cash	6,870
Accounts receivable	39,347
Other assets	12,405
Other long term assets	1,535
Property and equipment	52,196
Trade name/trademarks	45,190
Developed technology	30,490
Customer relationships	52,030
Accounts payable	(5,848)
Accrued expenses	(10,151)
Deferred revenue	(2,032)
Other liabilities	(1,767)
Deferred tax liability, net	(7,749)
Other long term liabilities	(1,827)
Goodwill	209,921

Total purchase price	$420,610

Goodwill, which is deductible for tax purposes, represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired from Kroll Ontrack, LLC. The goodwill of $209.9 million is primarily attributed to the specialized workforce and expected synergies, including future cost efficiencies and other benefits that are expected to be generated through integration of Kroll Ontrack, LLC.

Identifiable intangible assets are comprised of customer relationships, technology, and trademarks and tradenames. Amortization of the identifiable intangible assets is calculated on a straight-line basis over the following estimated useful lives of the assets:

Trademarks and tradenames	10 years
Developed technology	4 to 7 years
Customer relationships	3 to 14 years

The Company incurred and recognized $3.1 million of acquisition related costs that were expensed in 2016. These costs are included as part of general and administrative expenses in the accompanying Consolidated Statements of Comprehensive Loss.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 3 – Fair value measurements

The Company accounts for recurring and non-recurring fair value measurements in accordance with ASC 820, Fair Value Measurements. ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 – Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

Level 2 – Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

Level 3 – Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity – e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires significant judgments to be made by the Company.

The Company believes that the fair values of its current assets and current liabilities (cash, accounts receivable, accounts payable, and other current liabilities) approximate their reported carrying amounts.

The Company estimates the fair value of contingent purchase consideration based on the present value of the consideration expected to be paid during the remainder of the earn-out period, based on management’s assessment of the acquired operations’ forecasted earnings. This fair value measure is based on significant inputs not observed in the market and thus represents a Level 3 measurement. The fair value of future expected acquisition-related contingent consideration obligations was $2.4 million at December 31, 2017. As of December 31, 2018, all acquisition related contingent consideration was fully paid.

The significant unobservable inputs used in the fair value measurements of the Company’s contingent purchase consideration include its measures of the future profitability and related cash flows of the acquired business or assets, impacted by appropriate discount rates. Significant increases (decreases) in any of these individual inputs would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumptions used for the discount rates is indirectly proportional to the fair value of contingent purchase consideration and a change in the assumptions used for the future cash flows is directly proportional to the fair value of contingent purchase consideration. The Company, using additional information as it becomes available, reassesses the fair value of the contingent purchase consideration on an annual basis.

Any change in the fair value of contingent consideration liability results in a remeasurement gain or loss that is recorded as income or expense, respectively, and is included in “Change in fair value of contingent consideration” on the Consolidated Statements of Comprehensive Loss.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 3 – Fair value measurements (continued)

For the years ended December 31, 2017 and 2016, the Company recorded a gain of $1.6 million and $7.6 million, respectively, related to the change in fair value of future contingent consideration payments. This change was primarily driven by business results in the current period as well as expected results during the remainder of the earn-out period.

The following table provides a reconciliation of liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2018 and 2017 (in thousands):

Balance at December 31, 2016	$4,850
Payment of contingent consideration	(830)
Change in fair value of contingent consideration	(1,640)

Balance at December 31, 2017	2,380
Payment of contingent consideration	(2,380)
Change in fair value of contingent consideration	—

Balance at December 31, 2018	$—

Management estimates the carrying amount of the Company’s long-term debt approximates its fair value because the interest rates on these instruments are subject to changes in market interest rates or are consistent with prevailing interest rates.

Note 4 – Intangible assets

Intangible assets consist of the following (in thousands):

Description	Weighted Average Remaining Useful Life in Years	December 31, 2018	December 31, 2017
Trademark and tradenames	7.4	$66,219	$67,297
Accumulated amortization		(14,340)	(7,148)

Trademark and tradenames, net		51,879	60,149

Developed technology	3.4	52,891	52,891
Accumulated amortization		(23,264)	(13,497)

Developed technology, net		29,627	39,394

Non-compete agreements	1.5	1,402	1,402
Accumulated amortization		(992)	(820)

Non-compete agreements, net		410	582

Customer relationships	7.3	94,285	94,892
Accumulated amortization		(31,922)	(19,000)

Customer relationships, net		62,363	75,892

Intangible assets, net of amortization		$144,279	$176,017

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 4 – Intangible assets (continued)

Future amortization of intangible assets is as follows (in thousands):

December 31,	Amount
2019	$29,738
2020	26,812
2021	22,506
2022	18,626
2023	13,653
Thereafter	32,944

Total	$144,279

Note 5 – Accrued expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2018	2017
Accrued expenses:
Accrued interest	$5,783	$5,652
Accrued salaries	16,222	14,042
Current taxes payable	327	5,623
Other accrued expenses	2,109	4,284

Total	$24,441	$29,601

Note 6 – Leasing arrangements

The Company leases office space and certain equipment under operating and capital lease agreements, expiring in various years through 2027. Certain leases contain annual rent escalation clauses.

Rent expense totaled $13.0 million, $10.3 million and $3.3 million for the years ended December 31, 2018, 2017 and 2016, respectively.

The amortization expense recorded for capital leases totaled $0.4 million for the year ended December 31, 2018. There were no capital leases for the years ended December 31, 2017 and 2016.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 6 – Leasing arrangements (continued)

For years subsequent to December 31, 2018, future minimum payments for all operating and capital lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income from subleases are as follows (in thousands):

December 31,	Capital Leases	Operating Leases
2019	$631	$10,625
2020	631	9,841
2021	631	6,970
2022	542	5,709
2023	69	5,290
Thereafter	—	9,416

Total	$2,504	$47,851

Less interest on lease obligations	(361)

Net Amount	$2,143

Note 7 – Long term debt

The table below summarizes the components of the Company’s long-term debt (in thousands):

	December 31,
	2018	2017
Term loan due 2021	$—	$—
First lien facility due 2022	323,000	331,500
Second lien facility due 2023	125,000	125,000

Total debt	448,000	456,500
Less: unamortized original issue discount	(13,043)	(15,563)
Less: unamortized debt issuance costs	(9,538)	(11,395)

Total debt, net	425,419	429,542

Current portion of debt	17,000	8,500
Less: current portion of unamortized original issue discount	(2,678)	(2,536)
Less: current portion of unamortized debt issuance costs	(1,967)	(1,868)

Total current portion of debt, net	12,355	4,096

Total long term debt, net	$413,064	$425,446

2016 Credit Agreement

On December 9, 2016, LD Topco entered into a Credit Agreement with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (“First Lien Facility”) and $125.0 million (“Second Lien Facility”) mature on December 9, 2022 and December 9, 2023, respectively.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 7 – Long term debt (continued)

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter beginning on March 31, 2017 of $2.1 million. Quarterly principal payments increase to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At December 31, 2018, the balance due was $323.0 million with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.61463%.

The Second Lien Facility requires a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At December 31, 2018, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.61463%.

The First and Second Lien Facilities are secured by substantially all the Company’s assets and contain financial covenants. As of December 31, 2018, the Company was in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the fiscal year ending December 31, 2016, in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, as defined in the agreement. There were no mandatory prepayments with respect to the 2018 and 2017 fiscal years.

Revolver

The 2016 Credit Agreement also provides for unfunded revolver commitment for borrowing up to $30.0 million, maturing December 9, 2021. Borrowings under the revolver commitment may be limited by certain financial covenants of the Credit Agreement including the First Lien Net Leverage Ratio. The Company may draw up to $30.0 million, on a term loan basis, with an adjustable interest rate of 5.375%, 5.625%, or 5.875% based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR. No amounts were outstanding under the revolving loan as of December 31, 2018.

As of December 31, 2018, there was approximately $28.7 million available capacity for borrowing under the revolving loan commitment.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 7 – Long term debt (continued)

Future principal payments relating to the term loan facilities are (in thousands):

December 31,	Amount
2019	$17,000
2020	17,000
2021	17,000
2022	272,000
2023	125,000
Thereafter	—

Total	$448,000

The initial term loan borrowings related to the 2016 Credit Agreement were issued at an original issue discount of $11.9 million and $6.3 million for the First Lien Facility and Second Lien Facility, respectively. The original issue discount is amortized using the effective yield method over the respective term of each facility. Accretion of the original issue discount totaled $2.5 million, $2.4 million and $0.2 million during the years ended December 31, 2018, 2017 and 2016. Amortization is recorded as interest expense in the accompanying Consolidated Statements of Comprehensive Loss.

LD Topco incurred term loan facilities and revolver closing fees related to the 2016 Credit Agreement of $13.6 million. The term loan facilities and revolver closing fees were deferred on December 9, 2016, along with fees of $0.6 million related to the 2016 Credit Agreement and are amortized over their respective terms. Amortization of debt issuance costs totaled $1.8 million, $1.9 million and $0.2 million during the years ended December 31, 2018, 2017 and 2016, respectively. Amortization is recorded as interest expense in the accompanying Consolidated Statements of Comprehensive Loss.

The future amortization of debt issuance costs and original issue discount related to the 2016 Credit Agreement and the revolver are as follows (in thousands):

December 31,	Amount
2019	$4,645
2020	4,953
2021	5,274
2022	5,656
2023	2,053

Total	$22,581

Note 8 – Employee benefit plan

The Company’s 401(k) plan covers employees who are at least 21 years of age, have completed one year of employment and worked a minimum of 1,000 hours. Employees may elect to defer a percentage of their salary up to the maximum allowed under the Internal Revenue Service Code. The Company makes matching contributions to its 401(k) plan equal to 100% of the first 3% of salary deferred plus 50% of the next 2% of an employee’s contribution for a total maximum Company match of 4% of the salary deferred by the employee, subject to Internal Revenue Service Code limitations. Contributions to the 401(k) plan were $2.8 million, $3.0 million and $0.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 9 – Equity incentive plan

On March 29, 2016, the Company adopted the 2016 Equity Incentive Plan (as amended, the “2016 Plan”) under which eligible employees, officers, directors and consultants of the Company may be granted incentive or non-qualified stock options, restricted stock, restricted stock units, or other stock-based awards, including shares of common stock. The 2016 Plan expires in March 2026. As of December 31, 2018, 603,829 shares of Common Stock were reserved under the 2016 Plan. As of December 31, 2018, 173,849 shares of common stock remained available for issuance.

Stock option activity

The following table summarizes the Company’s stock option activity under the 2016 Plan:

Description	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2017	410,310	$100	8.8	$—
Granted	84,270	100
Forfeited	(74,255)	100
Expired	(8,845)	100

Balance at December 31, 2018	411,480	$100	8.3	$—

Vested and expected to vest	205,740	$100	8.3	$—

Exercisable	50,566	$100	7.7	$—

(1)

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. There were no in-the-money options as of December 31, 2018 and 2017.

No stock options were exercised during the years ended December 31, 2018 and 2017.

The following table summarizes additional information on stock option grants and vesting (in thousands):

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Total fair value of stock options granted	$3,473	$13,132	$6,527
Total fair value of options vested	1,924	1,506	—

Time-based vesting stock options

Time-based vesting stock options generally vest over a five-year period, are subject to graded vesting schedules, and expire ten years from the date of grant or within 90 days of termination. The weighted-average fair value per share of time-based vesting stock options granted by us was $41.20, $40.05 and $36.08 during the years ended December 31, 2018, 2017 and 2016, respectively.

For the years ended December 31, 2018, 2017 and 2016, the Company recognized $1.5 million, $1.3 million and $0.6 million of stock-based compensation expense in connection with time-based stock options, respectively. As

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 9 – Equity incentive plan (continued)

of December 31, 2018, there was $5.7 million of unrecognized stock-based compensation expense related to unvested time-based stock options that is expected to be recognized over a weighted-average period of 3.7 years.

Performance-based vesting stock options

Performance-based vesting stock options generally vest upon the satisfaction of performance- and market-based criteria, based on the Principal Stockholders’ (as defined in the 2016 Plan) internal rate of return on their investment in the Company as measured following their sale of at least 70% of the Principal Stockholders total holdings in the Company, and expire ten years from the date of grant. The weighted-average fair value per share of performance-based vesting stock options granted by us was $41.20, $40.05 and $36.08 during the years ended December 31, 2018, 2017 and 2016, respectively.

As of December 31, 2018, no stock-based compensation expense had been recognized for stock options with performance-based vesting conditions due to a qualifying event for the awards’ performance-based vesting component not being considered probable as of that date. The total unrecognized stock-based compensation expense relating to these awards was $8.0 million as of December 31, 2018.

Award Valuation

The Company used valuation models to value both time and performance-based vesting stock options granted during 2018 and 2017. The following table summarizes the assumptions used in the valuation models to determine the fair value of awards granted to employees and non- employees under the 2016 Plan:

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Expected volatility	35.51 – 36.39%	35.72 – 36.31%	33.05 – 33.18%
Expected term (in years)	6.5	6.5	6.5
Dividend yield	0%	0%	0%
Risk free interest rate	2.59 – 2.89%	1.93 – 2.27%	1.35 – 1.52%

A discussion of management’s methodology for developing each of the assumptions used in the valuation model follows:

•

Expected volatility – Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses an estimated volatility based on the historical and implied volatilities of comparable companies.

•

Expected term – This is the period that the options granted are expected to remain unexercised. For options granted during the years ended December 31, 2018, 2017 and 2016, the Company derived the expected life of the option based on the average midpoint between vesting and the contractual term as there is little exercise history.

•	Dividend yield – The Company has never declared or paid dividends and have no plans to do so in the foreseeable future.

•	Risk-free interest rate – This is the U.S. Treasury rate for securities with similar terms that most closely resembles the expected life of the option.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 9 – Equity incentive plan (continued)

Stock award activity

During the years ended December 31, 2018, 2017 and 2016, the Company granted to certain non- employee directors 6,500, 6,500 and 5,500 stock awards, respectively. These stock awards were issued to non-employee directors in satisfaction of their annual retainer payments and are not subject to any vesting conditions, and thus became issued and outstanding shares on the grant date. Accordingly, the Company recognized the grant-date fair value of the stock awards of $0.6 million, $0.7 million and $0.6 million as stock-based compensation expense concurrent with the grant date of the awards during the years ended December 31, 2018, 2017 and 2016, respectively.

Stock-based compensation expense

Stock-based compensation expense is included in the Consolidated Statements of Comprehensive Loss within the following line items (in thousands):

	Year ended December 31,
	2018	2017	2016
Cost of revenues	$869	$844	$312
General and administrative	1,023	886	706
Research and development	14	14	14
Sales and marketing	219	244	137

Total	$2,125	$1,988	$1,169

Restricted stock units

Certain employees may be eligible to receive restricted stock unit awards in the event of an IPO (as defined in the respective employment agreements) with a market value equal to the greater of (1) $3.5 million or (2) an amount determined using a formula-based model (as defined in the respective employment agreements), as of the date of such grants.

Note 10 – Equity

The Company is authorized to issue up to five million (5,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”). Each holder of Common Stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The holders of the Common Stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the Company’s Board of Directors may from time to time determine. In the event of any liquidation, dissolution or winding up of LD Topco, the assets of LD Topco shall be distributed ratably among the holders of the then outstanding Common Stock.

During 2018, the Company issued 407,635 shares of common stock in exchange for $39.2 million.

During 2017, the Company issued 213,150 shares of common stock in exchange for $21.3 million, of which $1.3 million was received subsequent to December 31, 2017. The Company recorded a subscription stock receivable of $1.3 million as of December 31, 2017, which was paid in 2018.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 11 – Earnings (loss) per share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing the net earnings (loss) for the fiscal year by the weighted-average number of common shares outstanding during the period. Due to the Company’s net loss for the years ended December 31, 2018 and 2017, all potential common stock equivalents were anti-dilutive.

The following table summarizes basic and diluted earnings (loss) per share or the years ended December 31, 2018, 2017 and 2016 (in thousands, except per share amounts).

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Basic and diluted loss per share:
Net loss	$(67,739)	$(72,218)	$(2,382)

Weighted average common shares outstanding – basic	3,477,752	3,071,256	2,117,951
Dilutive effect of potentially issuable shares	—	—	—

Weighted average common shares outstanding – diluted	3,477,752	3,071,256	2,117,951

Basic loss per share	$(19.48)	$(23.51)	$(1.12)
Dilutive effect of potentially issuable shares	—	—	—

Diluted loss per share	$(19.48)	$(23.51)	$(1.12)

Common share equivalents excluded due to anti-dilutive effect	—	—	—

Note 12 – Foreign currency

The Company had immaterial foreign currency losses that are reflected in “Other expense” on the Company’s Consolidated Statements of Comprehensive Loss for years December 31, 2018, 2017 and 2016, respectively. Transaction gains and losses, both realized and unrealized, relate to the remeasurement or settlement of monetary assets and liabilities that are denominated in a currency other than an entity’s functional currency. These monetary assets and liabilities include cash as well as third party receivables and payables.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 13 – Income taxes

The components of income tax expense for the years ended December 31, 2018, 2017 and 2016 are presented below (in thousands):

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Current
Federal	$—	$—	$—
State	—	42	303
Foreign	2,808	924	379
Deferred
Federal	(4,049)	2,555	393
State	49	1,298	(2,963)
Foreign	(2,549)	(1,371)	7

Total income tax (benefit) provision	$(3,741)	$3,448	$(1,881)

The actual income tax expense amounts for the years ended December 31, 2018, 2017 and 2016 differed from the expected tax amounts computed by applying the U.S. federal corporate income tax rate of 21% (35% for 2017 and 2016) to the amounts of loss before income taxes as presented below (in thousands):

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Pre-tax book loss	$(71,480)	$(68,770)	$(4,263)
Tax at Federal statutory rate of 21% (2018) and 35% (2017)	(15,011)	(24,070)	(1,492)
State taxes	49	(150)	(1,842)
Foreign rate differential	(713)	(429)	(159)
Contingent consideration	(255)	(592)	(2,929)
Deferred rate change	(80)	529	(11)
TCJA impact	(7,712)	(3,321)	—
Other adjustments	1,833	3,258	57
Valuation allowance	18,148	28,223	4,495

Total income tax (benefit) provision	$(3,741)	$3,448	$(1,881)

The domestic and foreign components of loss before income taxes from continuing operations for the years ended December 31, 2018, 2017 and 2016 are as follows (in thousands):

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Domestic	$(65,356)	$(64,890)	$(4,908)
Foreign	(6,124)	(3,880)	645

Total	$(71,480)	$(68,770)	$(4,263)

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 13 – Income taxes (continued)

The tax effects of temporary differences at December 31, 2018 and 2017 are as follows (in thousands):

	Year Ended December 31, 2018	Year Ended December 31, 2017
Net operating losses and other carryforwards	$38,010	$33,103
Interest expense carryforward	9,276	—
Accrued expenses	701	1,305
Allowance for doubtful accounts	1,194	1,039
Stock-based compensation	916	528
Other	1,028	853

Deferred tax asset	51,125	36,828
Valuation allowance	(36,595)	(22,513)

Total deferred tax assets, net of valuation allowance	14,530	14,315
Property and equipment	(510)	(3,515)
Intangible assets	(19,283)	(20,769)
Prepaid expenses	(812)	(1,642)
Other	—	(1,150)

Deferred tax liability	(20,605)	(27,076)

Net deferred tax liability	$(6,075)	$(12,761)

On December 22, 2017, U.S. tax reform legislation known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. As of December 31, 2018, the Company’s accounting for the TCJA has been completed. The Company has determined the effects of certain provisions, including but not limited to: a reduction in the corporate tax rate from 35% to 21%, a limitation on the current deductibility of net interest expense in excess of 30% of adjusted taxable income (“163j interest limitation”), a limitation of net operating losses generated after 2017 to 80% of taxable income, an incremental tax (base erosion anti-abuse or “BEAT”) on excessive amounts paid to foreign related parties, and a minimum tax on certain foreign earnings in excess of 10% of the foreign subsidiaries tangible assets (global intangible low taxed income or “GILTI”). The impact of the rate change was accounted for as of December 31, 2017, the result was the Company’s net U.S. deferred tax assets (before valuation allowance) was a decreased by $7.8 million. However, due to the Company’s valuation allowance position in the U.S., the income statement impact of the rate change was an income tax benefit of $3.3 million. In 2017, taxpayers were provided a one-year measurement period to complete their accounting for income tax effects of TCJA under SAB 118. In March 2018, the Company completed its accounting for the income tax effects within the SAB 118 measurement period and recorded an additional tax benefit of approximately $4.3 million primarily related to a valuation allowance release, due to net operating losses with unlimited carryforward periods.

During 2018, the Company considered indefinite lived assets as a source of taxable income to realize $3.4 million of the 163j deferred tax asset. Given the Company’s historic revenue position and the valuation allowance recorded against its U.S. net deferred tax assets, the Company does not believe the BEAT or GILTI provisions will have a material impact on its financial statements. As part of its GILTI review, the Company has determined that it will account for GILTI income as it is generated (i.e., treat it as a period expense).

At December 31, 2018 and 2017, the Company had tax effected U.S. federal net operating loss carryforwards of approximately $29.0 million and $25.5 million, respectively. At December 31, 2018 and 2017, the Company had

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 13 – Income taxes (continued)

tax effected state net operating loss carryforwards of approximately $6.6 million and $5.2 million, respectively. At December 31, 2018 and 2017, the Company also had U.S. tax credit carryforwards of approximately $0.9 million and $0.9 million, respectively. The net operating loss and credit carryforwards, if not used, will begin to expire in 2024

The tax effected foreign net operating loss at December 31, 2018 and 2017 is approximately $1.5 million and $1.5 million, respectively, the majority of which has an unlimited carryforward period.

Under Internal Revenue Code Section 382, certain stock transactions which significantly change ownership could limit the amount of net operating loss carryforwards and credits that may be utilized on an annual basis to offset taxable income in future periods. The net operating loss carryovers earned by Renew Data Corp., prior to their acquisition by LDiscovery, LLC are subject to such limitation, which could result in the expiration of the loss carryforwards and credit carryforwards before their associated benefits are realized. In accordance with Section 382, the Company has estimated the NOL and credit carryforwards are subject to an annual limitation of approximately $1.3 million. The NOL limitation may increase approximately $13.2 million as a result of built-in gains realized during the five-year period following the ownership change.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2014. The Company is also subject to examination in various foreign jurisdictions. In material foreign jurisdictions, the statute of limitations ranges one – four years from the filing of a tax return.

No provision was made for U.S. taxes on the undistributed earnings of the foreign subsidiaries, as such earnings are considered to be permanently reinvested. Such earnings have been, and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

Valuation Allowance

As of December 31, 2018 and 2017, the Company had a valuation allowance of $36.6 million and $22.5 million, respectively, against certain deferred tax assets. The valuation allowance relates to the deferred tax assets of the Company’s U.S. entities, including federal and state tax attributes and timing differences, as well as the deferred tax assets of certain foreign subsidiaries. The increase in the valuation allowance during 2018 is primarily related to operating losses incurred during the year and the limitation on deductibility of interest expense. To the extent the Company determines that, based on the weight of available evidence, all or a portion of its valuation allowance is no longer necessary, the Company will recognize an income tax benefit in the period such determination is made for the reversal of the valuation allowance. If management determines that, based on the weight of available evidence, it is more-likely-than-not that all or a portion of the net deferred tax assets will not be realized; the Company may recognize income tax expense in the period such determination is made to increase the valuation allowance. It is possible that such reduction of or addition to the Company’s valuation allowance may have a material impact on the Company’s results from operations.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 13 – Income taxes (continued)

A summary of the deferred tax asset valuation allowance is as follows:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Beginning Balance	$22,513	$3,385
Additions	$22,636	$30,228
Reductions	(8,554)	(11,100)

Ending Balance	$36,595	$22,513

Note 14 – Severance and retention

In connection with the Company’s continued integration and realignment efforts following the 2016 acquisition of Kroll Ontrack, LLC, the Company recorded severance and retention expense during the years ended December 31, 2018 and 2017 of $1.4 and $5.1 million, respectively, comprised of employee severance and other employee-related costs associated with a reduction in workforce of 47 and 114 employees for 2018 and 2017, respectively. There was no severance and retention expense during the year ended December 31, 2016. Severance and retention expense is included in the Consolidated Statements of Comprehensive Loss as follows:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Costs of revenues	$8	$2,810
General and administrative	799	1,794
Sales and marketing	616	448

Total	$1,423	$5,052

At December 31, 2018, approximately $0.6 million remained payable.

The activity and balance of severance-related liabilities, which are recorded within Accounts payable and accrued expense in our Consolidated Balance Sheet, are as follows (in thousands):

Balance at December 31, 2016	$381
Payments	(4,362)
Expense	5,052

Balance at December 31, 2017	$1,071
Payments	(1,939)
Expense	1,423

Balance at December 31, 2018	$555

Note 15 – Commitments and contingencies

The Company is involved in various legal proceedings, which may arise occasionally in the normal course of business. While the ultimate results of such matters generally cannot be predicted with certainty, management does not expect such matters to have a material effect on the financial position and results of operations as of December 31, 2018.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018, 2017 and 2016

Note 15 – Commitments and contingencies (continued)

The Company has four letters of credit as additional security for lease guarantees as follows; $0.6 million for the location in Eden Prairie, Minnesota, $0.3 million for the location in Rutherford, NJ, $0.3 million for the location in Austin, Texas and $0.1 million for the location in Toronto, Canada.

Note 16 – Related parties

On December 22, 2015, the Company entered into a consulting agreement with Carlyle Investment Management, LLC, an affiliate of Carlyle, for advisory, consulting and other services in relation to the strategic and financial management of the Company. For each of the years ended December 31, 2018 and 2017, the Company recognized $1.0 million in management consulting fees, reflected within “General and administrative expenses” in the accompanying consolidated Statements of Comprehensive Loss. As of December 31, 2018, approximately $2.3 million remained payable.

Note 17 – Subsequent events

The Company has evaluated subsequent events through July 23, 2019, the date on which these financial statements were issued, and identified the item below for discussion

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PIVOTAL ACQUISITION CORP.,

PIVOTAL MERGER SUB CORP.,

LD TOPCO, INC.

and

CARLYLE EQUITY OPPORTUNITY GP, L.P. (SOLELY AS REPRESENTATIVE OF

THE STOCKHOLDERS OF LD TOPCO, INC.)

DATED AS OF MAY 20, 2019

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 20, 2019, by and among Pivotal Acquisition Corp., a Delaware corporation (“Parent”), Pivotal Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), LD Topco, Inc., a Delaware corporation (“Company”), and Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership, solely in its capacity as the initial Representative hereunder. The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Sub, the Company and the Representative shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (with the Company being the surviving entity of the Merger (“Surviving Corporation”)) in exchange for the Company’s stockholders receiving shares of Class A common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Merger”).

B.    The boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

C.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned subsidiary of Parent.

1.2    Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date (defined below), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after the

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satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Governing Documents. At the Effective Time,

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be that of the Company; and

(b)    the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub except that the name of the Surviving Corporation shall be that of the Company.

1.5    Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the securities of Parent or the Company, the following shall occur:

(a)    Conversion of Company Stock. Other than any shares to be canceled pursuant to Section 1.5(d), each share of common stock, par value $0.01 per share, of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”). The aggregate Per Share Merger Consideration shall be paid to the holders of Company Stock (the “Company Stockholders”) in the respective amounts set forth on Schedule 1.5(a) hereto; provided that the portion of the Per Share Merger Consideration comprised of Contingent Shares shall only become issuable in accordance with Section 1.12.

(b)    Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such shares in accordance with Section 1.12).

(c)    Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(d)    Cancellation of Treasury and Parent-Owned Stock. Each share of Company Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6    Merger Consideration Exchange Procedures.

(a)    Exchange Procedures. At the Closing, the Company Stockholders shall deliver the certificates evidencing their shares of Company Stock (the “Company Certificates”) to Parent for cancellation, or in the case

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of a lost, stolen or destroyed Company Certificate, will deliver to Parent an affidavit (and indemnity if required) in the manner provided in Section 1.7 below), together with a letter of transmittal in substantially the form attached hereto as Exhibit A (“Letter of Transmittal”), and receive in exchange therefor the Per Share Merger Consideration (other than the Contingent Shares, which shall only become issuable in accordance with Section 1.12) and the certificates representing the Company Stock shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration as prescribed by this Agreement.

(b)    Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Per Share Merger Consideration (including any Contingent Shares, if and when issued) to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing the Per Share Merger Consideration (including any Contingent Shares, if and when issued) issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares (including any Contingent Shares, if and when issued).

(c)    Transfers of Ownership. If certificates representing Merger Shares are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the Per Share Merger Consideration (including any Contingent Shares, if and when issued) in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d)    Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e)    No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7    Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Company Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition

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precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by Parent.

1.8    Tax Consequences. It is intended by the parties hereto that the Merger shall constitute reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.10    Representative. The Company has designated Carlyle Equity Opportunity GP, L.P. as the initial representative (the “Representative”) to represent the interests of the Persons entitled to receive Per Share Merger Consideration as a result of the Merger, giving consents and approvals hereunder (including amendments of this Agreement) and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of the Company prior to the Closing) shall appoint its successor. The Representative shall (a) have no liability to Parent, the Company, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Stockholder) with respect to actions taken or omitted to be taken in its capacity as the Representative, except as agreed to by the Stockholders in the Letter of Transmittal, and (b) be entitled to indemnification by the Company against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Representative (except as agreed to by the Stockholders in the Letter of Transmittal).

1.11    Outstanding Company Derivative Securities. The holders of all outstanding options, warrants and other derivative securities of the Company have executed agreements to exercise such securities prior to the Effective Time without the payment of any consideration therefor by the Company other than the issuance of Company Stock, it being the intention of the parties that the only securities of the Company outstanding on the Closing Date shall be Company Stock. Such exercises may be made contingent upon the occurrence of the Closing. Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised will be automatically cancelled without consideration and without any liability to the Company.

1.12    Contingent Shares. The Company Stockholders shall be issued their pro rata portion of an aggregate of 2,200,000 Contingent Shares if the reported closing sale price of the Parent Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any consecutive twenty (20) trading days during the five (5) year period following the Closing Date. Contingent Shares shall be issued within ten days after such condition has been satisfied with no action being required on the part of the Company Stockholders (and the Parties hereby agree that the rights to receive the Contingent Shares shall not be evidenced by negotiable certificates, and the Parties will not take any action to make such rights “readily marketable” (as such term is used in Revenue Procedure 84-42)). Any Contingent Shares payable hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to any such payment of Contingent Shares to each former holder of Company stock, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

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1.13    Payment of Expenses.

(a)    At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Stockholders in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company, the Representative and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company or the Representative in connection with the with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Company Expenses.

(b)    At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company and the Representative a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent and Merger Sub incurred in connection with the transactions contemplated hereby, (ii) fees and expenses of Parent and Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the with the transactions contemplated hereby, including any financing related to the transactions contemplated hereby, (iii) the aggregate amount of Parent Borrowings and (iv) without duplication, any other amounts described in clauses (ii) and (iii) of Section 5.13 (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses. For avoidance of doubt, such Outstanding Parent Expenses shall be payable by Parent from amounts released from the Trust Account following the Closing.

1.14    Support Agreements. Concurrently with the execution of this Agreement, the stockholders of the Company identified on Schedule 1.14 attached hereto (the “Supporting Stockholders”) have entered into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger (which vote may be done by executing a written consent as provided for in Section 5.20 hereof).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1    Organization and Qualification.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of

5

or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b)    The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2    Subsidiaries.

(a)    The Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b)    Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.

(c)    Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 5,000,000 shares of Company Stock, of which 3,692,105 shares are issued and outstanding as of the date of this Agreement and all of which are validly issued, fully paid and nonassessable. Other than Company Stock, the Company has no class or series of securities

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authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company and the number of shares of Company Stock owned by each stockholder, as of the date of this Agreement.

(b)    Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, no shares of Company Stock are reserved for issuance upon the exercise of outstanding Company Stock Options. No shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Stock. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. The Company has heretofore delivered to Parent or Parent’s counsel a true and complete list of the holders of each Company Stock Option, including their names and the numbers of shares of Company Stock underlying such holders’ Company Stock Options.

(c)    Except as set forth in Schedule 2.3(b) or Schedule 2.3(c) hereto or as set forth in Section 2.3(a) hereof, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)    Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e)    Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)    No outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4    Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its stockholders as required by the DGCL), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of the Supporting Stockholders to approve this Agreement, the Merger and the other

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transactions contemplated by this Agreement will be sufficient to obtain the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5    No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.

2.6    Compliance. During the past year and as of the date of this Agreement, the Company and each of its Subsidiaries has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. During the past year and as of the date of this Agreement, the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, within the past year, no written notice of non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

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2.7    Financial Statements.

(a)    The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2018 and 2017 (the “Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the three-month periods ended March 31, 2019 and 2018 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b)    The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and the absence of footnotes.

(c)    The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(d)    There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

2.8    No Undisclosed Liabilities. As of the date of this Agreement, the Company (including its Subsidiaries) has no material liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Financial Statement and (iii) liabilities disclosed in Schedule 2.8, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

2.9    Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company

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or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10    Litigation. Except as disclosed in Schedule 2.10 hereto, during the year prior to the date of this Agreement and as of the date of this Agreement, there have been, and are, no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.11    Employee Benefit Plans.

(a)    Schedule 2.11(a) lists all material Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid).

(b)    Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

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2.12    Labor Matters.

(a)    Except as set forth on Schedule 2.12, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b)    To the knowledge of the Company, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c)    Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)    Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13    Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14    Title to Property.

(a)    Neither the Company nor any Subsidiary owns any real property. Except as set forth in Schedule 2.14(a), there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

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(b)    All leases of material real property held by the Company and its Subsidiaries, and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries.

(c)    All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)    The Company or a Subsidiary is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 2.18) required, in all material respects, for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15    Taxes.

(a)    Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)    The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii)    All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)    The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv)    To the knowledge of the Company, no audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

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(v)    No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi)    Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which has not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii)    Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16    Environmental Matters.

(a)    Except as disclosed in Schedule 2.16 hereto, and except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have complied in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

(b)    Schedule 2.16(b) sets forth all “Phase I” or “Phase II” environmental site assessment (or equivalent) reports with respect to properties owned, leased or operated by the Company and/or its Subsidiaries as of the date hereof that are known to, and in the possession or reasonable control of, the Company. All such written reports have been made available to Parent.

2.17    Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18    Intellectual Property.

(a)    Schedule 2.18 hereto contains a description of the material Company Registered Intellectual Property, as of the date of this Agreement.

(b)    The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property owned by the Company or Company Product is subject to any material proceeding or

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outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c)    Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)    To the knowledge of the Company, within the year prior to the date of this Agreement, (i) the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iii) no third party has materially infringed or misappropriated any Company Intellectual Property.

2.19    Agreements, Contracts and Commitments.

(a)    Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $1,000,000 (other than any Company Contract of employment), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i)    any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii)    any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii)    any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $1,000,000, excluding endorsements made for collection in the ordinary course of business;

(iv)    any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $200,000;

(v)    any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

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(vi)    any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii)    any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii)    any collective bargaining agreement with any labor union;

(ix)    any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(x)    any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with portfolio companies and other Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries).

(b)    Each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c)    Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and, during the year prior to the date hereof and as of the date hereof, no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20    Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ material Insurance Policies. The coverages provided by such Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21    Governmental Actions/Filings.

(a)    Except as set forth in Schedule 2.21(a), the Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

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(b)    Except as set forth in Schedule 2.21(b), to the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice.

2.22    Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23    Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

2.24    Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.25    No Additional Representations and Warranties. Except as provided in this Article II, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article II and those set forth in each Letter of Transmittal (with regard to the Stockholder delivering it), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to, and covenants with, the Company, as follows:

3.1    Organization and Qualification.

(a)    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it

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purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b)    Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b).

3.2    Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Founder Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock” and together with the Parent Common Stock and Founder Common Stock, the “Parent Stock”), of which 23,000,000 shares of Parent Common Stock, 5,750,000 shares of Founder Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)    Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c)    Except as set forth in Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound

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obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d)    Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Sub.

(e)    Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)    No outstanding shares of Parent Stock or equity securities of Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Merger Sub.

(g)    The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(h)    The authorized and outstanding share capital of Merger Sub is 100 shares of common stock, par value $0.001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4    Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or

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Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

3.6    Compliance. During the past year and as of the date of this Agreement, each of Parent and Merger Sub has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. During the past year and as of the date of this Agreement, the businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, within the past year, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent has no knowledge of any such notice delivered to any other Person).

3.7    Parent SEC Reports and Financial Statements.

(a)    The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the

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absence of complete footnotes) in all material respects the financial position of Parent and Merger Sub as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)    Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)    Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Sub reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or Merger Sub as of the date hereof.

(f)    To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

3.8    No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Sub, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

3.9    Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any

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increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, or (viii) any material revaluation by Parent or Merger Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub.

3.10    Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against either Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11    Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12    Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13    Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities, other than any such activities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14    Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15    Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16    Taxes. Except as set forth in Schedule 3.16 hereto:

(a)    Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b)    All material Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

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(c)    Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages or other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d)    No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e)    No material adjustment relating to any Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f)    Neither Parent nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g)    Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17    Environmental Matters.

(a)    Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the date hereof, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18    Brokers. Except as set forth in Schedule 3.18, neither Parent nor Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Surviving Corporation or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19    Agreements, Contracts and Commitments.

(a)    Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts,

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agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b)    Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore been made available to the Company or Company counsel.

(c)    Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20    Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policy.

3.21    Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22    Parent Listing. The Parent Common Stock and Parent Warrants are listed for trading on the New York Stock Exchange (the “NYSE”). There is no, and there has never been any, action or proceeding pending or, to the Company’s knowledge, threatened against Parent by the NYSE with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSE.

3.23    Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Sub, (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

3.24    Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $230,000,000 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental Stock Transfer & Trust Company (“Continental”, and such trust account, the “Trust Fund”), less such amounts, if any, as Parent is required to pay to (i) Redeeming Stockholders and (ii) pursuant to

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Section 1.13(b). Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with that certain Investment Management Trust Agreement, dated as of January 31, 2019 (the “Trust Agreement”), by and between Parent and Continental, Parent’s Charter Documents and the Final Prospectus. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Since January 31, 2019 through the date hereof, Parent has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the Effective Time, upon approval of the Stockholder Matters, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To Parent’s knowledge, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Parent Stockholder is a Redeeming Stockholder. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or that funds available in the Trust Fund will not be available to Parent and Merger Sub on the Closing Date. Neither Parent nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness.

3.25    Fairness Opinion. Parent has received an opinion from Northland Securities, Inc. addressed to the Parent Board in connection with the Merger that the consideration to be paid by Parent for the Company is fair, from a financial point of view, to Parent.

3.26    No Additional Representations and Warranties. Except as provided in this Article III, neither Parent nor Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and Merger Sub; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent and Merger Sub for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article III, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business by the Company, Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that Parent (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by Parent or Merger Sub) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 hereto or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1 hereto) and use its commercially reasonable

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efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or as set forth in Schedule 4.1 hereto, without the prior written consent of Parent (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by Parent or Merger Sub) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Sub shall not do any of the following:

(a)    Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)    Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c)    Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(d)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Parent;

(f)    Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests (other than in connection with the exercise of any Company Stock Options) or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g)    Amend its Charter Documents in any material respect;

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or

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otherwise restrict such party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole);

(j)    Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)    Except as otherwise required by applicable law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)    (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent Parent SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m)    Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)    Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o)    Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000,000 in any 12 month period;

(p)    Settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q)    Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or

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compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Return in a manner materially inconsistent with past practice;

(r)    Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s)    Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(t)    Make capital expenditures in excess of previously budgeted amounts;

(u)    Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice, (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary or (iii) contracts entered into on an arms’-length basis and in the ordinary course of business between the Company or any Subsidiary, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Carlyle Investment Management L.L.C., on the other hand; or

(v)    Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (u) above.

4.2    Confidentiality; Access to Information.

(a)    Confidentiality. The parties agree that they shall be bound by that certain Non-Disclosure Agreement, dated as of February 18, 2019 (the “Confidentiality Agreement”), by and between KLDiscovery Ontrack, LLC and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b)    Access to Information.

(i)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

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(ii)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.3    No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) the Company will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business), or a recapitalization or similar transaction involving the Company and (b) each of Parent and Merger Sub will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business) or recapitalization or similar transaction involving the Company and (ii) each of Parent and Merger Sub will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly notify Parent if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

4.4    Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month, in the format provided to the lenders under the credit agreement facility of the Company.

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4.5    Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event by three days prior to October 30, 2019, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedules 2.5 and 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (i) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (ii) in no event shall Parent, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Proxy Statement; Special Meeting.

(a)    As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as is necessary for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock (the “Parent Stockholders”) to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (the “Merger Proposal”), (ii) the election to the board of directors of Parent of the individuals identified on Schedule 5.1(a) for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to a name to be mutually agreed by the parties hereto, an increase in the number of authorized shares of Parent Common Stock to 200,000,000 and amendments to Article Sixth so that the existence

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of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing (the “Charter Amendments Proposals”), (iv) the adoption of the Parent Plan and (v) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholders at the Special Meeting. The Parent Plan shall provide that a number of shares of Parent Common Stock in an amount to be mutually agreed by the parties hereto shall be reserved for issuance pursuant to the Parent Plan. The Company shall furnish to Parent all information concerning the Company as is necessary in connection with the preparation of the Proxy Statement/Prospectus. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b)    As soon as practicable following the approval of the Proxy Statement/Prospectus by the SEC (the “SEC Approval Date”) (and in any event, within seven Business Days after the SEC Approval Date), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, on a date no later than thirty (30) days following the SEC Approval Date, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Special Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(b), if on a date for which the Special Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason, Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that (1) Parent continues to satisfy its obligations under Section 5.1(d) below and (2) the Special Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to October 30, 2019.

(c)    Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus).

(d)    Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1(a), and shall otherwise use commercially reasonable best efforts to obtain approval of the matters referred to in Section 5.1(a).

5.2    Directors and Officers of Parent and the Company After Merger. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is included on Schedule 5.2, (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.2 and (c) the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to

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serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.3    HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by the Parent and the Company.

5.4    Public Announcements.

(a)    As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”).

(b)    Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)    At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the Commission.

5.5    Required Information.

(a)    In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with Merger and the other

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transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each Party warrants and represents to the other Party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)    At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC, in each case, as promptly as practicable.

(c)    Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d)    Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6    No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7    No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated January 31, 2019 (“Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect

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to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after, or concurrently with, the consummation of a business combination. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by August 4, 2020, or such later date as shall be set forth in an amendment to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent must complete a business combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but notwithstanding anything set forth herein will not limit the rights of the Company or its Stockholders at or following the Closing.

5.8    Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

5.9    Securities Listing. Parent and the Company shall use reasonable best efforts  to continue the listing for trading of the Parent Common Stock on the NYSE.

5.10     Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)    All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or any of its Subsidiaries under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)    For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)    If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.10.

(d)    The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s Board after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

5.11    Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

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5.12    Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable in cash at Closing (the “Parent Borrowings”).

5.13    Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (“Redeeming Stockholders”), (ii) for income Tax or other Tax obligations of Parent prior to Closing, and (iii) subject to Section 1.13(b), (A) as repayment of Parent Borrowings, (B) to the underwriters in Parent’s initial public offering for payment of deferred underwriting commissions and (C) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect the Merger.

5.14    Parent Stockholders Agreement. Prior to the Closing Date, Parent shall enter into a stockholders agreement in substantially the form attached hereto as Exhibit B (the “Parent Stockholders Agreement”).

5.15    Lock-Up Agreements. Prior to the Closing Date, the Company will use reasonable best efforts to cause the Company Stockholders to agree not to transfer the shares of Parent Common Stock to be received hereunder as Per Share Merger Consideration (including any Contingent Shares, if issued prior to the end of such period) for a period of one (1) year from the Closing, subject to certain exceptions, which provisions will be set forth in the Letter of Transmittal. The Parent Certificates evidencing shares of Parent Common Stock issued hereunder shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such lock-up provisions described in this Section 5.15.

5.16    Registration Rights Agreements. Prior to the Closing Date, Parent shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”) pursuant to which the Company Stockholders and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein. Parent shall use reasonable best efforts to terminate the Parent Registration Rights Agreement prior to the Closing and shall offer the Parent Stockholders who are party to the Parent Registration Rights Agreement prior to the Closing the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby.

5.17    Founder Common Stock Lock-Up. In addition to the existing restrictions on transfer of the Founder Common Stock as described in the Final Prospectus, prior to the Closing Date:

(a)    The Founder will, and Parent will cause the Founder to, enter into a Founder Lock-Up Agreement with the Parent in the form attached hereto as Exhibit D (“Founder Lock-Up Agreement”) pursuant to which an aggregate of 1,100,000 shares of Founder Common Stock will be subject to restrictions on transfer which restrictions will be removed only if the last reported sale price of the Parent Common Stock equals or exceeds $15.00 for a period of 20 consecutive trading days at any time until the fifth anniversary of the Closing. If the last reported sale price of the Parent Common Stock does not equal or exceed $15.00 within the required time period, such shares of Founder Common Stock will be forfeited to Parent for no consideration.

(b)    Each of the Founder and the Founder Insiders will, and Parent will cause the Founder and Founder Insiders to, enter into an amendment (collectively, the “Insider Letter Amendments”) to their respective Insider Letters, dated as of January 31, 2019, by and among the Founder, the Founder Insiders and Parent, as applicable (each, an “Insider Letter”), pursuant to which the lock-up provisions set forth in Sections 5(a) (with respect to the Founder’s Insider Letter) and Section 6(a) (with respect to the Founder Insiders Insider Letter) will expressly survive the termination of the Insider Letters until expiration of the transfer restrictions contained in each such section. Parent hereby agrees that it will enforce the terms of the Insider Letters against the Founder and the Founder Insiders, as applicable, with the Company as a third party beneficiary thereof.

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5.18    Intended Tax Treatment. On or after the date hereof, none of the Parties shall take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will in all Tax Returns report the Merger in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law).

5.19    Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to Parent.

5.20    Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all of its stockholders calling for a special meeting of such stockholders to consider and vote upon this Agreement and the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company shall timely send copies of the Proxy Statement/Prospectus and all other relevant information and documentation to its stockholders in connection with the Company Stockholder Meeting. The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of a majority of the issued and outstanding shares of Company Stock that is executed and delivered by such holders after the SEC Approval Date and the Proxy Statement/Prospectus is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Stock.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)    Parent Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL.

(b)    Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)    HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d)    Proxy Statement. The Proxy Statement/Prospectus (including the Form S-4) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC

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which remains in effect with respect to the Proxy Statement/Prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

6.2    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except (other than with respect to Section 5.15) to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of Parent or Merger Sub) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to Parent (or, after the Closing, the Company and its Subsidiaries), and the Parent Closing Certificate shall include a provision to such effect.

(c)    No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)    Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.

(e)    SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

(f)    Resignations. The persons listed in Schedule 6.2(f) shall have resigned from all of their positions and offices with Parent and Merger Sub.

(g)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(h)    Available Closing Date Cash. The Available Closing Date Cash shall not be less than $175,000,000, and the Parent Closing Certificate shall include a provision to such effect.

(i)    Merger Shares. The Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof and public holder requirements.

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(j)    Governing Documents. The Certificate of Incorporation of Parent, in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Bylaws, in a form reasonably acceptable to Parent and the Company.

(k)    Parent Registration Rights Agreement. The Parent Registration Rights Agreement shall have been terminated.

(l)    Parent Stockholders Agreement. The Parent Stockholders Agreement shall have been executed and delivered by Parent and shall be in full force and effect.

(m)    Founder Lock-Up Agreement. The Founder Lock-Up Agreement shall have been executed and delivered by Parent and the Founder and shall be in full force and effect.

(n)    Insider Letter Amendments. The Insider Letter Amendments shall have been executed and delivered by Parent, the Founder and the Founder Insiders and shall be in full force and effect.

6.3    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties. Each representation and warranty of the Company and the Stockholders contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)    Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)    No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Corporation to own, operate or control any of the assets and operations of the Company following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)    Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(g)    Company Stockholders Agreement. The Company Stockholders Agreement shall have been terminated.

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ARTICLE VII

TERMINATION

7.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Parent and the Company at any time;

(b)    by either Parent or the Company if the Merger shall not have been consummated by October 30, 2019; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)    by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured during such thirty (30)-day period);

(e)    by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company or a Stockholder prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company and the Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by the Company or a Stockholder is cured during such thirty (30)-day period);

(f)    by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the Parent Stockholders required under Parent’s Charter Documents and the DGCL; or

(g)    by either Parent or the Company if, immediately following consummation of the Merger, Parent will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

7.2    Notice of Termination; Effect of Termination.

(a)    Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

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(b)    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 5.7, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

7.3    Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail: jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

LD Topco, Inc.

KLDiscovery

8201 Greensboro Dr.

Suite 300

McLean, VA 22102

Attention: Christopher Weiler

Email: chris.weiler@kldiscovery.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan

Email: paul.sheridan@lw.com

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8.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a)    the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)    the term “Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account and the aggregate net cash proceeds actually received from any investment in Parent approved after the date hereof pursuant to Section 4.1(f), including up to $50,000,000 pursuant to the Forward Purchase Contract (if any), minus (ii) the aggregate amount of all redemptions of Parent Common Stock by any Redeeming Stockholders; minus (iii) the Outstanding Parent Expenses, minus (iv) to the extent not included in the Outstanding Parent Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by Parent or any other party to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts, minus (v) the aggregate amount outstanding under all indebtedness for borrowed money of Parent or Merger Sub (including any Parent Borrowings);

(c)    the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(d)    the term “Company Equity Plan” shall mean the LD Topco, Inc., 2016 Equity Incentive Plan, as amended and/or restated;

(e)    the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including software and software programs developed by the Company;

(f)    the term “Company Products” means all current versions of products or service offerings of the Company;

(g)    the term “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company;

(h)    the term “Company Stock Option” shall mean an option to purchase shares of Company Stock granted pursuant to the Company Equity Plan;

(i)    the term “Company Stockholder Approval” shall mean approval (including by written consent) of this Agreement and the Merger by holders of a majority of the issued and outstanding shares of Company Stock;

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(j)    the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(k)    the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property;

(l)    the term “Exchange Ratio” means (i) Merger Consideration divided by (ii) the number of issued and outstanding shares of Company Stock immediately prior to the Effective Time;

(m)    the term “Form S-4” shall mean the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Merger;

(n)    the term “Forward Purchase Contract” means that certain Forward Purchase Contract, dated as of as of January 31, 2019, between Parent and Pivotal Spac Funding LLC;

(o)    the term “Founder” means Pivotal Acquisition Holdings LLC;

(p)    the term “Founder Insiders” means each of the individuals set forth on Schedule 8.2(p);

(q)    the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(r)    the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(s)    the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law;

(t)    the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(u)    the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(v)    the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

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(w)    the term “knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Christopher Weiler and Dawn Wilson, and (ii) in the case of Parent or Merger Sub, Jonathan Ledecky;

(x)    the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(y)    the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(z)    the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Sub, taken together, as applicable, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate, (v) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (vii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally or (viii) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request (including any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement or to which Parent has consented in writing; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(aa)    the term “Merger Consideration” shall mean an aggregate of (i) 34,800,000 shares of Parent Common Stock (“Merger Shares”) and (ii) 2,200,000 additional shares of Parent Common Stock (“Contingent Shares”) if same are issued in accordance with Section 1.12. The Merger Shares and Contingent Shares shall be referred to herein collectively as the “Merger Consideration”;

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(bb)    the term “Parent Plan” shall mean a management incentive equity plan to be adopted by Parent in connection with the transactions contemplated hereby;

(cc)    the term “Parent Registration Rights Agreement” shall mean that certain registration rights agreement, dated as of January 31, 2019, by and among Parent and the other parties thereto.

(dd)    the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(ee)    the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedule or the Parent Schedule, including those listed in Schedule 8.2(ee), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities and (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest;

(ff)    the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(gg)    the term “Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement filed by Parent on Schedule 14A with respect to the Special Meeting to approve the Stockholder Matters, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Parent to be used for the Special Meeting to approve the Stockholder Matters (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Stock in conjunction with a stockholder vote on the Merger Proposal) and a prospectus with respect to the Parent Common Stock to be offered and issued to the Company Stockholders in all cases in accordance with and as required by the Parent’s Charter Documents, applicable Law, and the rules and regulations of the NYSE;

(hh)    the term “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(ii)    the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(jj)    the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(kk)    all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

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8.3    Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4    Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

8.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7    Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8    Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they

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might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11    Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12    Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13    Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14    Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

8.15    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing

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in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.16    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, Merger Sub or other party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PIVOTAL ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chief Executive Officer

PIVOTAL MERGER SUB CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chief Executive Officer

LD TOPCO, INC.

By:	/s/ Dawn Wilson
Name: Dawn Wilson
Title: CFO and Treasurer

CARLYLE EQUITY OPPORTUNITY GP, L.P. (solely in its capacity as the initial Representative hereunder)

By: CARLYLE EQUITY OPPORTUNITY GP, L.L.C., as its general partner

By:	/s/ William Darman
Name: William Darman
Title: Managing Director

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Annex B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PIVOTAL ACQUISITION CORP.

Pivotal Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:

1.    The original Certificate of Incorporation of Pivotal Acquisition Corp. was filed with the Secretary of State of the State of Delaware on August 2, 2018, and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on January 31, 2019.

2.    This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

3.    The text of the Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is KLDiscovery Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805. The name of its registered agent at that address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000 of which 200,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.    Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.    Common Stock.

1.    General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.    Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.    Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.    Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

FIFTH: Upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each outstanding share of Class A Common Stock and Class B Common Stock shall, without the payment of any additional consideration or other action on the part of the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Common Stock. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Class A Common Stock or Class B Common Stock shall, immediately after the Effective Time, represent a number of shares of Common Stock equal to the same number of shares of Class A Common Stock or Class B Common Stock as is reflected on the face of such certificates. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of Common Stock outstanding as a result of such automatic conversion unless and until the certificates evidencing the shares held by a holder prior to such automatic conversion are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

SIXTH: The provisions of this Article Sixth shall be subject to the terms of that certain Stockholders’ Agreement, dated as of [●], 2019, by and among the Corporation and the stockholders party thereto, as amended or supplemented (including by any joinder) from time to time (the “Stockholders’ Agreement”), for so long as such Stockholders’ Agreement remains in effect. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the 2020 Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created

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directorships and any vacancies in the Board of Directors (including unfilled vacancies resulting from the removal of directors for cause) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the Bylaws so provide.

B.    In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

C.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E.    No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

EIGHTH:

A.    The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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B.    The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

NINTH:

A.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable) having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the provisions of this Section A will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B.    If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: Subject to the terms of the Stockholders’ Agreement, from time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Second Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

ELEVENTH:

A.    Corporate Opportunity - Scope. The provisions of this Article Eleventh are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with

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respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) CEOF II DE AIV, L.P., CEOF II Coinvestment (DE), L.P. and CEOF II Coinvestment B (DE), L.P. (collectively, “Carlyle”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Carlyle), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (ii) Revolution Growth III, L.P. (“Revolution”) and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Revolution), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation and (iii) Pivotal Acquisition Holdings LLC, a Delaware limited liability company, Jonathan Ledecky and Kevin Griffin and each of their respective affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation; provided, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B.    Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such.

C.    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Eleventh, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D.    Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article Eleventh in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article Eleventh shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E.    Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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THIRTEENTH: For as long as the Stockholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of this Second Amended and Restated Certificate of Incorporation and those contained in the Stockholders’ Agreement, the terms and provisions of the Stockholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by on this      day of                     , 2019.

Name:
Title:

[Signature Page to KLDiscovery, Inc. Second Amended and Restated Certificate of Incorporation]

Amended and Restated Bylaws of

KLDiscovery, Inc.

(a Delaware corporation)

i

(continued)

ii

Amended and Restated Bylaws of

KLDiscovery, Inc.

Article I – Corporate Offices

1.1    Registered Office.

The address of the registered office of [KLDiscovery, Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II – Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section  2.4 may be transacted.

2.3    Special Meeting.

Special meetings of the stockholders for any purpose or purposes may be called at any time by a majority of the Board, but such special meetings may not be called by any other person or persons.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

2.4    Advance Notice Procedures for Business Brought before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A)(1) was a stockholder of the

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Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90 day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (2) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b)

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under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(iv)    For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

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(v)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive office of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(vi)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii)    In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Advance Notice Procedures for Nominations of Directors.

(i)    Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in Person (as defined in Section 2.4) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(ii)    Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.    In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

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(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

(iv)    For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any other participant in such solicitation.

(v)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(vi)    To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vii)    The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

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(viii)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(ix)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(x)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)    if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)    if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which

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stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of

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business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.14    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

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2.15    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.16    Consent of Stockholders in Lieu of a Meeting.

No action that is required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Article III – Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy on the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or any two members of the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered Personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered Personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail, or (c) sent by other means of electronic transmission, it shall be delivered or sent at least 24

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hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9    Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV – Committees

4.1    Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

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4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings and notice);

(iv)	Section 3.9 (action without a meeting); and

(v)	Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)    the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V – Officers

5.1    Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

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Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6    Representation of Shares of Other Corporations.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii)  record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII – General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

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7.9    Transfer of Stock.

Subject to Section 7.10, shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11    Registered Stockholders.

The Corporation:

(i)    shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice by Electronic Transmission

8.1    Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i)    the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

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(ii)    such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX – Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of

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the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

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9.9    Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to Article V of these bylaws, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X – Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation.

Article XI – Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or

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association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Article XII – Conflicts

For as long as that certain Stockholders’ Agreement, dated as of [●], 2019, by and among the Corporation and the stockholders party thereto, as amended or supplemented (including by any joinder) from time to time (the “Stockholders’ Agreement”), remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders’ Agreement, the terms and provisions of the Stockholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

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KLDiscovery, Inc.

Certification of Amended and Restated Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of KLDiscovery, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                     , 2019, effective as of                     , 2019 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this      day of                     , 2019.

[Name] [Secretary]

Annex C

KLDISCOVERY INC.

2019 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation

(including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 7,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant

(or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2    Restricted Stock.

(a)    Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)    Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the Initial Business Combination, subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such

Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

11.7    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10    “Common Stock” means the common stock of the Company.

11.11    “Company” means KLDiscovery Inc., a Delaware corporation, or any successor.

11.12    “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14    “Director” means a Board member.

11.15    “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17    “Employee” means any employee of the Company or its Subsidiaries.

11.18    “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23    “Initial Business Combination” shall mean the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of May 20, 2019, by and among the Company (f/k/a/ Pivotal Acquisition Corp.), Pivotal Merger Sub Corp., LD Topco, Inc. and, solely in its capacity as representative of the stockholders of LD Topco, Inc., Carlyle Equity Opportunity GP, L.P.

11.24    “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.25    “Option” means an option to purchase Shares.

11.26    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.27    “Overall Share Limit” means the sum of (i) 7,500,000 Shares; and (ii) an annual increase on the first day of each calendar year beginning January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.28    “Participant” means a Service Provider who has been granted an Award.

11.29    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.30    “Plan” means this 2019 Incentive Award Plan.

11.31    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.33    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.34    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.35    “Securities Act” means the Securities Act of 1933, as amended.

11.36    “Service Provider” means an Employee, Consultant or Director.

11.37    “Shares” means shares of Common Stock.

11.38    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex D

May 17, 2019

Personal and Confidential

Board of Directors of

Pivotal Acquisition Corp.

405 Lexington Avenue, 11th Floor

New York, New York 10174

Members of the Board of Directors:

You have requested our opinion as to (i) the fairness, from a financial point of view, to Pivotal Acquisition Corp., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) to be paid by the Company pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”) by and among the Company, Pivotal Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and LDTopco, Inc. (d/b/a KLDiscovery), a Delaware corporation (the “Target”), pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving entity of such merger and a direct wholly owned subsidiary of the Company (the “Transaction”), and (ii) whether the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions). The Transaction consists of (i) an aggregate of 34,800,0001 shares of Class A common stock, par value $0.0001 per share (“Company Common Stock”) and the right to receive up to 2,200,000 additional shares of Company Common Stock that may be issued upon the achievement of certain targets described in the Agreement (collectively, the Merger Consideration”), (ii) an aggregate of 23,000,0001 shares of Company Common Stock, (iii) the assumption of $223,000,000 in net indebtedness (calculated as $359,000,000 existing net indebtedness less the repayment of $136,000,000 of indebtedness), (iv) less the net present value of tax savings of $49,000,000 (calculated as the present value of $130,000,000 in net operating losses and $350,000,000 in tax deductible goodwill and other intangible assets), and (v) an aggregate of 4,700,000 Company founder shares. The specific terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used but not otherwise defined in this letter have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by the Company to render this opinion to its Board of Directors and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Transaction. Furthermore, we have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of this opinion. We have not otherwise acted as financial advisor to any party to the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for the Company.

(1)	Assumes a $10.00 per share price

In connection with our review of the Transaction and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed and analyzed the financial terms of the draft of the Agreement received on May 15, 2019; (ii) reviewed and analyzed certain historical financial, operating and business information related to the Target; (iii) reviewed and analyzed certain internal financial projections of the Target prepared for financial planning purposes and furnished by the management of the Target; (iv) reviewed and analyzed certain publicly available information relative to the Company; (v) reviewed and analyzed certain historical financial, operating, market and securities data of the Company publicly available or furnished by the management of the Company, as applicable; (vi) conducted discussions with management of the Company with respect to the Company’s strategic reasons for pursuing the Transaction and the Company’s valuation of the Target; (vii) conducted discussions with members of management of the Company and the Target with respect to the business and prospects of the Company and the Target, respectively, on a stand-alone basis and on a combined basis; (viii) reviewed and analyzed the reported prices and trading activity of shares of Company Common Stock; (ix) compared the financial performance of the Target with that of certain other publicly traded companies deemed by us to be comparable to the Target; (x) to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Target operates and selected companies deemed comparable to the Target; (xi) performed discounted cash flows analyses on the Target on a stand-alone basis incorporating various assumptions provided to us by the management of each of the Company and the Target; and (xii) compared the fair market value of the Target implied by the various financial analyses that we conducted to the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), as provided by management of the Target and the Company, as applicable. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review of the Transaction, financial analyses and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company and the combined company, the best currently available estimates and judgments of the management of the Target as to the future financial results and condition of the Target, and we express no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. Neither the Company nor the Target publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes by management of the Company and the Target, as applicable, and was not prepared with the expectation of public disclosure.

We have been advised by management of the Company, and we have assumed with the consent of management of the Company, that, as of the date hereof, the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions) is equal to $223,300,000.

As you are aware, the credit, financial and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction and this opinion does not purport to address potential developments in any such markets.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have assumed that the final form of the Agreement will be substantially similar to the draft, received on May 15, 2019, reviewed by us, without modification of material terms or conditions. We have assumed that the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or the Target or alter the terms of the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Target, including any intellectual property for which the Company or the Target may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company or the Target. We express no opinion regarding the liquidation value of any entity.

We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, the Target or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Target or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Target and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.

This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, the Target, the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to our engagement letter dated May 13, 2019 (the “Engagement Letter”). This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use of this opinion in connection with the proxy or information statement relating to the Transaction in accordance with the Engagement Letter, this opinion shall not be published, disclosed or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion is in form and substance reasonably acceptable to us and our counsel.

This opinion addresses solely (i) the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the Transaction pursuant to the Agreement, and (ii) whether the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), and does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company, the Target or any other party or the effect of any other transaction in which the Company, the Target or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Transaction by securityholders, officers, directors or employees of the Company, or any other class of such persons, or relative to or in comparison with the Merger Consideration. We have not been asked to consider, and this opinion does not address, the price at which the Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company to pay its obligations when they come due. We are not rendering any financial, legal, accounting or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Northland Fairness Opinion Committee.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company, and (ii) the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions).

Sincerely,

Northland Securities, Inc.

Annex E

KLDISCOVERY INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purposes of this KLDiscovery Inc. 2019 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of KLDiscovery Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2    “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3    “Board” shall mean the Board of Directors of the Company.

2.4    “Change in Control” shall mean and include each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control. The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.6    “Common Stock” shall mean the common stock of the Company.

2.7    “Company” shall mean KLDiscovery Inc., a Delaware corporation, or any successor.

2.8    “Compensation” of an Eligible Employee shall mean, unless determined otherwise by the Administrator, the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including overtime payments and excluding sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments.

2.9    “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.10    “Eligible Employee” shall mean an Employee: (a) who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (b) unless determined otherwise by the Administrator, whose customary employment is for more than twenty hours per week; and (c) unless determined otherwise by the Administrator, whose customary employment is for more than five months in any calendar year. For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; and/or (ii) such Employee has not met a service requirement designated by the Administrator pursuant to

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Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), and/or (iii) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii) or (iii) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.11    “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

2.12    “Enrollment Date” shall mean the first Trading Day of each Offering Period.

2.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.15    “Initial Business Combination” shall mean the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of May 20, 2019, by and among the Company (f/k/a/ Pivotal Acquisition Corp.), Pivotal Merger Sub Corp., LD Topco, Inc. and, solely in its capacity as representative of the stockholders of LD Topco, Inc., Carlyle Equity Opportunity GP, L.P.

2.16    “Offering Document” shall have the meaning given to such term in Section 4.1.

2.17    “Offering Period” shall have the meaning given to such term in Section 4.1.

2.18    “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.19    “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.20    “Plan” shall mean this 2019 Employee Stock Purchase Plan.

2.21    “Purchase Date” shall mean the last Trading Day of each Offering Period.

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2.22    “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.23    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.24    “Share” shall mean a share of Common Stock.

2.25    “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.26    “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 1,250,000 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of 9,400,000 Shares, subject to Article VIII.

3.2    Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1    Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Common Stock under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

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4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)    the length of the Offering Period, which period shall not exceed twenty-seven months;

(b)    the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 25,000 Shares; and

(c)    such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2    Enrollment in Plan.

(a)    Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)    Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 25% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)    A Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)    Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

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5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and

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retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the Offering Period.

6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Common Stock are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

6.5    Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

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(e)    The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN STOCK

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on

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such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)    To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)    To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the

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Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3    Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.

TERM OF PLAN

The Plan shall be effective upon the consummation of the Initial Business Combination. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1    Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2    Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

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11.3    Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)    To determine when and how rights to purchase Common Stock shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d)    To amend, suspend or terminate the Plan as provided in Article IX.

(e)    Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4    Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1    Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2    Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3    Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4    Designation of Beneficiary.

(a)    A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in

11

the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6    Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8    Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9    No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12    Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

* * * * *

12

PROSPECTUS FOR UP TO 37,000,000 SHARES OF COMMON STOCK

OF

Pivotal Acquisition Corp.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                 , 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of Pivotal’s certificate of incorporation will provide:

“The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date

2.1*	Agreement and Plan of Merger, dated as of May 20, 2019, by and among Pivotal Acquisition Corp., Pivotal Merger Sub Corp., LD Topco, Inc., and Carlyle Equity Opportunity GP, LP (solely as representative of the stockholders of LD Topco, Inc.)	Annex A	—	—

3.1	Form of Second Amended and Restated Certificate of Incorporation	Annex B	—	—

3.2	Form of Amended and Restated Bylaws	Annex B	—	—

3.3	Amended and Restated Certificate of Incorporation of Pivotal Acquisition Corp.	By Reference	8-K	February 1, 2019

3.4	Bylaws of Pivotal Acquisition Corp.	By Reference	S-1	December 26, 2018

4.1	Specimen Unit Certificate	By Reference	S-1/A	January 11, 2019

4.2	Specimen Common Stock Certificate	By Reference	S-1/A	January 11, 2019

4.3	Specimen Warrant Certificate	By Reference	S-1/A	January 11, 2019

Exhibit No.	Description	Included	Form	Filing Date

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and Pivotal Acquisition Corp.	By Reference	8-K	February 1, 2019

4.5***	Form of Registration Rights Agreement	Herewith	—	—

5.1***	Opinion of Graubard Miller	Herewith	—	—

10.1	Form of Letter Agreement from each of the initial stockholders, officers, and directors of Pivotal Acquisition Corp.	By Reference	S-1/A	January 11, 2019

10.2	Form of Amended Letter Agreement from certain of Pivotal’s initial stockholders, officers and directors	Herewith	—	—

10.4	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Pivotal Acquisition Corp.	By Reference	8-K	February 1, 2019

10.5	Registration Rights Agreement among Pivotal Acquisition Corp. and each of Pivotal’s initial stockholders, officers and directors	By Reference	8-K	February 1, 2019

10.6	Forward Purchase Contract between Pivotal Acquisition Corp. and Pivotal Spac Funding LLC	By Reference	8-K	February 1, 2019

10.7	Form of Stockholders’ Agreement	Herewith	—	—

10.8	KLDiscovery Inc. 2019 Incentive Award Plan	Annex C	—	—

10.9***	Employment Agreement, dated as of September 30, 2011, between LDiscovery, LLC and Christopher Weiler	Herewith	—	—

10.10***	Offer Letter, dated as of September 30, 2006, between LegisDiscovery, LLC and Krystina Jones	Herewith	—	—

10.11***	Offer Letter, dated as of August 25, 2017, between KrolLDiscovery and Dawn Wilson	Herewith	—	—

10.12***	First Lien Credit Agreement, dated as of December 9, 2016, among LD Intermediate Holdings, Inc. and LD Lower Holdings, Inc., as co-borrowers, LD Topco, Inc., as Holdings, Royal Bank of Canada, as administrative agent, collateral agent, swing line lender and L/C issuer, the other lenders party thereto, and RBC Capital Markets and TD Securities (USA) LLC, as joint lead arrangers and joint bookrunners	Herewith	—	—

Exhibit No.	Description	Included	Form	Filing Date

10.13***	Second Lien Credit Agreement, dated as of December 9, 2016, among LD Intermediate Holdings, Inc. and LD Lower Holdings Inc., as co-borrowers, LD Topco, Inc., as Holdings, Royal Bank of Canada, as administrative agent and collateral agent, the other lenders party thereto, and RBC Capital Markets, Northwestern Mutual Investment Management Company, LLC and TD Securities (USA) LLC, as joint lead arrangers and joint bookrunners	Herewith	—	—

10.14*** †	Software License Agreement, dated as of January 1, 2018, between LDiscovery, LLC and Relativity ODA LLC	Herewith	—	—

10.15	KLDiscovery Inc. 2019 Incentive Award Plan – Form of Stock Option Agreement	Herewith	—	—

10.16	KLDiscovery Inc. 2019 Incentive Award Plan – Form of Restricted Stock Unit Agreement	Herewith	—	—

10.17	KLDiscovery Inc. 2019 Incentive Award Plan – Form of Restricted Stock Agreement	Herewith	—	—

10.18	KLDiscovery Inc. Non-Employee Director Compensation Program	Herewith	—	—

10.19	KLDiscovery Inc. 2019 Employee Stock Purchase Plan	Annex E	—	—

21.1***	Subsidiaries of the Registrant	Herewith	—	—

23.1	Consent of Ernst & Young LLP	Herewith	—	—

23.2	Consent of Marcum LLP	Herewith	—	—

23.3***	Consent of Graubard Miller	Included within exhibit 5.1	—	—

24.1***	Power of Attorney (included on Signature page of Registration Statement)	Herewith	—	—

99.1	Form of Proxy Card

99.2***	Consent of Daniel F. Akerson to be named as a Director	Herewith	—	—

99.3***	Consent of William Darman to be named as a Director	Herewith	—	—

99.4***	Consent of Donna Morea to be named as a Director	Herewith	—	—

99.5***	Consent of Evan Morgan to be named as a Director	Herewith	—	—

99.6***	Consent of Christopher J. Weiler to be named as a Director	Herewith	—	—

99.7***	Consent of Richard J. Williams to be named as a Director	Herewith	—	—

*	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

**	To be filed by amendment.
***	Previously filed.
†	Certain confidential information contained in this agreement has been omitted because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 16th day of September, 2019.

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jonathan J. Ledecky	Chairman of the Board and Chief Executive Officer	September 16, 2019
Jonathan J. Ledecky	(Principal Executive Officer)

/s/ James Brady	Chief Financial Officer	September 16, 2019
James Brady	(Principal Financial and Accounting Officer)

*	Director	September 16, 2019
Kevin Griffin

*	Director	September 16, 2019
Katrina Adams

*	Director	September 16, 2019
Efrat Epstein

* By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky Attorney-in-fact